Execution Version
Exhibit 10.1

CREDIT AGREEMENT
DATED AS OF AUGUST 12, 2016

AMONG

CALIFORNIA RESOURCES CORPORATION,
AS THE BORROWER,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

GOLDMAN SACHS BANK USA,
AS LEAD ARRANGER AND BOOKRUNNER,

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

i

6.3	Good Standing Certificate of the Borrower.	67
6.4	Legal Opinions	67
6.5	Closing Certificates	67
6.6	Secretary’s Certificates of the Credit Parties	67
6.7	Fees and Expenses	67
6.8	Patriot Act	67
6.9	[Reserved]	67
6.10	Solvency Certificate	67
6.11	Uniform Commercial Code Searches	68
6.12	Notification of Effective Date	68
Article VII CONDITIONS PRECEDENT TO ESCROW RELEASE		68
7.1	Certain Credit Documents and Other Matters	68
7.2	Escrow Release Certification	68
7.3	Minimum Loan Size	68
7.4	Legal Opinions	68
7.5	Conditions Precedent	68
Article VIII CONDITIONS PRECEDENT TO ALL CREDIT EVENTS		69
8.1	No Default; Representations and Warranties	69
8.2	Notice of Borrowing	69
Article IX REPRESENTATIONS, WARRANTIES AND AGREEMENTS		69
9.1	Corporate Status	69
9.2	Corporate Power and Authority; Enforceability	70
9.3	No Violation	70
9.4	Litigation	70
9.5	Margin Regulations	70
9.6	Governmental Approvals	70
9.7	Investment Company Act	71
9.8	True and Complete Disclosure	71
9.9	Financial Condition; Financial Statements	71
9.10	Tax Matters	72
9.11	Compliance with ERISA	72
9.12	Subsidiaries	73
9.13	Environmental Laws	73
9.14	Properties	73
9.15	Solvency	74
9.16	Insurance	74
9.17	Hedge Agreements	74
9.18	Patriot Act	74
9.19	Liens Under the Security Documents	74
9.20	No Default	75
9.21	Direct Benefit	75
9.22	Anti-Corruption Laws and Sanctions	75
9.23	EEA Financial Institutions.	75

Article X AFFIRMATIVE COVENANTS		75
10.1	Information Covenants	76
10.2	Books, Records and Inspections	79
10.3	Maintenance of Insurance	80
10.4	Payment of Taxes	80
10.5	Consolidated Corporate Franchises	81
10.6	Compliance with Statutes, Regulations, Etc.	81
10.7	ERISA	81
10.8	Maintenance of Properties	82
10.9	Post-Closing Actions	82
10.10	Additional Guarantors, Grantors and Collateral	82
10.11	Use of Proceeds	84
10.12	Further Assurances	85
10.13	Reserve Reports.	85
Article XI NEGATIVE COVENANTS		86
11.1	Limitation on Indebtedness	86
11.2	Limitation on Liens	91
11.3	Limitation on Fundamental Changes	94
11.4	Limitation on Sale of Assets	96
11.5	Limitation on Investments	101
11.6	Limitation on Restricted Payments	103
11.7	Limitations on Debt Payments and Amendments	105
11.8	Negative Pledge Agreements	107
11.9	Limitation on Subsidiary Distributions	109
11.10	Hedge Agreements.	110
11.11	Financial Performance Covenant	112
11.12	Transactions with Affiliates	112
11.13	Change in Business	113
11.14	Use of Proceeds	113
11.15	Anti-Layering	114
Article XII EVENTS OF DEFAULT		114
12.1	Payments	114
12.2	Representations, Etc	114
12.3	Covenants	114
12.4	Default Under Other Agreements	114
12.5	Bankruptcy, Etc	115
12.6	ERISA	115
12.7	Guarantee	116
12.8	Security Documents	116
12.9	Judgments	116
12.10	Change of Control	116
Article XIII THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		118

13.1	Appointment	118
13.2	Delegation of Duties	118
13.3	Exculpatory Provisions	119
13.4	Reliance	121
13.5	Notice of Default	122
13.6	Non-Reliance on Agents and Other Lenders	122
13.7	No Other Duties, Etc.	123
13.8	Indemnification	123
13.9	Agent in Its Individual Capacity	124
13.10	Successor Agent	124
13.11	Withholding Tax	125
13.12	Security Documents and Guarantee	125
13.13	Right to Realize on Collateral and Enforce Guarantee	126
13.14	Administrative Agent May File Proofs of Claim	126
Article XIV MISCELLANEOUS		127
14.1	Amendments, Waivers and Releases	127
14.2	Notices	128
14.3	No Waiver; Cumulative Remedies	130
14.4	Survival of Representations and Warranties	130
14.5	Payment of Expenses; Indemnification	130
14.6	Successors and Assigns; Participations and Assignments	132
14.7	[Reserved]	137
14.8	Adjustments; Set-off	137
14.9	Counterparts	138
14.10	Severability	138
14.11	Integration	138
14.12	GOVERNING LAW	138
14.13	Submission to Jurisdiction; Waivers	138
14.14	Acknowledgments	139
14.15	WAIVERS OF JURY TRIAL	140
14.16	Confidentiality	140
14.17	Release of Collateral and Guarantee Obligations.	141
14.18	Credit Rating Election.	142
14.19	USA PATRIOT Act	143
14.20	Payments Set Aside	143
14.21	Reinstatement	143
14.22	Disposition of Proceeds	143
14.23	[Reserved]	144
14.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	144
14.25	Post-First Priority First Out Credit Agreement Third Amendment Fall-Away	144

Schedules and Exhibits

Schedule 1.1(e)	Excluded Stock
Schedule 1.1(f)	Excluded Subsidiaries
Schedule 1.1(g)	Subsidiary Guarantors
Schedule 2.1(a)	Commitments
Schedule 9.4	Litigation
Schedule 9.12	Subsidiaries
Schedule 10.9 Schedule 11.1	Post-Closing Actions Effective Date Indebtedness
Schedule 11.2	Effective Date Liens
Schedule 11.4	Scheduled Dispositions
Schedule 11.5	Effective Date Investments
Schedule 11.8	Effective Date Negative Pledge Agreements
Schedule 11.9	Effective Date Contractual Encumbrances
Schedule 11.12	Effective Date Affiliate Transactions
Schedule 14.2	Notice Addresses

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Guarantee
Exhibit C	Form of Security Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Mortgage/Deed of Trust (California)
Exhibit F	Form of Credit Party Closing Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Promissory Note
Exhibit I	Form of First Lien Intercreditor Agreement
Exhibit J	Form of Sullivan & Cromwell LLP Legal Opinion
Exhibit K	Form of Escrow Agreement

v

CREDIT AGREEMENT, dated as of August 12, 2016, among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), GOLDMAN SACHS BANK USA, as Lead Arranger and Bookrunner, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but as Administrative Agent and Collateral Agent.
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of term Loans on the Effective Date, in the aggregate principal amount set forth on Schedule 2.1(a); and
WHEREAS, the proceeds of the Loans are to be used in accordance with Section 10.11;
WHEREAS, the Lenders are willing to extend the credit described herein on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms.
(a)    Terms defined in the preamble have the meaning ascribed to them in the preamble.
(b)    As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2020 Notes” shall mean the Borrower’s 5% Senior Notes due 2020 outstanding on the Effective Date issued under the indenture governing the existing 2020 Notes.
“2021 Notes” shall mean the Borrower’s 5½% Senior Notes due 2021 outstanding on the Effective Date issued under the indenture governing the existing 2021 Notes.
“2024 Notes” shall mean the Borrower’s 6% Senior Notes due 2024 outstanding on the Effective Date issued under the indenture governing the existing 2024 Notes.
“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR

Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be the rate fixed by ICE for deposits in Dollars in the London interbank market (or such other Person assuming the responsibility of ICE in calculating the LIBOR Rate in the event that ICE no longer fixes such rate) for a one-month Interest Period, as such rate appears (i) on the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period and such rate shall in no event be less than 1.00% for the purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Acceptable Security Interest” shall mean a first priority, perfected Mortgage; provided that Liens which are permitted by the terms of Section 11.2 may exist and have whatever priority such Liens have at such time under applicable law; provided, further, that with respect to (a) any production sharing contract or similar instrument for the Borrower’s “THUMS” and “Tidelands” assets and the property covered thereby and (b) any other production sharing contract or similar instrument constituting Proved Reserves on which a Lien cannot be granted without the consent of a third party or on which a Lien is contractually or statutorily prohibited, then in each case, the grant of a first priority, perfected Lien (provided that Liens which are permitted by the terms of Section 11.2 may exist and have whatever priority such Liens have at such time under applicable law) in the Stock of the Subsidiary party to such contract shall be deemed an “Acceptable Security Interest”.
“Additional Assets” means (i) any assets or property that are not classified as current assets under GAAP and that are used or useful in the onshore oil and gas business of the Borrower and its Subsidiaries or any business ancillary thereto, (ii) solely to the extent the equity interests of such Person are pledged as Collateral, Investments in any Person engaged in an onshore oil and gas business or any business ancillary thereto (including the acquisition from third parties of Stock of such Person) as a result of which such other Person becomes a Subsidiary or a Development Joint Venture, (iii) solely to the extent such Stock is pledged as Collateral, the acquisition from third parties of Stock of a Subsidiary or a Development Joint Venture, or (iv) any Industry Investments

which are Capital Expenditures; provided that any equity interests received in connection with any Industry Investment shall be pledged as Collateral.
“Administrative Agent” shall mean The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 13.10.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.
“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form provided by the Administrative Agent.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.
“Agent” shall mean the Administrative Agent or the Collateral Agent.
“Agent Indemnified Liabilities” shall have the meaning provided in Section 14.5.
“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Coupon” shall mean, for purposes of determining the Make-Whole Amount payable in connection with a prepayment or repayment of Loans, or such loans becoming due and payable on account of an acceleration, on a particular Make-Whole Payment Date, (i) if LIBOR Loans are available on such date, the sum of the LIBOR Rate for a hypothetical LIBOR Loan with an Interest Period of one month commencing on such date and the Applicable Margin or (ii) if LIBOR Loans are not available on such date, the sum of the ABR on such date and the Applicable Margin.
“Applicable Margin” shall mean:

(a)With respect to any ABR Loan, 9.375%;
and
(b)    With respect to any LIBOR Loan, 10.375%.
“Applicable Premium” shall mean, with respect to a Loan at any Make-Whole Payment Date, the excess of:
(a)    The net present value at such Make-Whole Payment Date of (i) the repayment price on the First Call Date of the principal amount that is subject to prepayment or repayment of such Loan (calculated assuming that such Loan continued to bear interest at the rate applicable on such Make-Whole Payment Date) or the subject of acceleration, on such Make-Whole Payment Date plus (ii) all required remaining scheduled interest payments due on the principal amount that is subject to prepayment or repayment of such Loan, or the subject of acceleration, to but excluding the third anniversary of the Effective Date calculated assuming that such Loan continued to bear interest at the rate applicable on such Make-Whole Payment Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a semi-annual bond equivalent basis, over
(b)    The principal amount that is subject to prepayment or repayment, or the subject of acceleration, of such Loan on such Make-Whole Payment Date.
The Administrative Agent shall not be responsible for calculating the Applicable Premium.
“Approved Bank” shall have the meaning specified in the definition of “Cash Equivalents.”
“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) W. D. Van Gonten & Co., (d) LaRoche Petroleum Consultants, Ltd., (e) DeGolyer and MacNaughton, (f) Gafney, Cline & Associates and (g) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower upon written notice to the Administrative Agent and the Lenders and not objected to in a writing to the Administrative Agent from the Majority Lenders within ten (10) Business Days of the Borrower providing such written notice; provided that such Approved Petroleum Engineer shall at all times be the same independent petroleum engineers that audits or reviews the reserve reports in connection with the Borrower’s SEC filings.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.
“Authorized Officer” shall mean as to (a) any Agent, any officer within the department of such Agent administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of such Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement; and (b) any other Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Executive Vice President-Finance, the General Counsel, any Senior Vice President, any Executive Vice President, and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person.  Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Available Amount” shall mean, at any time after the first day of the first full fiscal quarter after the first anniversary of the Effective Date (the “Available Amount Reference Time”), an amount equal to, without duplication,
(a)    the sum, without duplication, of:
(i)    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the first full fiscal quarter after the first anniversary of the Effective Date to the end of the most recent fiscal quarter ending prior to the Available Amount Reference Time for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number),
(ii)    returns, profits, distributions and similar amounts received in cash or Cash Equivalents by Borrower or a Guarantor on Investments made using the Available Amount,
(iii)    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower) of property or assets received (x) by the Borrower as capital contributions to the Borrower on or after the first day of the full fiscal quarter after the first anniversary of the Effective Date or from the issuance or sale

(other than to a Subsidiary) of its Stock (other than Disqualified Stock) on or after the first day of the first full fiscal quarter after the first anniversary of the Effective Date (other than to the extent applied to increase Consolidated EBITDAX) or (y) by the Borrower or any Subsidiary from the incurrence by the Borrower or any Subsidiary on or after the first day of the first full fiscal quarter after the first anniversary of the Effective Date of Indebtedness that shall have been converted into or exchanged for Stock of the Borrower (other than Disqualified Stock) or Stock, plus the amount of any cash and the Fair Market Value (as determined in good faith by the Borrower) of any property or assets, received by the Borrower or any Subsidiary upon such conversion or exchange;
(iv)    in the case of any disposition or repayment of any Investment made using the Available Amount (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding under Section 11.5), the aggregate amount of cash and the Fair Market Value (as determined in good faith by the Borrower) of any property or assets received by the Borrower or a Subsidiary with respect to all such dispositions and repayments; minus
(b)    the sum, without duplication, of:
(i)    the aggregate amount of any Investments made by the Borrower or any Subsidiary pursuant to Section 11.5(b)(viii) on or after the first day of the first full fiscal quarter after the first anniversary of the Effective Date, and prior to the Available Amount Reference Time;
(ii)    the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 11.6(a) on or after the first day of the first full fiscal quarter after the first anniversary of the Effective Date, and prior to the Available Amount Reference Time; and
(iii)    the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Subsidiary pursuant to Section 11.7(b)(iii) on or after the first day of the first full fiscal quarter after the first anniversary of the Effective Date and prior to the Available Amount Reference Time;
provided, the Available Amount shall not include any (x) Equity Funded Investment used pursuant to Section 11.5(b)(viii) or (y) Equity Funded Prepayments used pursuant to Section 11.7(b)(iii).
Concurrently with the consummation of any transaction effected pursuant to Section 11.5(b)(viii), Section 11.6(l) or Section 11.7(a)(iii) using all or any portion of the Available Amount, the Borrower shall provide to the Administrative Agent a certificate of an Authorized Officer of the

Borrower setting forth in reasonable detail the Available Amount as of the end of the most recent fiscal year for which financial statements have been provided pursuant to Section 10.1.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall have the meaning provided in Section 12.5.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent or the Majority Lenders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefited Lender” shall have the meaning provided in Section 14.8(a).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Bookrunner” shall mean Goldman Sachs Bank USA in its capacity as bookrunner in respect of the Facility.
“Borrower” shall have the meaning provided in the introductory paragraph hereto.
“Borrower Materials” shall have the meaning provided in Section 10.1.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.11(b) shall be considered part of any related Borrowing of LIBOR Loans) and shall include a borrowing of Loans.
“Borrowing Base” shall mean, with respect to borrowings under the First Lien First Out Credit Agreement and any Permitted Refinancing Indebtedness in the form of a reserve-based borrowing base credit facility with lenders that include commercial banks that is issued or incurred to Refinance any such Indebtedness or commitments thereunder, the maximum amount in United States dollars determined or re-determined by the lenders under the First Lien First Out Credit Agreement or such Permitted Refinancing Indebtedness as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Credit Parties against which such lenders are prepared to provide loans to the Credit Parties using their customary practices and standards for determining reserve-based borrowing base loans and which are generally applied to borrowers in the oil and gas business, as determined semi-annually during each year and/or on such other occasions as may be required therein.
“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Los Angeles, California are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Equivalents” means any of the following:

(a)    U.S. dollars;
(b)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of two (2) years or less from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three (3) years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three (3) years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the foregoing an “Approved Bank”);
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;
(e)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within thirty-six (36) months after the date of acquisition thereof;
(f)    marketable short-term money market and similar liquid funds having either (i) assets in excess of $500.0 million or (ii) a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(g)    readily marketable direct obligations issued or fully Guaranteed by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof; provided that each such readily marketable direct obligation shall have an rating of Baa3 with a stable or better outlook by Moody’s or BBB- with a stable or better outlook by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of two (2) years or less from the date of acquisition;

(h)    Investments with average maturities of eighteen (18) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);
(i)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and
(j)    Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P and A-2 from Moody’s with maturities of two (2) years or less from the date of acquisition.
“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” shall mean the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of clauses (a)(ii) or (c) of Section 2.11, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean and be deemed to have occurred if:

(a)any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower; or
(b)a “Change of Control” shall occur under the First Lien First Out Credit Agreement or the Senior Notes Documents.
“Class” refers to whether such Loans are Initial Loans or Incremental Loans not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.
“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A. or any successor Collateral Agent.
“Collateral Requirements” shall mean, during a Credit Rating Trigger Period, the collateral requirements set forth in Section 10.10 and in any other Security Document including without limitation:
(a)a pledge by the Credit Parties of (i) 100% of the stock of each Subsidiary that is a Domestic Subsidiary directly owned thereby and (ii) 66-2/3% of the stock of each Subsidiary that is a Foreign Subsidiary directly owned thereby; and
(b)with respect to substantially all other assets of the Credit Parties other than Excluded Property, first priority, perfected liens and security interests subject to one-action rule waivers (to the extent permitted by applicable law) on such assets of the Credit Parties; provided that, (i) with respect to the Borrower’s Oil and Gas Properties (other than Excluded Property), the Credit Parties shall be required to deliver and maintain an Acceptable Security Interest on not less than 85% (but shall not be required to deliver and maintain an Acceptable

Security Interest on more than 85%) of the PV-9 of the Proved Reserves evaluated in the Reserve Report most recently delivered to the Administrative Agent and (ii) with respect to all other assets other than Excluded Property, the Credit Parties shall not be required to take any action to perfect a lien on any such assets securing the Facilities unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, (C) granting the Collateral Agent control (within the meaning of the Uniform Commercial Code) over any pledged equity consisting of uncertificated securities or (D) prior to the Discharge of the First Lien First Out Obligations, granting the Collateral Agent control (within the meaning of the Uniform Commercial Code) over any deposit accounts (other than Excluded Deposit Accounts) by entering into a deposit account control agreement with the Collateral Agent and the account bank for such deposit account; provided, further, that such assets may be subject to Liens permitted under Section 11.2, and provided, further, that with respect to assets of the Credit Parties that are not subject to an Acceptable Security Interest of the Collateral Agent on or after the Effective Date, the Credit Parties shall not be required to grant such Acceptable Security Interest on such assets until such Acceptable Security Interest has been granted with respect to the First Lien First Out Facility, or if no First Lien First Out Facility is then outstanding, until 60 days after the date first acquired or received by the Borrower or a Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 10.10(b)), as applicable or as soon as practicable thereafter using commercially reasonable efforts (but in any event within one hundred twenty (120) days); and provided, further, that no intention to subordinate the first priority Lien of the Collateral Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens. Prior to the Discharge of the First Lien First Out Obligations, the Collateral Requirements set forth in items (b)(B)-(D) hereof shall be satisfied by delivery of, or the grant of control to, as applicable, the First Lien First Out Administrative Agent.
“Commitment” shall mean, with respect to each Lender, the amount set forth opposite its name on Schedule 2.1(a) as such Lender’s “Commitment”. The aggregate amount of the Commitments as of the Effective Date is $1,000,000,000.
“Confidential Information” shall have the meaning provided in Section 14.16.
“Consolidated First Lien First Out Secured Debt” shall have the meaning given to such term in the First Lien First Out Credit Agreement as in existence on the First Lien First Out Fifth Amendment Effective Date.

“Consolidated EBITDAX” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) an amount equal to the provision for federal, state, and local income and franchise taxes payable or to become payable by the Borrower and its Subsidiaries for such period, (iii) depletion, depreciation, amortization and exploration expense for such period (including all drilling, completion, geological and geophysical costs), (iv) losses from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (v) all other non-cash items reducing such Consolidated Net Income for such period, and (vi) extraordinary or non-recurring losses for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state and local income tax credits of the Borrower and its Subsidiaries for such period, (ii) gains from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (iii) all other non-cash items increasing Consolidated Net Income for such period and (iv) extraordinary or non-recurring gains for such period.
“Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries for such period in connection with borrowed money (including capitalized interest for such period) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP; provided, that Consolidated Interest Charges shall not include non-cash interest and amortization of original issue discount on the Permitted Junior Indebtedness; provided, further, that Consolidated Interest Charges shall include interest which is paid in kind.
“Consolidated Net Income” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Subsidiary) in which the Borrower and its Subsidiaries own any Stock or Stock Equivalents for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Subsidiary), provided that the calculation of Consolidated Net Income shall exclude any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Subsidiaries as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any cash charges or payments that have been incurred as a result of the termination of any Hedge Agreement.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.

“Contractual Requirement” shall have the meaning provided in Section 9.3.
“Credit Documents” shall mean this Agreement, the Guarantee, any promissory notes issued by the Borrower under this Agreement and during any Credit Rating Trigger Period, the Security Documents.
“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.
“Credit Party” shall mean each of the Borrower and the Guarantors.
“Credit Rating” shall mean the corporate credit rating of the Borrower issued by S&P or the corporate family rating of the Borrower issued by Moody’s, as applicable.
“Credit Rating Trigger Event” shall mean (a) the public announcement by Moody’s or S&P that the Borrower’s Credit Rating is either Ba1 or lower from (or is unrated by) Moody’s or BB+ or lower from (or is unrated by) S&P or (b) the Borrower or one of its Subsidiaries creates, assumes or suffers to exist an Enumerated Lien (as defined in the First Lien First Out Credit Agreement as in existence on the First Lien First Out Fifth Amendment Effective Date).
“Credit Rating Trigger Period” shall mean (a) the first Business Day following a Credit Rating Trigger Event until the first Business Day on which (i) the Borrower’s Credit Rating is Baa3 with a stable or better outlook, or higher, from Moody’s and is BBB- with a stable or better outlook, or higher, from S&P and (ii) all Enumerated Liens (as defined in the First Lien First Out Credit Agreement as in existence on the First Lien First Out Fifth Amendment Effective Date) are released; or (b) the period commencing with the date on which the Borrower elects under Section 14.18 to have this Agreement subject to the Credit Rating Trigger Period provisions contained herein and ending on any date on which the Borrower has elected to cease to have such facility subject to such provisions contained herein, provided, that on such date, no Credit Rating Trigger Event is in effect.
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.9(c).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or its Subsidiaries in connection with a Disposition pursuant to Section 11.4(a)(xv)that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation minus the Fair Market

Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within three hundred sixty-five (365) days following the consummation of the applicable Disposition.
“Development Joint Venture” shall mean an incorporated or unincorporated partnership, or other jointly owned enterprise or entity or a joint venture or contractual relationship (even if not a partnership or joint venture) to which the Borrower or a Subsidiary is a party which has been formed for the purpose of exploring for and/or developing Oil and Gas Properties, where each of the parties thereto have either contributed or agreed to contribute cash, services, Oil and Gas Properties, other assets, or any combination of the foregoing.
“Discharge of First Lien First Out Obligations” shall mean the “Discharge of First-Out Obligations” as defined in the First Lien Intercreditor Agreement.
“Disposition” shall have the meaning provided in Section 11.4(a).  “Dispose” shall have a correlative meaning.
“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date on which the conditions set forth in Articles VI and VIII are satisfied (or waived in accordance with Section 14.1) and amounts are drawn under this Agreement by the Borrower.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any applicable Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, or local statute, law (including, without limitation, common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.
“Equity Funded Investment” shall have the meaning provided in Section 11.5(b)(viii).
“Equity Funded Prepayment” shall have the meaning provided in Section 11.7(b)(iii).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Effective Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Escrow Account” means the escrow account established in order to repay the revolving facility under the First Lien First Out Credit Agreement which shall be governed by an agreement substantially in the form attached hereto as Exhibit K.
“Escrow Agreement” means the agreement establishing the Escrow Account.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Article XII.
“Excess Cash Proceeds” shall have the meaning provided in Section 11.4(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency

Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be determined by the Borrower in its reasonable discretion, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later.
“Excluded Deposit Account” shall mean deposit accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary, (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Borrower or any Subsidiary and (c) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary.
“Excluded Hedges” shall mean Hedge Agreements that (i) are basis differential only swaps for volumes of crude oil and natural gas included under other Hedge Agreements permitted by Section 11.10(a) or (ii) are a hedge of volumes of crude oil or natural gas by means of a put or a price “floor” for which there exists no mark-to-market exposure to the Borrower.
“Excluded Property” shall mean (a) all Excluded Stock, (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by applicable law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such term in such contract, license, agreement, instrument or other document or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including without limitation, pursuant to Section 9‑406, 9‑407, 9‑408 or 9‑409 of the New York Uniform Commercial Code), (c) motor vehicles and other assets subject to certificates of title, (d) trust accounts, payroll accounts, zero balance accounts and escrow accounts, in each case for so long as they remain such type of account, and (e) any property as to which the Administrative Agent (at the written direction of the Majority Lenders) and the Borrowers agree in writing that the costs of obtaining a security interest in, or Lien on, such property, or perfection thereof, are excessive in relation to the value to the Secured Parties of the security interest afforded thereby.
“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Borrower (and not reasonably objected to by the Majority Lenders in writing by notice to the Administrative Agent), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e)  the Stock or Stock Equivalents of any Subsidiary that is not a Material Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(e) which have been identified on or prior to the Effective Date in writing to the Administrative Agent by an Authorized Officer of the Borrower.
“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 10.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary) (provided that no existing Guarantor shall become an Excluded Subsidiary pursuant to this clause (a) if such Guarantor subsequently becomes a non-wholly owned Subsidiary), (b) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries, (c) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (unless such consent, approval, license or authorization has been received), (d) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary, (e) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 11.1(i) and permitted by the proviso to subclause (C) of Section 11.1(i) and each Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations and (f) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Borrower (and not reasonably objected to by the Majority Lenders in writing by notice to the Administrative Agent), the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) in the case of a Non-U.S. Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4 or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(e) or Section 5.4(i) or (iii) any United States federal withholding Tax imposed under FATCA.
“Existing Intercreditor Agreement” shall mean the Intercreditor Agreement among JPMorgan Chase Bank, N.A., as priority lien agent, The Bank of New York Mellon Trust Company, N.A., as second lien collateral agent, and the other parties from time to time party thereto, dated as of December 15 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Existing Notes” shall have the meaning provided in the definition of Tender Offer.
“Existing Second Lien Notes” shall mean the Borrower’s 8.00% Senior Secured Second Lien Notes due 2022 outstanding on the Effective Date under the indenture governing the existing Existing Second Lien Notes.
“Exposure” shall mean, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.
“Facility” shall mean the Commitments and the Loans made thereunder.
“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.
“Fall-Away” shall have the meaning given to such term in Section 14.25.
“farm-in” or “farm-out” shall have the meaning commonly given to such terms in the oil and gas industry, and without limiting the foregoing, shall expressly include transactions involving assignments or other dispositions of all or part of oil, natural gas or mineral interests in which the assignor or other disposing party retains an interest in consideration of the assignee or other disposing party assuming or undertaking obligations with respect to such interests, including cost reimbursement and/or agreements to perform services in connection with the development of the relevant assets.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 11.11.
“First Call Date” shall have the meaning given to such term in the definition of “Make-Whole Amount.”
“First Lien Asset Coverage Ratio” shall mean as of the applicable June 30 or December 31, the ratio of (a) the sum of (i) PV-10 and (ii) Hedge PV, in each case as of such date to (b) the sum of the aggregate principal amount of all Indebtedness for borrowed money that is secured by Liens and provides for collateral recovery in respect of such Liens on an equal priority or greater priority basis to the collateral recovery in respect of the Obligations.
“First Lien First Out Administrative Agent” shall mean JPMorgan Chase Bank, N.A. (or any successor thereto), as the “Administrative Agent” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Credit Agreement” shall mean the Credit Agreement dated as of September 24, 2014, among the Borrower, as borrower, the Persons from time to time party thereto as lenders, JP Morgan Chase, as administrative agent, and others, as may be amended, refinanced or replaced from time to time.
“First Lien First Out Credit Documents” shall mean the “Credit Documents” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Facility” shall mean each of the “Term Loan Facility” and the “Revolving Facility”, each as defined in the First Lien First Out Credit Agreement (and collectively, the “First Lien First Out Facilities”).

“First Lien First Out Fifth Amendment” shall mean the Fifth Amendment to the First Lien First Out Credit Agreement.
“First Lien First Out Fifth Amendment Effective Date” shall mean the “Effective Date” as defined in the Fifth Amendment to the First Lien First Out Credit Agreement.
“First Lien First Out Financial Performance Covenants” means the “Financial Performance Covenants” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Obligations” shall have the meaning provided in clause (a) of the term “Obligations” the First Lien First Out Credit Agreement.
“First Lien First Out Lenders” shall mean the “Lenders” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Reserve Report” shall mean a “Reserve Report” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Revolving Loan Limit” shall mean the “Revolving Loan Limit” as defined in the First Lien First Out Credit Agreement.
“First Lien First Out Security Documents” shall mean the “Security Documents” as defined in the First Lien First Out Credit Agreement.
"First Lien First Out Third Amendment Effective Date” shall mean the “Effective Date” as defined in the Third Amendment to the First Lien First Out Credit Agreement.
“First Lien Intercreditor Agreement” shall mean an intercreditor agreement between the Collateral Agent and the First Lien First Out Administrative Agent in the form of Exhibit I.
“Fixed Charges” shall mean the sum, without duplication, of:
(1)    Consolidated Interest Charges to the extent paid in cash (or accrued and payable on a current basis in cash); plus
(2)    scheduled principal payments of any Indebtedness for borrowed money of the Borrower and its Subsidiaries made or required to be made during such period; plus
(3)    cash taxes paid by the Borrower and its Subsidiaries; minus
(4)    the consolidated interest income of the Borrower and its Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries as of any date, the ratio of (1) Consolidated EBITDAX of such Person for the most recent Test Period preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a pro forma basis for such period, to (2) the Fixed Charges of such Person for such period calculated on a pro forma basis. In the event that the Borrower or any of its Subsidiaries incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced), makes a Qualified Acquisition or Qualified Disposition or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis giving effect thereto from the beginning of the period.
“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
“FSHCO” shall mean any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.
“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) each Material Subsidiary that is a party to the Guarantee on the Effective Date and, (ii) each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Effective Date, whether pursuant to Section 10.10 or otherwise.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.
“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and its Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.
“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 10% per annum, of the future receipts expected to be paid to the Borrower or the Subsidiaries under such Hedge Agreement netted against the Strip Price.
“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2015, and the related audited consolidated statements of operations, comprehensive income, equity and cash flows for the one-year period ended December 31, 2015 and (b) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2016, and the related unaudited consolidated statements of operations, comprehensive income shareholder’s equity and cash flows for the three-month period ended March 31, 2016.
“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“ICE” shall mean the Intercontinental Exchange Benchmark Administration Limited.
“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Authorized Officers of the Borrower.
“Incremental Amendment” shall have the meaning provided in Section 2.2(f).
“Incremental Amount” shall mean the aggregate principal amount of Loans prepaid pursuant to Section 5.2(b).
“Incremental Commitment” shall have the meaning provided in Section 2.2(a).
“Incremental Lender” shall have the meaning provided in Section 2.2(c).
“Incremental Loan” shall have the meaning provided in Section 2.2(b).
“Incremental Loan Request” shall have the meaning provided in Section 2.2(a).
“Incremental Tranche Closing Date” shall have the meaning provided in Section 2.2(d).
“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (h) the undischarged balance of any Production Payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Agreement that is permitted under this Agreement, (vii) prepayments for gas or crude oil production not in excess of $20,000,000 in the aggregate at any time outstanding, (viii) obligations to deliver commodities or pay royalties or other payments in connection with Royalty Trust Transactions and obligations arising from net profits interests, working interests, overriding royalty interests or similar real property interests.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes, (b) Other Taxes and (c) any interest, penalties or expenses caused by the Administrative Agent’s or Lender’s gross negligence or willful misconduct.
“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, electricity and power generation, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.
“Initial Loans” shall mean any Loans made on the Effective Date.
“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.10.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 11.5.
“Investment Grade Period” shall mean any period other than a Credit Rating Trigger Period.
“JP Morgan Chase” means JP Morgan Chase Bank, N.A.
“Lead Arranger” shall mean Goldman Sachs Bank USA in its capacity as lead arranger in respect of the Facility.
“Lender” shall have the meaning provided in the preamble to this Agreement and shall include a Lender with a Commitment or an Exposure.
“Lender Default” shall mean (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Day of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three Business Days after a written request by the Administrative Agent (given at the direction of the Majority Lenders) or the Borrower, by a Lender to confirm in writing to the Administrative Agent and the Borrower that it will comply with its obligations under the Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.
“Lender Indemnified Liabilities” shall have the meaning provided in Section 14.5.
“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a Bail-In Action or a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) an Undisclosed Administration pursuant to the laws of the Netherlands.
“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).
“LIBOR Rate” shall mean, for any Interest Period for each LIBOR Loan, the London interbank offered rate as administered by ICE (or such other Person assuming the responsibility of ICE in calculating the LIBOR Rate in the event that ICE no longer fixes such rate for a one-month Interest Period, as such rate appears: (i) on the Reuters Monitor Money Services page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period and such rate shall in no event be less than 1.00% for the purposes of this Agreement, and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, provided that, if any Interpolated Rate shall be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement.
“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.
“Liquidity” shall have the meaning provided in the First Lien First Out Credit Agreement
“Loan” shall mean any extension of credit by a Lender to the Borrower hereunder and shall include a Loan made pursuant to Section 2.2(b).
“Majority Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50% of the Total Exposure at such date.
“Make-Whole Amount” shall mean an amount (expressed as a percentage of the aggregate principal amount of any Loans prepaid, refinanced, substituted, replaced, repaid or accelerated, as the case may be) as set forth below:

Date of Prepayment/Repayment/Acceleration	Make-Whole Amount
From the Effective Date to but excluding the Third Anniversary of the Effective Date	The Applicable Premium
From the Third Anniversary of the Effective Date (the “First Call Date”) to but excluding the Fourth Anniversary of the Effective Date	The product of (i) 0.5 and (ii) the Applicable Coupon
On or after the Fourth Anniversary of the Effective Date (the “Make-Whole Expiry Date”)	0.00

“Make-Whole Expiry Date” shall have the meaning given to such term in the definition of “Make-Whole Amount.”

“Make-Whole Payment Date” shall have the meaning given to such term in Section 5.1(a).
“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent or Collateral Agent and the Lenders under this Agreement or under any of the other Credit Documents.
“Material Subsidiary” shall mean, at any date of determination, each wholly owned (directly or indirectly) Domestic Subsidiary of the Borrower such that the Total Assets of the non-Material Subsidiaries (when combined with the assets of each such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 10.1 Financials have been delivered are equal to or less than 1% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, determined in accordance with GAAP.
“Maturity Date” shall mean December 31, 2021; provided that (i) in the event that $100,000,000 or greater aggregate principal amount of 2020 Notes remain outstanding on the date that is 91 days prior to their stated maturity date (such 91st day prior the “2020 Notes Springing Maturity Date”), the Maturity Date shall automatically accelerate to the 2020 Notes Springing Maturity Date and (ii) in the event that $100,000,000 or greater aggregate principal amount of 2021 Notes remain outstanding on the date that is 91 days prior to their stated maturity date (such 91st day prior, the “2021 Notes Springing Maturity Date”), the Maturity Date shall automatically accelerate to the 2021 Notes Springing Maturity Date.
“Midstream Assets” shall mean all tangible and intangible property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons, water or steam; (b) fractionating and transporting Hydrocarbons, water or steam; and (c) marketing Hydrocarbons, water or steam; including, without limitation, gathering lines and gathering systems, pipelines and pipeline systems, storage facilities, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, and any other gathering, transportation, compression, storage, processing, treating, dehydration, fractionation, generation, disposal or other similar assets related to the handling of Hydrocarbons, water or steam, and together with surface leases, rights-of-way, easements and servitudes related to each of the foregoing.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit E (with such changes thereto as may be necessary to account for local law matters, including, without limitation, changes to exclude property subject to the deed of trust (but not the mortgage) with respect to which a grant or maintenance of a lien is prohibited by, constitutes a default under, results in termination of, or requires a consent which has not been obtained under, the document or instrument giving rise to such property) or otherwise in such form as agreed between the Borrower and the Administrative Agent.
“Mortgaged Property” shall mean the real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 10.10; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.
“Net Cash Proceeds” shall mean (a) with respect to any Disposition, the cash proceeds (including, without limitation, cash or Cash Equivalents subsequently received (as and when received) in respect of noncash consideration initially received (including Designated Non-Cash Consideration)), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Hedge Agreements in respect of notional volumes or amounts corresponding to the property subject of such Disposition or any Indebtedness being repaid under clause (iv) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Document) on the asset disposed of in such Disposition and required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, commissions and brokerage, consultant and other customary fees and charges actually incurred in connection with such issuance.
“Non-Borrowing Base Disposition” shall mean a Disposition by the Borrower or any of its Subsidiaries to a Person other than the Borrower or any one of the other Credit Parties of (x) any Non-Borrowing Base Properties or (y) any Stock or Stock Equivalents of any Subsidiary the only assets of which are Non-Borrowing Base Properties.
“Non-Borrowing Base Properties” shall mean (i) prior to the Discharge of First Lien First Out Obligations, all Oil and Gas Properties of the Credit Parties that are not included in the Borrowing Base (as determined in accordance with the First Lien First Out Credit Agreement) and (ii) following the Discharge of First Lien First Out Obligations, all Midstream Assets, Power Assets and Hydrocarbon Interests and other assets to which no reserves are attributable; provided, for the avoidance of doubt, prior to the Discharge of First Lien First Out Obligations any Midstream Assets and Power Assets shall constitute Non-Borrowing Base Properties.
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.4 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting at the written direction of the Majority Lenders).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.7(a).
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents

(and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, make-whole amounts (including the Make-Whole Amount), expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document, including, but not limited to, those payable to the Administrative Agent and the Collateral Agent.  For the avoidance of doubt, and as a result of the impracticability and extreme difficulty of ascertaining actual damages, it is understood and agreed that any Make-Whole Amount shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination of the Loans and the Credit Parties agree that such amounts shall constitute Obligations under this Agreement.
“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities, steam flood facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“OPC” shall mean Occidental Petroleum Corporation, a Delaware corporation.
“OPC Related Transactions” shall mean each of:

(a)    the Separation and Distribution Agreement between OPC and the Borrower dated on or about the Spinoff Date,
(b)    the Transition Services Agreement between OPC and the Borrower, dated on or about the Spinoff Date,
(c)    the Tax Sharing Agreement between OPC and the Borrower dated on or about the Spinoff Date,
(d)    the Employee Matters Agreement between OPC and the Borrower dated on or about the Spinoff Date,
(e)    the Area of Mutual Interest Agreement between OPC and the Borrower dated on or about the Spinoff Date,
(f)    the Confidentiality and Trade Secret Protection Agreement between OPC and the Borrower, dated on or about the Spinoff Date,
(g)    the Intellectual Property License Agreement between OPC and the Borrower dated on or about the Spinoff Date, and
(h)    the Stockholder’s Registration Rights Agreement between OPC and the Borrower dated on or about the Spinoff Date.
“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto)  arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 14.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” shall have the meaning provided in Section 14.6(c)(i).
“Participant Register” shall have the meaning provided in Section 14.6(c)(ii).
“Patriot Act” shall have the meaning provided in Section 14.19.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Subsidiary and, to the extent required by Section 10.10, a Guarantor; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 10.10; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with Section 11.13; and (f) the Fixed Charge Coverage Ratio shall be no less than 2.25 to 1.00 after giving pro forma effect to such acquisition and any transactions taken in connection therewith (including, without limitation, the incurrence of any Indebtedness).
“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption, prepayment or make-whole premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.
“Permitted Investments” shall mean Investments in Cash Equivalents.
“Permitted Junior Indebtedness” shall mean (a) Permitted Second Lien Indebtedness and (b) Indebtedness of the Borrower and its Subsidiaries (“First Lien Third-Out Junior Indebtedness”) that (i) is secured by the Liens on the Collateral that secure the Obligations and the First Lien First Out Obligations but provide for collateral recovery in respect of such Liens to be junior to the collateral recovery in respect of the Obligations and the First Lien First Out Obligations, (ii) is subject to the Existing Intercreditor Agreement such that the lending parties under such Indebtedness are “Priority Lien Secured Parties” (as defined therein), (iii) is subject to the First Lien Intercreditor Agreement or an intercreditor agreement in form and substance substantially similar to the First Lien Intercreditor Agreement and otherwise reasonably acceptable to the Administrative Agent, (iv) is subject to an intercreditor agreement as between the Administrative Agent, as representative for the Lenders, and the agent for such First Lien Third-Out Junior Indebtedness, as representative for such debt holders, in form and substance substantially similar to the First Lien Intercreditor Agreement with such modifications as necessary to provide that under such agreement the Obligations will be “First-Out Obligations” and the Third-Out Junior Indebtedness will be “Second-Out Obligations” or otherwise in a form reasonably acceptable to the Majority Lenders, (v) has a maturity date that is not earlier than 91 days after the Maturity Date (determined at the time of issuance or incurrence), (vi) is issued at market terms, as certified by an Authorized Officer of the Borrower in good faith on the date of such incurrence and (vii) may not be mandatorily prepaid prior to the repayment of the Loans (except regularly scheduled amortization payments not to exceed 1% annually of the original principal amount of such Indebtedness); provided, further, that the terms and documentation of such Indebtedness shall be (A) reasonably satisfactory to the Majority Lenders or (B) either (x) not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries, than the Credit Documents (or if materially more restrictive, the Lenders receive the benefit of the more restrictive terms which, for the avoidance of doubt, may be provided to the Lenders without consent) or (y) if more restrictive, then such more restrictive terms are only applicable after the Maturity Date, in each case, as certified by an Authorized Officer of the Borrower in good faith.
“Permitted Liens” shall mean:

(a)    Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;
(b)    Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as landlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens incurred, or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory and regulatory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 11.5;
(d)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
(e)    easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole and any exception on the title reports issued in connection with any Oil and Gas Properties that would not reasonably be expected have a Material Adverse Effect;

(f)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
(g)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(h)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 11.1;
(i)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(j)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;
(k)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(l)    Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restraints on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty and royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; and to the extent the same constitute Liens, Liens on Oil and Gas Properties that arise pursuant to usual and customary dedications of Hydrocarbon production from specified Oil and Gas Properties in favor of a joint venture providing midstream services in connection with the obligation to deliver such Hydrocarbons, if and when produced, for transportation or processing by such joint venture, in each case so long as such Liens do not secure any monetary obligation; provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;
(m)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and
(n)    Liens arising under statutory provisions of applicable law with respect to production purchased from others.
The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.
“Permitted Refinancing Indebtedness” shall mean, any Indebtedness issued or incurred to Refinance any Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 11.1(h) or 11.1(i), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 11.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (calculated at the time such Permitted Refinancing Indebtedness is incurred), (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 11.1 (h) or 11.1(i), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption, prepayment or make-whole premiums); provided that a certificate of an Authorized

Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (E) if the Indebtedness being Refinanced is Permitted Junior Indebtedness, the terms and conditions of such Permitted Refinancing Indebtedness meet the requirements of clauses (i)-(iv) of the definition of “Permitted Second Lien Indebtedness” or of clauses (b)(i)-(vi) of the definition of “Permitted Junior Indebtedness”, as applicable, if such Permitted Refinancing Indebtedness is secured by any property of the Borrower or its Subsidiaries.
“Permitted Second Lien Indebtedness” shall mean Indebtedness of the Borrower and its Subsidiaries that is secured by a second priority Lien on any asset or Property of the Borrower or any Subsidiary (including, without limitation, the Existing Second Lien Notes or any Permitted Refinancing Indebtedness issued or incurred to refinance such Existing Second Lien Notes to the extent secured by a second priority Lien on any asset or Property of the Borrower or any Subsidiary); provided that such Indebtedness (i) is subject to the Existing Intercreditor Agreement, (ii) has a maturity date that is not earlier than 91 days after the Maturity Date (determined at the time of issuance or incurrence), (iii) is issued at market terms, as certified by an Authorized Officer of the Borrower in good faith and (iv) may not be mandatorily prepaid prior to the repayment of the Loans (except regularly scheduled amortization payments not to exceed 1% annually of the original principal amount of such Indebtedness); provided, further, that the terms and documentation of such Indebtedness shall be (A) reasonably satisfactory to the Majority Lenders or (B) either (x) not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries, than the Credit Documents (or if materially more restrictive, the Lenders receive the benefit of the more restrictive terms which, for the avoidance of doubt, may be provided to the Lenders without consent) or (y) if more restrictive, then such more restrictive terms are only applicable after the Maturity Date, in each case, as certified by an Authorized Officer of the Borrower in good faith.
“Permitted Unsecured Ratio Debt” shall mean unsecured Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption, prepayment or make-whole premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness and (e) the incurrence of which and the application of proceeds thereof (but without giving effect to any increase in cash and Cash Equivalents from the proceeds thereof and assuming all such Indebtedness is fully drawn), and after giving pro forma effect thereto, shall not cause the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period to be less than 2.25 to 1.00.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.
“Platform” shall have the meaning provided in Section 10.1.
“Pledge Agreement” shall mean the Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D.
“Power Assets” shall mean all tangible and intangible property used in connection with the ownership and operation of electric power and cogeneration facilities, including, without limitation, related transmission lines and gas lines.
“Previously Absent Financial Maintenance Covenant” shall mean, at any time, any financial maintenance covenant that is not included in the Credit Documents at such time.

“Priority Lien Cap” shall mean, as of any date, (a) the greater of (i) $4.0 billion, (ii) the Borrowing Base (as defined in the First Lien First Out Credit Agreement) in effect at the time of incurrence of such indebtedness and (iii) 15% of the Consolidated Total Assets of the Borrower and the Subsidiaries if incurred under any Specified First Lien Indebtedness plus (b) the amount of all Hedge Obligations arising under Secured Hedge Agreements, plus (c) the amount of all Cash Management Obligations arising under Secured Cash Management Agreements, plus (d) the amount of accrued and unpaid interest (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the Priority Liens, plus (e) fees, indemnifications, reimbursements and expenses as may be due pursuant to the terms of any Priority Lien Documents.  Unless otherwise indicated, capitalized terms used in this definition but not defined in this Agreement shall have the meanings given to such terms in the Existing Intercreditor Agreement.

“Production Payment” shall mean a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Subsidiaries which is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.
“Projected Volume” shall mean the forecasted production of oil and natural gas reserves of the Borrower and its Subsidiaries, as determined as of the last day of each fiscal quarter, by the Borrower based on the Borrower’s internal engineering reports.
“Proved Developed Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves”; and Proved Developed Reserves in the aggregate comprise Proved Reserves that are “Developed Producing Reserves” and “Developed Non-Producing Reserves”.
“Proved Non-Producing Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Non-Producing Reserves”.
“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves” and “Undeveloped Reserves”.
“Proved Undeveloped Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Undeveloped Reserves”.
“Public Lender” shall have the meaning provided in Section 10.1.

“PV-9” shall have the meaning given to such term in the First Lien First Out Credit Agreement.
“PV-10” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using the Strip Price; provided that in no event shall the amount of Proved Undeveloped Reserves included in such calculation exceed 30% of PV-10.
“Qualified Acquisition” shall mean an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.
“Qualified Disposition” shall mean a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.
“Refinance” shall mean to issue or incur in exchange for, or to use the net proceeds of such issuance or incurrence to modify, extend, refinance, renew, replace, repay or refund. “Refinancing” shall have a correlative meaning.
“Refinanced Indebtedness” shall mean any Indebtedness Refinanced with Refinancing Indebtedness.
“Refinancing Indebtedness” shall mean any Indebtedness issued or incurred to Refinance other Indebtedness.
“Register” shall have the meaning provided in Section 14.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50% of the sum of the aggregate principal amount of outstanding Loans and Commitments as of any date of determination.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserve Report” shall mean, prior to the Discharge of First Lien First Out Obligations, a First Lien First Out Reserve Report and thereafter a reserve report established in accordance with the procedures set forth in the First Lien First Out Credit Agreement as in effect on the Effective Date and substituting the relevant Lenders for the First Lien First Out Lenders and in either case otherwise complying with the requirements of the First Lien First Out Credit Agreement; provided that in addition to the calculations based upon the most recent Bank Price Deck (as defined in the First Lien First Out Credit Agreement) such report shall include parallel calculations based upon the Strip Price; provided further that each Reserve Report shall be calculated to reflect the net interests of any Proved Reserves and Proved Developed Reserves contained therein, excluding any Proved Reserves and Proved Developed Reserves attributable to interests owned by Persons other than the Borrower and its wholly owned Subsidiaries.
“Restricted Payments” shall have the meaning provided in Section 11.6.
“Royalty Trust” shall mean a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of its Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.
“Royalty Trust Transaction” shall mean (a) the grant, conveyance or other disposition by the Borrower or a Subsidiary, to a Royalty Trust, of interests in Oil and Gas Properties as described in the definition of “Royalty Trust,” (b) the obligations of the Borrower or a Subsidiary to drill and develop oil and gas wells burdened by such granted or conveyed interests and (c) the conveyances or other agreements transferring the interests to the Royalty Trust and any other agreements between the Borrower or a Subsidiary and such Royalty Trust or the trustee of such Royalty Trust, and the transactions under such agreements, providing for any one or more of: (i) the operation of the oil and gas wells burdened by such interests, (ii) administrative services for the Royalty Trust,

(iii) registration rights of the Borrower and Subsidiaries and (iv) transactions incidental to the foregoing.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Dispositions” shall have the meaning provided in Section 11.4(a)(ix).
“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b) of the First Lien First Out Credit Agreement.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Section 10.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 10.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 10.1(c).
“Secured Parties” shall mean, collectively, the Collateral Agent, each Lender and each sub-agent pursuant to Article XIII appointed by the Administrative Agent with respect to matters relating to the Credit Documents.
“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Security Documents” shall mean, during any Credit Rating Trigger Period, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 10.10 or 10.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.
“Senior Notes” shall mean collectively, so many of the 2020 Notes, the 2021 Notes and the 2024 Notes as, in each case, are outstanding on the Effective Date.
“Senior Notes Documents” shall mean that certain Indenture pursuant to which the Senior Notes are issued among the Borrower, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified or supplemented from time to time in accordance with the terms of Section 11.7.
“Solvent” shall mean, with respect to any Person, that as of any date of determination (a) for the period from the Effective Date through the Maturity Date, such Person after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period, in light of the nature of the particular business or businesses conducted or to be conducted, and based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity; and (b) for the period from the Effective Date through the Maturity Date, such Person will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable, in light of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity.
“Specified First Lien Indebtedness” shall mean the (i) Obligations, (ii) First Lien First Out Obligations, (iii) any Indebtedness incurred pursuant to Section 11.1(bb) and (iv) any First Lien Third-Out Junior Indebtedness.
“Specified First Lien Indebtedness Amount” shall mean, at any date, the sum of the aggregate principal amount of all Specified First Lien Indebtedness.
“Specified Subsidiary” shall mean, at any date of determination any Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 10.1 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, or (b) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.

“Spinoff Date” shall mean the date on which the Spinoff Transaction occurred.
“Spinoff Transaction” shall mean (a) the transfer by OPC and/or one or more of its affiliates of certain of its assets to the Borrower and/or one or more of its subsidiaries to be used by them in connection with their oil and gas business (including marketing and other related activities and services) in the State of California and (b) the distribution by OPC and/or one or more of its affiliates of more than 80.0% of Borrower’s Stock to the existing shareholders of OPC.
“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“Strip Price” shall mean (x) for purposes of determining Hedge PV and/or the value of Oil and Gas Properties constituting Proved Reserves, the price estimated by the Borrower in a Reserve Report prepared by the Borrower’s petroleum engineers applying the ICE(Brent)/NYMEX (as applicable) published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (y) for purposes of determining the value of basis differential commodity Hedge Agreements, as estimated by the Borrower applying, if available, the relevant ICE(Brent)/NYMEX (as applicable) published forward basis differential or, if such ICE(Brent)/NYMEX (as applicable) forward basis differential is unavailable, in good faith based on historical basis differentials, but accounting for reasonably expected future conditions (before any state or federal or other income tax).  For any months beyond the term included in published ICE(Brent)/NYMEX (as applicable) forward pricing, the Strip Price used will be equal to the last published contract escalated at 2.0% per annum.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through

Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% Stock at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.  A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or its Subsidiaries; provided that, Development Joint Ventures shall not be deemed to be Subsidiaries of the Borrower or of any of its Subsidiaries.
“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.
“Successor Borrower” shall have the meaning provided in Section 11.3(a).
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Tender Offer” shall mean an offer by the Borrower to the current holders of its outstanding Permitted Second Lien Indebtedness and Senior Notes (collectively, the “Existing Notes”) to tender their Existing Notes for a cash payment at a percent of par value of such Existing Notes.
“Tender Offer Documents” shall mean the documents related to the Tender Offer, including without limitation, the Offer to Purchase, dated as of August 1, 2016, and the Letter of Transmittal, dated as of August 1, 2016.
“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 10.1 Financials have been delivered to the Administrative Agent.
“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.
“Total Exposure” shall mean the sum of the Exposures of the Lenders.
“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions or the Tender Offer.
“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof in accordance with Section 10.11 and Section 11.14, including the payment of Transaction Expenses on the Effective Date and the other transactions contemplated by this Agreement and the Credit

Documents, including the execution and delivery of the First Lien First Out Fifth Amendment and the repayment of Indebtedness under the First Lien First Out Credit Agreement pursuant thereto.
“Transferee” shall have the meaning provided in Section 14.6(e).
“Treasury Rate” shall mean, with respect to a Make-Whole Payment Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to such Make-Whole Payment Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Payment Date to but excluding the third anniversary of the Effective Date; provided, however, that if the period from such Make-Whole Payment Date to but excluding the third anniversary of the Effective Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Payment Date to but excluding the third anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Borrower shall determine the Treasury Rate in its reasonable discretion pursuant to the procedures set forth above.
“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
“Undisclosed Administration” shall mean in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the Effective Date, exceeds the Fair Market Value of the assets allocable thereto.
“Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“Upfront Fee” shall have the meaning provided in Section 4.1.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(j)    The word “will” shall be construed to have the same meaning as the word “shall”.

(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.4    Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).
1.7    Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8    Currency Equivalents Generally.
(a)    For purposes of any determination under Article X, Article XI (other than Section 11.11) or Article XII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article XI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 11.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 11.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Refinanced Indebtedness and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 11.7 may be made at any time under such Sections.  For purposes of Section 11.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 10.1(a) or (b).
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify at the direction of the Majority Lenders and with the Borrower’s consent (such consent not to be unreasonably withheld) necessary from time to time to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
1.9    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).
1.10    Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously (i.e., each transaction must be permitted under the Available Amount as so calculated).
ARTICLE II
AMOUNT AND TERMS OF CREDIT
2.1    Commitments.
(l)    Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a Loan denominated in Dollars to the Borrower, which Loan (i) shall be made on the Effective Date, (ii) shall be in a principal amount not greater than the Commitment of such Lender and (iii) subject to Section 2.3, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type. The Commitments of the Lenders to make Loans shall expire upon the funding of the initial Borrowing on the Effective Date. Any portion of the Loans that is repaid may not be reborrowed.
(m)    Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (1) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (2) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.11 shall apply).
2.2    Incremental Facilities or Commitments.
(a)    Incremental Commitments. The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (an “Incremental Loan Request”), indicate that it has obtained or is requesting (A) one or more new commitments which may be of the same Class as any outstanding Loan (a “Loan Increase”) or a new Class of Loans (collectively with any Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Loan Request to each of the Lenders. Notwithstanding anything to the contrary herein, the aggregate principal amount of Incremental Loans established under this Section 2.2, when aggregated together with all Indebtedness incurred under Section 11.1(bb), shall not exceed the Incremental Amount.

(b)    Incremental Loans. On any Incremental Tranche Closing Date on which any Incremental Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.2, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Loans may have identical terms (other than with respect to closing conditions, issuance date and other terms necessary to effectuate the implementation of such Incremental Loans) to any of the Loans and be treated as the same Class as any of such Loans.
(c)    Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.2 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any additional Lender (each such existing Lender or additional Lender providing such Commitment or Loan, an “Incremental Lender”).
(d)    Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Tranche Closing Date”) of each of the following conditions:
(i)    no Default or Event of Default exists or shall exist after giving effect to such Incremental Amendment; and (B) to the extent subject to testing, the Borrower shall be in pro forma compliance with the Financial Performance Covenant after giving effect to such Incremental Amendment;
(ii)    either (x) the representations and warranties of each Credit Party set forth in Article IX and in each other Credit Document shall be true and correct in all material respects on and as of the Incremental Tranche Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and
(iii)    each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000.
(e)    Required Terms. The terms, provisions and documentation of any Incremental Loan or any Incremental Commitment shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Loans or Incremental Commitments, and except as otherwise set forth herein, to the extent not substantially consistent with the Loans existing on the Incremental Tranche Closing Date (as determined by the Borrower and conclusively evidenced by a certificate of the Borrower), shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise shall be reasonably satisfactory to the Majority Lenders (other than in respect of pricing, fees, interest, rate floors, optional prepayment, redemption terms, amortization or maturity), it being understood that to the extent any Previously Absent Financial Maintenance Covenant is added for the benefit of any Incremental Loan or Incremental Commitment, no consent shall be required from any existing Lender to the extent such Previously Absent Financial Maintenance Covenant is (A) also added for the benefit of the Loans existing on the Incremental Tranche Closing Date or (B) only applicable after the Maturity Date of any Loan existing on the Incremental Tranche Closing Date. Notwithstanding the foregoing, in the case of a Loan Increase, the terms, provisions and documentation of such Loan Increase shall be identical (other than with respect to underwriting, commitment or upfront fees, original issue discount or similar fees) to the applicable Loans being increased. In any event,
(i)    each Incremental Loan or Incremental Commitment:
(A)will rank pari passu in right of security with the other Loans or Commitments, as applicable, of such Class;
(B)    shall not mature earlier than the Maturity Date with respect to the Initial Loans (prior to giving effect to any extensions thereof);
(C)    shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Incremental Loans (except by virtue of amortization or prepayment of the Initial Loans prior to the time of such incurrence);
(D)    shall have fees and, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, amortization determined by the Borrower and the applicable Incremental Lenders; and
(E)    may provide for the ability to participate on a pro rata basis, or on a less than pro rata basis (but not on a greater than pro rata basis), in any voluntary or mandatory prepayments of Loans hereunder, as specified in the applicable Incremental Amendment;
(ii)    there shall be no borrowers or guarantors in respect of such Incremental Loans that are not the Borrower or a Guarantor, and Incremental Loans shall not be secured by assets other than Collateral (except pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Loans or Incremental Commitments).
(f)    Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent (at the written direction of the Borrower). The Incremental Amendment may, without the consent of any other Credit Party or Lender, effect such amendments to this Agreement and the other Credit Documents (i) as may be necessary or appropriate, in the reasonable opinion of the Borrower (and not reasonably objected to by the Majority Lenders in writing within 10 days after notice thereof), to effect the provisions of this Section 2.2, and/or (ii) so long as such amendments are not materially adverse to the Lenders, such other changes as may be necessary or appropriate, in the reasonable opinion of the Borrower (and not reasonably objected to by the Majority Lenders in writing within 10 days after notice thereof), to maintain the fungibility of any such Incremental Loans with any tranche of then-outstanding Loans. The Borrower may use the proceeds, if any, of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental unless it so agrees.
(g)    This Section 2.2 shall supersede any provisions in Section 14.8 to the contrary.
2.3    Type of Loans.  Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 2.7 or Section 2.11, unless the Required Lenders shall otherwise agree in writing, all Loans shall be LIBOR Loans.
2.4    Notice of Borrowing. Whenever the Borrower desires to incur Loans, other than on the Effective Date, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three (3) Business Days’ prior written notice of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or prior to 1:00 p.m. (New York City time) two (2) Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Effective Date initially as LIBOR Loans) and (ii) prior to 1:00 p.m. (New York City time) at least one (1) Business Day’s prior written notice of each Borrowing of Loans that are to be ABR Loans.  Such notice (a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day), and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing and of the other matters covered by the related Notice of Borrowing.
2.5    Disbursement of Funds.
(a)    No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Effective Date, such funds shall be made available by 9:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders and the Borrower for the purpose of consummating the Transactions.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate amount of the Commitments, provided that on the Effective Date, the Lenders shall deposit all such amounts directly into the Escrow Account, which may then be either (i) released to the First Lien First Out Administrative Agent by the agent thereunder in accordance with the Escrow Agreement in order to repay Indebtedness incurred under the First Lien First Out Facilities at par (and any accrued and unpaid interest due thereon) or (ii) used to repay amounts borrowed hereunder.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, shall make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  The Administrative Agent shall also be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Overnight Rate. In no event shall the Administrative Agent be responsible for advancing funds hereunder.
(c)    Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.6    Repayment of Loans; Evidence of Debt.
(a)    The outstanding principal balance of the Loans shall be due and payable on the Maturity Date.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.
(c)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.6 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H hereto.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.7    Conversions and Continuations.

(c)    Subject to Section 2.3 and the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Majority Lenders  have determined in their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Majority Lenders  have determined in their sole discretion not to permit such continuation, and (D) the maximum number of Borrowings (and Interest Periods) outstanding resulting from conversions pursuant to this Section 2.7 shall be three.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period(s) to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(d)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Majority Lenders have determined in their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected an Interest Period of one month’s duration.
(e)    Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Loans as LIBOR Loans for each Interest Period.
2.8    Relationship Among Lenders.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
2.9    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.
(c)    Upon the occurrence and during the continuance of an Event of Default, the Loans and all interest payable thereon shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.9(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.

Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.10    Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.7(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a 12-month period or any shorter period requested by the Borrower; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Effective Date may be for a period less than one month if agreed upon by the Borrower and each of the Lenders.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.
2.11    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below, the Majority Lenders, or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Effective Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or
(ii)    that, due to a Change in Law occurring at any time or after the Effective Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans hereunder increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or
(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lenders shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Majority Lenders notify the Borrower and the Administrative Agent that the circumstances giving rise to such notice by the Lenders no longer exist (such notification not to be unreasonably withheld or delayed), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.11(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.11(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.11(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.11(b).
(c)    If, after the Effective Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Effective Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen (15) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Effective Date (except as otherwise set forth in the definition of Change in Law).  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.14, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon receipt of such notice.
2.12    Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such

LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.6, 2.7, 2.11, 5.1 or 5.2, as a result of acceleration of the maturity of the Loans pursuant to Article XII or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and shall be conclusive and binding in the absence of manifest error), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
2.13    Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11(a)(ii), 2.11(a)(iii), 2.11(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.13 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.11 or 5.4.
2.14    Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.11, 2.12 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.11, 2.12 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
ARTICLE III

[RESERVED]

ARTICLE IV
FEES; COMMITMENTS
4.1    Upfront Fees. The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement on the Effective Date, as fee compensation for the funding of such Lender’s Loan an upfront fee (the “Upfront Fee”) in an amount equal to 1.0% of the stated principal amount of such Lender’s Loan made on the Effective Date. Such Upfront Fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter and shall be netted against Loans made by such Lender on the Effective Date.
4.2    Mandatory Termination or Reduction of Commitments. The Commitment of each Lender in respect of the Initial Loans on the Effective Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loan pursuant to Section 2.1.
ARTICLE V

PAYMENTS
5.1    Optional and Certain Other Prepayments and Repayments; Call Protection/Make-Whole.
(a)    If, prior to the Make-Whole Expiry Date, the Borrower prepays, refinances, substitutes, replaces or is required to repay, for any reason, whether by mandatory or optional prepayment, at maturity or following acceleration of the maturity thereof (or if the maturity of the Loans shall be accelerated under any provisions of Article XII), in connection with an Event of Default and/or in connection with a voluntary or involuntary Bankruptcy Event or otherwise, all or any part of the principal balance of the Loans (including, without limitation, pursuant to any amendment, waiver or consent to this Agreement that effectuates any such prepayment, refinancing, substitution, replacement or other required repayment), then on the date of such prepayment, refinancing, substitution, replacement or other required repayment (the “Make-Whole Payment Date”), in addition to the amount so prepaid, refinanced, substituted, replaced, repaid or so accelerated (and any accrued and unpaid interest due thereon), the Administrative Agent shall be entitled to, for the ratable benefit of the Lenders, an amount equal to the Make-Whole Amount.
(b)    Each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans.
(c)    The Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid or repaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders. Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid or repaid.
(d)    Amounts prepaid or repaid may not be reborrowed.
(e)    The Borrower acknowledges that any optional prepayments under this Agreement prior to the Discharge of the First Lien First Out Obligations are subject to additional restrictions under the First Lien First Out Credit Agreement.
(f)    The Administrative Agent shall not be responsible for calculating the Make-Whole Amount.
5.2    Mandatory Prepayments.
(d)    Excess Cash Proceeds Prepayment. Within 60 days after the aggregate amount of Excess Cash Proceeds exceeds $50,000,000, the Borrower shall apply the entire amount of Excess Cash Proceeds to prepay Loans at a price equal to (i) 100% of the principal amount thereof plus (ii) accrued but unpaid interest, if any, to the date of such prepayment; provided that prior to the Discharge of the First Lien First Out Obligations, any such prepayment from Excess Cash Proceeds shall only be required in an amount and to the extent permitted by the First Lien First Out Credit Agreement at such time.
(e)    Escrow Prepayment.    Within three Business Days following the expiration of the Tender Offer launched in connection with the Tender Offer Documents, the Borrower shall apply any amounts still held in the Escrow Account plus any additional amounts necessary to prepay Loans at a price equal to 100% of the principal amount of the Loans to be so prepaid plus accrued and unpaid interest.

(f)    LIBOR Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type.  Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
5.3    Method and Place of Payment.
(f)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the following Business Day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next succeeding Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.
(g)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(f)    Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.  After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(g)    The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
(h)    The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(i)    Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information  as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 5.4(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(j)    Without limiting the generality of the foregoing, each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:
(i)    deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN-E (or any applicable successor form) (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender), (B) Internal Revenue Service Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, as required) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(ii)    deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;
unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
(k)    If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.  In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the

Administrative Agent may delete any information therein that it deems confidential).  Each Lender and the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.
(l)    If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g).  Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.
(m)    The Administrative Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(n)    If a payment made to any Lender or the Administrative Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(o)    Notwithstanding anything herein to the contrary, the Borrower hereby agrees that the Administrative Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with FATCA for which the Administrative Agent shall not have liability. The Borrower agrees to indemnify and hold harmless the Administrative Agent for any losses it may suffer due to actions it takes to comply with FATCA. The terms of this section shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent.
(p)    The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
5.5    Computations of Interest and Fees. Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(g)    No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(h)    Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(i)    Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.9.

(j)    Rebate of Excess Interest.  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
ARTICLE VI
CONDITIONS PRECEDENT TO EFFECTIVENESS
This Agreement shall be effective upon the satisfaction of the following conditions precedent:
6.1    Certain Credit Documents and Other Matters.  The Administrative Agent shall have received (including by facsimile or other electronic means):
(g)     this Agreement (including all Schedules and Exhibits hereto), executed and delivered by a duly Authorized Officer of the Borrower, the Administrative Agent and each Lender;
(h)    A copy of the executed First Lien First Out Fifth Amendment;
(i)    evidence satisfactory to it that the holders of no less than $500,000,000 in aggregate face amount of the Existing Notes have tendered such Existing Notes pursuant to a Tender Offer; and
(j)    a promissory note executed by the Borrower in favor of each Lender that has requested a promissory note;
6.2    Secretary’s Certificate of the Borrower.  The Administrative Agent shall have received certificates of the secretary or an assistant secretary of the Borrower containing specimen signatures of the Persons authorized to execute Credit Documents to which the Borrower is a party or any other documents provided for herein or therein, together with (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of the Borrower as of the Effective Date.
6.3    Good Standing Certificate of the Borrower. The Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of the Borrower’s jurisdiction of organization.

6.4    Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower, in the form attached as Exhibit J-1.
6.5    Closing Certificates.  The Administrative Agent shall have received a certificate of the Credit Parties, dated the Effective Date, substantially in the form of Exhibit F, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 6.2.
6.6    Secretary’s Certificates of the Credit Parties.  The Administrative Agent shall have received certificates of the secretary or an assistant secretary of each Credit Party as of the Effective Date containing specimen signatures of the Persons authorized to execute Credit Documents to which each such Credit Party is a party or any other documents provided for herein or therein, together with (a) a copy of the resolutions of the board of directors of such Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of such Credit Party as of the Effective Date.
6.7    Fees and Expenses.  To the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reasonable out-of-pocket expenses of the Administrative Agent required to be paid under Section 14.5, shall, upon the initial Borrowings hereunder, have been, or will be substantially concurrently paid.
6.8    Patriot Act.  The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Joint Bookrunners prior to the Effective Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
6.9    [Reserved].
6.10    Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Effective Date, setting forth the conclusion that (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.
6.11    Uniform Commercial Code Searches. Appropriate Uniform Commercial Code search results in respect of the Credit Parties, as may be reasonably requested by the Lead Arranger, from Delaware and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released prior to or contemporaneously with the Effective Date and Permitted Liens.
6.12    Notification of Effective Date. The Borrower shall notify the Lenders and the Administrative Agent of the Effective Date and an Authorized Officer of the Borrower shall certify that the foregoing conditions precedent in this Article VI have been satisfied.
ARTICLE VII
CONDITIONS PRECEDENT TO ESCROW RELEASE
Unless otherwise released as provided for under Section 5.2(b), the amounts held in the Escrow Account, including the Net Cash Proceeds of the Loans, shall be released upon the satisfaction of the following conditions precedent (such date, the “Escrow Release Date”):
7.1    Certain Credit Documents and Other Matters.  The Administrative Agent shall have received (including by facsimile or other electronic means):
(a)    the Guarantee, executed and delivered by a duly Authorized Officer of each Person that is a Guarantor as of the Escrow Release Date and the Guarantee shall be in full force and effect as of the Escrow Release Date; and
(b)    Security Documents, other than any Mortgages (the time period for delivery of which shall be governed by Section 10.10), executed and delivered by a duly Authorized Officer of each Person that is a grantor, pledger, mortgagor or trustor under any Security Document as of the Escrow Release Date, in respect of all collateral under the First Lien First Out Security Documents as amended on the First Lien First Out Fifth Amendment Effective Date.
7.2    Escrow Release Certification. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that each of the conditions to release set forth in the Escrow Agreement shall have been satisfied.
7.3    Minimum Loan Size. No less than $500,000,000 aggregate principal amount of Loans shall be outstanding immediately after giving effect to the release of the Net Cash Proceeds of the Loans on the Escrow Release Date and the use of proceeds thereof.
7.4    Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower, in the form attached as Exhibit J-2.
7.5    Conditions Precedent. The Borrower shall certify to the Lenders and the Administrative Agent that the foregoing conditions precedent in this Article VII have been satisfied.

ARTICLE VIII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS
The agreement of each Lender to make any Loan requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:
8.1    No Default; Representations and Warranties.  At the time of each Credit Event and also after giving pro forma effect thereto (including the application of the proceeds thereof) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be, to the knowledge of an Authorized Officer of the Borrower and its Subsidiaries, true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) as of such earlier date).
8.2    Notice of Borrowing.
(a)    Prior to the making of each Loan the Administrative Agent shall have received a Notice of Borrowing (in writing) meeting the requirements of Section 2.4. The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Article VIII above have been satisfied as of that time.
ARTICLE IX
REPRESENTATIONS, WARRANTIES AND AGREEMENTS
In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes, on the Effective Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
9.1    Corporate Status.  Each of the Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, and (d) is in compliance with all Requirements of Law, except in each case referred to in clauses (b), (c) and (d), where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
9.2    Corporate Power and Authority; Enforceability.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
9.3    No Violation.  None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Credit Documents or Liens disclosed in the Tender Offer Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Subsidiaries.
9.4    Litigation.  Except as set forth on Schedule 9.4, as of the Effective Date, (a) there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries and (b) the Borrower has not received any written notice of Environmental Claims from a Governmental Authority, that, in each case, would reasonably be expected to result in a Material Adverse Effect.

9.5    Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.
9.6    Governmental Approvals.  The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
9.7    Investment Company Act.  No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
9.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Lead Arranger, Bookrunner and/or any Lender on or before the Effective Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time of the Borrower as filed with the SEC from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 9.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 9.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

9.9    Financial Condition; Financial Statements.
(a)    On the Effective Date, the Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and the consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited interim financial information, to changes resulting from audit, normal year-end adjustments and to the absence of footnotes.
(b)    On the Effective Date, neither the Borrower nor any Subsidiary has any material Indebtedness (including Disqualified Stock) other than Indebtedness arising under the Credit Documents, First Lien First Out Obligations, Permitted Second Lien Indebtedness, Senior Notes, any material guarantee obligations, contingent liabilities other than liabilities created under the OPC Related Transactions, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.
(c)    Since the date of the financial statements most recently delivered pursuant to Section 10.1(a), and only with respect to the Effective Date, since December 31, 2015, to the actual knowledge of any Authorized Officer of the Borrower, there has been no Material Adverse Effect.
9.10    Tax Matters.  Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) to the extent then due and payable, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Effective Date.
9.11    Compliance with ERISA.
(a)    Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of

Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; no proceedings have been instituted to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; no Multiemployer Plan is insolvent or in reorganization, and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or a Multiemployer Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 9.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 9.11(a), be reasonably likely to have a Material Adverse Effect.  With respect to Multiemployer Plans, the representations and warranties in this Section 9.11(a), other than any made with respect to liability under Section 4201 or 4204 of ERISA, are made to the knowledge of the Borrower.
(b)    All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.12    Subsidiaries. Schedule 9.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Effective Date.
9.13    Environmental Laws.
(a)    On the Effective Date, except as would not reasonably be expected to have a Material Adverse Effect as of the Effective Date:  (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any applicable Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.
(b)    On the Effective Date, except as would not reasonably be expected to have a Material Adverse Effect as of the Effective Date, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under any applicable Environmental Law.
9.14    Properties.
(a)    Each Credit Party has good and defensible title to its material Oil and Gas Properties and good title to its material personal properties (in each case, subject to any Permitted Liens which are permitted to attach thereto) and owns such Oil and Gas Properties, in each case, free and clear of all Liens other than Liens permitted by Section 11.2.  After giving full effect to the Liens permitted by Section 11.2, the Borrower or the Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such property.
(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.
(c)    The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.
(d)    All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.
9.15    Solvency. The Borrower, on a consolidated basis with its Subsidiaries, is Solvent and neither the Borrower nor any of its Subsidiaries presently intends to or presently anticipates it will (a) be or become subject to a voluntary case under any debt relief law, (b) make a general assignment for the benefit of creditors or (c) have a custodian, conservator, receiver or similar official appointed for such Person or any substantial part of such Person’s assets, , and no such Person presently expects or presently anticipates it will to (w) be or become subject to an involuntary case under any debt relief law, (x) be subject to a forced liquidation or otherwise be adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, (y) make a general assignment for the benefit of creditors as a result of any direct action by any other Person or (z) have a custodian, conservator, receiver or similar official appointed for such Person or any substantial part of such Person’s assets as a result of any direct action by any other Person.
9.16    Insurance.  The properties of the Borrower and the Subsidiaries are insured in the manner contemplated by Section 10.3.
9.17    Hedge Agreements.  As of the Effective Date, the Hedge Agreements of the Credit Parties are in compliance with Section 11.10.
9.18    Patriot Act.  On the Effective Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.
9.19    Liens Under the Security Documents.  During a Credit Rating Trigger Period, upon the execution and delivery of the Security Documents in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions, the Liens granted and to be granted by any Credit Party to the Collateral Agent, will constitute validly created, perfected and first priority Liens, provided that Liens permitted under Section 11.2 may exist on such assets and; provided, further, that no intention to subordinate the first priority Lien of the Collateral Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.
9.20    No Default.  On the Effective Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
9.21    Direct Benefit.  The Borrowing hereunder is for the direct benefit of the Borrower and its Subsidiaries.  The Borrower and its Subsidiaries shall engage as an integrated group in the business of oil and gas exploration, production and related activities and other legal business purposes, and any benefits to the Borrower and its Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Subsidiaries is partially dependent upon the continued successful performance of the functions of the integrated group as a whole.
9.22    Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  None of (a) the Borrower, any of its Subsidiaries or to the knowledge of the Authorized Officers of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the Facilities, is a Sanctioned Person.  No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.
9.23    EEA Financial Institutions. No Credit Party is an EEA Financial Institution.
ARTICLE X
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that on the Effective Date and until the Loans, together with interest, fees and all other Obligations incurred hereunder are paid in full:
10.1    Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(k)    Annual Financial Statements.  As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and the Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of operations, equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants or the First Lien First Out Financial Performance Covenants on a future date or in a future period), together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenant that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof, together with, if not otherwise required to be filed with the SEC, a customary management discussion and analysis describing the financial condition and results of operations of the Borrower and its Subsidiaries.
(l)    Quarterly Financial Statements.  As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries, as at the end of such quarterly period and the related consolidated statements of operations, equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes, together with, if not otherwise required to be filed with the SEC, a customary management discussion and analysis describing the financial condition and results of operations of the Borrower and its Subsidiaries.
(m)    Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 10.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the Financial Performance Covenant as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Material Subsidiaries and Guarantors as at the end of such fiscal year or period, as the case may be, from the Material Subsidiaries and Guarantors, respectively, provided to the Lenders on the Effective Date or the most recent fiscal year or period, as the case may be.
(n)    Notice of Default; Litigation.  Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries for which it would reasonably be expected that an adverse determination is probable, and that such determination would result in a Material Adverse Effect.
(o)    Environmental Matters.  Promptly after an Authorized Officer of the Borrower obtains written notice of any Governmental Authority of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Oil and Gas Properties;
(ii)    any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;
(iii)    any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.
(p)    Other Information.  (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) contemporaneously with the delivery thereof to such other Person, copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the First Lien First Out Administrative Agent, the First Lien First Out Lenders and/or the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 10.2(a) and Section 14.16, such other information (financial or otherwise) as any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
(q)    Quarterly Investor Calls. Quarterly, not more than four times each fiscal year, participate in a conference call for investors that the Lenders are permitted to join to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended quarterly period for which financial statements have been delivered.
(r)    Mortgage Filing Status. If requested by any Lender, the Borrower shall provide an update to the Administrative Agent for the benefit of such Lender as to the status of the filings of any Mortgages required pursuant to Section 10.10(a). Upon the completion of the filing of each of the Mortgages required pursuant to Section 10.10(a) with respect to properties owned on the Escrow Release Date, the Borrower shall provide notice to the Administrative Agent and the Administrative Agent shall make such notice available to each of the Lenders in accordance with its customary practice.
Documents required to be delivered pursuant to Sections 10.1(a) and (b) and this Section 10.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 14.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 10.1(c) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
10.2    Books, Records and Inspections.
(e)    The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 10.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in Section 10.1(f)(iii) or this Section 10.2, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(f)    The Borrower will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
10.3    Maintenance of Insurance.  The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  During any Credit Rating Trigger Period (and only during any Credit Rating Trigger Period), the Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Administrative Agent shall be the additional loss payee under any such casualty insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such casualty insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby.  During any Credit Rating Trigger Period (and only during any Credit Rating Trigger Period), all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).
10.4    Payment of Taxes.  The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Subsidiaries; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.
10.5    Consolidated Corporate Franchises.  The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 11.3, 11.4 or 11.5.
10.6    Compliance with Statutes, Regulations, Etc.  The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the

Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
10.7    ERISA.
(c)    Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, or a Multiemployer Plan is to be reorganized, partitioned or declared insolvent, under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
(d)    Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly, following a request from the Administrative Agent, make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
10.8    Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:
(d)    operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(e)    keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and
(f)    to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 10.8.
10.9    Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Subsidiaries shall be required to take the actions specified in Schedule 10.9 as promptly as practicable, and in any event within the time periods set forth in Schedule 10.9. The provisions of Schedule 10.9 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.
10.10    Additional Guarantors, Grantors and Collateral.
(c)    Subject to any applicable limitations set forth in the Security Documents, the First Lien Intercreditor Agreement or the Pledge Agreement, upon the occurrence and during the continuation of a Credit Rating Trigger Period or on the occurrence of the Escrow Release Date, as soon as practicable using commercially reasonable efforts (and executing and delivering each Security Document as it may become available), but in any event within thirty (30) days (or sixty (60) days with respect to any Mortgages encumbering Midstream Assets and Power Assets) or as soon as practicable thereafter using commercially reasonable efforts (but in any event within one hundred twenty (120) days) of the first day of such Credit Rating Trigger Period or the Escrow Release Date, the Borrower will execute and cause its Material Subsidiaries to execute: (i) the Pledge Agreement, (ii) the Security Agreement, (iii) the Guarantee (as applicable) and (iv) any Mortgages such that after giving effect thereto the Borrower will meet the Collateral Requirements, provided that other than in connection with the Escrow Release Date and prior to the Discharge of First Lien First Out Obligations, the time period for execution of such documents shall be governed by the terms of the First Lien First Out Credit Agreement relating to the comparable documents securing the First Lien First Out Obligations and shall include any extensions granted by the First Lien First Out Administrative Agent thereunder; provided further that such Mortgages shall not be recorded until the First Lien First Out Administrative Agent shall have recorded the mortgages securing the First Lien First Out Obligations, and provided further that, in the connection with the delivery of any Mortgages, the Administrative Agent shall receive, with regards to certain laws of the State of California, the legal opinion of Day Carter & Murphy LLP or other California counsel to the Borrower, in a form and substance reasonably satisfactory to the Administrative Agent, and in each case, subject to customary qualifications and exceptions.
(d)    Subject to any applicable limitations set forth in the Guarantee, the Security Documents or the First Lien Intercreditor Agreement, the Borrower will cause any direct or indirect Material Subsidiary formed or otherwise purchased or acquired after the Escrow Release Date (including pursuant to a Permitted Acquisition), within thirty (30) days from the date of such formation or acquisition or as soon as practicable thereafter using commercially reasonable efforts (but in any event within one hundred twenty (120) days) to execute a supplement to each of the Guarantee, and during a Credit Rating Trigger Period, the Security Agreement and the Pledge Agreement, in each case, in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement, provided that prior to the Discharge of First Lien First Out Obligations, the time period for execution of such documents shall be governed by the terms of the First Lien First Out Credit Agreement relating to the comparable documents securing the First Lien First Out Obligations and shall include any extensions granted by the First Lien First Out Administrative Agent thereunder.
(e)    During a Credit Rating Trigger Period or on the occurrence of the Escrow Release Date, subject to any applicable limitations set forth in the Pledge Agreement and the First Lien Intercreditor Agreement, and subject to Section 10.10(a) above, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 10.10(b)) to pledge, to the Collateral Agent, for the benefit of the Secured Parties all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 10.10(b)), provided that other than in connection with the Escrow Release Date and prior to the Discharge of First Lien First Out Obligations, the time period for such pledge shall be governed by the terms of the First Lien First Out Credit Agreement relating to the comparable documents securing the First Lien First Out Obligations and shall include any extensions granted by the First Lien First Out Administrative Agent thereunder.
(f)    During a Credit Rating Trigger Period, subject to any applicable limitations set forth in the Guarantee, the First Lien Intercreditor Agreement or the Security Documents, the Borrower will make all required filings, registrations and recordings, including filings of Uniform Commercial Code or other applicable personal property and financing statements, necessary or appropriate to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 11.2. Notwithstanding the foregoing, Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing or as a financing statement covering such property in the county in which such collateral or fixtures are located, (B) delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers, (C) granting the Collateral Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities and (D) granting the Collateral Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any deposit accounts (other than Excluded Deposit Accounts) by entering into a deposit account control agreement with the Collateral Agent and the account bank for such deposit account.
(g)    During a Credit Rating Trigger Period or on the occurrence of the Escrow Release Date, subject to any applicable limitations set forth in the Pledge Agreement and the First Lien Intercreditor Agreement, the Borrower will pledge, and if applicable will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 10.10(b) to pledge, as soon as is practicable using commercially reasonable efforts, but in any event (i) prior to the Discharge of First Lien First Out Obligations, such time period as is permitted under the First Lien First Out Credit Agreement, including any extensions granted by the administrative agent thereunder, and thereafter (ii) within ten (10) Business Days or as soon as practicable thereafter using commercially reasonable efforts (but in any event within thirty (30) Business Days) of the Escrow Release Date or, for after-acquired property, the date it is first acquired or received by the Borrower or a Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 10.10(b)), as applicable, to the Collateral Agent, for the benefit of the Secured Parties, all of the Stock (other than any Excluded Stock meeting the definition of any of clause (a)-(c) or (e)-(h) thereof) that is owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 10.10(b)) in each Development Joint Venture; provided that other than in connection with the Escrow Release Date and prior to the Discharge of the First Lien First Out Obligations, the time period for such pledge shall be governed by the terms of the First Lien First Out Credit Agreement relating to the comparable documents securing the First Lien First Out Obligations and shall include any extensions granted by the First Lien First Out Administrative Agent thereunder.
10.11    Use of Proceeds.
(a)    The Borrower will use the proceeds of the Loans to repay Indebtedness incurred under the First Lien First Out Facilities at par (and any accrued and unpaid interest due thereon) or to repay amounts borrowed hereunder. It is understood and agreed that the Net Cash Proceeds of the Loans may be held in the Escrow Account.
(b)    [Reserved].
(c)    The Borrower shall not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
10.12    Further Assurances.  During a Credit Rating Trigger Period:
(c)    Subject to the applicable limitations set forth in Section 10.10 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Subsidiaries.
(d)    If the Borrower and, prior to the Discharge of First Lien First Out Obligations, the First Lien First Out Administrative Agent agree in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefit afforded to the First Lien First Out Lenders thereby, then such property may be excluded from the Collateral for purposes of the Credit Documents; provided that (i) such determination is communicated in writing to the Collateral Agent by Borrower in a certificate of an Authorized Officer, (ii) such determination is not reasonably objected to in writing by the Majority Lenders within 10 Business Days after receipt of notice thereof and (iii) such property does not secure any Indebtedness or other obligations in respect of any of the First Lien First Out Obligations, Permitted Junior Indebtedness, Permitted Second Lien Indebtedness, Existing Senior Lien Notes, any Indebtedness incurred pursuant to Section 11.2(bb) or any Refinancing Indebtedness incurred to Refinance any of the foregoing.
10.13    Reserve Reports.
(e)    Prior to the Discharge of First Lien First Out Obligations the Borrower shall furnish to the Administrative Agent any Reserve Report prepared for the First Lien First Out Administrative Agent, to the extent the First Lien First Out Administrative Agent requests such Reserve Report.
(f)    Following the Discharge of First Lien First Out Obligations, the Borrower shall provide a Reserve Report on or before April 1st (the “April 1st Reserve Report”) and October 1st (the “October 1st Reserve Report”) of each year evaluating, as of the immediately preceding December 31st (with respect to the April 1st Reserve Report) or June 30th (with respect to the October 1st Reserve Report) the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the First Lien Asset Coverage Ratio. Each Reserve Report will, at the Borrower’s option, be either (i) prepared by an Approved Petroleum Engineer or (ii) prepared by or under the supervision of the Borrower’s chief engineer and in the case of the April 1st Reserve Report audited by an Approved Petroleum Engineer; provided that (x) the Reserve Report for December 31st of each year shall be substantially similar to the Borrower’s year-end reserve report filed with the SEC and (y) the Reserve Report for June 30th of each year shall be prepared in a customary fashion substantially similar to past reserve reports delivered under the First Lien First Out Credit Agreement.
ARTICLE XI
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees that on the Effective Date and thereafter, until the Loans, together with interest, fees and all other Obligations incurred hereunder, are paid in full (and, in each case, subject to the Borrower’s right to determine which exception will apply, in the case of any particular transaction that may be permitted under more than one exception, and in any event, with no exception limiting any other exception):
11.1    Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(g)    Indebtedness arising under any of the Credit Documents;
(h)    Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(i)    Intercompany loans and advances made by the Borrower to any Subsidiary or made by any Subsidiary to the Borrower or its Subsidiaries; provided that if such Indebtedness is owing to a Subsidiary that is not a Guarantor, such Indebtedness is subject to customary subordination terms, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences;
(j)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(k)    subject to compliance with Section 11.5, Guarantee Obligations incurred by (i) Subsidiaries in respect of Indebtedness of the Borrower or other Subsidiaries that is permitted to be incurred under this Agreement (except that a Subsidiary that is not a Credit Party may not, by virtue of this Section 11.1(e) guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 11.1) and (ii) the Borrower in respect of Indebtedness of Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 11.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;
(l)    Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 11.5(b)(iv), (viii), (xv), (xvi) and (xvii);
(m)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets;

(ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Effective Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a pro forma basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenant; and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;
(n)    Indebtedness outstanding on the Effective Date listed on Schedule 11.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(o)     (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Subsidiary, in each case after the Effective Date as the result of a Permitted Acquisition; provided that:
(A)    such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,
(B)    such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),
(C)    (1) the Stock of such Person is pledged to the Collateral Agent to the extent required under Sections 10.10(c) or 10.10(e)  and (2) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, in each case to the extent required under Section 10.10; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 11.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to customary intercreditor arrangements not objected to by the Majority Lenders within ten (10) Business Days of being provided with a substantially final draft of any such intercreditor agreement; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 11.1(g), and
(D)    after giving effect to the assumption of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenant;

(ii)    any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(p)    (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:
(A)    (1) the Stock of the Person acquired is pledged to the Collateral Agent to the extent required under Sections 10.10(c) or 10.10(e) and (2) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and delivers any other Security Documents, in each case, to the extent required under Section 10.10;
(B)    after giving effect to the incurrence of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenant, as such covenant are recomputed as at the last day of the most recently ended Test Period as if such incurrence and acquisition had occurred on the first day of such Test Period;
(C)    the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 91 days after the Maturity Date (determined at the time of issuance or incurrence); and
(D)    such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent permitted under Section 11.5;
(ii)    any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(q)    Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;
(r)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;
(s)    cash management obligations, cash management services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(t)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(u)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with the Spinoff Transaction and the OPC Related Transactions, Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;
(v)    Indebtedness of the Borrower or any Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;
(w)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries incurred in the ordinary course of business;
(x)    Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 11.6;
(y)    Indebtedness consisting of obligations of the Borrower and the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, as defined in the First Lien First Out Credit Agreement, Permitted Acquisitions or any other Investment permitted hereunder;
(z)    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;
(aa)    Indebtedness consisting of the undischarged balance of any Production Payment in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;
(bb)    Indebtedness in respect of (i) the First Lien First Out Obligations in an aggregate outstanding principal amount not to exceed the greater of (x) $2,200,000,000 and (y) the Borrowing Base and (ii) any Refinancing Indebtedness issued or incurred to Refinance such Indebtedness incurred under the preceding clause (i); provided that (A) such Refinancing

Indebtedness shall consist of term loans and/or revolving credit facilities with lenders consisting of commercial banks, investment banks and other institutional lenders and with pricing, terms and conditions (including without “hard call” protection or other repayment premiums in excess of 102%) customary for oil and gas borrowers in the bank and term loan B markets and (B) the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder;
(cc)    during an Investment Grade Period, other Indebtedness; provided that after giving effect to the incurrence of any such Indebtedness, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenant, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(dd)    during a Credit Rating Trigger Period, other Indebtedness so long as (i) the aggregate principal amount of such Indebtedness at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed the greater of 100,000,000 and 1.50% of Consolidated Total Assets (measured, in each case, as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date) and (ii) after giving pro forma effect to such incurrence and any concurrent use of proceeds, the Borrower is in pro forma compliance with the Financial Performance Covenant, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(ee)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above and (z) through (dd) below;
(ff)    the Existing Second Lien Notes and any Permitted Refinancing Indebtedness issued or incurred to refinance such Existing Second Lien Notes not to exceed, at any time, $2,250,000,000;
(gg)    Any Permitted Junior Indebtedness or Permitted Additional Debt of the Borrower or any other Credit Party incurred solely for the purposes set forth in Section 11.7(a)(ii) and Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness that also meets the conditions set forth under the definition of Permitted Junior Indebtedness or Permitted Additional Debt, as applicable;
(hh)    Indebtedness arising under any First Lien Second-Out Credit Documents (as defined in the First Lien First Out Credit Agreement (as in effect on the Effective Date)) in an aggregate principal amount not to exceed the Incremental Amount, less the aggregate principal amount of any Indebtedness established pursuant to Section 2.2;
(ii)    Any Permitted Unsecured Ratio Debt; and
(jj)    During a Credit Rating Trigger Period, Indebtedness secured by a Lien on Non-Borrowing Base Properties; provided that (i) the aggregate principal amount of such Indebtedness at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed $200,000,000 less the amount of Permitted Additional Debt, Senior Notes or Permitted Junior Indebtedness obtained as consideration for a Non-Borrowing Base Disposition in connection with any transaction entered into in accordance with Section 11.7(a)(i) and (ii) after giving pro forma effect to such incurrence and any concurrent use of proceeds the Borrower is in pro forma compliance with the Financial Performance Covenant;
provided that, in no event shall the Specified First Lien Indebtedness Amount exceed the Priority Lien Cap.
11.2    Limitation on Liens.  The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:
(d)    Liens securing Indebtedness pursuant to Section 11.1(a);
(e)    Permitted Liens;
(f)    Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness permitted pursuant to Section 11.1(g); provided that such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(g)    Liens existing on the Effective Date other than Liens securing Indebtedness under the First Lien First Out Credit Agreement and Permitted Second Lien Indebtedness; provided that any Lien securing Indebtedness in excess of (i) $5,750,000 individually or (ii) $11,500,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 11.2) shall only be permitted to the extent such Lien is listed on Schedule 11.2;
(h)    (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), during a Credit Rating Trigger Period, (f), (i), (s) and (w) of this Section 11.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (f) and (s), subject to a Lien securing Indebtedness permitted under Section 11.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) during a Credit Rating Trigger Period, Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 11.1;
(i)    during a Credit Rating Trigger Period, Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 11.1(i); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 11.1(i), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 11.1) that such Liens secured, immediately prior to such Permitted Acquisition;
(j)    during a Credit Rating Trigger Period, Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 11.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(k)    during a Credit Rating Trigger Period, Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of a Credit Party and (ii) of any Subsidiary that is not a Credit Party in favor of any Subsidiary that is not a Credit Party;
(l)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
(m)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 11.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 11.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(n)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted by this Agreement;
(o)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 11.5;
(p)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and approved by the Borrower’s board of directors;
(q)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(s)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t)    (i) Liens in respect of Production Payments which, in the case of Production Payments constituting Indebtedness, shall not exceed an aggregate principal amount of $250,000,000 at any one time outstanding and (ii) Liens in connection with Royalty Trust Transactions and obligations arising from net profits interests, working interests, overriding royalty interests or similar real property interest;
(u)    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(v)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(w)    Liens on Stock in a joint venture that does not constitute a Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;
(x)    Liens securing any Indebtedness permitted by Section 11.1(k);
(y)    Liens arising pursuant to Section 107(l) of CERCLA, or other Environmental Law, unless such Lien  (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Subsidiary that is reasonably likely to exceed $34,500,000;
(z)    Liens securing any Indebtedness permitted by Section 11.1(v);
(aa)    during a Credit Rating Trigger Period, Liens on any property of the Borrower or any Subsidiary to secure Indebtedness and obligations of the Borrower or such Subsidiary under Hedge Agreements permitted under Section 11.10 with counterparties other than a Hedge Bank (as defined in the First Lien First Out Credit Agreement);
(bb)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 12.9; and
(cc)    Liens securing Indebtedness issued or incurred under Section 11.1(z); provided that such Liens are subordinated to the Liens securing the Obligations pursuant to the Existing Intercreditor Agreement;
(dd)    during a Credit Rating Trigger Period, Liens on Non-Borrowing Base Properties securing Indebtedness permitted by Section 11.1(dd);
(ee)    Liens securing Indebtedness incurred under Section 11.1(aa);

(ff)    Liens securing the counterparty’s interests under farm-in agreements or farm-out agreements and Development Joint Ventures relating to Developed Non-Producing Reserves, Proved Non-Producing Reserves, Proved Undeveloped Reserves or Hydrocarbon Interests to which no Proved Reserves are attributable or undeveloped acreage to which no Proved Reserves are attributable, which Liens may be first priority Liens senior to the Liens securing the Obligations, if the aggregate value of the property secured by such Liens pursuant to this Section 11.2(bb) valued at the time such agreement is entered into, is less than or equal to $500,000,000; provided that, if requested by the Borrower, the Administrative Agent shall (and the Lenders hereby agree that the Administrative Agent shall) subordinate and/or release its Liens relating to such property; and
(gg)    Liens securing Indebtedness pursuant to Section 11.1(bb); provided that such Indebtedness shall be (i) secured by the Liens on the Collateral that secure the Obligations and the First Lien First Out Obligations but provide for collateral recovery in respect of such Liens to be junior to the collateral recovery in respect of the First Lien First Out Obligations, (ii) subject to the Existing Intercreditor Agreement such that the lending parties under such Indebtedness are “Priority Lien Secured Parties” (as defined therein) and (iii) subject to the First Lien Intercreditor Agreement or an intercreditor agreement in form and substance substantially similar to the First Lien Intercreditor Agreement or that is otherwise reasonably acceptable to the Majority Lenders.
11.3    Limitation on Fundamental Changes.  Except as permitted by Sections 11.4 or 11.5, the Borrower will not, and will not permit any of the Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary) to become a Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Mortgage, each in form and substance reasonably effective to cause such Person to be bound by such agreements as if such Person had entered into the respective agreements directly, (iii) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenant, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 11.5;
(b)    any Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Subsidiary of the Borrower;
(c)    any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;
(d)    any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise Disposed of or transferred in accordance with Section 11.4 or 11.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and
(e)    to the extent that no Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 11.4.
11.4    Limitation on Sale of Assets.
(a)    During a Credit Rating Trigger Period, the Borrower will not, and will not permit any of the Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents, except that:
(i)    the Borrower and any Subsidiary may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of community and public outreach, including, without limitation, charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirements of Law, to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(ii)    the Borrower and any Subsidiary may effect a Disposition in accordance with Section 11.7(a)(i);
(iii)    the Borrower and any Subsidiary may Dispose of property or assets to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 11.5;
(iv)    the Borrower and any Subsidiary may effect any transaction permitted by Section 11.3, 11.5 or 11.6;
(v)    the Borrower and any Subsidiary may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
(vi)    the Borrower and any Subsidiary may effect Dispositions constituting like-kind exchanges (including reverse like-kind exchanges) of Oil and Gas Properties to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (iii) until the Discharge of First Lien First Out Obligations, such Disposition is in compliance with the First Lien First Out Credit Agreement;

(vii)    the Borrower and any Subsidiary may effect Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;
(viii)    the Borrower and any Subsidiary may effect Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 11.5(b)(viii);
(ix)    the Borrower and any Subsidiary may effect Dispositions listed on Schedule 11.4 (“Scheduled Dispositions”);
(x)    the Borrower and any Subsidiary may effect transfers of property subject to a (i) Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;
(xi)    the Borrower and any Subsidiary may effect Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;
(xii)    [reserved];
(xiii)    [reserved];
(xiv)    the Borrower and any Subsidiary may effect a Disposition of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (i) through (xi) above;
(xv)    the Borrower and any Subsidiary may effect any other Disposition so long as:
(A)    no Default or Event of Default is occurring or would result therefrom;
(B)    the Borrower or Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(C)    at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Additional Assets; provided that the following shall be deemed to be Cash Equivalents for purposes of this clause (C) and for no other purposes:
(1)    any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheets, such liabilities as would have been reflected in the Borrower’s consolidated balance sheet or the footnotes thereto if such incurrence or accrual had been put in place on or prior to the date of such balance sheet as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than contingent liabilities or liabilities that are by their terms subordinated to the Obligations, that (i) are assumed by the transferee of any such assets and from which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Subsidiaries);
(2)    any securities, notes or other obligations or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of such Disposition;
(3)    with respect to any Disposition of Oil and Gas Properties by the Borrower or any Subsidiary in which the Borrower or any Subsidiary retains a direct or indirect interest in such property (including, without limitation, in the nature of a reversionary, remainder, increasing or back-in interest), the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof);
(4)    Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Subsidiaries), to the extent that the Borrower and each other Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition; and

(5)    any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (5) at any time outstanding, not in excess of the greater of (x) $100 million and (y) 1.5% of Consolidated Total Assets determined as of the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;
(D)    with respect to any Dispositions in excess of $25,000,000 per calendar year, after giving pro forma effect to such Disposition and any related pro forma adjustment (including, without limitation, any substantially concurrent incurrence of Indebtedness and with such pro forma adjustments including the recalculation of PV-10 on a pro forma basis), the Borrower is in pro forma compliance with the Financial Performance Covenant; and
(E)    the Net Cash Proceeds from such Disposition are applied in accordance with clause (b) below.
(b)    Within 365 days after the receipt of any Net Cash Proceeds from a Disposition made pursuant to Section 11.4(a)(xv) only, and not for any other Dispositions, the Credit Parties may apply such Net Cash Proceeds:
(i)    subject to the First Lien Intercreditor Agreement, to repay Indebtedness under the First Lien First Out Credit Agreement;
(ii)    to permanently repay or reduce any additional Permitted Junior Indebtedness (as defined in the First Lien First Out Credit Agreement as of the First Lien First Out Fifth Amendment Effective Date) that is secured by the Liens on the Collateral that secure the Obligations and the First Lien First Out Obligations but provide for collateral recovery in respect of such Liens to be equal or senior to the collateral recovery in respect of the Obligations; provided that if the Borrower shall so repay or reduce any such Permitted Junior Indebtedness, an equal and ratable portion of such Net Cash Proceeds shall be deemed to be Excess Cash Proceeds and shall be applied in accordance with Section 5.2(a);
(iii)    to make Capital Expenditures in respect of the Credit Parties’ onshore oil and gas business, including without limitation maintenance and repair expenditures that are Capital Expenditures; provided that this clause (iii) shall be deemed to be satisfied if a bona fide binding contract committing to make such Capital Expenditure is entered into by any Credit Party with a Person other than an Affiliate of any Credit Party within the time period specified above and such Net Cash Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into; or
(iv)    to invest or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Cash Proceeds received by the Borrower or another Subsidiary);
provided that Borrower shall deliver a notice of its intent to reinvest Net Cash Proceeds from the Disposition a “Reinvestment Notice” to the Administrative Agent and the Lenders within 60 days of the receipt by any Credit Party of such Net Cash Proceeds. Any Net Cash Proceeds from Dispositions that are not applied or invested as provided in Section 11.4(b) (including amounts not invested following a Reinvestment Notice) shall constitute “Excess Cash Proceeds” and shall be applied in accordance with Section 5.2(a).
(c)    On any date during an Investment Grade Period, the Borrower will not, and will not permit any of the Subsidiaries to, make any Disposition, unless after giving pro forma effect to such Disposition (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Performance Covenant on a pro forma basis after giving effect to such Disposition.
(d)    Notwithstanding anything to the contrary, the Borrower may Dispose of property or assets in an amount not to exceed $1,000,000 individually or $10,000,000 in the aggregate for each fiscal year of the Borrower without such Dispositions being subject to Sections 11.4(a), (b) and (c) hereof.
11.5    Limitation on Investments.
(a)    [Reserved].
(b)    During a Credit Rating Trigger Period, the Borrower will not, and will not permit any of the Subsidiaries, to make any Investment except:
(i)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;
(ii)    Investments in assets that constituted Permitted Investments at the time such Investments were made;
(iii)    loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to this subclause (iii) shall not exceed $20,000,000;
(iv)    (A) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Effective Date as set forth on Schedule 11.5, (B) Investments existing on the Effective Date of the Borrower or any Subsidiary in any other Subsidiary and (C) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (iv) is not increased at any time above the amount of such Investment set forth on Schedule 11.5;
(v)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(vi)    Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 11.1) of the Borrower (or any direct or indirect parent thereof);
(vii)    [Reserved];
(viii)    (A) Investments in respect of Permitted Acquisitions, (B) Investments in respect of Royalty Trusts and master limited partnerships and (C) other Investments in an amount not to exceed $250,000,000 in the aggregate, in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 11.5(b)(viii) that, at the time each such Investment is made, would not exceed the sum of (a) $100,000,000 plus (b) so long as (i) no Default or Event of Default has occurred and is continuing at the time of any such Investment or would result therefrom and (ii) the Fixed Charge Coverage Ratio shall be no less than 2.25 to 1.00 after giving pro forma effect to such Investment and any transactions taken in connection therewith (including, without limitation, the incurrence of any Indebtedness), the Available Amount at such time plus (c) the amount of any Net Cash Proceeds of any issuance or sale of Stock (other than Disqualified Stock) of the Borrower (provided that any Investments made with such Net Cash Proceeds under this Section 11.5(b)(viii) are made within one hundred and eighty

(180) calendar days of the issuance of such Stock) (such amount, an “Equity Funded Investment”); provided that the foregoing limits shall not apply during the period in which, and Investments may be made pursuant to this Section 11.5(b)(viii) without limit at any such time during which, after giving pro forma effect to the making of any such Investment, (1) no Event of Default shall have occurred and be continuing and (2) Liquidity is not less than 10% of the then-effective First Lien First Out Revolving Loan Limit (on a pro forma basis after giving effect to such Investment) or, after the Discharge of First Lien First Out Obligations, cash on the balance sheet of the Borrower of at least $220,000,000; provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time and (y) for the avoidance of doubt, any prepayment, repurchase, redemption or defeasance of the Senior Notes, any Permitted Junior Indebtedness or any Permitted Additional Debt shall also be subject to compliance with Section 11.7;
(ix)    Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 11.4;
(x)    Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);
(xi)    loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 11.6;
(xii)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(xiii)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(xiv)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(xv)    guarantee obligations of the Borrower or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(xvi)    Investments held by a Person acquired (including by way of merger or consolidation) after the Effective Date otherwise in accordance with this Section 11.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xvii)    Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement; provided that any asset, property, equity interests or other interest that (a) is property described in clauses (d) or (f) of the definition of Excluded Stock, (b) has an aggregate value with all such property in excess of $50,000,000 and (c) is received in connection with any Investment under this clause (xvii) shall be pledged as Collateral except (i) to the extent such Investment is made in connection with a farm-in, farm-out or Development Joint Venture or (ii) to the extent otherwise excluded pursuant to clause (b) of the definition of Excluded Stock;
(xviii)    Investments in Hedge Agreements permitted by Section 11.1 and Section 11.10;
(xix)    Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 11.1, 11.3, 11.4 and 11.6 (other than 11.6(c));
(xx)    Investments by the Borrower or any Subsidiary in any Subsidiary;
(xxi)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.
11.6    Limitation on Restricted Payments.  The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock

Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 11.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:
(e)    the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 11.1) of the Borrower;
(f)    the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, for non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed $50,000,0000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $25,000,000 in the aggregate;
(g)    to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 11.5;

(h)    to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 11.3;
(i)    the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the property to be delivered upon the exercise of such options or warrants;
(j)    the Borrower or any of the Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) if such payment is made while a Credit Rating Trigger Period is in effect, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(k)    the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(l)    during any Credit Rating Trigger Period, if, after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing, and (ii) Available Revolving Commitment (as defined in the First Lien First Out Credit Agreement) is not less than 10% of the then effective First Lien First Out Revolving Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), the Borrower may make, declare and pay additional Restricted Payments in an aggregate amount not to exceed $5,000,000 per calendar year, in cash or otherwise to the holders of its Stock and Stock Equivalents;
(m)    during any Investment Grade Period, if no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to the making of any such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenant, then the Borrower may declare and pay Restricted Payments in cash or other property;
(n)    [reserved];
(o)    the Borrower may make payments described in Sections 11.12(d), (e), (f) and (i) (subject to the conditions set out therein); and
(p)    the Borrower and its Subsidiaries may make additional Restricted Payments not to exceed the Available Amount at such time so long as (x) no Default or Event of Default has occurred and is continuing or shall result therefrom and (y) the Fixed Charge Coverage Ratio shall be no less than 2.25 to 1.00 after giving pro forma effect to such Restricted Payment and any transactions taken in connection therewith (including, without limitation, the incurrence of any Indebtedness).
11.7    Limitations on Debt Payments and Amendments.
(g)    Except as permitted by Section 11.7(b), the Borrower shall not, and shall not permit the other Credit Parties to, make any prepayment, repurchase, redemption or defeasance of the Senior Notes, any Permitted Junior Indebtedness or any Permitted Additional Debt (it being understood that payments of regularly scheduled cash interest in respect of, payment of principal on the scheduled maturity date of, the Senior Notes or Permitted Junior Indebtedness (only to the extent permitted under the definition thereof) or Permitted Additional Debt shall be permitted prior to maturity, as applicable), except the Borrower or any Credit Party, as applicable, may:
(i)    prepay, repurchase, redeem or defease any Permitted Additional Debt, the Senior Notes or Permitted Junior Indebtedness with an amount up to 60% multiplied by the sum of (x) Net Cash Proceeds plus (y) Permitted Additional Debt, Senior Notes or Permitted Junior Indebtedness obtained as consideration for a Non-Borrowing Base Disposition; provided that any such Permitted Additional Debt, Senior Notes or Permitted Second Lien Indebtedness obtained as consideration shall be valued at Fair Market Value and shall comprise no more than 60% of the total consideration for such Disposition;
(ii)    prepay, repurchase, redeem, defease or exchange any Permitted Additional Debt, the Senior Notes or Permitted Junior Indebtedness at a discount to par (calculated in accordance with the proviso below) with Net Cash Proceeds of the incurrence of, or exchange for, Permitted Additional Debt, Senior Notes, Permitted Junior Indebtedness or Indebtedness incurred under Sections 11.1(a), 11.1(aa) or 11.1(bb);
(iii)    prepay, repurchase, redeem, defease or exchange any Permitted Additional Debt, the Senior Notes or Permitted Junior Indebtedness in an amount not to exceed $200,000,000 in the aggregate; and
(iv)    prepay, repurchase, redeem or defease any Permitted Junior Indebtedness, Senior Notes or Permitted Additional Debt not to exceed the Available Amount; provided that, in each case, (i) no Default or Event of Default has occurred and is continuing at the time of any such prepayment, repurchase, redemption or defeasance or would result therefrom and (ii) the Fixed Charge Coverage Ratio shall be no less than 2.25 to 1.00 after giving pro forma effect to such prepayment, repurchase, redemption or defeasance and any transactions taken in connection therewith (including, without limitation, the incurrence of any Indebtedness);

provided that with respect to clause (i) above, (A) the principal amount of such Senior Notes, Permitted Junior Indebtedness, or Permitted Additional Debt, as applicable, is prepaid, repurchased, redeemed or defeased at a discount to par (calculated for each prepayment, repurchase, redemption or defeasance on a weighted average basis giving effect (in addition to the discount in such prepayment, repurchase, redemption or defeasance) to any prior discount in prepayments, repurchases, redemptions or defeasances that have occurred from the first day of the calendar quarter in which such prepayment, repurchase, redemption or defeasance is consummated to the date such prepayment, repurchase, redemption or defeasance is consummated (it being understood that such calculation shall be made exclusive of any consideration paid to the holders of such Indebtedness in the form of Stock or the cash proceeds of Stock used to prepay, repurchase, redeem or defease such Indebtedness)), (B) Prior to the Discharge of First Lien First Out Obligations and after giving pro forma effect to such prepayment repurchase, redemption or defeasance, Liquidity (as defined in the First Lien First Out Credit Agreement) is equal to $200,000,000 or greater, (C) no Event of Default has occurred and is continuing and (D) after giving pro forma effect to such prepayment, repurchase, redemption or defeasance and any related pro forma adjustment (including, without limitation, any substantially concurrent incurrence of Indebtedness or Disposition and with such pro forma adjustments including the recalculation of PV-10 on a pro forma basis), the Borrower is in pro forma compliance with the Financial Performance Covenant. For the avoidance of doubt, for the purposes of this Section 11.7(a), the amount of any Senior Notes or Permitted Junior Indebtedness shall be calculated using the Fair Market Value of such Senior Notes or Permitted Junior Indebtedness at the time of the prepayment, repurchase, redemption or defeasance thereof.
(h)    Notwithstanding the foregoing, nothing in Section 11.7(a) shall prohibit:
(v)    the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the First Lien First Out Administrative Agent instructing it not to make or permit the Borrower and/or the Subsidiaries to make any such repayment or prepayment;
(vi)    substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 11.1 after giving effect to such transfer; or
(vii)     the prepayment, repurchase, redemption or other defeasance of the Senior Notes, any Permitted Junior Indebtedness or any Permitted Additional Debt (x) with the amount of the Net Cash Proceeds of the issuance or sale of Stock (other than Disqualified Stock) of the Borrower within ninety (90) calendar days of the issuance of such Stock (such amount, an “Equity Funded Prepayment”) or (y) in exchange for Stock (other than Disqualified Stock) of the Borrower.
(i)    The Borrower will not amend or modify the Senior Notes Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the provisions of the Senior Notes Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt at the time such Indebtedness was issued.
11.8    Negative Pledge Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder, including Indebtedness incurred pursuant to Section 11.1(v) or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 11.8) are listed on Schedule 11.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Refinancing of Indebtedness in respect of the First Lien First Out Obligations permitted under Section 11.1(v) or Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower (or are binding on property at the time such property first becomes property of the Borrower or a Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (or such property becomes property of the Borrower or a Subsidiary), (iii) represent Indebtedness of a Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 11.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 11.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 11.5 and applicable solely to such joint venture or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party (to the extent that (i) the Collateral Agent and the Lenders otherwise have an Acceptable Security Interest in the property covered by such contract or instrument pursuant to the definition thereof or (ii) the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 11.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 11.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by applicable law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a  Royalty Trust or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).
11.9    Limitation on Subsidiary Distributions.  The Borrower will not, and will not permit any of its Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to pay dividends or make any other distributions to the Borrower or any Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(h)    contractual encumbrances or restrictions in effect on the Effective Date that are described on Schedule 11.9 or pursuant to the Credit Documents;

(i)    the First Lien First Out Credit Agreement, the Credit Documents (as defined in the First Lien First Out Credit Agreement), Senior Notes, the Senior Notes Documents and related guarantees;
(j)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;
(k)    Requirement of Law or any applicable rule, regulation or order;
(l)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(m)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;
(n)    secured Indebtedness otherwise permitted to be incurred pursuant to Sections 11.1 and 11.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(o)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(p)    other Indebtedness, Disqualified Stock or preferred stock of Subsidiaries permitted to be incurred subsequent to the Effective Date pursuant to Section 11.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Effective Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;
(q)    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(r)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and
(s)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
11.10    Hedge Agreements.
(d)    During a Credit Rating Trigger Period, the Borrower will not, and will not permit any Subsidiary to, enter into any Hedge Agreements with any Person other than:
(v)    Hedge Agreements that are non-speculative (including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements); provided that:
(A)    any such Hedge Agreement does not have a term greater than sixty (60) months from the date such Hedge Agreement is entered into;
(B)    at all times, on a net basis, (A) the aggregate notional volume for each of natural gas (including natural gas liquids) and crude oil, calculated separately, covered by market sensitive Hedge Agreements for any month in the first year of the forthcoming five year period (other than Excluded Hedges) shall not exceed 90% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, for each such month in such forthcoming period and (B) the aggregate notional volume for each of natural gas (including natural gas liquids) and crude oil, calculated separately, covered by market sensitive Hedge Agreements for any month in each of the second through fifth years of the forthcoming five year period (other than Excluded Hedges) shall not exceed 80% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, for each such month in such forthcoming period;
(C)    notwithstanding the limitations set forth in clause (i) of this Section 11.10(a), in contemplation of a Permitted Acquisition, the Borrower and its Subsidiaries may enter into additional market sensitive Hedge Agreements such that the aggregate notional volumes for each of natural gas (including natural gas liquids) and crude oil, calculated separately, for each month in the forthcoming five year period covered by such additional market sensitive Hedge Agreements do not exceed 70% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, from the estimated reserves to be acquired in such Permitted Acquisition for each month in such forthcoming period; provided such additional Hedge Agreements are entered into (A) after the execution of a definitive agreement with respect to a Permitted Acquisition, but in any event no earlier than 90 days prior to the proposed funding date of such Permitted Acquisition and (B) in the event such agreement is terminated or such Acquisition is otherwise not consummated within 90 days after such initial additional market sensitive Hedge Agreements have been entered into, then within 15 days after such termination or the end of such 90 day (or longer as soon as commercially practicable thereafter, but in any event within 180 days) period, as applicable, the Borrower shall and shall cause the Subsidiaries to novate, unwind or otherwise dispose of market sensitive Hedge Agreements to the extent necessary to be in compliance with the limitations set forth in clause (i) of this Section 11.10(a); and
(D)    so long as the Borrower and the Subsidiaries properly identify and consistently report such hedges, the Borrower and the Subsidiaries may utilize crude oil hedges as a substitute for hedging natural gas liquids.
(vi)    Hedge Agreements entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed the outstanding principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties at the time such Hedge Agreement is entered into.
(e)    During an Investment Grade Period, the Borrower will not, and will not permit any Subsidiary to, enter into any Hedge Agreements with any Person other than (i) Hedge Agreements not for speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has or may have exposure (including with respect to commodity prices), (ii) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)  with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (iii) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s  Board of Directors from time to time and not subject the Borrower and its Subsidiaries to material speculative risks.
It is understood that for purposes of this Section 11.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.
11.11    Financial Performance Covenant.  During a Credit Rating Trigger Period, the Borrower will not permit the First Lien Asset Coverage Ratio as of any June 30 or December 31 to be less than 1.20 to 1:00.
11.12    Transactions with Affiliates.  The Borrower will not, and will not permit any of the Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction) on terms other than those that are substantially as favorable to the Borrower or such Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate, which, if involving aggregate payments or considerations in excess of $75,000,000, shall be determined by the board of directors or managers of the Borrower or such Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:
(g)    the payment of Transaction Expenses,
(h)    the OPC Related Transactions as in effect from time to time, provided that any amendment or modification after the Spinoff Date, taken as a whole, shall not be adverse to the Lenders in any material respect,
(i)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Article XI,

(j)    employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof),
(k)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,
(l)    transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 11.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,
(m)    Restricted Payments, redemptions, repurchases and other actions permitted under Section 11.6 and Section 11.7,
(n)    any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof),
(o)    transactions with joint ventures entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,
(p)    payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and

(q)    customary agreements and arrangements with Royalty Trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such Royalty Trust or master limited partnership agreement.
11.13    Change in Business.  The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business of Industry Investments by the Borrower and its Subsidiaries and other business activities incidental or reasonably related to any of the foregoing.
11.14    Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
11.15    Anti-Layering. The Borrower shall not, and shall not permit any Credit Party to, without the prior written consent of the Majority Lenders, enter into any contract or agreement with any other creditor the effect of which is to expressly subordinate or make junior such creditor’s lien pursuant to any of the Collateral to any First-Out Lien (as defined in the First Lien Intercreditor Agreement) on the Collateral but senior to the Liens on the Collateral securing the Obligations.
ARTICLE XII
EVENTS OF DEFAULT
Upon the occurrence of any of the following specified events (each an “Event of Default”):
12.1    Payments.  The Borrower shall default in the payment when due of any principal of the Loans (including any payment or prepayment due under Section 5.2) or any interest on the Loans or any fees or of any other amounts owing hereunder or under any other Credit Document and such default shall continue for five or more days.
12.2    Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.
12.3    Covenants.  Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Sections 10.1(d)(i), 10.5 (solely with respect to the Borrower) 10.11(c) or Article XI; or

(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1 or 12.2 or clause (a) of this Section 12.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent (given pursuant to a written direction from the Majority Lenders).
12.4    Default Under Other Agreements.
(a)    Prior to or at the time of the Discharge of First Lien First Out Obligations and to the extent that the First Lien First Out Credit Agreement contains or contained, respectively, an event of default provision permitting the First Lien First Out Lenders to accelerate the First Lien First Out Obligations upon the default of other Indebtedness in an amount in excess of $125,000,000, the Borrower or any of the Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 12.1) in excess of $125,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) without limiting the provisions of clause (i), any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, other than secured Indebtedness that becomes due as a result of a Disposition of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.
(b)    In all other instances not referred to in clause (a) of this Section 12.4, the Borrower or any of the Subsidiaries shall (i) default with respect to any Indebtedness (other than Indebtedness described in Section 12.1) in excess of $125,000,000, and such Indebtedness shall have been declared to be due and payable, or shall be required to be prepaid, defeased or redeemed other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, other than secured Indebtedness that becomes due as a result of a Disposition of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.
12.5    Bankruptcy, Etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.
12.6    ERISA.
(a)    Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);
(b)    there results from any event or events set forth in clause (a) of this Section 12.6 the imposition of a lien, the granting of a security interest, or a liability; and
(c)    such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.
12.7    Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.
12.8    Security Documents.  During a Credit Rating Trigger Period, the Security Agreement, Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement, the Mortgage or any other Security Document.

12.9    Judgments.  One or more monetary judgments or decrees shall be entered against the Borrower or any of the Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.
12.10    Change of Control.  A Change of Control shall occur.
Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 12.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice):  declare the principal of and any accrued interest and fees, and the Make-Whole Amount (as provided in Section 5.1), in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity. If the maturity of the Loans shall be accelerated (under any provision of this Article XII or by operation of law or otherwise) a premium equal to the Make-Whole Amount (determined as if the Loans were prepaid, refinanced, substituted, replaced or otherwise repaid at the time of such acceleration at the option of the Borrower pursuant to Section 5.1) shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not a Bankruptcy Event has commenced, and (if a Bankruptcy Event has commenced) without regard to whether such Bankruptcy Event is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied or released by foreclosure (whether or not by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 5.1 and require the immediate payment of the Make-Whole Amount. Any premium payable pursuant to this Article XII shall be presumed to be the liquidated damages sustained by each Lender as a result of the early redemption and the Credit Parties agreed that it is reasonable under the circumstances currently existing. EACH CREDIT PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE

PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE-WHOLE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Make-Whole Amount is reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Make-Whole Amount to the Administrative Agent for the ratable benefit of the Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.
Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 12.5 shall be applied:
(viii)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and the Collateral Agent;
(ix)    second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and
(x)    third, pro rata to any other Obligations then due and owing; and
(xi)    fourth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.
Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 12.5 shall be applied in accordance with Section 6.01 of the First Lien Intercreditor Agreement.
ARTICLE XIII
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

13.1    Appointment.
(f)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents to which the Administrative Agent is a party and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, other than any powers granted to the Second-Out Agent (as defined in the First Lien Intercreditor Agreement) under the First Lien Intercreditor Agreement.  Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents to which the Collateral Agent is a party and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article XIII (other than Section 13.1(b) with respect to the Lead Arranger and the Bookrunner and Section 13.10 with respect to the Borrower) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent or the Collateral Agent.
(g)    Each of the Lead Arranger and the Bookrunner, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article XIII.
13.2    Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with due care.
13.3    Exculpatory Provisions.
(e)    No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE AGENTS AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (ii) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Agents shall have no duties or obligations except those expressly set forth herein and in the other Credit Documents; provided that no provision of this Agreement shall be construed to relieve the Agents from liability for their own gross negligence or their own willful misconduct. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Agents shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person servicing as such Agent or any of its Affiliates in any capacity. No Agent shall be responsible for or have any duty to ascertain or inquire into (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection with this Agreement or any Credit Document, (w) the performance or observance of any of the covenants, representations, agreement or other terms or conditions set forth in this Agreement or any other Credit Document, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (y) the creation, perfection or priority of any Lien purported to be created by the Security Documents, or (z) the value or the sufficiency of any Collateral.
(f)
    No Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.
(g)
    Each Agent has accepted and is bound by this Agreement and the other Credit Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Majority Lenders, each Agent shall execute additional Credit Documents delivered to it after the date of this Agreement; provided, however, that such additional Credit Documents do not adversely affect the rights, privileges, benefits and immunities of such Agent. Each Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Credit Documents to which such Agent is a party).
(h)
    No written direction given to any Agent by the Majority Lenders or the Borrower or any Loan Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Credit Documents will be binding upon such Agent unless such Agent elects, at its sole option, to accept such direction.
(i)
    No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Credit Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.
(j)
    In no event shall any Agent be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(k)
    No Agent shall be liable for any error of judgment made in good faith by an

Authorized Officer of such Agent unless it shall be proved that the Agent was negligent in ascertaining the pertinent facts.
(l)
    Delivery of any reports, information and documents to the Agents, other than any notices required to be provided under this Agreement, is for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.
(m)
    No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent.
(n)
    Beyond the exercise of reasonable care in the custody of the Collateral in its possession, each Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Each Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and each Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Agent in good faith.
(o)
    No Agent will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of such Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Each Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.
(p)
    In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any environmental laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, such Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Absent gross negligence or willful misconduct, no Agent will be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
(q)
    In connection with its obtaining rates or values from reference banks or brokers, the Administrative Agent makes no warranty whatsoever as to the value or correctness of these rates or values, all of which lie with the source institutions for such rates.
13.4    Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.  Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the Closing Date. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless such Agent shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. No provision of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.  For purposes of determining compliance with the conditions specified in Article VI and Article VIII on the Effective Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
13.5    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless an Authorized Officer of such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, it shall give notice thereof to the Lenders.  Subject to Section 13.7, each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
13.6    Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the

Borrower and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of such Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
13.7    No Other Duties, Etc. Anything herein to the contrary notwithstanding the Bookrunner and Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents.
13.8    Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such upon demand (and, with respect to any EEA Financial Institution, such amounts shall be deemed due and payable no later than six (6) days upon demand therefor) (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to any Agent for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements resulting from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE AGENTS AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 13.8.  In the case of any investigation, litigation or proceeding giving rise to any claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 13.8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, charge, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, charge, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct.  The agreements in this Section 13.8 shall survive the resignation or removal of any Agents, the payment of the Loans and all other amounts payable hereunder and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.
13.9    Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
13.10    Successor Agent.  Each Agent may at any time give notice of its resignation to the Lenders and the Borrower.  If an Agent becomes a Defaulting Lender, then such Agent may be removed as an Agent at the request of the Borrower.  Upon receipt of any such notice of resignation or removal, as the case may be, the Borrower shall have the right, subject to the consent of the Majority Lenders (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender, an Affiliate of a Lender, a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If, in the case of the resignation of an Agent, no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within 30 days after such Agent gives notice of its resignation, then for the Collateral Agent, the Collateral Agent may on behalf of the Lenders appoint a successor Collateral Agent meeting the qualifications set forth above and, for the Administrative Agent, the Administrative

Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent.  Upon the acceptance of a successor’s appointment as an Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent. The retiring Agent shall thereafter be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Agent shall be as agreed between the Borrower and such successor, both acting reasonably.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article XIII (including Section 13.8) and Section 14.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.
13.11    Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 13.11.
13.12    Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Collateral Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which the Majority Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented, (c) release any Guarantor from the Guarantee with respect to which the Majority Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented, (d) enter into a joinder to the Existing Intercreditor Agreement, (e) enter into a First Lien Intercreditor Agreement in the form of Exhibit I or (f) enter into an intercreditor agreement otherwise reasonably acceptable to the Collateral Agent in substance similar to the First Lien Intercreditor Agreement.
13.13    Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
13.14    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 12.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel, to the extent due under Section 14.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 14.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XIV
MISCELLANEOUS
14.1    Amendments, Waivers and Releases.  Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.9(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the

Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders), or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1, or amend or modify any of the provisions of Section 14.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 11.3) or alter the order of application set forth in the final paragraph of Article XII or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article XIII without the written consent of the then-current Administrative Agent or Collateral Agent, as applicable, or any other former Administrative Agent or Collateral Agent to whom Article XIII then applies in a manner that directly and adversely affects such Person, or (iv) [reserved], or (v) [reserved], or (vi) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement, including upon the termination of any Credit Rating Trigger Period) without the prior written consent of each Lender, or (viii) amend Section 2.10 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) amend, modify or waive Section 5.1(a) or any of the defined terms used therein (solely as they relate to Section 5.1(a)) without the written consent of each Lender directly and adversely affected thereby; or (x) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent or Collateral Agent under this Agreement or any other Credit Document) without the prior written consent of the Administrative Agent, (xi) amend, modify or waive any provision of Article VII or Article VIII without the written consent of each Lender; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower, the Collateral Agent and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders, the Collateral Agent and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
14.2    Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.4, 2.7, 2.10 and 5.1 shall not be effective until received.
Notwithstanding anything contrary contained herein, each Agent shall have the right to accept and act upon instructions from the Borrower, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Borrower shall provide to each Agent an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Borrower whenever a person is to be added or deleted from the listing.  If the Borrower elects to give any Agent Instructions using Electronic Means and the Agent in its discretion elects to act upon such Instructions, the Agent’s reasonable understanding of such Instructions shall be deemed controlling.  The Borrower understands and agrees that the Agents cannot determine the identity of the actual sender of such Instructions and that the Agents shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to such Agent have been sent by such authorized officer.  The Borrower shall be responsible for ensuring that only authorized officers transmit such Instructions to the Agents and that the Borrower and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower.  No Agent shall be liable for any losses, costs or expenses arising directly or indirectly from such Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Agents, including without limitation the risk of such Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Agents and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the applicable Agent immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Agents, or another method or system specified by such Agent as available for use in connection with its services hereunder.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
14.3    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.
14.4    Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
14.5    Payment of Expenses; Indemnification.

(a)    The Borrower agrees (i) to pay or reimburse each Lender (for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each material jurisdiction to the Lenders and, solely in the case of an actual or potential conflict of interest, one additional legal counsel in each of the applicable jurisdictions of the affected Lenders), (ii) to pay, indemnify, and hold harmless each Lender from, any and all recording and filing fees and (iii) to pay, indemnify, and hold harmless each Lender and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, of one local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (iv), collectively, the “Lender Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Lender or any of its respective Related Parties with respect to Lender Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH

LENDER AND ITS RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person. No Person entitled to indemnification under clause (iv) of this Section 14.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Lender Indemnified Liabilities. All amounts payable under this Section 14.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 14.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Section 2.11.
(b)    The Borrower agrees (i) to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses (with respect to attorney costs, limited to reasonable fees, disbursements and other charges of one primary counsel to the Agents) incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Emmet, Marvin & Martin, LLP, in its capacity as counsel to the Agents, (ii) to pay or reimburse each Agent (for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each material jurisdiction to the Agents and, solely in the case of an actual or potential conflict of interest, one additional legal counsel in each of the applicable jurisdictions of the affected Agents), (iii) to pay, indemnify, and hold harmless the Agents from, any and all recording and filing fees and (iv) to pay, indemnify, and hold harmless each Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person with respect to the execution, delivery, enforcement and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (iv), collectively, the “Agent Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Agents or any of their respective Related Parties with respect to Agent Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE AGENTS AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 14.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE AGENTS IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENTS OR ANY OF THEIR RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 14.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Agent Indemnified Liabilities. All amounts payable under this Section 14.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder. This

Section 14.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Section 2.11.
14.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 11.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than any natural person or, except as provided in Section 14.6(g), the Borrower, its Subsidiaries or their Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent or, with respect to the Administrative Agent, acknowledgment (such consent or acknowledgment not be unreasonably withheld or delayed; it being understood that, notwithstanding the foregoing clause, the Borrower shall have the right to withhold or delay its consent to any assignment (x) if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) with respect to an assignment of Commitments or Loans to an entity other than a commercial bank or other financial institution customarily engaged in the business of making loans in the oil and gas industry) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing; and provided, further, that if the Borrower has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given; and

(B)    the Administrative Agent; provided that no acknowledgment of the Administrative Agent shall be required for assignments in respect of any Loans to a Person who is a Lender, an Affiliate of a Lender or an Approved Fund.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, (1) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless the Borrower otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that neither the Lead Arranger or any of its Affiliates shall be subject to any such processing or recordation fee in their capacity as a Lender; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and

Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(v)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 14.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders” or “Required Lenders”.  Subject to clause (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6, including the requirements of clause (e) of Section 5.4).  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.13 as if it were an assignee under clauses (a) and (b) of this Section 14.6.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(w)    Any Lender may, without the consent of the Borrower or the Administrative Agent at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H evidencing the Loans owing to such Lender.
(x)    Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
(y)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(z)    Notwithstanding anything herein to the contrary, any Lender may, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to any Loans under this Agreement to the Borrower or any of its Subsidiaries through open market purchase on a non-pro rata basis, in each case subject to the following limitations:
(i)    if the assignee is a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(ii)    if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above), (A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer and (B) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register; and
(iii)    no proceeds of revolving Indebtedness shall be used to finance any such open market purchases.
14.7    [Reserved].
14.8    Adjustments; Set-off.
(e)    If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension.  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
(f)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
14.9    Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, e.g., a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
14.10    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.11    Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
14.12    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13    Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:
(c)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(d)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(e)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;
(f)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;
(g)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages; and
(h)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
14.14    Acknowledgments.  The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Agents, any Bookrunner, any Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Agents, any Bookrunner, any Lead Arranger or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Agents, any Bookrunner, any Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Borrower, the other Credit Parties and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) each Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Agents or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Agents nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
14.15    WAIVERS OF JURY TRIAL.  THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
14.16    Confidentiality.  Each Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or such Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and use or further disclose as permitted hereunder for use, only as necessary to evaluate and make decisions with respect to the Loans, and in any event may make disclosure (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information, are instructed to keep such Confidential Information confidential and agree to keep such Confidential Information confidential on the same terms as provided herein) (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto, (d) to such Lender’s or such Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (g) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) subject to an agreement containing provisions substantially the same as those of this Section 14.16, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (i) with the consent of the Borrower and (j) to the extent such non-public information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; provided that unless specifically prohibited by applicable Requirements of Law, each Lender and each Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender or such Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided, further, that in no event shall any Lender or any Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary.  In addition, each Lender and each Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 14.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this

Section 14.16 or confidentiality provisions at least as restrictive as those set forth in this Section 14.16.
14.17    Release of Collateral and Guarantee Obligations.
(a)    The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 14.1, (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee), (vi) upon the release of any Collateral from the Liens securing the First Lien First Out Credit Agreement in accordance with the terms thereof, (vii) to the extent required in order to give effect to the release contemplated under Section 11.2(cc) hereof and (viii) as necessary or appropriate to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that (x) the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary, or otherwise becoming an Excluded Subsidiary or ceasing to constitute a Material Subsidiary and (y) any Collateral that is Excluded Property shall be automatically released upon the written request of the Borrower to the Collateral Agent.  The Lenders hereby authorize the Collateral Agent to execute and deliver any instruments, documents, and agreements reasonably requested of it and necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  For the avoidance of doubt, the Collateral Agent may rely and shall be fully protected in relying upon a certificate from the Borrower stating that the conditions precedent to the release have been satisfied. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.
(b)    Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions reasonably requested of it and as shall be required to release its security interest (without warranty, representation or recourse) in all Collateral, and to release all obligations (except for those provisions which by their terms are intended to survive) under any Credit Document, whether or not on the date of such release there may be any contingent or indemnification obligations not then due.  Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(c)    Notwithstanding anything to the contrary contained herein or any other Credit Document, upon the Borrower’s election to enter into an Investment Grade Period pursuant to Section 14.18 and delivery of the written notice contemplated therein, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest (without warranty, representation or recourse) in all Collateral, and to release all obligations under any Security Document.
14.18    Credit Rating Election.
(a)    At any time that is not a Credit Rating Trigger Period, the Borrower may provide written notice to the Administrative Agent of its election to enter into a Credit Rating Trigger Period, which notice shall include a certification of an Authorized Officer of the Borrower that the Borrower is exercising commercially reasonable efforts to grant to the Administrative Agent a Lien on the Collateral in accordance with the requirements of Section 10.10(a). A Credit Rating Trigger Period will commence upon the Administrative Agent’s receipt of such notice.
(b)    At any time during a Credit Rating Trigger Period, as long as no Credit Rating Trigger Event has occurred and is continuing, the Borrower may provide notice to the Administrative Agent of its election to exit such Credit Rating Trigger Period and enter into an Investment Grade Period together with a certificate of an Authorized Officer of the Borrower confirming that (A) no Event of Default exists and (B) no Credit Rating Trigger Event has occurred and is continuing.

14.19    USA PATRIOT Act.  Each Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Agents and such Lender to identify each Credit Party in accordance with the Patriot Act.
14.20    Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
14.21    Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
14.22    Disposition of Proceeds.  The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent and the Collateral Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
14.23    [Reserved].
14.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
14.25    Post-First Priority First Out Credit Agreement Third Amendment Fall-Away. Upon the delivery by the Borrower to the Administrative Agent of written notice, which notice shall include a certification of an Authorized Officer of the Borrower that the Borrower is in compliance with the requirements of Section 11.11 of the First Lien First Out Credit Agreement as such Section existed immediately prior to the First Lien First Out Third Amendment Effective Date, that the Fall-Away, as defined in the First Lien First Out Credit Agreement, has occurred, the relevant provisions of the Credit Agreement and the Credit Documents shall be deemed modified to conform to the corresponding changes to the provisions of the First Lien First Out Credit Agreement and the First Lien First Out Credit Documents as a result of such Fall-Away.
Reference is made to the First Lien First/Second-Out Pari Passu Intercreditor Agreement, dated as of the Escrow Release Date between JPMORGAN CHASE BANK, N.A.,

as First Lien First Out Agent (as defined therein), and The Bank of New York Mellon, N.A., as First Lien Second Out Agent (as defined therein) and acknowledged and agreed by California Resources Corporation and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “First Lien Intercreditor Agreement”). Each holder of First Lien Second-Out Obligations (as defined therein), by its acceptance of such First Lien Second-Out Obligations (i) agrees that it will be bound by, and will take no actions contrary to, the provisions of the First Lien Intercreditor Agreement and (ii) authorizes and instructs the First Lien Second-Out Agent on behalf of each First Lien Second-Out Secured Party (as defined therein) to enter into the First Lien Intercreditor Agreement as First Lien Second-Out Agent on behalf of such First Lien Second-Out Secured Party. The foregoing provisions are intended as an inducement to the lenders under the First Lien First-Out Credit Agreement (as defined therein) to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions and the provisions of the First Lien Intercreditor Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

BORROWER:	CALIFORNIA RESOURCES CORPORATION
	By:	/s/ Marshall D. Smith
	Name:	Marshall D. Smith
	Title:	Senior Executive Vice President and Chief Financial Officer

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 1.1(e)
Excluded Stock
The Stock and Stock Equivalents of the following entities:

•	Felix Oil Company

•	Lomita Gasoline Company, Inc.

•	Monument Production, Inc.

•	Tenby, Inc.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 1.1(f)
Excluded Subsidiaries

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 1.1(g)
Subsidiary Guarantors

Name	Jurisdiction of Organization
California Heavy Oil, Inc.	Delaware
California Resources Coles Levee, LLC	Delaware
California Resources Coles Levee, L.P.	Delaware
California Resources Elk Hills, LLC	Delaware
California Resources Long Beach, Inc.	Delaware
California Resources Petroleum Corporation	Delaware
California Resources Production Corporation	Delaware
California Resources Tidelands, Inc.	Delaware
California Resources Wilmington, LLC	Delaware
CRC Construction Services, LLC	Delaware
CRC Marketing, Inc.	Delaware
CRC Services, LLC	Delaware
Elk Hills Power, LLC	Delaware
Socal Holding, LLC	Delaware
Southern San Joaquin Production, Inc.	Delaware
Thums Long Beach Company	Delaware
Tidelands Oil Production Company	Texas

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 2.1(a)
Commitments

Lender	Commitment
Goldman Sachs Bank USA	$1,000,000,000

Total	$1,000,000,000

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 9.4
Litigation

None, except as disclosed in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 9.12
All Subsidiaries

Name	Jurisdiction of Organization
California Heavy Oil, Inc.	Delaware
California Resources Coles Levee, LLC	Delaware
California Resources Coles Levee, L.P.	Delaware
California Resources Elk Hills, LLC	Delaware
California Resources Long Beach, Inc.	Delaware
California Resources Petroleum Corporation	Delaware
California Resources Production Corporation	Delaware
California Resources Tidelands, Inc.	Delaware
California Resources Wilmington, LLC	Delaware
CRC Construction Services, LLC	Delaware
CRC Marketing, Inc.	Delaware
CRC Services, LLC	Delaware
Elk Hills Power, LLC	Delaware
Socal Holding, LLC	Delaware
Southern San Joaquin Production, Inc.	Delaware
Thums Long Beach Company	Delaware
Tidelands Oil Production Company	Texas
Felix Oil Company	California
Lomita Gasoline Company, Inc.	California
Monument Production, Inc.	California
Tenby, Inc.	California

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

-SC1:4192491.4
Schedule 10.9
Post-Closing Actions
Within thirty (30) days of the Escrow Release Date, the Borrower shall have delivered to the Administrative Agent copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and its Subsidiaries pursuant to Section 10.3 and cause each of its insurance policies to be endorsed or otherwise amended to the extent required by and in accordance with the terms of Section 10.3.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 11.1
Effective Date Indebtedness

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 11.2
Effective Date Liens

Lien granted by California Resources Elk Hills, LLC, in favor of Chevron North America Exploration and Production Company, in respect of oil and gas interests.Schedule 11.4 to Credit Agreement

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Schedule 11.4
Scheduled Dispositions

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-
Schedule 11.5
Effective Date Investments

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

-
Schedule 11.8
Effective Date Negative Pledge Agreements

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Schedule 11.9
Effective Date Contractual Encumbrances

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 11.12
Effective Date Affiliate Transactions

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule 14.2
Notice Addresses

Entity	Notice Address/Information
California Resources Corporation
California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Facsimile: (818) 661-3750
Attention: Chief Financial Officer
Website: http://www.crc.com

With a copy to:

California Resources Corporation
27200 Tourney Road, Suite 315,
Santa Clarita, California 91355.
Attention: Michael L. Preston
Email: Michael.Preston@crc.com

The Bank of New York Mellon Trust Company, N.A., as Administrative Agent	Stacie Row 2001 Bryan Street Suite 1000 Dallas, Texas 75201 Telephone: (214) 468-5525 Facsimile: (214) 468-5539 Email: lpcoe-dallasagentsvcs@bnymellon.com

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

The Bank of New York Mellon Trust Company, N.A., as Collateral Agent
Raymond Torres
Vice President, The Bank of New York Mellon Trust Company, N.A.
Global Corporate Trust, Corporate Unit,
400 South Hope Street, Suite 500
Los Angeles, CA 90071
Telephone: (213) 630-6175
Facsimile: (213) 630-6298
Email: raymond.torres@bnymellon.com

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT A

FORM OF NOTICE OF BORROWING
[Letterhead of Borrower]
[Date] Date of Notice of Borrowing: To be submitted (A) prior to 1:00 p.m. (New York City time) at least two Business Days’ prior to each Borrowing of Loans if such Loans are to be made on the Effective Date initially as LIBOR Loans; (B) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior to each Borrowing of Loans if such Loans are to be made after the Effective Date initially as LIBOR Loans; or (C) prior to 1:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans.
The Bank of New York Mellon Trust Company, N.A.
as Administrative Agent and Collateral Agent
Re: California Resources Corporation Notice of Borrowing
Ladies and Gentlemen:
This Notice of Borrowing is delivered to you pursuant to Section 2.4 of that certain Credit Agreement, dated as of August 12, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among California Resources Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Goldman Sachs Bank USA, as lead arranger and bookrunner, and The Bank of New York Mellon Trust Company, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).
The Borrower hereby requests that a Loan be extended as follows:
Aggregate amount of the requested Loan is $[ ];
Date of such Borrowing is [ ], 201[ ];
Requested Borrowing is to be [an ABR Loan][a LIBOR Loan];
In the case of a LIBOR Loan, the initial Interest Period applicable thereto is [ ]; If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Location and number of the Borrower’s account to which funds are to be disbursed is as follows:
[ ]
[ ]
[ ]
[ ]
[ ]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit B
FORM OF GUARANTEE

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

FORM OF GUARANTEE

______________________________________________________________________________

GUARANTEE

made by

each of the Guarantors
from time to time party hereto

in favor of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent

Dated as of [_______ __], 2016

______________________________________________________________________________

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

GUARANTEE
GUARANTEE, dated as of [______ __], 2016 (this “Guarantee”), is made by each of the Subsidiaries of the Borrower that is a signatory hereto (each of the signatories hereto, together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, each, individually a “Guarantor” and, collectively, the “Guarantors”), in favor of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.
WHEREAS, reference is made to that certain Credit Agreement, dated as of [•], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among California Resources Corporation, a Delaware corporation, (the “Borrower”), the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), and The Bank of New York Mellon Trust Company, N.A., as Administrative Agent and Collateral Agent;
WHEREAS, (a) pursuant to the Credit Agreement, among other things, (i) the Lenders have severally agreed to make Loans upon the terms and subject to the conditions set forth therein (the “Extensions of Credit”);
WHEREAS, each Guarantor is a Domestic Subsidiary of the Borrower;
WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;
WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
WHEREAS, it is a condition precedent to the obligations of the Secured Parties to make their respective Extensions of Credit to the Borrower that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the ratable benefit of the Secured Parties;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and the Lenders to make the Extensions of Credit to the Borrower under the Credit Agreement, the Guarantors hereby agree with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION I
DEFINITIONS

1.1    Defined Terms.

(a) Unless otherwise defined herein, each term defined in the Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meaning given to it in the Credit Agreement.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(b) The rules of construction and other interpretive provisions specified in Sections 1.2, 1.3, 1.5 1.6 and 1.7 of the Credit Agreement shall apply to this Guarantee, including terms defined in the preamble and recitals hereto.
(c) As used herein, “Obligations” shall have the meaning given such term in the Credit Agreement; provided that references herein to (a) the Obligations of the Borrower shall refer to the Obligations (as defined in the Credit Agreement), and (b) the Obligations of any Guarantor shall refer to such Guarantor’s Guarantor Obligations.
(d) As used herein, “Guaranteed Transaction Document” means the Credit Documents.
(e) As used herein, “Guarantor Obligations” means, with respect to any Guarantor, all Obligations (as defined in the Credit Agreement) of such Guarantor which may arise under or in connection with the Guarantee and any other Security Document to which such Guarantor is a party.
(f) As used herein, “Termination Date” means the date on which all Obligations are paid in full (other than contingent indemnification obligations not then due).

SECTION II
GUARANTEE

2.1    Guarantee.

(a) Subject to the provisions of Section 2.1(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (including any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations).

(b) Anything herein or in any other Guaranteed Transaction Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Guaranteed Transaction Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable federal and state Requirements of Law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c) To the extent that the Borrower would be required to make payments pursuant to Section 14.5 of the Credit Agreement, each Guarantor further agrees to pay any and all expenses (including without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Termination Date, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Guaranteed Transaction Documents.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(e) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction

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of, or in payment of, the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.4. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by applicable Requirements of Law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of any Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Guarantor as a fiduciary for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor under any Guaranteed Transaction Document. Each Secured Party shall notify such Guarantor and the Collateral Agent promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application.

2.4 No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until the Termination Date, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

2.5 Amendments, etc. with respect to the Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as provided in Section 5.14, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor: (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued; (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party (with the consent of the applicable Credit Parties where required by the terms hereof or thereof); (c) the Credit Agreement and the other Guaranteed Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable documents; and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable Requirement of Law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to, or upon, the Borrower or any other Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Guaranteed Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Credit Parties for the Obligations, or of such Guarantor under this Guarantee, in

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from financing arrangements contemplated by the Guaranteed Transaction Documents and the waivers set forth herein are knowingly made in contemplation of such benefits. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties, and their respective successors, indorses, transferees and assigns, until the Termination Date, notwithstanding that from time to time any Guaranteed Transaction Documents may be free from any Obligations. A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 14.17 of the Credit Agreement.

2.7 Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the office of the Collateral Agent located at the address specified in Section 14.2 of the Credit Agreement or such other office as may be specified from time to time by the Collateral Agent as its funding office by written notice to the Borrower and the Lenders. Each Guarantor agrees that the provisions of Sections 5.4 and 14.20 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

SECTION III
REPRESNETATIONS AND WARRANTIES

3.1 Representations and Warranties. Each Guarantor hereby represents and warrants that, in the case of such Guarantor, the representations and warranties set forth in Article IX of the Credit Agreement as they relate to such Guarantor or to the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on and as of the date of each Credit Event (except where such representations

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and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
SECTION IV
COVENANTS
4.1 Covenants. Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

4.2 Authority of Collateral Agent. Each Guarantor acknowledges that the rights and responsibilities of the Collateral Agent under this Guarantee with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and such Guarantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting in the manner set forth in Article XIII of the Credit Agreement, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION V
MISCELLANEOUS

5.1 Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.

5.2 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Guarantee and the making of the Loans.

5.3 Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or a “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Borrower and the Collateral Agent.

5.4 Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

5.5 Integration. This Guarantee and the other Credit Documents represent the agreement of the Guarantors, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

5.6 Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.7 GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.8 Submission to Jurisdiction; Waivers. Each Guarantor hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Guaranteed Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address referred to in Section 5.1 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.8 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
5.9 Acknowledgments. Each Guarantor hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Guarantee, the transactions contemplated hereby and the other Guaranteed Transaction Documents;

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(b)it will not assert any claim against the Collateral Agent or any other Secured Party based on an alleged breach of fiduciary duty by such party in connection with this Guarantee, the transactions contemplated hereby or the other Guaranteed Transaction Documents; and
(c)no joint venture is created hereby or by the other Guaranteed Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and the other Secured Parties or among the Borrower, the Collateral Agent and the other Secured Parties.

5.10 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.11 Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Collateral Agent in accordance with Section 14.1 of the Credit Agreement.

(b) Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 5.11(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise and no delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or any Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and not exclusive of any other rights, remedies, powers and privileges provided by law.

5.12 Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns.

5.13 Additional Obligors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 10.10 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a supplement in the form of Annex A hereto or such other form reasonably satisfactory to the Collateral Agent (each an “Assumption Agreement”). The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

5.14 Termination or Release.

(a) This Guarantee shall terminate on the Termination Date.

(b) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary.

(c) A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 14.17 of the Credit Agreement.

(d) In connection with any termination or release, the Collateral Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.14 shall be without recourse to or warranty by the Collateral Agent.

5.15 Collateral Agent Rights, Protections and Immunities. In acting under or by virtue of the Guarantee, the Collateral Agent shall have the rights, protections and immunities granted to it under the Credit Agreement, all of which are incorporated by reference herein, mutatis mutandis.

5.16 First Lien Intercreditor Agreement Controls.

(a) Reference is made to the Pari Passu Intercreditor Agreement, dated as of the Escrow Release Date, between JPMorgan Chase Bank, N.A., as First-Out Agent (as defined therein), and The Bank of New York Mellon, as Second-Out Agent (as defined therein) and acknowledged and agreed by California Resources Corporation and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “First Lien Intercreditor Agreement”). Each Secured Party, by accepting the benefits of the guarantees provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the First Lien Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the First Lien Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the First Lien Intercreditor Agreement was delivered, or made available, to such Secured Party.

(b) Notwithstanding any other provision contained herein, this Guarantee and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the First Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Guarantee and the First Lien Intercreditor Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

[__________________]
as a Guarantor

By: ___________________________
Name:
Title:

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Acknowledged and Consented to:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

By:

Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

ANNEX A
TO GUARANTEE

FORM OF ASSUMPTION AGREEMENT
ASSUMPTION AGREEMENT, dated as of ________________, 201__, is made by ______________________________, a ______________ (the “Additional Obligor”), in favor of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below and all other Secured Parties.
R E C I T A L S
A.    Reference is made to that certain Credit Agreement, dated as of [•], 2016 (the “Credit Agreement”) among California Resources Corporation, a Delaware corporation, (the “Borrower”), the Lenders from time to time party thereto, and The Bank of New York Mellon Trust Company, N.A., as Administrative Agent and Collateral Agent.
B.     In connection with the Credit Agreement, certain Subsidiaries (other than the Additional Obligor) have entered into the Guarantee, dated as of even date with the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Guarantee”) in favor of the Collateral Agent and the other Secured Parties.
C.    Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Guarantee or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1.1(b)) of the Guarantee shall apply to this Assumption Agreement, including terms defined in the preamble and recitals hereto.
D.    The Guarantors have entered into the Guarantee in order to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement.
E.    Section 5.13 of the Guarantee provides that each Subsidiary of the Borrower that is required to become a party to the Guarantee pursuant to Section 10.10 of the Credit Agreement and the terms thereof shall become a Guarantor, with the same force and effect as if originally named as a Guarantor therein, for all purposes of the Guarantee upon execution and delivery by such Subsidiary of an instrument in the form of this Assumption Agreement. The Additional Obligor is executing this Assumption Agreement in accordance with the requirements of the Guarantee to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Extensions of Credit to the Borrower under the Credit Agreement and as consideration for Extensions of Credit previously made.
F.    Now, therefore, it is agreed:
SECTION 1.    By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.13 of the Guarantee, hereby becomes a party to the Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without

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limiting the generality of the foregoing, hereby expressly agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and expressly guarantees, jointly and severally, to the Secured Parties the Obligations. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each Additional Obligor. The Guarantee is hereby incorporated herein by reference.
SECTION 2.    Each Additional Obligor represents and warrants to the Collateral Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
SECTION 3.    This Assumption Agreement may be executed by one or more of the parties to this Assumption Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or a “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Assumption Agreement signed by all the parties shall be lodged with the Borrower and the Collateral Agent. This Assumption Agreement shall become effective as to each Additional Obligor when the Collateral Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of such Additional Obligor and the Collateral Agent.
SECTION 4.    Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.
SECTION 5.    THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 6.    Any provision of this Assumption Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and of the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 7.    All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Credit Agreement. All communications and notices hereunder to each Additional Obligor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL OBLIGOR], as Guarantor

By:

Name:
Title:

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Acknowledged and Consented to:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

By:

Name:
Title:

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EXHIBIT C
FORM OF SECURITY AGREEMENT

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FIRST LIEN SECOND-OUT SECURITY AGREEMENT

from

CALIFORNIA RESOURCES CORPORATION,
and
each other Grantor
from time to time party hereto

in favor of

The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent

Dated as of [_], 2016

Reference is made to the FOSO Intercreditor Agreement described below. Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the FOSO Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the FOSO Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the FOSO Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.
Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the FOSO Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the FOSO Intercreditor Agreement, the provisions of the FOSO Intercreditor Agreement shall control.

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TABLE OF CONTENTS
		Page

ARTICLE I
Definitions and References

Section 1.1	Definitions in FOSO Intercreditor Agreement	1
Section 1.2	Definitions in Second-Out Credit Agreement	1
Section 1.3	Definitions in the UCC, etc	2
Section 1.4	Definitions in this Agreement	2
Section 1.5	Rules of Construction; References and Titles	3

ARTICLE II
Security Interest

Section 2.1	Grant of Security Interest	4
Section 2.2	Obligations Secured	5

ARTICLE III
Representations and Warranties

Section 3.1	Representations and Warranties	5
ARTICLE IV
Covenants
Section 4.1	General Covenants Applicable to Collateral	7
Section 4.2	Covenants for Specified Types of Collateral	7

ARTICLE V
Remedies, Powers and Authorizations

Section 5.1	Normal Provisions Concerning the Collateral	9
Section 5.2	Event of Default Remedies	10
Section 5.3	Application of Proceeds	12
Section 5.4	Deficiency	13
Section 5.5	Investment Property and Other Pledged Equity	13
Section 5.6	Indemnity and Expenses	13
Section 5.7	Non-Judicial Remedies	14
Section 5.8	Limitation on Duty of the Collateral Agent in Respect of Collateral	14
Section 5.9	Appointment of Other Agents	15
Section 5.10	No Duty	15

ARTICLE VI
Miscellaneous

Section 6.1	Notices	15
Section 6.2	Amendments and Waivers	16
Section 6.3	Additional Grantors	16
Section 6.4	Preservation of Rights	16

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FIRST LIEN SECOND-OUT SECURITY AGREEMENT SECURITY AGREEMENT
This FIRST LIEN SECOND-OUT SECURITY AGREEMENT, dated as of [_], 2016 (this “Agreement”), is made by California Resources Corporation, a Delaware corporation (the “Borrower”) and each other Grantor party thereto in favor of The Bank of New York Mellon Trust Company, N.A., as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) under the Second-Out Credit Agreement for the benefit of the Second-Out Secured Parties.
WHEREAS, reference is made to that certain Credit Agreement, dated as of [_], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Second-Out Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions from time to time party thereto (the “Second-Out Lenders”), and The Bank of New York Mellon Trust Company, N.A., as Administrative Agent and Collateral Agent.
WHEREAS, pursuant to the terms, conditions and provisions of the Second-Out Credit Agreement, the Second-Out Lenders have severally agreed to make term loans to the Borrower upon the terms and subject to the conditions set forth therein (collectively, the “Extensions of Credit”).
WHEREAS, the First-Out Agent (as defined in the FOSO Intercreditor Agreement) and the Collateral Agent have entered into an intercreditor agreement, dated as of the date hereof (the “FOSO Intercreditor Agreement”), setting forth the respective rights and priorities of the First-Out Secured Parties and Second-Out Secured Parties with respect to payments, rights in the Collateral granted under this agreement, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions.
WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit.
WHEREAS, in order to comply with the requirements of the Second-Out Credit Agreement, the Grantors desire to grant to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, a security interest in the Collateral and deliver this Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Collateral Agent and the Second-Out Lenders to enter into the Second-Out Credit Agreement and the Second-Out Lenders to make the Extensions of Credit to the Borrower under the Second-Out Credit Agreement, the Grantors hereby agree with the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, as follows:
ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1    Definitions in FOSO Intercreditor Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings specified in the FOSO Intercreditor Agreement.

Section 1.2    Definitions in Second-Out Credit Agreement. Terms used herein that are not defined herein or in the FOSO Intercreditor Agreement, but that are defined in the Second-Out Credit Agreement, have the meanings given to them in the Second-Out Credit Agreement unless the context otherwise requires.

Section 1.3    Definitions in the UCC, etc. Terms used herein that are not defined herein, in the FOSO Intercreditor Agreement or in the Second-Out Credit Agreement, but that are defined in the UCC, have the meanings given to them in the UCC unless the context otherwise requires. If such a term is defined in more than

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one article of the UCC it shall have the meaning set forth in Article 9 thereof, including but not limited to the following: Account, Chattel Paper, Commodity Contract, Commercial Tort Claim, Deposit Account, Document, Equipment, General Intangible, Instrument, Inventory, Investment Property, Letter of Credit, Letter of Credit Right, Payment Intangible, Proceeds, Record, Securities Account, Security, Security Entitlement, Supporting Obligation, Tangible Chattel Paper and Uncertificated Security.

Section 1.4    Definitions in this Agreement. The following terms have the following meanings:

“Agreement” has the meaning specified in the preamble.
“Borrower” has the meaning specified in the preamble.
“Collateral” means, with respect to any Grantor, all property described in Section 2.1 in which such Grantor has any right, title or interest, excluding, for the avoidance of doubt, Excluded Property. References to Collateral herein with respect to a Grantor are intended to refer to Collateral in which such Grantor has any right, title or interest and not to Collateral in which any other Grantor has any right, title or interest.
“Collateral Agent” has the meaning specified in the preamble.
“Extensions of Credit” shall have the meaning assigned to such term in the recitals.
“FOSO Intercreditor Agreement” has the meaning specified in the recitals.
“Grantor” means each Person granting a security interest in any Collateral pursuant to this Agreement. References to “Grantor” in this Agreement are intended to refer to each such Person as if such Person were the only grantor pursuant to this Agreement, except:
(a)    that references to “any Grantor” are meant to refer to each Person that is a Grantor,

(b)    that references to “the Grantors” are meant to refer collectively to all Persons that are Grantors, and
(c)    as otherwise may be specifically set forth herein.

“Permitted Encumbrance” means a Lien permitted to be placed on the Collateral under Section [11.2] of the Second-Out Credit Agreement.
“Restricted Person” means the Borrower or any Guarantor.
“Second-Out Credit Agreement” has the meaning specified in the recitals.
“Second-Out Credit Documents” has the meaning given to the term “Credit Documents” in the Second-Out Credit Agreement.
“Second-Out Lenders” has the meaning specified in the recitals.
“Second-Out Obligations” has the meaning given to the term “Obligations” in the Second-Out Credit Agreement.
“Second-Out Secured Parties” has the meaning given to the term “Secured Parties” in the Second-Out Credit Agreement.
“Securities Act” means the Securities Act of 1933.

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“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
Section 1.5    Rules of Construction; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)    Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(b)    Unless otherwise specified, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c)    The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(d)All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(e)Any reference to any Law herein shall, unless otherwise specified, refer to such law as amended, modified or supplemented from time to time.

(f)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)Except as specified otherwise, references to any document, instrument, or agreement shall include:

(i)all exhibits, schedules, and other attachments thereto, and

(ii)all documents, instruments, or agreements issued or executed in replacement thereof.

(h)A title appearing at the beginning of any subdivision is for convenience only, does not constitute any part of such subdivision and shall be disregarded in construing the language contained in such subdivision.

(i)The phrases “this Section” and “this subsection” and similar phrases refer only to the section or subsection hereof in which such phrases occur.

(j)The word “or” is not exclusive, and the word “including” (in all of its grammatical variations) means “including without limitation”.

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ARTICLE II
SECURITY INTEREST

Section 2.1    Grant of Security Interest. As collateral security for the payment and performance of all Second-Out Obligations, Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates, transfers and grants to the Collateral Agent for the ratable benefit of the Second-Out Secured Parties a lien on and continuing security interest in all right, title and interest of Grantor in, to and under the following property, whether now owned or existing or at any time hereafter acquired by such Grantor or arising, regardless of where located and howsoever Grantor’s interests therein arise, whether by ownership, security interest, claim or otherwise:

(a)    all Accounts;

(b)    all books and records (including customer lists, marketing information, credit files, price lists, operating records, vendor and supplier price lists, land and title records, geological and geophysical records and data, reserve engineering reports and data, computer software, computer hardware, computer disks and tapes and other storage media, printouts and other materials and records) pertaining to any Collateral or to any oil, gas or mineral properties and interests;

(c)    all cash;

(d)    all Chattel Paper;

(e)    all Commodity Contracts;

(f)    all Commercial Tort Claims, including all Commercial Tort Claims that are listed opposite Grantor’s name on Schedule 2, as in effect on the date hereof or as hereafter modified pursuant to Section 4.2(e);

(g)    all Deposit Accounts, including all Deposit Accounts listed on Schedule 2;

(h)    all Documents;

(i)    all Equipment, all parts thereof, all accessions thereto, and all replacements therefor;

(j)    all Fixtures;

(k)    all General Intangibles, including all Payment Intangibles;

(l)    all Goods;

(m)    all Instruments;

(n)    all Investment Property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any Investment Property and all subscription warrants, rights or options issued thereon or with respect thereto, including all Securities Accounts listed on Schedule 2;

(o)    all Inventory;

(p)    all Letters of Credit and Letter of Credit Rights, including all Letter of Credit Rights listed on Schedule 2;

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(q)    all Money, including all Money and property of any kind from time to time in the possession or under the control of any Second-Out Secured Party;

(r)    all Securities Accounts and Securities Entitlements,

(s)    all Supporting Obligations; and

(t)    all substitutions, replacements, accessions, products, and proceeds (including insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) and to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

Notwithstanding the foregoing, this Section 2.1 does not grant a security interest in any Excluded Property.
Section 2.2    Obligations Secured.

(a)    The security interest created hereby in the Collateral secures the payment and performance of all Second-Out Obligations.

(b)    Without limiting the generality of the foregoing, this Agreement secures, as to Grantor, the payment of all amounts that constitute part of the Second-Out Obligations and would be owed by any Restricted Person to any Second-Out Secured Party under the Second-Out Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Restricted Person.

(c)    Notwithstanding any other provision of this Agreement, with respect to any Grantor, the liability of such Grantor hereunder and under each other Second-Out Credit Document to which it is a party shall be limited to the maximum liability that such Grantor may incur without rendering this Agreement and such other Second-Out Credit Documents subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state or federal law. This subsection (c) shall not apply to the Borrower.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties. Each Grantor represents and warrants to the Second-Out Secured Parties as follows:

(a)    If Grantor is not the Borrower, each representation and warranty made by the Borrower with respect to Grantor in any other Second-Out Credit Document is correct in all material respects.

(b)    Grantor has and will have at all times the right, power and authority to grant to the Collateral Agent as provided herein a security interest in the Collateral, free and clear of any Lien, except for the Lien granted to the Collateral Agent pursuant to this Agreement and Permitted Encumbrances.

(c)    Grantor has no Deposit Account as of the date hereof other than those listed on Schedule 2.

(d)    Grantor has no Securities Account as of the date hereof other than those listed on Schedule 2.
(e)    Grantor is the beneficiary of no Letter of Credit Right as of the date hereof other than those listed on Schedule 2.

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(f)    Grantor is not aware of any Commercial Tort Claim that it may have as of the date hereof other than those listed on Schedule 2.

(g)    Grantor is an entity of the type specified on Schedule 1 (or Schedule 1 to any security agreement supplement delivered by it pursuant to Section 6.3) opposite its name and is organized under the laws of the jurisdiction specified in such Schedule opposite its name, which is Grantor’s location for purposes of UCC. Except as set forth on Schedule 1, within the past five years Grantor has not conducted business under any name except the name in which it has executed this Agreement, which is the exact name that appears in Grantor’s organizational documents. Grantor’s organizational identification number, if any, is set forth in Schedule 1.

(h)    No effective financing statement or other registration or instrument similar in effect covering any Collateral is on file in any recording office except any that have been filed in favor of the Collateral Agent relating to this Agreement and any that has been filed to perfect or protect any Permitted Encumbrance.

(i)    There is no condition precedent to the effectiveness of this Agreement that has not been satisfied or waived.

(j)    Grantor, if other than the Borrower, has, independently and without reliance upon any Second-Out Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Second-Out Credit Document to which it is or is to be a party, and Grantor, if other than the Borrower, has established adequate means of obtaining from each other Restricted Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of each other Restricted Person.

(k)    After taking into account all rights of contribution of each Grantor against other Grantors under the Second-Out Security Documents, at law, in equity or otherwise, the direct or indirect value of the consideration received and to be received by Grantor in connection herewith is reasonably worth at least as much as the liability of Grantor hereunder and under each Second-Out Credit Document to which Grantor is a party, and the incurrence of such liability in return for such consideration may reasonably be expected to benefit Grantor, directly or indirectly.

ARTICLE IV
COVENANTS

Section 4.1    General Covenants Applicable to Collateral. Grantor will at all times perform and observe the covenants contained in the Second-Out Credit Agreement that are applicable to Grantor. Each Grantor agrees that, in the event any Grantor takes any action to grant or perfect a Lien in favor of the First Lien First Our Administrative Agent in any assets, such Grantor shall also take such action to grant or perfect a Lien (subject to the FOSO Intercreditor Agreement) in favor of the Collateral Agent to secure the Second-Out Obligations without request of the Collateral Agent.

Section 4.2    Covenants for Specified Types of Collateral. Grantor will perform and observe the following to the extent the described Collateral is material:

(a)    Grantor will, upon request by the Collateral Agent, mark each item of Chattel Paper that is included in the Collateral with a legend indicating that such item is subject to the security interest granted by this Agreement.

(b)    Grantor will not permit any Collateral that constitutes Equipment to at any time become so related or attached to, or used in connection with any particular real property so as to become a fixture upon such real property, or to be installed in or affixed to other goods so as to become an accession to such other goods

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unless such real property or other goods are also collateral security for the Second-Out Obligations, such real property is not required to be provided as collateral pursuant to the Second-Out Credit Agreement, or such real property is the leased office space used by the Borrower as its corporate headquarters.

(c)    Subject to the provisions of Section 6.12(c), if Grantor shall at any time hold or acquire any certificated security, Grantor will forthwith endorse, assign, and deliver the same to the Collateral Agent, or, prior to the Discharge of First-Out Obligations, the First Lien First Out Administrative Agent (to hold as gratuitous bailee for the Collateral Agent), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(i)    If any security now or hereafter acquired by Grantor is uncertificated and is issued to Grantor or its nominee directly by the issuer thereof, Grantor shall promptly notify the Collateral Agent of such issuance and, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, cause the issuer thereof to agree to comply with instructions from the Collateral Agent as to such security without further consent of Grantor or such nominee, or arrange for the Collateral Agent to become the registered owner of the securities or otherwise perfect the Collateral Agent’s security interest in such security, provided, however, unless there shall occur and be continuing an Event of Default, the Collateral Agent hereby instructs each such issuer that it may take instructions from such Grantor to the extent not inconsistent with this Agreement.

(ii)    If any security, whether certificated or uncertificated, or other Investment Property or other asset now or hereafter acquired by Grantor, is held by Grantor or its nominee through a securities intermediary or commodity intermediary, Grantor shall promptly notify the Collateral Agent thereof, and, subject to the terms of any securities account control agreement entered in connection therewith in form and substance reasonably satisfactory to the Collateral Agent, at the Collateral Agent’s request and option, use its commercially reasonable efforts (as shall from time to time be certified by such Grantor to the Collateral Agent upon request therefor), to either:
(A)cause such securities intermediary or commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other Investment Property, or to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of Grantor or such nominee, or
(B)in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with Grantor being permitted to exercise rights to withdraw or otherwise deal with such Investment Property.

Subsections (A) and (B) above shall not apply to any financial asset credited to a Securities Account for which the Collateral Agent is the securities intermediary or commodity intermediary.
(d)    If Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Grantor with a face amount in excess of $50,000,000, Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts (as shall from time to time be certified by such Grantor to the collateral Agent upon request therefor) to either:

(i)    arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit; or

(ii)    arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit.

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(e)    If Grantor shall at any time after the date hereof have a Commercial Tort Claim, Grantor shall promptly notify the Collateral Agent in writing of the details thereof and execute and deliver to the Collateral Agent a supplement to Schedule 2 listing such Commercial Tort Claim, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and shall make such Commercial Tort Claim collateral security subject to this Agreement.

(f)    If Grantor shall at any time after the date hereof open a Deposit Account other than an account listed on Schedule 2, Grantor shall use its commercially reasonable efforts (as shall from time to time be certified by such Grantor to the Collateral Agent upon request therefor) to, concurrently therewith, (i) execute and deliver to the Collateral Agent a supplement to Schedule 2 listing such Deposit Account, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and (ii) unless such Deposit Account is an Excluded Deposit Account, enter into a deposit account control agreement with the First-Out Agent, Collateral Agent and the account bank for such Deposit Account on terms reasonably satisfactory to the Collateral Agent and First-Out Agent.

(g)    Unless otherwise agreed by the Collateral Agent in the exercise of its reasonable discretion, in no event shall the Collateral Agent be required hereunder to enter into any securities account control agreement, deposit account control agreement or any other type of account control agreement with respect to any Collateral which requires the Collateral Agent to indemnify or reimburse any party thereto from the Collateral Agent’s own funds or from funds other than those received by the Collateral Agent from the applicable account or collateral estate of Grantors as are actually in the possession of the Collateral Agent at the time it receives any demand for reimbursement or indemnification.

(h)    No Grantor shall change such Grantor’s legal name or jurisdiction of organization unless it shall have (i) notified the Collateral Agent in writing within thirty (30) days following any such change, identifying such new proposed name or jurisdiction of organization and provided all other information in connection therewith and (ii) taken all actions as shall be necessary to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral intended to be granted hereby.

ARTICLE V
REMEDIES, POWERS AND AUTHORIZATIONS

Section 5.1    Normal Provisions Concerning the Collateral.

(a)    Grantor irrevocably authorizes the Collateral Agent (but the Collateral Agent is not obligated) at any time and from time to time to file, without the signature of Grantor, in any jurisdiction any amendments to existing financing statements and any initial financing statements and amendments thereto that:

(i)    indicate the Collateral as being:

(A)    “all assets of Grantor and all proceeds thereof, and all rights and privileges with respect thereto” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the granting clause of this Agreement, or

(B)    of an equal or lesser scope or with greater detail;

(ii)    contain any other information required for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor; and

(iii)    properly effectuate the transactions described in the Second-Out Credit Documents.

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Grantor will furnish any such information to the Collateral Agent promptly upon request. A carbon, photographic or other reproduction of this Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed (but the Collateral Agent is not obligated to file) in any jurisdiction by the Collateral Agent. Grantor ratifies and approves all financing statements heretofore filed by or on behalf of the Collateral Agent in any jurisdiction in connection with the transactions contemplated hereby.
(b)    Grantor appoints the Collateral Agent as Grantor’s attorney in fact and proxy, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Collateral Agent’s discretion during the continuance of any Event of Default (but the Collateral Agent is not obligated to act), to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement including any action or instrument:

(i)to obtain and pay all or part of the premiums for any insurance required pursuant hereto;

(ii)to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral;

(iii)to receive, indorse and collect any drafts or other Instruments or Documents;

(iv)to enforce any obligations included in the Collateral; and

(v)to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of Grantor or the Collateral Agent with respect to any Collateral.

Such power of attorney and proxy are coupled with an interest, are irrevocable, and are to be used by the Collateral Agent for the sole benefit of the Second-Out Secured Parties.
(c)    If Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may, but shall have no obligation to, itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by Grantor under Section 5.6.

(d)    If any Collateral in which Grantor has granted a security interest hereunder with a Fair Market Value in excess of $50,000,000 is at any time in the possession or control of any warehouseman, bailee or any of Grantor’s agents, Grantor shall, upon the request of the First Lien First Out Administrative Agent made pursuant to the First Lien First Out Credit Agreement, notify such warehouseman, bailee or agent of the Collateral Agent’s rights hereunder and instruct such Person to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions (and, if applicable, to hold such Collateral for the First Lien First Out Administrative Agent’s instructions). No such request by the Collateral Agent shall be deemed a waiver of any provision hereof that was otherwise violated by such Collateral being held by such Person prior to such instructions by Grantor.

(e)    Anything herein to the contrary notwithstanding:

(i)    Grantor shall remain liable to perform all duties and obligations under the agreements included in the Collateral to the same extent as if this Agreement had not been executed.

(ii)    The exercise by the Collateral Agent of any right hereunder shall not release Grantor from any duty or obligation under any agreement included in the Collateral.

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(iii)    No Second-Out Secured Party shall have any obligation or liability under the agreements included in the Collateral by reason of this Agreement or any other Second-Out Credit Document, nor shall any Second-Out Secured Party be obligated to perform any duty or obligation of Grantor thereunder or take any action to collect or enforce any claim for payment assigned hereunder

Section 5.2    Event of Default Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent may from time to time in its discretion, at the sole cost and expense of Grantor, without limitation and without notice except as expressly provided below:

(a)    Exercise in respect of the Collateral, in addition to any other right and remedy provided for herein, under the other Second-Out Credit Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and any other applicable law.

(b)    Require Grantor to, and Grantor will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it (together with all books, records and information of Grantor relating thereto) available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties.

(c)    Prior to the disposition of any Collateral:

(i)    to the extent permitted by applicable Law, enter, with or without process of law and without breach of the peace, any premises where any Collateral is or may be located, and without charge or liability to the Collateral Agent seize and remove such Collateral from such premises,

(ii)    have access to and use the Borrower’s books, records, and information relating to the Collateral, and

(iii)    store or transfer any Collateral without charge in or by means of any storage or transportation facility owned or leased by Grantor, process, repair or recondition any Collateral or otherwise prepare it for disposition in any manner and to the extent the Collateral Agent deems appropriate and, in connection with such preparation and disposition, use without charge any copyright, trademark, trade name, patent or technical process owned by Grantor or subject to a license or other right to use that Grantor has the right to assign.

(d)    Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure.

(e)    Dispose of, at its office, on the premises of Grantor or elsewhere, any Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (but that the sale of any Collateral shall not exhaust the Collateral Agent’s power of sale, and sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Second-Out Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any Collateral.

(f)    Buy (or allow any Second-Out Secured Party to buy) Collateral, or any part thereof, at any public sale.

(g)    To the extent permitted by applicable Law, buy (or allow any Second-Out Secured Party to buy) Collateral, or any part thereof, at any private sale if any Collateral is of a type customarily sold in a recognized market or is of a type that is the subject of widely distributed standard price quotations.

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(h)    Apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Grantor consents to any such appointment.

(i)    Comply with any applicable state or federal Law requirement in connection with a disposition of Collateral and such compliance shall not be considered to affect adversely the commercial reasonableness of any sale of Collateral.

(j)    Sell Collateral without giving any warranty, with respect to title or any other matter.

(k)    Notify (or to require Grantor to notify) any and all obligors under any Account, Payment Intangible, Instrument or other right to payment included in the Collateral of the assignment thereof to the Collateral Agent under this Agreement and to direct such obligors to make payment of all amounts due or to become due to Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of Grantor and to the extent permitted by law, to enforce collection of any such Account, Payment Intangible, Instrument or other right to payment and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor could have done. After Grantor receives notice that the Collateral Agent has given (or after the Collateral Agent has required Grantor to give) any notice referred to above in this subsection:

(i)    all amounts and proceeds (including instruments and writings) received by Grantor in respect of such Account, Payment Intangible, Instrument or other right to payment shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be, at the Collateral Agent’s discretion, either:

(A)held as cash collateral and released to Grantor upon the remedy of all Defaults and Events of Default, or

(B)while an Event of Default is continuing, applied as specified in Section 5.3;

(ii)    Grantor shall not adjust, settle or compromise the amount or payment of any such Account, Payment Intangible, Instrument, or other right to payment or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon.

(iii)    Give any entitlement order, instruction or direction in respect of any Investment Property to any issuer, securities intermediary, or commodity intermediary, and to withhold its consent to the exercise of any withdrawal or dealing rights by Grantor.

(l)    Give an instruction to any depository bank that maintains a Deposit Account for Grantor with respect to the disposition of funds credited thereto or restrict the ability of Grantor to withdraw funds credited thereto, except as authorized in any other Second-Out Credit Document.

(m)    To the extent notice of sale shall be required by law with respect to Collateral, at least 10-days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification; provided that, if the Collateral Agent fails in any respect to give such notice, its liability for such failure shall be limited to the liability (if any) imposed on it by law under the UCC. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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Section 5.3    Application of Proceeds. If an Event of Default shall have occurred and be continuing, any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon any Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied, in whole or in part, by the Collateral Agent for the benefit of the Second-Out Secured Parties against, any Second-Out Obligation, in accordance with the final paragraph of Article XII of the Second-Out Credit Agreement.

Section 5.4    Deficiency. If the proceeds of any sale, collection or realization of or upon the Collateral of the Grantors by the Collateral Agent are insufficient to pay all Second-Out Obligations and all other amounts to which the Collateral Agent is entitled, Grantor shall be liable for the deficiency, together with interest thereon as provided in the Second-Out Credit Documents or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees of any attorneys employed by the Collateral Agent and/or the other Second-Out Secured Parties to collect such deficiency. Collateral may be sold at a loss to Grantor, and the Collateral Agent shall have no liability or responsibility to Grantor for such loss. Grantor acknowledges that a private sale may result in less proceeds than a public sale.

Section 5.5    Investment Property and Other Pledged Equity. The Second-Out Secured Parties may deem it impracticable to effect a public sale of any Investment Property and may determine to make one or more private sales of such Investment Property to a restricted group of purchasers that will be obligated to agree, among other things, to acquire the same for their own account, for investment and not with a view to the distribution or resale thereof. Any such private sale may be at a price and on other terms less favorable to the seller than the price and other terms that might have been obtained at a public sale. Any such private sale nevertheless shall be deemed to have been made in a commercially reasonable manner, and the Collateral Agent shall not have any obligation to delay sale of any such Investment Property for the period of time necessary to permit their registration for public sale under the Securities Act. Any offer to sell any such Collateral that has been:

(a)    publicly advertised on a bona-fide basis in a newspaper or other publication of general circulation in the financial community of Los Angeles, California (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or

(b)    made privately in the manner described above to not less than 15 bona-fide offerees,

shall be deemed to involve a “public disposition” under Section 9-610(c) of the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and any Second-Out Secured Party may bid for such Collateral.
Section 5.6    Indemnity and Expenses. In addition to, but not in duplication of, any similar obligations under other Second-Out Credit Documents:

(a)    Each Grantor agrees to pay or reimburse the Collateral Agent for all of its reasonable and documented out-of-pocket costs and expenses (with respect to attorney costs, limited to reasonable fees, disbursements and other charges of one primary counsel each to the Collateral Agent and the other Second-Out Secured Parties) incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Emmet, Marvin & Martin, LLP, in its capacity as counsel to the Collateral Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel) to the extent the Borrower would be required to do so pursuant to Section [14.]5 of the Second-Out Credit Agreement.

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(b)    Each Grantor jointly and severally agrees to pay or reimburse the Collateral Agent and each other Second-Out Secured Party for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement (with respect to attorney costs, limited to the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each material jurisdiction to the Collateral Agent and the other Second-Out Secured Parties and, solely in the case of an actual or potential conflict of interest, one additional legal counsel in each of the applicable jurisdictions of the affected Collateral Agent and the other Second-Out Secured Parties) to the extent the Borrower would be required to do so pursuant to Section 14.5 of the Second-Out Credit Agreement.

(c)    Each Grantor jointly and severally agrees to pay, indemnify, and hold harmless the Collateral Agent, each other Second-Out Secured Party and their respective Related Parties from and against, (i) any and all recording and filing fees and (ii) any and all other liabilities, obligations, losses, damages, charges, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any other Grantor, any of their respective Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary counsel for the Collateral Agent on the one hand and one primary counsel for the other Second-Out Secured Parties, taken as a whole, on the other, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction for the Collateral Agent and the other Second-Out Secured Parties, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement.

(d)    The agreements in this Section 5.6 shall survive the repayment of the Loans and any other amounts payable under the Second-Out Credit Agreement and the other Second-Out Credit Documents and termination of this Agreement and those Agreements.

Section 5.7    Non-Judicial Remedies. In granting to the Collateral Agent the power to enforce its rights hereunder without prior judicial process or judicial hearing, to the extent permitted by applicable Law, each Grantor waives, renounces and knowingly relinquishes any legal right that might otherwise require the Collateral Agent to enforce its rights by judicial process and confirms that such remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. The Collateral Agent may, however, in its discretion, resort to judicial process.

Section 5.8    Limitation on Duty of the Collateral Agent in Respect of Collateral.

(a)    Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee (including, for the avoidance of doubt, the First Lien First Out Administrative Agent) or as to the preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if such Collateral is accorded treatment substantially equal to which that it accords its own property, and the Collateral Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee (including, for the avoidance of doubt, the First Lien First Out Administrative Agent) selected by the Collateral Agent in good faith.

(b)    The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges,

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assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the current and future holders of the Second-Out Obligations concerning the perfection of the security interests granted to it or in the value of any Collateral. The Collateral Agent shall not be under any obligation any holder of Second-Out Obligations to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Security Document or the FOSO Intercreditor Agreement or to inspect the properties, books or records of the Borrower or any Grantor.

(c)    In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Collateral Agent’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent shall not be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or under the other Second-Out Credit Documents or relating to the discharge, release or threatened release of hazardous materials into the environment and the Grantors shall indemnify the Collateral Agent pursuant to the provisions of Section 5.6 in connection with any claim, litigation, investigation or proceedings relating to any of the foregoing.

Section 5.9    Appointment of Other Agents. At any time, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint any bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Collateral Agent, with such power and authority as may be necessary for the effective operation of the provisions hereof and may be specified in the instrument of appointment.

Section 5.10    No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Second-Out Lenders in the Collateral and shall not impose any duty upon the Collateral Agent or any Second-Out Lender to exercise any such powers. The Collateral Agent and the Second-Out Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

ARTICLE VI
MISCELLANEOUS
Section 6.1    Notices. Any notice or communication required or permitted hereunder shall be given in writing or by electronic transmission, sent in the manner provided in Section 14.2 of the Second-Out Credit Agreement, if to the Collateral Agent or to a Grantor that is a party to the Second-Out Credit Agreement, to the address set forth in the Second-Out Credit Agreement and, for any other Grantor, to the address specified opposite its name on Schedule 1, or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given as provided in the Second-Out Credit Agreement for notices given thereunder.

Section 6.2    Amendments and Waivers. Except as provided in Sections 4.2(e) or 6.3, no amendment of this Agreement shall be effective unless it is in writing and signed by Grantor and the Collateral Agent, and no waiver of this Agreement or consent to any departure by Grantor herefrom shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for that given and to the extent specified in such writing. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals required in the Second-Out Credit Agreement. No such amendment shall bind any Grantor not a party thereto, but no such amendment with respect to any Grantor shall require the consent of any other Grantor. In executing any amendment or waiver

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hereunder, the Collateral Agent shall be entitled to receive an Officer’s Certificate and opinion of counsel that such amendment or waiver complies with the requirements of the Security Documents, including this Agreement.
Section 6.3    Additional Grantors. Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A:

(a)    such Person shall become a Grantor hereunder, each reference in this Agreement and the other Second-Out Credit Documents to “Grantor” shall also mean and be a reference to such Person, and each reference in this Agreement and the other Second-Out Credit Documents to “Collateral” shall also mean and be a reference to the Collateral of such Person, and

(b)    Schedule 2 attached to such security agreement supplement shall be incorporated into and become a part of and supplement Schedule 2 hereto, and the Collateral Agent may attach such supplemental schedule to such Schedule; and each reference to such Schedule shall mean and be a reference to such Schedule as supplemented pursuant to such supplement.

Section 6.4    Preservation of Rights. No failure on the part of the Collateral Agent or any other Second-Out Secured Party to exercise, and no delay in exercising, any right hereunder or under any other Second-Out Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Collateral Agent provided herein and in the other Second-Out Credit Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or otherwise.

Section 6.5    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.6    Survival. Each representation and warranty, covenant and other obligation of Grantor herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Second-Out Credit Document and the creation of the Second-Out Obligations.

Section 6.7    Binding Effect and Assignment. This Agreement shall:

(a)    be binding on Grantor and its successors and permitted assigns, and

(b)    inure, together with all rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Second-Out Secured Parties and their respective successors, transferees and assigns permitted under the Second-Out Credit Documents.

Without limiting the generality of the foregoing, the Collateral Agent and any other Second-Out Secured Party may, in accordance with the provisions of the Second-Out Credit Documents, pledge, assign or otherwise transfer any right under any Second-Out Credit Document to any other Person, and such other Person shall thereupon become vested with all benefits in respect thereof granted herein or otherwise. No right or duty of Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent.
Section 6.8    Release of Collateral; Termination.

(a)    Upon any sale, lease, transfer or other disposition of any Collateral of Grantor in accordance with the Second-Out Credit Documents, the Collateral Agent will, at Grantor’s expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby.

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(b)    Upon, and only upon, the indefeasible payment and satisfaction in full in cash of the Second-Out Obligations (other than any contingent indemnification obligations) and termination of the Commitments, this Agreement and the security interest created hereby shall terminate, all rights in the Collateral shall revert to Grantors and the Collateral Agent, at a Grantor’s request and at the expense of Grantor, will:

(i)    return to Grantor such of Grantor’s Collateral in the Collateral Agent’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and

(ii)    execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

(iii)    No Grantor is authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection with this Agreement without the prior written consent of the Collateral Agent, subject to Grantors’ rights under Sections 9-509(d)(2) and 9-518 of the UCC and other than as permitted under the Second-Out Credit Agreement. Notwithstanding the foregoing, Section 6.6 shall survive the termination of this Agreement.

Section 6.9    Governing Law. THIS AGREEMENT, THE OTHER SECOND-OUT CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) (IN EACH CASE, OTHER THAN AS EXPRESSLY SET FORTH IN OTHER SECOND-OUT CREDIT DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 6.10    Final Agreement; Conflicts. This Agreement and the other Second-Out Credit Documents represent the final agreement between the parties hereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements between the parties hereto. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Second-Out Credit Agreement, the terms and conditions of the Second-Out Credit Agreement shall control.

Section 6.11    Counterparts; Facsimile. This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly delivered by facsimile or other electronic transmission of an executed counterpart of the signature page hereof.

Section 6.12    FOSO Intercreditor Agreement Controls.

(a)    Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the FOSO Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the FOSO Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the FOSO Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.

(b)    Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the FOSO Intercreditor Agreement. In the event of any conflict or inconsistency between the

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provisions of this Agreement and the FOSO Intercreditor Agreement, the provisions of the FOSO Intercreditor Agreement shall control.

(c)    Without limiting the foregoing, at any time prior to the Discharge of First-Out Obligations (as defined in the FOSO Intercreditor Agreement), any provision hereof requiring any Grantor to deliver possession of any Collateral to the Collateral Agent, shall be deemed to have been complied with, if and for so long as (i) the FOSO Intercreditor Agreement is in full force and effect and (ii) the First-Out Agent shall have such possession for the benefit of the Second-Out Secured Parties and as bailee or sub-agent of the Collateral Agent as provided in the FOSO Intercreditor Agreement. Each Grantor shall provide prompt written notice to the Collateral Agent identifying any Collateral delivered to the First-Out Agent pursuant to the First Lien First-Out Credit Documents.

(d)    At any time subsequent to the Discharge of First-Out Obligations, any provision hereof requiring the Grantor to deliver a Deposit Account Control Agreement or take any action with respect thereto, and any provision permitting the Collateral Agent to take any action or pursue any remedy in respect of a Deposit Control Account Agreement, will in each case fall away and be in no further force and effect.

Section 6.13    Concerning the Collateral Agent.

(a)    In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)    The Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(c)    The recitals contained herein shall be taken as the statements of the Borrower and the Grantors and the Collateral Agent assumes no responsibility for their correctness. The Collateral Agent makes no representations as to the validity or sufficiency of this Agreement.

(d)    All of the rights, privileges, protections, immunities and indemnities afforded the Collateral Agent under the Second-Out Credit Agreement are hereby incorporated herein, and shall be enforceable by the Collateral Agent hereunder, as if set forth herein in full.

Section 6.14    Waiver of Jury Trial. EACH OF THE BORROWER, EACH GRANTOR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 6.15    Acceptance by the Collateral Agent. By its acceptance of the benefits hereof, the Collateral Agent and the Second-Out Secured Parties shall be deemed to have agreed to be bound hereby and to perform any obligation on their part set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, each Grantor and Collateral Agent have executed and delivered this Agreement as of the date first-above written.

GRANTOR:		[CALIFORNIA RESOURCES CORPORATION]

By:
Name:
TItle:

GRANTOR:		[NAME OF GRANTOR]

By:
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

The Bank of New York Mellon Trust Company, N.A., as Collateral Agent

By:
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SCHEDULE 1
to
FIRST LIEN SECOND-OUT SECURITY AGREEMENT

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SCHEDULE 2
to
FIRST LIEN SECOND-OUT SECURITY AGREEMENT
DEPOSIT ACCOUNTS
See attached
LETTER OF CREDIT RIGHTS
See attached
SECURITIES ACCOUNTS
See attached
COMMERCIAL TORT CLAIMS
See attached

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

DISCLOSURE SCHEDULES TO
FIRST LIEN SECOND-OUT SECURITY AGREEMENT

among

California Resources Corporation, each other Grantor listed on the signature pages thereof and each other Grantor that otherwise may become a party thereto,
[_]
and
certain financial institutions, as lenders

Dated as of [_], 2016
Capitalized terms and others used in these disclosure schedules and not otherwise defined herein are used as defined in the Security Agreement.
These disclosure schedules are qualified in their entirety by reference to specific provisions of the First Lien Second-Out Security Agreement and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of Grantor except as and to the extent expressly provided in the First Lien Second-Out Security Agreement.
Any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of the First Lien Second-Out Security Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Collateral Agent and the Lenders of the information required to be disclosed in respect of the other sections to avoid a breach under the representation or warranty corresponding to such other sections of the First Lien Second-Out Security Agreement. The fact that an item appears on a schedule does not indicate that it is material.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

DEPOSIT ACCOUNTS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

LETTER OF CREDIT RIGHTS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SECURITIES ACCOUNTS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

COMMERCIAL TORT CLAIMS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT A
to
FIRST LIEN SECOND-OUT SECURITY AGREEMENT

FORM OF GRANTOR ACCESSION AGREEMENT

[_________], 201[_]
The Bank of New York Mellon Trust Company, N.A., as the Collateral Agent for the Second-Out Secured Parties referred to in the First Lien Second-Out Security Agreement referred to below
[_]
[_]
[_]
Attn: [_____]
Ladies and Gentlemen:
The undersigned refers to:
(i)    that certain Second-Out Credit Agreement dated as of [_], 2016 (as amended, supplemented or restated, the “Second-Out Credit Agreement”) among California Resources Corporation, a Delaware corporation, the Lenders party thereto, and you, as collateral agent, and
(ii)    the First Lien Second-Out Security Agreement dated as of [_], 2016 (as amended, supplemented or restated, the “Security Agreement”) made by the Grantors from time to time party thereto in your favor for the benefit of the Second-Out Secured Parties.
Terms defined in the Second-Out Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Second-Out Credit Agreement or the Security Agreement.
SECTION 1.    Grant of Security. The undersigned grants to you, for the benefit of the Second-Out Secured Parties, a security interest in all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including the property of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.
SECTION 2.    Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Agreement and the Security Agreement secures the payment of the Second-Out Obligations. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Second-Out Obligations and that would be owed by any Restricted Person to any Second-Out Secured Party under the Second-Out Credit Documents but for the fact that such Second-Out Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Restricted Person.
SECTION 3.    Information Relating to the Undersigned. The undersigned is an entity of the type specified on Schedule 1 and is organized under the laws of the jurisdiction specified on Schedule 1 and its address for notices is specified on Schedule 1.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SECTION 4.    Supplement to Security Agreement Schedule 2. The undersigned has attached hereto a supplemental Schedule 2 to Schedule 2 to the Security Agreement, and the undersigned certifies, as of the date first-above written, that such supplemental schedule has been prepared by the undersigned in substantially the form of Schedule to the Security Agreement and is true and complete.
SECTION 5.    Representations and Warranties. The undersigned as of the date hereof makes each representation and warranty set forth in Section 3.1 of the Security Agreement (as supplemented by the attached supplemental schedules).
SECTION 6.    Obligations Under the Security Agreement. The undersigned will, as of the date first-above written, be bound as a Grantor by all of the terms and provisions of the Security Agreement. As of the date first-above written, that each reference in the Security Agreement to a “Grantor” shall also mean and be a reference to the undersigned.
SECTION 7.    Governing Law. THIS AGREEMENT, THE OTHER SECOND-OUT CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) (IN EACH CASE, OTHER THAN AS EXPRESSLY SET FORTH IN OTHER SECOND-OUT CREDIT DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Very truly yours,

*[NAME OF GRANTOR]

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST-ABOVE STATED.

The Bank of New York Mellon Trust Company, N.A., as Collateral Agent

By:
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SCHEDULE 1
to
FIRST LIEN SECOND-OUT SECURITY AGREEMENT SUPPLEMENT

Name of Grantor	Type of Organization	Jurisdiction of Organization	Address for Notices

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SCHEDULE 2
to
FIRST LIEN SECOND-OUT SECURITY AGREEMENT SUPPLEMENT
DEPOSIT ACCOUNTS
[List]
LETTER OF CREDIT RIGHTS
[List]
SECURITIES ACCOUNTS
[List]
COMMERCIAL TORT CLAIMS
[List]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT D
FORM OF PLEDGE AGREEMENT

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

FIRST LIEN SECOND-OUT PLEDGE AGREEMENT

from

CALIFORNIA RESOURCES CORPORATION,
and
each of the Subsidiary Pledgors
from time to time party hereto

in favor of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Collateral Agent

Dated as of [_], 2016

Reference is made to the FOSO Intercreditor Agreement described below. Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the FOSO Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the FOSO Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the FOSO Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the FOSO Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the FOSO Intercreditor Agreement, the provisions of the FOSO Intercreditor Agreement shall control.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

TABLE OF CONTENTS
		Page
ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.01	Definitions in FOSO Intercreditor Agreement	2
Section 1.02	Definitions in the Second-Out Credit Agreement	2
Section 1.03	Definitions in the UCC, etc	2
Section 1.04	Rules of Construction; etc	2
Section 1.05	Definitions in this Agreement	2
Section 1.06	Collateral Terms	3

ARTICLE II
GRANT OF SECURITY

Section 2.01	Grant of Security Interest	3

ARTICLE III
SECURITY FOR OBLIGATIONS

Section 3.01	Obligations Secured	4

ARTICLE IV
DELIVERY OF THE COLLATERAL

Section 4.01	Delivery of the Collateral	4

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01	Representations and Warranties	4

ARTICLE VI
CERTIFICATION OF LIMITED LIABILITY COMPANY,
LIMITED PARTNERSHIP INTERESTS

Section 6.01	Partnership; LLC Interests	5
Section 6.02	Additional Pledgor	6

ARTICLE VII
FURTHER ASSURANCES

Section 7.01	Further Assurances	6

ARTICLE VIII
VOTING RIGHTS; DIVIDENDS AND DISTRIBUTIONS; ETC.

Section 8.01	Voting Rights	6
Section 8.02	Dividends and Distributions	6
Section 8.03	Voting Rights, Dividends and Distributions after Event of Default	7

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

ARTICLE IX
TRANSFERS AND OTHER LIENS; ADDITIONAL COLLATERAL; ETC.

Section 9.01	Transfers and Other Liens; Additional Collateral; Etc	8

ARTICLE X
COLLATERAL AGENT

Section 10.01	Attorney-in-Fact	8
Section 10.02	The Collateral Agent’s Duties	8

ARTICLE XI
REMEDIES

Section 11.01	Remedies	9

ARTICLE XII
AMENDMENTS, ETC. WITH RESPECT
TO THE OBLIGATIONS; WAIVER OF RIGHTS

Section 12.01	Amendments, etc. with Respect to the Second-Out Obligations; Waiver of Rights	10

ARTICLE XIII
CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE Second-Out CREDIT AGREEMENT; RELEASE

Section 13.01	Continuing Security	10
Section 13.02	Assignment	11
Section 13.03	Release of Collateral	11
Section 13.04	Investment Grade Period	11
Section 13.05	Notice of Termination; Release	11

ARTICLE XIV
REINSTATEMENT

Section 14.01	Reinstatement	11
ARTICLE XV
MISCELLEOUS

Section 15.01	Notices	11
Section 15.02	Counterparts	11
Section 15.03	Severability	12
Section 15.04	Integration	12
Section 15.05	Amendments in Writing	12
Section 15.06	No Waiver	12
Section 15.07	Cumulative Remedies	12

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PLEDGE AGREEMENT

FIRST LIEN SECOND-OUT PLEDGE AGREEMENT, dated as of [_], 2016 (this “Agreement”), is made by California Resources Corporation, a Delaware corporation (the “Borrower”) and each Subsidiary of the Borrower that becomes a party hereto pursuant to Section 9.01 (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) in favor of The Bank of New York Mellon Trust Company, N.A., as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) under the Second-Out Credit Agreement for the benefit of the Second-Out Secured Parties.
WHEREAS, reference is made to that certain Credit Agreement, dated as of [_], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Second-Out Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions from time to time party thereto (the “Second-Out Lenders”), and [_], as Collateral Agent.
WHEREAS, pursuant to the terms, conditions and provisions of the Second-Out Credit Agreement, the Second-Out Lenders have severally agreed to make term loans to the Borrower upon the terms and subject to the conditions set forth therein (collectively, the “Extensions of Credit”).
WHEREAS, reference is made to that certain First Lien Second-Out Security Agreement, dated as of the date hereof (the “Second-Out Security Agreement”), among the Borrower, each other Grantor listed on the signature pages thereof or that becomes a party thereto and the Collateral Trustee.
WHEREAS, the First-Out Agent and the Collateral Agent have entered into an intercreditor agreement, dated as of the date hereof (the “FOSO Intercreditor Agreement”), setting forth the respective rights and priorities of the First-Out Secured Parties and Second-Out Secured Parties with respect to payments, rights in the Collateral granted under this agreement, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions.
WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit.
WHEREAS, in order to comply with the requirements of the Second-Out Credit Agreement, the Borrower and the Subsidiary Pledgors desire to execute and deliver this Agreement to the Collateral Agent for the ratable benefit of the Second-Out Secured Parties.
WHEREAS, the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 and issued by the entities named therein (such Equity Interests are, together with any other Equity Interests required to be pledged pursuant to Section 10.10(b) of the Second-Out Credit Agreement following the date hereof (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”), as such Schedule may be amended pursuant to Section 14.1 of the Second-Out Credit Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Collateral Agent and the Second-Out Lenders to enter into the Second-Out Credit Agreement and the Second-Out Lenders to make the Extensions of Credit to the Borrower under the Second-Out Credit Agreement, the Pledgors hereby agree with the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, as follows:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.01    Definitions in FOSO Intercreditor Agreement . Unless otherwise defined herein, terms defined in the FOSO Intercreditor Agreement and used in this Agreement (including terms used in the preamble and the recitals) shall have the meanings given to them in the FOSO Intercreditor Agreement.

Section 1.02    Definitions in the Second-Out Credit Agreement. Terms used herein that are not defined herein or in the FOSO Intercreditor Agreement, but that are defined in the Second-Out Credit Agreement, have the meanings given to them in the Second-Out Credit Agreement unless the context otherwise requires.

Section 1.03    Definitions in the UCC, etc. Terms used herein that are not defined herein, in the FOSO Intercreditor Agreement or in the Second-Out Credit Agreement, but that are terms defined in the UCC, shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof); the term “instrument” shall have the meaning specified in Article 9 of the UCC.

Section 1.04    Rules of Construction; etc. The rules of construction and other interpretive provisions specified in Sections 1.2, 1.3, 1.5, 1.6 and 1.7 of the Second-Out Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

Section 1.05    Definitions in this Agreement. The following terms shall have the following meanings:

“After-acquired Shares” shall have the meaning assigned to such term in the recitals.
“Agreement” shall have the meaning assigned to such term in the preamble.
“Collateral” shall have the meaning assigned to such term in Section 2.01.
“Collateral Agent” shall have the meaning assigned to such term in the preamble.
“Equity Interests” shall mean Stock and Stock Equivalents.
“Extensions of Credit” shall have the meaning assigned to such term in the recitals.
“FOSO Intercreditor Agreement” has the meaning specified in the recitals.
“Pledged Debt” means all Investment Property and General Intangibles constituting or pertaining to Indebtedness owing by any Person to Grantor.
“Pledged Shares” shall have the meaning assigned to such term in the recitals.
“Pledgors” shall have the meaning assigned to such term in the preamble.
“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Pledgor (a) any consideration received from the sale, exchange, license, lease or other Disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, (b) all cash and negotiable instruments received by or held on behalf of the Collateral

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Agent and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Second-Out Credit Agreement” shall have the meaning assigned to such term in the recitals.
“Second-Out Credit Documents” has the meaning given to the term “Credit Documents” in the Second-Out Credit Agreement.
“Second-Out Lenders” shall have the meaning assigned to such term in the recitals.
“Second-Out Obligations” shall have the meaning given to the term “Obligations” in the Second-Out Credit Agreement; provided that references herein to (a) the Second-Out Obligations of the Borrower shall refer to the Second-Out Obligations (as defined in the FOSO Intercreditor Agreement), and (b) the Second-Out Obligations of any Subsidiary Pledgor shall refer to such Subsidiary Pledgor’s Subsidiary Pledgor Second-Out Obligations.
“Second-Out Secured Parties” has the meaning given to the term “Secured Parties” in the Second-Out Credit Agreement.
“Subsidiary Pledgor Second-Out Obligations” shall mean, with respect to any Subsidiary Pledgor, all Second-Out Obligations (as defined in the FOSO Intercreditor Agreement) of such Subsidiary Pledgor which may arise under or in connection with any Second-Out Credit Document to which such Subsidiary Pledgor is a party.
“Subsidiary Pledgors” shall have the meaning assigned to such term in the preamble.
“Termination Date” shall mean the date on which all Second-Out Obligations are paid in full in cash (other than contingent indemnification obligations not then due) and all commitments are terminated.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Second-Out Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
Section 1.06    Collateral Terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.

ARTICLE II
GRANT OF SECURITY
Section 2.01    Grant of Security Interest. Each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, and grants to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following assets and properties, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Second-Out Obligations:
(a)    the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; provided that the Pledged Shares under this Agreement shall not include any Excluded Stock;

(b)    the Pledged Debt held by such Pledgor and the instruments and other writings, if any, representing such Pledged Debt; provided that the Pledged Debt under this Agreement shall not include any Excluded Property; and

(c)    to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Collateral.

ARTICLE III
SECURITY FOR OBLIGATIONS

Section 3.01    Obligations Secured. This Agreement secures the payment of all the Second-Out Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Second-Out Obligations and would be owed by any Pledgor to the Collateral Agent or the other Second-Out Secured Parties under the Second-Out Credit Documents but for the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

ARTICLE IV
DELIVERY OF THE COLLATERAL

sECTION 4.01    Delivery of the Collateral. Subject to the provisions of Section 15.14(c), all certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the assets theretofore and then being pledged hereunder, which shall be attached hereto as part of Schedule 1 and made a part hereof; provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supplement any prior schedules so delivered.
ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01    Representations and Warranties. Each Pledgor represents and warrants as follows:

(a)    Schedule 1 (i) correctly represents as of the date hereof the issuer, the certificate number, if any, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests and promissory notes required to be pledged pursuant to Section 10.10 of the Second-Out Credit Agreement and Section 9.01

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(b) hereof. Except as set forth on Schedule 1, the Pledged Shares represent all (or 66-2/3% of all the issued and outstanding Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer owned by such Pledgor on the date hereof.

(b)    Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for Liens permitted by Section [11.2] of the Second-Out Credit Agreement and the Lien created by this Agreement.

(c)    As of the date hereof, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)    The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Collateral Agent in the State of New York (subject to the provisions of Section 15.14(c)), and (y) the filing of the applicable Uniform Commercial Code financing statements described in the Second-Out Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described in the Second-Out Security Agreement, shall create a perfected first priority security interest in such Collateral, securing the payment of the Second-Out Obligations, in favor of the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(e)    Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement and this Agreement constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
ARTICLE VI
CERTIFICATION OF LIMITED LIABILITY COMPANY,
LIMITED PARTNERSHIP INTERESTS

Section     6.01Partnership; LLC Interests. Any Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either (i) be represented by a certificate and the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following in order to provide that such interests shall be governed by Article 8 of the Uniform Commercial Code:

“The Partnership/LLC hereby irrevocably elects that all membership interests in the Partnership/LLC shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

interests in the Partnership/LLC shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”
or (ii) the applicable Pledgor shall cause the issuer of such interests not to elect to have such interests treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable.
Section 6.02    Additional Pledgor. Each Pledgor will comply with Section 10.10 of the Second-Out Credit Agreement.

ARTICLE VII
FURTHER ASSURANCES

Section 7.01    Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Requirements of Law, or that the Majority Lenders may reasonably request, in order (a) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (b) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Pledgor agrees that, in the event any Pledgor takes any action to grant or perfect a Lien in favor of the First Lien First Out Administrative Agent in any assets, such Pledgor shall also take such action to grant or perfect a Lien (subject to the FOSO Intercreditor Agreement) in favor of the Collateral Agent to secure the Second-Out Obligations without request of the Collateral Agent.

ARTICLE VIII
VOTING RIGHTS; DIVIDENDS AND DISTRIBUTIONS; ETC.

Section 8.01    Voting Rights. So long as no Event of Default shall have occurred and be continuing:
(a)    Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Second-Out Credit Documents.

(b)    The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (a) above.

Section 8.02Dividends and Distributions. Subject to Section 8.03 of this Article VIII, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Second-Out Credit Document; provided, however, subject to the provisions of Section 15.14(c), any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in

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exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

Section 8.03    Voting Rights, Dividends and Distributions after Event of Default. Upon written notice to a Pledgor by the Collateral Agent) following the occurrence and during the continuance of an Event of Default,
(a)    all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8.01(a) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default; provided that, unless otherwise directed by the Majority Lenders, the Collateral Agent shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8.01(a) (and the obligations of the Collateral Agent under Section 8.01(b) shall be reinstated);

(b)    all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8.02 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8.02;

(c)    all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8.02 shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsements); and

(d)    in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8.02, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8.03(a), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8.03(b) and 8.03(c), such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as may be required for it to receive all payments and exercise all rights pursuant to Section 8.02.

ARTICLE IX
TRANSFERS AND OTHER LIENS; ADDITIONAL COLLATERAL; ETC.

Section 9.01    Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

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(a)    not except as permitted by the Second-Out Credit Agreement (including pursuant to waivers and consents thereunder), (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral except as permitted by the Second-Out Credit Agreement (including pursuant to waivers and consents thereunder) or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Liens permitted by Section 11.2 of the Second-Out Credit Agreement and the Lien created by this Agreement; provided that, in the event such Pledgor sells or otherwise Disposes of assets as permitted by the Second-Out Credit Agreement (including pursuant to waivers and consents thereunder), and such assets are or include any of the Collateral, the Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale or Disposition in accordance with Section 14.17 of the Second-Out Credit Agreement and Article XIII hereunder;

(b)    pledge and, if applicable, cause each Domestic Subsidiary required to become a party to this Agreement to pledge, to the Collateral Agent for the ratable benefit of the Second-Out Secured Parties, immediately upon acquisition thereof, all the After-acquired Shares required to be pledged hereunder pursuant to Section 10.10 of the Second-Out Credit Agreement, in each case pursuant to a supplement to this Agreement substantially in the form of Annex A or such other form reasonably acceptable to the Collateral Agent (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Agreement); and

(c)    defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Liens permitted by Section 11.2 of the Second-Out Credit Agreement and the Lien created by this Agreement), however arising, and any and all Persons whomsoever.

ARTICLE V
COLLATERAL AGENT
Section 10.01    Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default and with notice to such Pledgor, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 10.02     The Collateral Agent’s Duties
. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, to ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Second-Out Secured Party has or is deemed to have knowledge of such matters, or to take any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall have the same rights and protections of the Collateral Agent as set forth in the Second-Out Security Agreement and the Second-Out Credit Agreement.

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ARTICLE VI
REMEDIES

Section 11.01    Remedies. If any Event of Default shall have occurred and be continuing, then:

(a)    The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable Requirement of Law or in equity and also may with notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Requirement of Law now existing or hereafter enacted. The Collateral Agent or any Second-Out Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Second-Out Secured Party may pay the purchase price by crediting the amount thereof against the Second-Out Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)    The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in the final paragraph of Article XII of the Second-Out Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c)    The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

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(d)    All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary indorsement).

ARTICLE XII
AMENDMENTS, ETC. WITH RESPECT
TO THE OBLIGATIONS; WAIVER OF RIGHTS

Section 12.01    Amendments, etc. with Respect to the Second-Out Obligations; Waiver of Rights. Except for the termination of a Pledgor’s Second-Out Obligations hereunder as provided in Article XIII, each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Second-Out Obligations made by the Collateral Agent or any other Second-Out Secured Party may be rescinded by such party and any of the Second-Out Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Second-Out Secured Party, (c) the Second-Out Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Second-Out Credit Document, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Second-Out Secured Party for the payment of the Second-Out Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Second-Out Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Second-Out Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Second-Out Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Pledgor or any other person, and any failure by the Collateral Agent or any other Second-Out Secured Party to make any such demand or to collect any payments from the Borrower or any Pledgor or any other person or any release of the Borrower or any Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Second-Out Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

ARTICLE VIII
CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE Second-Out CREDIT AGREEMENT; RELEASE

Section 13.01    Continuing Security. This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Second-Out Secured Parties and their respective successors, indorsees, transferees and assigns until the Termination Date, notwithstanding that from time to time prior to the Termination Date, the Pledgors may be free from any Second-Out Obligations.

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Section 13.02    Assignment. A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Subsidiary Pledgor shall be automatically released upon consummation of any transaction permitted by the Second-Out Credit Agreement as a result of which such Subsidiary Pledgor ceases to be a Material Subsidiary or otherwise becomes an Excluded Subsidiary; provided that, the Majority Lenders shall have consented to such transaction (to the extent required by the Second-Out Credit Agreement) and the terms of such consent did not provide otherwise.

Section 13.03    Release of Collateral. The Collateral shall be automatically released from the Liens of this Agreement (i) upon any Disposition by any Pledgor of any Collateral that is permitted under the Second-Out Credit Agreement (other than to another Pledgor) and (ii) pursuant to Section 14.17 of the Second-Out Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or Disposed of, as applicable, free and clear of the Liens of this Agreement.

Section 13.04    Investment Grade Period. If an Investment Grade Period shall occur after the date hereof, the Collateral Agent shall (without notice to, or vote or consent of, any Second-Out Secured Party) take such actions as shall be required to release its security interest in the Collateral.

Section 13.05    Notice of Termination; Release. In connection with any termination or release pursuant to this Article XIII the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Article XIII shall be without recourse to or warranty by the Collateral Agent.

ARTICLE XIV
REINSTATEMENT

Section 14.01    Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Second-Out Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Second-Out Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.
ARTICLE XV
MISCELLANEOUS

Section 15.01    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.2 of the Second-Out Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Second-Out Credit Agreement.

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Section 15.02    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of copies of this Agreement signed by all of the parties shall be lodged with the Collateral Agent and the Borrower.

Section 15.03    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 15.04    Integration. This Agreement together with the other Second-Out Credit Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Second-Out Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Second-Out Credit Documents.

Section 15.05    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor(s) and the Collateral Agent in accordance with Section 14.1 of the Second-Out Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Annex A, in each case duly executed by each Pledgor directly affected thereby.

Section 15.06    No Waiver. Neither the Collateral Agent nor any Second-Out Secured Party shall by any act (except by a written instrument pursuant to Section 15.05), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Second-Out Credit Document. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Second-Out Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Second-Out Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Second-Out Secured Party would otherwise have on any future occasion.

Section 15.07    Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Requirement of Law.

Section 15.08    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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Section 15.09    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Agent and the other Second-Out Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by the Second-Out Credit Agreement.

Section 15.10    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER SECOND-OUT CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 15.11    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Second-Out Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 15.01 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Second-Out Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Second-Out Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 15.11 any special, exemplary, punitive or consequential damages.

Section 15.12    Acknowledgments. Each party hereto hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Second-Out Credit Documents to which it is a party;

(b)    (i) neither the Collateral Agent nor any other Agent or Second-Out Secured Party has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Pledgor with respect to any of the transactions contemplated in this Agreement or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Second-Out Credit Document (irrespective of whether the Collateral Agent or any other Agent or Second-Out Secured Party

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has advised or is currently advising any of the Pledgors or their respective Affiliates on other matters) and neither the Collateral Agent or other Agent or Second-Out Secured Party has any obligation to any of the Pledgors or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Second-Out Credit Documents; (ii) the Collateral Agent and its Affiliates, each other Agent and each other Second-Out Secured Party and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Pledgors and their respective Affiliates, and neither the Collateral Agent nor any other Agent or Second-Out Secured Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iii) neither the Collateral Agent nor any other Agent or Second-Out Secured Party has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Second-Out Credit Document) and the Pledgors have consulted their own respective legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Pledgor agrees that it will not claim that the Collateral Agent or any other Agent or Second-Out Secured Party, as the case may be, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Pledgor, in connection with the transactions contemplated in this Agreement or the process leading thereto; and

(c)    no joint venture is created hereby or by the other Second-Out Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Second-Out Lenders, the Agents and any other Second-Out Secured Party or among the Pledgors and the Second-Out Lenders, the Agents and any other Second-Out Secured Party.

Section 15.13    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 15.14    FOSO Intercreditor Agreement Controls.

(a)    Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the FOSO Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the FOSO Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the FOSO Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.

(b)    Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the FOSO Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the FOSO Intercreditor Agreement, the provisions of the FOSO Intercreditor Agreement shall control.

(c)    Without limiting the foregoing, at any time prior to the Discharge of the First-Out Obligations, any provision hereof requiring any Grantor to deliver possession of any Collateral to the Collateral Agent, shall be deemed to have been complied with, if and for so long as (i) the FOSO Intercreditor Agreement is in full force and effect and (ii) the First-Out Agent shall have such possession for the benefit of the Second-Out Secured Parties and as bailee or sub-agent of the Collateral Agent as provided in the FOSO Intercreditor Agreement. Each Pledgor shall provide

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prompt written notice to the Collateral Agent identifying any Collateral delivered to the First-Out Agent pursuant to the First Lien First-Out Credit Documents.

[SIGNATURE PAGES FOLLOW]Signature Page

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[CALIFORNIA RESOURCES CORPORATION], as an Additional Pledgor

By:_____________________________ Name: Title:

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Acknowledged and Consented to:

The Bank of New York Mellon Trust Company, N.A.,
as Collateral Agent

By:    __________________________
Name:
Title:

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SCHEDULE 1
TO THE PLEDGE AGREEMENT

PLEDGED SHARES

Pledgor	Issuer	Issuer’s Jurisdiction of Formation	Class of Equity Interest	Certificate No(s)	Number of Units	Percentage of Issued and Outstanding Units

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ANNEX A
TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [___], dated as of [___], 201___ (this “Supplement”) to the PLEDGE AGREEMENT, dated as of [_], 2016 (the “Pledge Agreement”), among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), each Subsidiary of the Borrower that becomes a party thereto pursuant to Section 9.01 thereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and The Bank of New York Mellon Trust Company, N.A., as collateral agent (in such capacity, together with its successors, in such capacity the “Collateral Agent”) under the Second-Out Credit Agreement referred to below for the benefit of the Second-Out Secured Parties.

A.Reference is made to that certain Credit Agreement, dated as of [_], 2016 (the “Second-Out Credit Agreement”) among the Borrower, the banks, financial institutions and other lending institutions from time to time party thereto (the “Second-Out Lenders”) and [_], as Collateral Agent.

B.Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Pledge Agreement or the Second-Out Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1.03 of the Pledge Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C.The Pledgors have entered into the Pledge Agreement in order to induce the Agents and the Second-Out Lenders to enter into the Second-Out Credit Agreement and to induce the Second-Out Lenders to make their respective Extensions of Credit to the Borrower under the Second-Out Credit Agreement.

D.The undersigned [Pledgor] [Domestic Subsidiary] (each an “Additional Pledgor”) is the legal and beneficial owner of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the Pledge Agreement (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”).

E.Section 10.10 of the Second-Out Credit Agreement and Section 9.01(b) of the Pledge Agreement provide [that additional Subsidiaries of the Borrower may become Subsidiary Pledgors under the Pledge Agreement] [that existing Pledgors may pledge Additional Pledged Shares] by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9.01(b) of the Pledge Agreement to pledge to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, the Additional Pledged Shares [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce the Second-Out Lenders to make additional Extensions of Credit to the Borrower under the Second-Out Credit Agreement and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 9.01(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing A-2
A-4
(collectively, the “Additional Collateral”) as collateral security for the prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Second-Out Obligations:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(a)the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares; provided that the Additional Pledged Shares under this Supplement shall not include any Excluded Stock; and
(b)to the extent not covered by clauses (a) above, all Proceeds of any or all of the foregoing Additional Collateral.
For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

[SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]

SECTION [2] [3]. Each Additional Pledgor represents and warrants as follows:

(a)Schedule 1 correctly represents as of the date hereof the issuer, the certificate number, if any, the Additional Pledgor and record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares. Except as set forth on Schedule 1, the Pledged Shares represent all (or 66-2/3% of all the issued and outstanding Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b)Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for Liens permitted by Section 11.2 of the Second-Out Credit Agreement and the Lien created by this Supplement to the Pledge Agreement.

(c)As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable

(d)The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Collateral Agent or, prior to the Discharge of the First-Out Obligations, the First-Out Agent (to hold as gratuitous bailee for the Collateral Agent) in the State of New York and (y) the filing of the applicable Uniform Commercial Code financing statements described in the Security Agreement and (ii) in the case of all other Collateral, upon the filing of the applicable Uniform Commercial Code financing statements described the Security Agreement, shall create a perfected first priority security interest in such Collateral, securing the payment of the Second-Out Obligations, in favor of the Collateral Agent, for the ratable benefit of the Second-Out Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(e)Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION [3] [4]. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower. This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

SECTION [4] [5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5] [6]. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION [6] [7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION [7] [8]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 15.01 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 14.2 of the Second-Out Credit Agreement.

[SIGNATURE PAGES FOLLOW]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the date first above written.

[ADDITIONAL PLEDGOR], as Additional Pledgor

By:_____________________________ Name: Title:
By:_____________________________

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

[_], as Collateral Agent

By:_____________________________ Name: Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

SCHEDULE 1
TO SUPPLEMENT NO. [ ]
TO THE PLEDGE AGREEMENT

PLEDGED SHARES

Pledged Shares

Pledgor	Issuer	Issuer’s Jurisdiction of Formation	Class of Equity Interest	Certificate No(s)	Number of Units	Percentage of Issued and Outstanding Units

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit E
FORM OF MORTGAGE/DEED OF TRUST (CALIFORNIA)

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

WHEN RECORDED OR FILED,
PLEASE RETURN TO:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: Timothy Gallagher, Esq.

Space above for County Recorder's Use

MORTGAGE, LINE OF CREDIT MORTGAGE, DEED OF TRUST (ASSIGNMENT OF AS-EXTRACTED COLLATERAL), SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

FROM

EACH UNDERSIGNED TRUSTOR

TO

First American Title Insurance Company,
AS TRUSTEE

FOR THE BENEFIT OF

The Bank of New York Mellon Trust Company, N.A.,
as Mortgagee and Collateral Agent

and the Second-Out Secured Parties

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION
OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR THE MORTGAGEE TO TAKE THE DEED OF TRUST PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE TRUSTOR UNDER THIS DEED OF TRUST.
THIS DEED OF TRUST CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.
THIS DEED OF TRUST SECURES PAYMENT OF FUTURE ADVANCES.
THIS DEED OF TRUST COVERS PROCEEDS OF DEED OF TRUST PROPERTY.
THIS DEED OF TRUST COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBIT HERETO. THIS DEED OF TRUST IS TO BE FILED OR FILED FOR RECORD AS A FINANCING STATEMENT,
AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBIT HERETO AND WITH A CLERK OF COURT. THE TRUSTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBIT ATTACHED HERETO.
PORTIONS OF THE DEED OF TRUST PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS DEED OF TRUST IS TO BE FILED OR REFILED FOR RECORD OR RECORDED AS A FINANCING STATEMENT, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED AND WITH A CLERK OF COURT. THE TRUSTOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.
TRUSTOR REQUESTS THAT A COPY OF ANY NOTICE OF DEFAULT AND ANY NOTICE OF SALE HEREUNDER BE MAILED TO IT AT: CALIFORNIA RESOURCES CORPORATION, 9200 Oakdale Ave., Suite 900, Los Angeles, CA 91311, Attention: General Counsel’s Office.
REFERENCE IS MADE TO THE FIRST LIEN INTERCREDITOR AGREEMENT DESCRIBED BELOW. EACH SECOND-OUT SECURED PARTY, BY ACCEPTING THE BENEFITS OF THE SECURITY PROVIDED HEREBY, (I) AGREES (OR IS DEEMED TO AGREE) THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT, (II) AUTHORIZES (OR IS DEEMED TO AUTHORIZE) THE COLLATERAL AGENT ON BEHALF OF SUCH PERSON TO ENTER INTO, AND PERFORM UNDER, THE FIRST LIEN INTERCREDITOR AGREEMENT AND (III) ACKNOWLEDGES (OR IS DEEMED TO ACKNOWLEDGE) THAT A COPY OF THE FIRST LIEN INTERCREDITOR AGREEMENT WAS DELIVERED, OR MADE AVAILABLE, TO SUCH SECOND-OUT SECURED PARTY.
NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS DEED OF TRUST, THE LIENS CREATED HEREBY AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS DEED OF TRUST AND THE FIRST LIEN INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT SHALL CONTROL.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

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THIS MORTGAGE, LINE OF CREDIT MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Deed of Trust”) is entered into as of August [_], 2016 (the “Effective Date”) by each of (i) California Resources Elk Hills, LLC, a Delaware limited liability company (“CREH”), (ii) California Resources Production Corporation, a Delaware corporation (“Production Corp.”), (iii) California Resources Petroleum Corporation, a Delaware corporation (“Petroleum Corp.”), (iv) Southern San Joaquin Production, Inc., a Delaware corporation (“SSJP”), (v) California Heavy Oil, Inc., a Delaware corporation (“CHO”) and (vi) Socal Holding, LLC, a Delaware limited liability company (“Socal”); in favor of First American Title Insurance Company (the “Trustee”), having an office at 1 First American Way, Santa Ana, CA 92707, for the benefit of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent (together with its successors and assigns, the “Mortgagee”), and the Second-Out Secured Parties (as hereinafter defined).
R E C I T A L S
WHEREAS, reference is made to that certain Credit Agreement, dated as of [_], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Second-Out Credit Agreement”), among California Resources Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time party thereto (the “Second-Out Lenders”), and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent.
WHEREAS, pursuant to the terms, conditions and provisions of the Second-Out Credit Agreement, the Second-Out Lenders have severally agreed to make term loans to the Borrower upon the terms and subject to the conditions set forth therein (collectively, the “Extensions of Credit”).
WHEREAS, JPMorgan Chase Bank, N.A., as the First-Out Agent (as defined in the First Lien Intercreditor Agreement) and the Mortgagee have entered into the Pari Passu Intercreditor Agreement, dated as of the date hereof (the “First Lien Intercreditor Agreement”), setting forth the respective rights and priorities of the First-Out Secured Parties (as defined in the First Lien Intercreditor Agreement) and Second-Out Secured Parties with respect to payments, rights in the Collateral granted under this Deed of Trust, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions.
WHEREAS, on August [_], 2016, certain Subsidiaries (including the Trustor (as defined below)) of the Borrower executed a Guarantee (such agreement, as may from time to time be amended or supplemented, the “Guarantee”) pursuant to which, upon the terms and conditions stated therein, each such Person has unconditionally guaranteed the prompt payment, when due, of the obligations under the Second-Out Credit Agreement, the Credit Documents and the Guarantee (collectively being the “Second-Out Security Documents”).
WHEREAS, each Trustor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit.
WHEREAS, in order to comply with the requirements of the Second-Out Credit Agreement, the Trustors desire to grant to the Mortgagee, for the ratable benefit of the Second-Out Secured Parties, a security interest in the Collateral and deliver this Deed of Trust.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Collateral Agent, and the Second-Out Lenders to enter into the Second-Out Credit Agreement and the Second-Out Lenders to make the Extensions of Credit to the Borrower under the Second-Out Credit Agreement, the Trustors hereby agree with the Mortgagee, for the ratable benefit of the Second-Out Secured Parties, as follows:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

ARTICLE I
DEFINITIONS

Section 1.01    Terms Defined Above. As used in this Deed of Trust, each term defined above has the meaning indicated above.

Section 1.02    UCC and Other Defined Terms. Unless otherwise defined in the Applicable UCC, each capitalized term used in this Deed of Trust and not defined in this Deed of Trust shall have the meaning ascribed to such term in the Second-Out Credit Agreement. Any capitalized term not defined in either this Deed of Trust or the Second-Out Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC.

Section 1.03    Definitions

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Deed of Trust.
“CERCLA” has the meaning assigned to such term in Section 9.01.
“Collateral” means collectively all the Deed of Trust Property and all the UCC Collateral.
“Event of Default” has the meaning ascribed to such term in Section 5.01.
“Excluded Property” shall have the meaning ascribed to such term in the Second-Out Credit Agreement.
“Deed of Trust Property” means the Oil and Gas Properties and other properties and assets described in Section 2.01(a) through Section 2.01(e), excluding, for the avoidance of doubt, any Excluded Property.
“Flood Insurance Regulations” has the meaning assigned to such term in Section 2.01.

“Future Advances” means future obligations and future advances that the Mortgagee or any Second-Out Secured Party may make pursuant to any Second-Out Security Documents.
“Hydrocarbon Interests” means all rights, titles, interests and estates and the lands and premises covered or affected thereby now or hereafter acquired by the Trustor in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, surface interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, in each case, which are described on Exhibit A; provided that, it is the intent of the Trustor that all of such interests be subject to the Lien of this Deed of Trust even if (i) its interests on Exhibit A shall be incorrectly described or a description of a part or all of such property or the Trustor’s interests therein be omitted limited to particular lands,

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specified depths or particular types of property interests or (ii) such properties or interests may be hereafter acquired.
“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Indemnified Parties” means the Trustee, the Mortgagee, each Second-Out Secured Party and their officers, directors, employees, representatives, agents, attorneys, accountants and experts.
“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Outer Continental Shelf” has the meaning given to the term in the Outer Continental Shelf Lands Act (43 U.S.C. 1301-1356).
“Permitted Encumbrances” means all Liens permitted to be placed on the Deed of Trust Properties under Section 11.2 of the Second-Out Credit Agreement.
“Post-Default Rate” means “Default Rate” as defined in the Second-Out Credit Agreement.
“Second-Out Secured Parties” means the “Secured Parties” as defined in the Second-Out Credit Agreement.
“Secured Obligations” means the “Obligations” as defined in the Second-Out Credit Agreement.
“Trustor” means each of CREH, Production Corp., Petroleum Corp., SSJP, CHO and Socal individually as a Trustor hereunder with respect to the Collateral owned by it.
“UCC Collateral” means the property and other assets described in Section 2.02, excluding, for the avoidance of doubt, any Excluded Property.

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ARTICLE II
GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01    Grant of Liens. To secure payment and performance of all of the Secured Obligations, the Trustor does by these presents hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER and CONVEY to the Trustee, and Trustee’s successors and substitutes in trust hereunder, with power of sale, for the use and ratable benefit of the Mortgagee and the Second-Out Secured Parties, the real and personal property, rights, titles, interests and estates located in the State of California or which are located within (or cover or relate to properties located within) the Outer Continental Shelf or other offshore area adjacent to the State of California over which the United States of America asserts jurisdiction and to which the laws of the State of California are applicable with respect to this Deed of Trust or the Liens created hereby and described in subsections (a) through (e) below, except for the Excluded Property:

(a)All rights, titles, interests and estates now owned or hereafter acquired by the Trustor in and to the Oil and Gas Properties described on Exhibit A.

(b)All rights, titles, interests and estates now owned or hereafter acquired by the Trustor in and to all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning the Oil and Gas Properties, the Hydrocarbons or any other items of property which are in the possession of the Trustor, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c)All rights, titles, interests and estates now owned or hereafter acquired by the Trustor in and to all Hydrocarbons.

(d)Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Lien and security interest hereof by Trustor or by anyone on Trustor's behalf; and Trustee and/or the Mortgagee are hereby authorized to receive the same at any time as additional security hereunder.

(e)All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Trustor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates thereof and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates are subject or otherwise; all rights of the Trustor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Trustor in and to the such related rights, titles, interests or estates.

Notwithstanding any provision in this Deed of Trust to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Deed of Trust Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Deed of Trust. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now

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or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004, and (v) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

Section 2.02    Grant of Security Interest. To further secure the Secured Obligations, the Trustor hereby grants to the Mortgagee, for its benefit and the ratable benefit of the Second-Out Secured Parties, a security interest in and to the following (whether now or hereafter acquired by operation of law or otherwise), except for the Excluded Property:

(a)    all Accounts relating to this Deed of Trust;

(b)    all General Intangibles (including, without limitation, rights in and under any Payment Intangible, swap agreement or any Commodity contract) and all rights under insurance contracts and rights to insurance proceeds relating to this Deed of Trust;

(c)    all Documents;

(d)    all Instruments;

(e)    all Inventory and all Equipment;

(f)    all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);
(g)    all As-Extracted Collateral;

(h)    all Fixtures;

(i)    all Hydrocarbons;

(j)    all books and records pertaining to the Oil and Gas Properties; and

(k)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, third-party guarantees and other Supporting Obligations given with respect to any of the foregoing.

Section 2.03        Secured Obligations. This Deed of Trust is executed and delivered by the Trustor to secure and enforce the Secured Obligations.

Section 2.04        Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Deed of Trust: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral (all minerals including oil and gas and the Accounts resulting from the sale thereof at the wellhead or minehead located on the Oil and Gas Properties described or to which reference is made herein or on Exhibit A) and all other Hydrocarbons; (iii) this Deed of Trust is to be filed of record in the real estate records or other appropriate records as a financing

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statement; and (iv) the Trustor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Deed of Trust Property.

Section 2.05    Pro Rata Benefit
. This Deed of Trust is executed and granted for the pro rata benefit and security of the Mortgagee and the Second-Out Secured Parties to secure the Secured Obligations for so long as same remains unpaid and thereafter until the Secured Obligations have been paid in full and satisfied.
Section 2.06    Excluded Property. Notwithstanding any provision in this Deed of Trust to the contrary, in no event shall the Collateral include any Excluded Property.

ARTICLE III
ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 3.01    Assignment.

(a)    The Trustor has absolutely and unconditionally assigned, transferred, conveyed and granted a security interest, and does hereby absolutely and unconditionally assign, transfer, convey and grant a security interest unto the Mortgagee in and to the following, except for the Excluded Property:

(i)    all of its As-Extracted Collateral located in the county where this Deed of Trust is filed, including without limitation, all As-Extracted Collateral relating to the Hydrocarbon Interests, the Hydrocarbons and all products obtained or processed therefrom;

(ii)    the revenues and proceeds now and hereafter attributable to the Deed of Trust Properties, including the Hydrocarbons, and said products and all payments in lieu, such as “take or pay” payments or settlements; and

(iii)    all amounts and proceeds hereafter payable to or to become payable to the Trustor or now or hereafter relating to any part of the Deed of Trust Properties and all amounts, sums, monies, revenues and income which become payable to the Trustor from, or with respect to, any of the Deed of Trust Properties, present or future, now or hereafter constituting a part of the Hydrocarbon Interests.
(b)    The Hydrocarbons and products are to be delivered into pipe lines connected with any Deed of Trust Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the Second-Out Secured Parties, free and clear of all taxes, charges, costs and expenses, other than Permitted Encumbrances; and all such revenues and proceeds shall be paid directly to the Mortgagee, at its offices in Los Angeles, California with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter.

(c)    The Trustor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be required or desired by, and requested of Trustor by the Mortgagee in order to have the proceeds and revenues referenced in Section 3.01(b) paid to the Mortgagee as set forth in such section. In addition to any and all rights of a secured party under Sections 9-607 and 9-609 of the Applicable UCC, the Mortgagee is fully authorized to receive and take receipt of said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of the Trustor or the Mortgagee for the account of the Trustor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a Deposit Account with

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the Mortgagee as additional collateral securing the Secured Obligations; and to execute transfer and division orders in the name of the Trustor, or otherwise, with warranties binding the Trustor. All proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14.
(d)    The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but the Mortgagee shall have the right, at its election, in the name of the Trustor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or the Trustor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Trustor.

(e)    The Trustor hereby appoints the Mortgagee as its attorney-in-fact to pursue any and all rights of the Trustor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. In addition to the Liens granted to the Trustee and/or the Mortgagee in Section 2.01(e), the Trustor hereby further transfers and assigns to the Mortgagee any and all such Liens, security interests, financing statements or similar interests of the Trustor attributable to its interest in the As-Extracted Collateral, any other Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise. The power of attorney granted to the Mortgagee in this Section 3.01, being coupled with an interest, shall be irrevocable until the Secured Obligations have been paid in full and satisfied.

(f)    Notwithstanding anything to the contrary contained herein, so long as no Default shall have occurred and be continuing, Trustor shall have the right to collect all revenues and proceeds attributable to the Hydrocarbons that accrue to the Oil and Gas Properties or the products obtained or processed therefrom, as well as any Liens and security interests security any sales of said Hydrocarbons and to retain, use and enjoy same.

Section 3.02    No Modification of Payment Obligations. Nothing herein contained shall modify or otherwise alter the obligation of the Borrower to make prompt payment of all amounts constituting Secured Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Secured Obligations. Nothing in this Article III is intended to be an acceptance of collateral in satisfaction of the Secured Obligations.

Section 3.03    Excluded Property. Notwithstanding anything contained in this Article III to the contrary, the security interest granted to the Mortgagee pursuant to this Article III shall not extend to any Excluded Property.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

The Trustor hereby represents, warrants and covenants as follows:

Section 4.01    Title. To the extent of the undivided interests specified on Exhibit B, which is intentionally omitted for purposes of any public filings or recordings, the Trustor has good and

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defensible title to and is possessed of its material Hydrocarbon Interests and has good title to its material UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

Section 4.02    Defend Title
. This Deed of Trust is, and always will be kept, a direct first priority Lien upon the Collateral other than as permitted pursuant to the First Lien Intercreditor Agreement or, with respect to the indebtedness governed thereby, the Second-Out Security Documents; provided that no intent to subordinate the priority of the Liens created hereby is intended or inferred. The Trustor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Deed of Trust upon the Collateral or any part thereof other than Permitted Encumbrances. The Trustor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Secured Obligations shall be paid in full and satisfied. If (i) an adverse claim be made against or, a cloud develops upon, the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Deed of Trust, then the Trustor agrees to immediately defend against such adverse claim, take commercially reasonable action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the Trustor’s sole cost and expense. The Trustor further agrees that the Trustee and/or the Mortgagee may take such other action as they reasonably deem advisable to protect and preserve their interests in the Collateral, and in such event the Trustor will indemnify the Trustee and the Mortgagee against any and all cost, reasonable attorneys’ fees and other expenses which they may incur in defending against any such adverse claim or taking action to remove any such cloud.
Section 4.03    Not a Foreign Person. The Trustor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. the Trustor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 4.04    Power to Create Lien and Security. The Trustor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a security interest in all of the Collateral in the manner and form herein provided. No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other party or parties whomsoever is required in connection with the execution and delivery by the Trustor of this Deed of Trust.

Section 4.05    Revenue and Cost Bearing Interest. The Trustor’s ownership of the Hydrocarbon Interests and the undivided interests therein as specified on Exhibit B will, after giving full effect to all Permitted Encumbrances, afford the Trustor not materially less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbon Interest specified as net revenue interest on Exhibit B and will cause the Trustor to bear not materially more than that portion (expressed as a fraction, percentage or decimal), specified as working interest on Exhibit B, of the costs of maintaining, developing and operating the wells identified on Exhibit A, except to the extent of any proportionate corresponding increase in the net revenue interest.

Section 4.06    Operation By Third Parties. If any portion of the Deed of Trust Property is comprised of interests which are not working interests or which are not operated by the Trustor or one of its Affiliates, then with respect to such interests and properties, the Trustor’s covenants as expressed in this Article IV are modified to require that the Trustor use reasonable commercial efforts to obtain

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compliance with such covenants by the working interest owners or the operator or operators of such Deed of Trust Properties.

Section 4.07    Failure to Perform. The Trustor agrees that if it fails to perform any act or to take any action which it is required to perform or take hereunder, upon five (5) days’ prior notice to the Trustor (other than the payment of monies), or pay any money which the Trustor is required to pay hereunder, each of the Mortgagee and the Trustee, in the Trustor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by the Trustor to the Mortgagee or the Trustee, as the case may be, and each of the Mortgagee and the Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by the Trustor to each of the Mortgagee and the Trustee pursuant to this Deed of Trust shall bear interest from the date of such expenditure or payment to such Person until paid at the Post-Default Rate.

Section 4.08    Delivery of UCC-3 Financing Statements. On or prior to the fifth (5th) anniversary of the date hereof, and every five years thereafter, the Trustor will deliver to the Mortgagee a UCC Financing Statement Amendment (Form UCC3), to be filed for purposes of continuing the perfection and priority of the security interest in As-Extracted Collateral created in or evidenced by this Deed of Trust.

ARTICLE V
RIGHTS AND REMEDIES

Section 5.01    Event of Default. An Event of Default under and as defined in the Second-Out Credit Agreement shall be an “Event of Default” under this Deed of Trust.

Section 5.2    Foreclosure and Sale.

(a)    If an Event of Default shall occur and be continuing, to the extent provided by applicable law, the Mortgagee shall have the right and option to proceed with foreclosure by directing the Trustee to proceed, with foreclosure and to sell all or any portion of such Deed of Trust Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Deed of Trust Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Deed of Trust Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Deed of Trust Property is to be sold. Nothing contained in this Section 5.02 shall be construed so as to limit in any way any rights to sell the Deed of Trust Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. The Trustor hereby irrevocably appoints the Trustee and the Mortgagee, with full power of substitution, to be the attorneys-in-fact of the Trustor and in the name and on behalf of the Trustor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which the Trustor ought to execute and deliver and do and perform any and all such acts and things which the Trustor ought to do and perform under the covenants herein contained and generally, to use the name of the Trustor in the exercise of all or any of the powers hereby conferred on the Trustee and/or the Mortgagee; provided that, neither the Trustee nor the Mortgagee shall exercise any such powers unless an Event of Default

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shall have occurred and is continuing. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Trustee or the Mortgagee, as appropriate, to have physically present, or to have constructive possession of, the Deed of Trust Property (the Trustor hereby covenanting and agreeing to deliver any portion of the Deed of Trust Property not actually or constructively possessed by the Trustee or the Mortgagee immediately upon his or its demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee or the Mortgagee shall contain a general warranty of title, binding upon the Trustor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Trustee or the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Trustee, the Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, the Trustor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Trustor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Trustor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b)    If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral or (ii) the Trustee or the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Deed of Trust or applicable law in respect of the Collateral. To the extent permitted by applicable law, such rights, powers and remedies shall be cumulative and in addition to those granted to the Trustee or the Mortgagee under any other provision of this Deed of Trust or under any Second-Out Security Document. Written notice mailed to the Trustor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

Section 5.03    Substitute Trustees and Agents. The Trustee or Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee or Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee or Mortgagee. If the Trustee or Mortgagee shall have given notice of sale hereunder, any successor or substitute trustee or mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee or mortgagee agent conducting the sale.

Section .04    Judicial Foreclosure; Receivership. If any of the Secured Obligations shall become due and payable and shall not be promptly paid, the Trustee or the Mortgagee shall have the

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right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by the Trustee and/or the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Trustor hereby expressly promises to pay) owing by the Trustor to the Trustee and/or the Mortgagee and shall bear interest from the date of making such advance by the Trustee and/or the Mortgagee until paid at the Post-Default Rate.

Section 5.05    Foreclosure for Installments. To the extent permitted by applicable law, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due either through the courts or by directing the Trustee to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Secured Obligations then due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Deed of Trust shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that, to the extent permitted by applicable law, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Deed of Trust Property for any subsequently maturing portion of the Secured Obligations.

Section 5.06    Separate Sales. If an Event of Default shall have occurred and be continuing, then the Collateral may be sold in one or more parcels and to the extent permitted by applicable law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.07    Possession of Deed of Trust Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Trustee or the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of the Trustor, its successors or assigns, or its or their agents or servants, and may exclude the Trustor, its successors or assigns, and all persons claiming under the Trustor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Trustor, its successors or assigns, might at the time do and may exercise all rights and powers of the Trustor, in the name, place and stead of the Trustor, or otherwise as the Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by the Trustee and/or the Mortgagee in administering, managing, operating, and controlling the Deed of Trust Property shall constitute a demand obligation (which obligation the Trustor hereby expressly promises to pay) owing by the Trustor to the Trustee and/or the Mortgagee and shall bear interest from date of expenditure until paid at the Post-Default Rate.

Section 5.09    Occupancy After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale the Trustor or the Trustor’s heirs, devisees, representatives, successors or

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assigns or any other person claiming any interest in the Collateral by, through or under the Trustor, are occupying or using any Deed of Trust Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Deed of Trust Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 5.09    Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Trustee or the Mortgagee shall, to the extent permitted by applicable law, be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Trustee or the Mortgagee and to the extent permitted by applicable law, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Trustee or the Mortgagee or any Second-Out Secured Party in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

Section 5.10    Discontinuance of Proceedings. If the Trustee or the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Second-Out Security Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Secured Obligations, this Deed of Trust, the Second-Out Credit Agreement, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Trustee and the Mortgagee, as applicable, shall continue as if same had never been invoked.

Section 2.11    No Release of Obligations. To the extent permitted by applicable law, neither the Trustor, any Guarantor nor any other person hereafter obligated for payment of all or any part of the Secured Obligations shall be relieved of such obligation by reason of: (a) the failure of the Trustee to comply with any request of the Trustor, any Guarantor or any other Person so obligated, to foreclose the Lien of this Deed of Trust or to enforce any provision hereunder or under the Second-Out Credit Agreement; (b) the release, regardless of consideration, of the Deed of Trust Property or any portion thereof or interest therein or the addition of any other property to the Deed of Trust Property; (c) any agreement or stipulation between any subsequent owner of the Deed of Trust Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Deed of Trust without first having obtained the consent of, given notice to or paid any consideration to the Trustor, any Guarantor or such other Person, and in such event the Trustor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (d) by any other act or occurrence save and except if the Secured Obligations are paid in full and satisfied and any other obligations hereunder or under the Second-Out Credit Agreement are completely fulfilled.

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Section 5.12    Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Deed of Trust or its stature as a first and prior Lien in and to the Collateral, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Secured Obligations. For payment of the Secured Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee or the Trustee in such order and manner as the Mortgagee may elect.

Section 5.13    Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, the Trustor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Trustor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of the Mortgagee’s or any other secured Person’s intention to accelerate maturity of the Secured Obligations or of any election to exercise or any actual exercise of any right, remedy or recourse provided for hereunder or under any Second-Out Security Document or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Deed of Trust and now in force, of which the Trustor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof. If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

Section 5.14    Application of Proceeds. If an Event of Default shall have occurred and be continuing, any cash held by or on behalf of the Trustee or the Mortgagee and all cash proceeds received by or on behalf of the Trustee or the Mortgagee in respect of any sale of, collection from, or other realization upon any Collateral may, in the discretion of the Trustee or the Mortgagee, be held by the Trustee or the Mortgagee as collateral for, and/or then or at any time thereafter applied, in whole or in part, by the Trustee or the Mortgagee for the benefit of the Second-Out Secured Parties against, any Secured Obligation, in accordance with the final paragraph of Article XII of the Second-Out Credit Agreement.

Section 5.15    Resignation of Operator. In addition to all rights and remedies under this Deed of Trust, at law and in equity, if any Event of Default shall occur and the Trustee or the Mortgagee shall exercise any remedies under this Deed of Trust with respect to any portion of the Deed of Trust Property (or the Trustor shall transfer any Deed of Trust Property “in lieu of” foreclosure) whereupon the Trustor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Deed of Trust Property which is either the Trustor or any Affiliate of the Trustor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Trustor of any such request and to the extent permitted by such joint operating agreement, the Trustor shall resign (or cause such other Person to resign) as operator of such Collateral.

Section 5.16    Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE TRUSTOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE DEED OF TRUST PROPERTY INCLUDING SUCH LOSS WHICH

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MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE TRUSTOR. THE TRUSTOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS DEED OF TRUST OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER UNLESS SUCH LIABILITY, LOSS OR DAMAGE IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. IF ANY INDEMNIFIED PARTY SHALL MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND OBLIGATION (WHICH OBLIGATION THE TRUSTOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY THE TRUSTOR TO SUCH INDEMNIFIED PARTY AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AT THE POST-DEFAULT RATE. THE TRUSTOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF EACH INDEMNIFIED PARTY WITH RESPECT TO THE DEED OF TRUST PROPERTY TAKEN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS DEED OF TRUST. THE LIABILITIES OF THE TRUSTOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS DEED OF TRUST.

ARTICLE VI
THE TRUSTEE

Section 6.01    Duties, Rights, and Powers of Trustee. The Trustee shall have no duty to see to any recording, filing or registration of this Deed of Trust or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Deed of Trust Property, or any part thereof, or against the Trustor, or to see to the performance or observance by the Trustor of any of the covenants and agreements contained herein. The Trustee shall not be responsible for the execution, acknowledgment or validity of this Deed of Trust or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the Mortgagee. The Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. The Trustee shall not incur any personal liability hereunder except for the Trustee’s own willful misconduct; and the Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 6.02    Successor Trustee. The Trustee may resign by written notice addressed to the Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of the Mortgagee. In case of the death, resignation or removal of the Trustee, a successor may be appointed by the Mortgagee by instrument of substitution complying with any applicable Requirements of Law, or, in the absence of any such requirement, without formality other than appointment and designation in writing. Written notice of such appointment and designation shall be given by the Mortgagee to the Trustor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited.

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Upon the making of any such appointment and designation, this Deed of Trust shall vest in the successor all the estate and title in and to all of the Deed of Trust Property and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until the Secured Obligations are paid in full and satisfied. To facilitate the administration of the duties hereunder, the Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Mortgagee may designate.

Section 6.03 Retention of Moneys. All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and the Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VII
MISCELLANEOUS

Section 7.01    Instrument Construed as Mortgage, Etc. With respect to any portions of the Deed of Trust Property located in or adjacent to any State or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of the Trustee as herein provided, the general language of conveyance hereof to the Trustee is intended and the same shall be construed as words of mortgage unto and in favor of the Mortgagee and the rights and authority granted to the Trustee herein may be enforced and asserted by the Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Deed of Trust Property is located and the same may be foreclosed at the option of the Mortgagee as to any or all such portions of the Deed of Trust Property in any manner permitted by the laws of the jurisdiction in which such portions of the Deed of Trust Property is situated. This Deed of Trust may be construed as a mortgage, deed of trust, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

Section 7.02    Releases.

(a)    Upon any sale, lease, transfer or other disposition of any Collateral of Trustor in accordance with the Credit Documents, the Mortgagee will, at Trustor’s expense, execute and deliver to Trustor such documents as Trustor shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby.

(b)    Upon, and only upon, the indefeasible payment and satisfaction in full in cash of the Secured Obligations (other than any contingent indemnification obligations) and termination of the Commitments, this Deed of Trust and the security interest created hereby shall terminate, all rights in the Collateral shall revert to the Trustors and the Mortgagee, at a Trustor’s request and at the expense of Trustor, will:

(i)    return to Trustor such of Trustor’s Collateral in the Mortgagee’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and

(ii)    execute and deliver to Trustor such documents as Trustor shall reasonably request to evidence such termination.

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(c)    No Trustor is authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection with this Deed of Trust without the prior written consent of the Mortgagee, subject to Trustors’ rights under Sections 9-509(d)(2) and 9-518 of the UCC.

(d)    Possession of Notes. The Trustor acknowledges and agrees that possession of any promissory note (or any replacements of any said promissory note or other instrument evidencing any part of the Secured Obligations) at any time by the Borrower, the Trustor or any other guarantor shall not in any manner extinguish the Secured Obligations or this Deed of Trust, and the Borrower shall have the right to issue and reissue any of the promissory notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Secured Obligations or the Lien of this Deed of Trust.

Section 7.03    Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Trustee, the Mortgagee and the Second-Out Secured Parties in order to effectuate the provisions hereof. The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 7.04     Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

Section 7.05    Application of Payments to Certain Obligations. If any part of the Secured Obligations cannot be lawfully secured by this Deed of Trust or if any part of the Deed of Trust Property cannot be lawfully subject to the Lien hereof to the full extent of the Secured Obligations, then, to the extent permitted under applicable law, all payments made shall be applied on said Secured Obligations first in discharge of that portion thereof which is not secured by this Deed of Trust.

Section 7.06    Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 7.07    Notices. Any notice or communication required or permitted hereunder shall be given in writing or by electronic transmission, sent in the manner provided in Section 14.2 of the Second-Out Credit Agreement, if to the Mortgagee or to a Trustor that is a party to the Second-Out Credit Agreement, to the address set forth in the Second-Out Credit Agreement and, for any other Trustor, to the address specified in Section 7.11, or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given as provided in the Second-Out Credit Agreement for notices given thereunder.

Section 7.08    Counterparts. This Deed of Trust is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Deed of Trust Property is situated in or on the Outer Continental Shelf adjacent to more than one county, descriptions of only those portions of the Deed of Trust Property located in or on the Outer Continental Shelf adjacent to the county in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

together constitute but one and the same instrument. Complete copies of this Deed of Trust containing the entire Exhibit A have been retained by the Mortgagee.

Section 7.09Governing Law. Insofar as permitted by otherwise applicable law, this Deed of Trust shall be construed under and governed by the laws of the State of New York; provided, however, that, with respect to any portion of the Deed of Trust Property located outside of the State of New York, the laws of the place in which such property is located in, or offshore area adjacent to (and State law made applicable as a matter of Federal law), shall apply to the extent of procedural and substantive matters relating only to the creation, perfection, foreclosure of Liens and enforcement of rights and remedies against the Deed of Trust Property.

Section 7.10    Financing Statement; Fixture Filing. This Deed of Trust shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Deed of Trust Property and is to be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Deed of Trust Property (including said fixtures) are situated. This Deed of Trust shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value which may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, UCC records or other appropriate records of each jurisdiction where any part of the Deed of Trust Property is situated.

Section 7.11    Execution of Financing Statements. Pursuant to the Applicable UCC, the Trustor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Deed of Trust Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Deed of Trust. The Trustor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagee”, “all personal property of the Mortgagee” or words of similar effect. The Trustor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Name of Debtor:
California Resources Elk Hills, LLC, California Resources Production Corporation, California Resources Petroleum Corporation, Southern San Joaquin Production, Inc., California Heavy Oil, Inc., and/or Socal Holding, LLC, as applicable

Address of Debtor	9200 Oakdale Ave., Suite 900 Los Angeles, CA 91311 Attention: Michael Preston
State of Formation/Location	Delaware

Principal Place of Business of Debtor:	Same as above

Name of Secured Party:	The Bank of New York Mellon Trust Company, N.A. as Collateral Agent
Address of Secured Party:	Global Corporate Trust, Corporate Unit 400 South Hope Street, Suite 400 Los Angeles, CA 90071

Owner of Record of Real Property:
California Resources Elk Hills, LLC, California Resources Production Corporation, California Resources Petroleum Corporation, Southern San Joaquin Production, Inc., California Heavy Oil, Inc., and/or Socal Holding, LLC, as applicable

Section 7.12    Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS DEED OF TRUST; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS DEED OF TRUST; THAT IT HAS IN FACT READ THIS DEED OF TRUST AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS DEED OF TRUST; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS DEED OF TRUST; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS DEED OF TRUST; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS DEED OF TRUST RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY

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PROVISION OF THIS DEED OF TRUST ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 7.13    References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Deed of Trust refer to this Deed of Trust as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Deed of Trust unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

Section 7.014    First Lien Intercreditor Agreement Controls.

(a)    Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the First Lien Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Mortgagee on behalf of such Person to enter into, and perform under, the First Lien Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the First Lien Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.

(b)    Notwithstanding any other provision contained herein, this Deed of Trust, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the First Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Deed of Trust and the First Lien Intercreditor Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

(c)    Without limiting the foregoing, at any time prior to the Discharge of the First-Out Obligations (as defined in the First Lien Intercreditor Agreement), any provision hereof requiring any Trustor to deliver possession of any Collateral to the Mortgagee, shall be deemed to have been complied with, if and for so long as (i) the First Lien Intercreditor Agreement is in full force and effect and (ii) the First-Out Agent shall have such possession for the benefit of the Second-Out Secured Parties and as bailee or sub-agent of the Mortgagee as provided in the First Lien Intercreditor Agreement. Each Trustor shall provide prompt written notice to the Mortgagee identifying any Collateral delivered to the First-Out Agent pursuant to the First Lien First-Out Credit Documents (as defined in the First Lien Intercreditor Agreement).

ARTICLE VIII
STATE SPECIFIC PROVISIONS

Section 8.01    California Mortgage Foreclosure Law. No portion of the Secured Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim or cross-claim, whether liquidated or unliquidated, which the Trustor may presently have or claim to have against the Trustee, the Mortgagee or the Second-Out Secured Parties. The Trustor hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure § 431.70 (and any other applicable law of similar import) which provides:

Where cross-demands for money have existed between persons at any point in time when neither demand was barred by the statute of limitations, and an action

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is thereafter commenced by one such person, the other person may assert in the answer the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the person’s claim would at the time of filing the answer be barred by the statute of limitations. If the cross-demand would otherwise be barred by the statute of limitations, the relief accorded under this section shall not exceed the value of the relief granted to the other party. The defense provided by this section is not available if the cross-demand is barred for failure to assert it in a prior action under Section 426.30. Neither person can be deprived of the benefits of this section by the assignment or death of the other. For purposes of this section, a money judgment is a demand for money, and, as applied to a money judgment, the demand is barred by the statute of limitations when enforcement of the judgment is barred under Chapter 3 (commencing with Section 683.010 of Division 1 of Title 9).
ARTICLE IX
CONCERNING THE MORTGAGEE

Section 9.01    CERCLA Liability. In the event that the Mortgagee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Mortgagee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Mortgagee reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Absent gross negligence or willful misconduct, the Mortgagee shall not be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Mortgagee’s actions and conduct as authorized, empowered and directed hereunder or under the other Second-Out Credit Documents or relating to the discharge, release or threatened release of hazardous materials into the environment and the Grantors shall indemnify the Mortgagee pursuant to the provisions hereof in connection with any claim, litigation, investigation or proceedings relating to any of the foregoing.

Section 9.02    Rights of Mortgagee. In acting hereunder, the Mortgagee shall have all of the rights, protections and immunities granted to the Collateral Agent under the Credit Agreement and Security Agreement, all of which are incorporated herein by reference mutatis mutandis. For the avoidance of doubt, the Mortgagee shall be under no obligation to make filings and recordings to perfect or maintain the perfection of the lien hereunder, nor shall it have any obligation to advance funds hereunder.
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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXECUTED this ____ day of August, 2016, to be effective as of the ____ day of August, 2016.

California Resources Elk Hills, LLC
California Resources Production Corporation California Resources Petroleum Corporation Southern San Joaquin Production, Inc.
California Heavy Oil, Inc.
Socal Holding, LLC

By:
Name:Ivan Gaydarov
Title:Treasurer of each Trustor

ACKNOWLEDGMENT

State of California
County of                         )

On August ____, 2016, before me,
personally appeared Ivan Gaydarov, Treasurer of each Trustor, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                             (Seal)

EXECUTED this ____ day of August, 2016, to be effective as of the ____ day of August, 2016.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

[_]

By:
Name:
Title:

ACKNOWLEDGMENT

State of California
County of                         )

On August ____, 2016, before me,
personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                             (Seal)

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT A

Hydrocarbon Interests

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit B
Oil and Gas Properties

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

WHEN RECORDED OR FILED
PLEASE RETURN TO:
Cahill Gordon & Reindel LLP
80 Pine Street
new York, NY 10005
Attention: Timothy Gallagher, Esq.

Space above for County Recorder's Use

MORTGAGE, LINE OF CREDIT MORTGAGE, DEED OF TRUST, (ASSIGNMENT OF LEASES, RENTS AND PROFITS), SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

FROM

EACH UNDERSIGNED TRUSTOR

TO

First American Title Insurance Company,
AS TRUSTEE

FOR THE BENEFIT OF

The Bank of New York Mellon Trust Company, N.A.,
as Mortgagee and Collateral Agent

and the Second-Out Secured Parties

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION
OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST. IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR THE MORTGAGEE TO TAKE THE DEED OF TRUST PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE TRUSTOR UNDER THIS DEED OF TRUST.
THIS DEED OF TRUST CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.
THIS DEED OF TRUST SECURES PAYMENT OF FUTURE ADVANCES.
THIS DEED OF TRUST COVERS PROCEEDS OF DEED OF TRUST PROPERTY.
THIS DEED OF TRUST COVERS MINERALS AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN THE EXHIBIT HERETO. THIS DEED OF TRUST IS TO BE FILED OR FILED FOR RECORD AS A FINANCING STATEMENT,
AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON THE EXHIBIT HERETO AND WITH A CLERK OF COURT. THE TRUSTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN THE EXHIBIT ATTACHED HERETO.
PORTIONS OF THE DEED OF TRUST PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN THE EXHIBIT HERETO. THIS DEED OF TRUST IS TO BE FILED OR REFILED FOR RECORD OR RECORDED AS A FINANCING STATEMENT, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED AND WITH A CLERK OF COURT. THE TRUSTOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED. THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS OR THE UCC RECORDS.
TRUSTOR REQUESTS THAT A COPY OF ANY NOTICE OF DEFAULT AND ANY NOTICE OF SALE HEREUNDER BE MAILED TO IT AT: CALIFORNIA RESOURCES CORPORATION, 9200 Oakdale Ave., Suite 900, Los Angeles, CA 91311, Attention: General Counsel’s Office.
REFERENCE IS MADE TO THE FIRST LIEN INTERCREDITOR AGREEMENT DESCRIBED BELOW. EACH SECOND-OUT SECURED PARTY, BY ACCEPTING THE BENEFITS OF THE SECURITY PROVIDED HEREBY, (I) AGREES (OR IS DEEMED TO AGREE) THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT, (II) AUTHORIZES (OR IS DEEMED TO AUTHORIZE) THE Collateral AGENT ON BEHALF OF SUCH PERSON TO ENTER INTO, AND PERFORM UNDER, THE FIRST LIEN INTERCREDITOR AGREEMENT AND (III) ACKNOWLEDGES (OR IS DEEMED TO ACKNOWLEDGE) THAT A COPY OF THE FIRST LIEN INTERCREDITOR AGREEMENT WAS DELIVERED, OR MADE AVAILABLE, TO SUCH SECOND-OUT SECURED PARTY.
NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, THIS DEED OF TRUST, THE LIENS CREATED HEREBY AND THE RIGHTS, REMEDIES, DUTIES AND OBLIGATIONS PROVIDED FOR HEREIN ARE SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF THE FIRST

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LIEN INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS DEED OF TRUST AND THE FIRST LIEN INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE FIRST LIEN INTERCREDITOR AGREEMENT SHALL CONTROL.

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Section 5.13	Waiver of Redemption, Notice and Marshalling of Assets, Etc	12
Section 5.14	Application of Proceeds	13
Section 5.15	Resignation of Operator	13
Section 5.16	Indemnity	13
ARTICLE VI
THE TRUSTEE
Section 6.01	Duties, Rights, and Powers of Trustee	14
Section 6.02	Successor Trustee	14
Section 6.03	Retention of Moneys	14
ARTICLE VII
MISCELLANEOUS
Section 7.01	Instrument Construed as Mortgage, Etc	14
Section 7.02	Releases	15
Section 7.03	Severability	15
Section 7.04	Successors and Assigns	15
Section 7.05	Application of Payments to Certain Obligations	16
Section 7.06	Nature of Covenants	16
Section 7.07	Notices	16
Section 7.08	Counterparts	16
Section 7.09	Governing Law	16
Section 7.10	Financing Statement; Fixture Filing	16
Section 7.11	Execution of Financing Statements	16
Section 7.12	Exculpation Provisions	17
Section 7.13	References	17
ARTICLE VIII
STATE SPECIFIC PROVISIONS
Section 8.01	California Mortgage Foreclosure Law	18
ARTICLE IX
Concerning the Mortgagee
Section 9.01	CERCLA Liability	18
Section 9.02	Rights of Mortgagee	19

Exhibit A	Lands
Exhibit B	Power Plant

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

THIS MORTGAGE, LINE OF CREDIT MORTGAGE, DEED OF TRUST, ASSIGNMENT OF LEASES, RENTS AND PROFITS, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Deed of Trust”) is entered into as of August [_], 2016 (the “Effective Date”) by each of (i) California Resources Elk Hills, LLC, a Delaware limited liability company (“CREH”), (ii) California Resources Production Corporation, a Delaware corporation (“Production Corp.”), (iii) California Resources Petroleum Corporation, a Delaware corporation (“Petroleum Corp.”), (iv) Southern San Joaquin Production, Inc., a Delaware corporation (“SSJP”), (v) California Heavy Oil, Inc., a Delaware corporation (“CHO”) and (vi) Socal Holding, LLC, a Delaware limited liability company (“Socal”); in favor of First American Title Insurance Company (the “Trustee”), having an office at 1 First American Way, Santa Ana, CA 92707, for the benefit of The Bank of New York Mellon Trust Company, N.A., as Collateral Agent (together with its successors and assigns, the “Mortgagee”), and the Second-Out Secured Parties (as hereinafter defined).
R E C I T A L S
WHEREAS, reference is made to that certain Credit Agreement, dated as of [_], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Second-Out Credit Agreement”), among California Resources Corporation, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time party thereto (the “Second-Out Lenders”), and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent.
WHEREAS, pursuant to the terms, conditions and provisions of the Second-Out Credit Agreement, the Second-Out Lenders have severally agreed to make term loans to the Borrower upon the terms and subject to the conditions set forth therein (collectively, the “Extensions of Credit”).
WHEREAS, JPMorgan Chase Bank, N.A., as the First-Out Agent (as defined in the First Lien Intercreditor Agreement) and the Mortgagee have entered into the Pari Passu Intercreditor Agreement, dated as of the date hereof (the “First Lien Intercreditor Agreement”), setting forth the respective rights and priorities of the First-Out Secured Parties (as defined in the First Lien Intercreditor Agreement) and Second-Out Secured Parties with respect to payments, rights in the Collateral granted under this Deed of Trust, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions.
WHEREAS, on August [_], 2016, certain Subsidiaries (including the Trustor (as defined below)) of the Borrower executed a Guarantee (such agreement, as may from time to time be amended or supplemented, the “Guarantee”) pursuant to which, upon the terms and conditions stated therein, each such Person has unconditionally guaranteed the prompt payment, when due, of the obligations under the Second-Out Credit Agreement, the Credit Documents and the Guarantee (collectively being the “Second-Out Security Documents”).
WHEREAS, each Trustor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit.
WHEREAS, in order to comply with the requirements of the Second-Out Credit Agreement, the Trustors desire to grant to the Mortgagee, for the ratable benefit of the Second-Out Secured Parties, a security interest in the Collateral and deliver this Deed of Trust.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Collateral Agent, and the Second-Out Lenders to enter into the Second-Out Credit Agreement and the Second-Out Lenders to make the Extensions of Credit to the Borrower under the Second-Out Credit Agreement, the Trustors hereby agree with the Mortgagee, for the ratable benefit of the Second-Out Secured Parties, as follows:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

ARTICLE I
DEFINITIONS

Section 1.01    Terms Defined Above. As used in this Deed of Trust, each term defined above has the meaning indicated above.

Section 1.02    UCC and Other Defined Terms. Unless otherwise defined in the Applicable UCC, each capitalized term used in this Deed of Trust and not defined in this Deed of Trust shall have the meaning ascribed to such term in the Second-Out Credit Agreement. Any capitalized term not defined in either this Deed of Trust or the Second-Out Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC.

Section 1.03    Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Deed of Trust.
“Buildings” has the meaning assigned to such term in Section 2.01(g).
“CERCLA” has the meaning assigned to such term in Section 9.01.
“Collateral” means collectively all the Deed of Trust Property and all the UCC Collateral.
“Event of Default” has the meaning ascribed to such term in Section 5.01.
“Excluded Property” shall have the meaning ascribed to such term in the Second-Out Credit Agreement.
“Deed of Trust Property” means the Lands and other properties and assets described in Section 2.01(a) through Section 2.01(l), excluding, for the avoidance of doubt, any Excluded Property.
“Fixtures” has the meaning assigned to such term in Section 2.01(h).

“Flood Insurance Regulations” has the meaning assigned to such term in Section 2.01.

“Future Advances” means future obligations and future advances that the Mortgagee or any Second-Out Secured Party may make pursuant to any Second-Out Security Documents.
“Indemnified Parties” means the Trustee, the Mortgagee, each Second-Out Secured Party and their officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Lands” has the meaning assigned to such term in Section 2.01(a).
“Leases” has the meaning assigned to such term in Section 2.01(j).

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“License” has the meaning assigned to such term in Section 3.01.
“Outer Continental Shelf” has the meaning given to the term in the Outer Continental Shelf Lands Act (43 U.S.C. 1301-1356).
“Permitted Encumbrances” means all Liens permitted to be placed on the Deed of Trust Properties under Section 11.2 of the Second-Out Credit Agreement.
“Pipeline System” has the meaning assigned to such term in Section 2.01(d).
“Post-Default Rate” means “Default Rate” as defined in the Second-Out Credit Agreement.
“Power Plant” has the meaning assigned to such term in Section 2.01(g).
“Rents” has the meaning assigned to such term in Section 2.01(j).
“Second-Out Secured Parties” means the “Secured Parties” as defined in the Second-Out Credit Agreement.
“Secured Obligations” means the “Obligations” as defined in the Second-Out Credit Agreement.
“Trustor” means each of CREH, Production Corp., Petroleum Corp., SSJP, CHO and Socal individually as a Trustor hereunder with respect to the Collateral owned by it.
“UCC Collateral” means the property and other assets described in Section 2.02, excluding, for the avoidance of doubt, any Excluded Property.
ARTICLE II
GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01    Grant of Liens. To secure payment and performance of all of the Secured Obligations, the Trustor does by these presents hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER and CONVEY to the Trustee, and Trustee’s successors and substitutes in trust hereunder, with power of sale, for the use and ratable benefit of the Mortgagee and the Second-Out Secured Parties, the real and personal property, rights, titles, interests and estates located in the State of California or which are located within (or cover or relate to properties located within) the Outer Continental Shelf or other offshore area adjacent to the State of California over which the United States of America asserts jurisdiction and to which the laws of the State of California are applicable with respect to this Deed of Trust or the Liens created hereby and described in subsections (a) through (l) below, except for the Excluded Property:

(a)    All of Trustor's rights, titles, interests and estates (whether now owned or hereafter acquired by operation of law or otherwise by the Trustor) in and to the lands described in Exhibit A hereto, or otherwise described in any of the right of way grants, easements, servitudes, leases, permits or other instruments described or referred to in Exhibit A hereto, even though such interest of Trustor may be incorrectly described in, or omitted from, Exhibit A hereto, whether the title or interest therein is derived from an instrument of record referred to on Exhibit A hereto, some other instrument or document, whether of record or not, or by way of adverse possession, prescriptive use or otherwise (the “Lands”) and in and to the rights-of-way, permits, servitudes, and easements specifically described on Exhibit A hereto.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(b)    All other estates, rights, interests and other claims, both in law and in equity, that the Trustor now has or may hereafter acquire in (a) the Lands, (b) all easements, rights of way and rights used in connection therewith or as a means of access thereto and (c) all tenements, hereditaments and appurtenances in any manner belonging, relating or appertaining thereto.

(c)    All of Trustor's rights, titles, interests and estates (whether now owned or hereafter acquired by operation of law or otherwise) in and to any land lying within the right of way of any streets, open or proposed, adjoining the Lands, and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection therewith.

(d)    All of Trustor's rights, titles, interests and estates (whether now owned or hereafter acquired by operation of law or otherwise) in and to the pipeline system located on, under and across the Lands (the “Pipeline System”), and all of the rights of way, easements, servitudes, licenses, permits, leases, subleases, agreements, contracts, contract rights, tenements and appurtenances and other surface and subsurface rights (including all renewals, extensions, amendments, corrections, counterparts and ratifications thereof and substitutions and replacements therefor) incidental to or otherwise affecting the Pipeline System, including but not limited to those rights of way, permits, servitudes, and easements more fully described on Exhibit A hereto together with any and all improvements or facilities of any kind whatsoever situated on or used in connection with the Pipeline System or any of the foregoing (including, without limitation, all pipelines, flow lines, gathering lines, pumps, compressors, separators, fittings, valves, meters, tanks, controls, panels, power facilities, drips, gates, appliances, connections, cathodic protection equipment, fences, buildings and power, telephone and telegraph lines), and any other rights, titles, interests or estates in the Pipeline System or any of the foregoing, owned or claimed by Trustor and used in connection with the Pipeline System of which the foregoing properties, real, personal and mixed, are a part.

(e)    All of Trustor's interest (whether now owned or hereafter acquired by operation of law or otherwise) in and to all improvements, materials, supplies, goods (including, without limitation, inventory, equipment and fixtures) and other property, real or personal, corporeal or incorporeal (including, without limitation, all tanks, pipe, pipelines, flow lines, gathering lines, pumps, compressors, separators, meters, valves, controls, panels, power facilities, drips, gates, appliances, connections, cathodic protection equipment, and power, telephone and telegraph lines) which are now or hereafter used, or held for use, in connection with the properties described in clauses (a) and (d) above, or in connection with the operation of such properties or in connection with the treating, handling, transportation or marketing of hydrocarbons transported through the Pipeline System and all accessions and appurtenances thereto and all renewals or replacements thereof or substitutions therefor.

(f)    All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom constituting line fill in the Pipeline System whether now owned or hereafter acquired by Trustor by operation of law or otherwise.

(g)    All of Trustor’s rights, titles, interests and estates (whether now owned or hereafter acquired by operation of law or otherwise by the Trustor) in and to the power plant located on the Lands (the “Power Plant”), more particularly illustrated on Exhibit B hereto, and any and all buildings and other improvements now or hereafter located on the Land, including, but not limited to, all structures, improvements, foundation pads, towers, transmission or distribution lines, power blocks, substations and other power generating equipment, rail spurs, dams, reservoirs, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements of every kind and description now or hereafter erected or placed on

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the Land, and all building materials, building equipment and fixtures of every kind and nature located on the Land or, attached to, contained in or used in any such buildings and other improvements, and all appurtenances and additions thereto and betterments, substitutions and replacements thereof (the Power Plant and all of the foregoing estate, right, title and interest being hereinafter collectively called, the “Buildings”).

(h)    All estate, right, title and interest of the Trustor in and to all such fixtures, attachments, appliances, equipment, machinery, building materials and supplies, and other tangible personal property now or hereafter attached to said Buildings or now or at any time hereafter located on the Land and/or the Buildings, including, but not limited to, furnaces, boilers, oil burners, piping, plumbing, refrigeration, air conditioning, lighting, ventilation, disposal and sprinkler systems, elevators, motors, dynamos, cabling, underground and overhead interconnections, and all other equipment and machinery, appliances, fittings and fixtures of every kind located in or used in the operation of the Buildings located on the Land, together with all additions thereto and all renewals, alterations, substitutions and replacements thereof, and any and all products and accessions to any such property that may exist at any time (all of the foregoing estate, right, title and interest, and products and accessions, being hereinafter called “Fixtures”).

(i)    all other estate, right, title and interest of the Trustor in and to all rights, royalties and profits in connection with all minerals, oil and gas and other hydrocarbon substances on or in the Land, development rights or credits, air rights, water, water rights (whether riparian, appropriative, constructive or otherwise and whether or not appurtenant) and water stock.

(j)    all reversion or reversions and remainder or remainders of the Land, the Pipeline System and the Buildings and all estate, right, title and interest of the Trustor, as landlord, tenant, subtenant, assignee or otherwise, in and to any and all present and future leases of space in or of all or any portion of the Land, the Pipeline System and the Buildings (all of the foregoing present and future leases of space in or of all or any portion of the Land, the Pipeline System and the Buildings being herein after collectively called “Leases”), and all rents, revenues, proceeds, issues, profits, royalties income and other benefits now or hereafter derived from the Land, the Pipeline System, the Buildings and the Fixtures, and all right, title and interest of the Trustor in and to cash or security deposits thereunder, subject to the right, power and authority hereinafter given to the Trustor to collect and apply the same, including, but not limited to, any use or occupancy arrangements created pursuant to Section 365(h) of Title II of the United States Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Land, the Pipeline System and the Buildings (all of the foregoing reversions, remainders, leases of space, rents, revenues, proceeds, issues, profits, royalties, income and other benefits being hereinafter collectively called “Rents”).

(k)    Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Lien and security interest hereof by Trustor or by anyone on Trustor's behalf; and Trustee and/or the Mortgagee are hereby authorized to receive the same at any time as additional security hereunder.

(l)    All proceeds and products of those portions of the Deed of Trust Property described or referred to in paragraphs (a) through (k) above.

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Section 2.02    Grant of Security Interest. To further secure the Secured Obligations, the Trustor hereby grants to the Mortgagee, for its benefit and the ratable benefit of the Second-Out Secured Parties, a security interest in and to the following (whether now or hereafter acquired by operation of law or otherwise), except for the Excluded Property:

(a)    all Accounts relating to this Deed of Trust;

(b)    all General Intangibles (including, without limitation, rights in and under any Payment Intangible, swap agreement or any Commodity contract) and all rights under insurance contracts and rights to insurance proceeds relating to this Deed of Trust;

(c)    all Goods (including, without limitation, all Inventory, all Equipment and all Fixtures relating to the Deed of Trust Properties);

(d)    all Documents;

(e)    all Instruments;

(f)    all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(g)    all Fixtures;

(h)    all books and records pertaining to the Deed of Trust Properties; and

(i)    to the extent not otherwise included in the Collateral, the Deed of Trust Property insofar as the Deed of Trust Property consists of personal property of any kind or character; and

(j)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, third-party guarantees and other Supporting Obligations given with respect to any of the foregoing.

Section 2.03    Secured Obligations. This Deed of Trust is executed and delivered by the Trustor to secure and enforce the Secured Obligations.

Section 2.04    Fixture Filing, Etc. Without in any manner limiting the generality of any of the other provisions of this Deed of Trust: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) this Deed of Trust is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iii) the Trustor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Deed of Trust Property.

Section 2.05    Pro Rata Benefit. This Deed of Trust is executed and granted for the pro rata benefit and security of the Mortgagee and the Second-Out Secured Parties to secure the Secured Obligations for so long as same remains unpaid and thereafter until the Secured Obligations have been paid in full and satisfied.

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Section 2.06    Excluded Property. Notwithstanding any provision in this Deed of Trust to the contrary, in no event shall the Collateral include any Excluded Property.

ARTICLE III
ASSIGNMENT OF Leases, Rents, Issues and Profits

Section 3.01    Assignment of Leases, Rents, Issues and Profits. The Trustor hereby assigns and transfers to the Beneficiary, FOR THE PURPOSE OF SECURING the Secured Obligations, all Leases, all Rents, all issues and all profits, to be effective to create a present security interest in existing and future Leases and Rents of the Deed of Trust Property under California Civil Code Section 2938, and hereby gives to and confers upon the Mortgagee the right, power and authority to collect the same in those cases where the Trustor is landlord. The Trustor irrevocably appoints the Mortgagee its true and lawful attorney in fact, at its option at any time and from time to time following the occurrence and during the continuance of an Event of Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, in the name of the Trustor or otherwise, for Rents and apply the same to the Secured Obligations as provided in Section 5.14 of this Deed of Trust; provided, however, that the Trustor shall be permitted, and is hereby granted by Beneficiary a license (“License”), to manage and operate the Deed of Trust Property, including, without limitation, the right to collect the Rents, as they become due, but not more than one month in advance (except in the case of security deposits), and to enter into and enforce the Leases, unless and until there is a continuing Event of Default. Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall have the right to terminate the License, provided that it has taken possession of the Lands and undertaken management and operation of the Deed of Trust Property, and further provided, such license shall be reinstated immediately following Trustor’s cure of the Events of Default.

Section 3.02    Collection Upon and Event of Default. To the extent permitted by law, upon the occurrence of any continuing and uncured Event of Default, the Mortgagee may, at any time without notice, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Secured Obligations or the solvency of any Trustor, enter upon and take possession of the Lands, the Pipeline System, the Buildings and the Fixtures or any part thereof and, in its own name, sue for or otherwise collect Rents including those past due and unpaid and apply the same, less costs and expenses of operation and collection, including attorneys’ fees and disbursements to the payment of the Secured Obligations as provided in Section 5.14 of this Deed of Trust. The collection of Rents or the entering upon and taking possession of the Lands, the Pipeline System, the Buildings or the Fixtures or any part thereof, or the application thereof as aforesaid, shall not cure or waive any Event of Default or notice thereof or invalidate any act done in response to such Event of Default or pursuant to notice thereof.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

The Trustor hereby represents, warrants and covenants as follows:

Section 4.01    Title. Trustor has good and defensible title to and is possessed of its Deed of Trust Property and has good title to its material UCC Collateral. The Collateral is free of all Liens except Permitted Encumbrances.

Section 4.02    Defend Title. This Deed of Trust is, and always will be kept, a direct first priority Lien upon the Collateral other than as permitted pursuant to the First Lien Intercreditor Agreement or, with respect to the indebtedness governed thereby, the Second-Out Security Documents; provided that

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no intent to subordinate the priority of the Liens created hereby is intended or inferred. The Trustor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Deed of Trust upon the Collateral or any part thereof other than Permitted Encumbrances. The Trustor will warrant and defend the title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Secured Obligations shall be paid in full and satisfied. If (i) an adverse claim be made against or, a cloud develops upon, the title to any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Deed of Trust, then the Trustor agrees to immediately defend against such adverse claim, take commercially reasonable action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the Trustor’s sole cost and expense. The Trustor further agrees that the Trustee and/or the Mortgagee may take such other action as they reasonably deem advisable to protect and preserve their interests in the Collateral, and in such event the Trustor will indemnify the Trustee and the Mortgagee against any and all cost, reasonable attorneys’ fees and other expenses which they may incur in defending against any such adverse claim or taking action to remove any such cloud.

Section 4.03    Not a Foreign Person. The Trustor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. the Trustor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 4.04    Power to Create Lien and Security. The Trustor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a security interest in all of the Collateral in the manner and form herein provided. No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other party or parties whomsoever is required in connection with the execution and delivery by the Trustor of this Deed of Trust.

Section 4.05    Rentals Paid; Leases in Effect
. All rentals and other payments due and payable in accordance with the terms of any material rights of way, easements, servitudes, permits, licenses, leases or subleases comprising a part of the Deed of Trust Property have been duly paid or provided for and all material rights of way, easements, servitudes, permits, licenses, leases or subleases comprising a part of the Deed of Trust Property are in full force and effect, except to the extent such failure to pay or provide for, or such loss of full force and effect, as applicable, could not reasonably be expected to have a Material Adverse Effect.
Section 4.06    Failure to Perform. The Trustor agrees that if it fails to perform any act or to take any action which it is required to perform or take hereunder, upon five (5) days’ prior notice to the Trustor (other than the payment of monies), or pay any money which the Trustor is required to pay hereunder, each of the Mortgagee and the Trustee, in the Trustor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by the Trustor to the Mortgagee or the Trustee, as the case may be, and each of the Mortgagee and the Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by the Trustor to each of the Mortgagee and the Trustee pursuant to this Deed of Trust shall bear interest from the date of such expenditure or payment to such Person until paid at the Post-Default Rate.

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ARTICLE V
RIGHTS AND REMEDIES

Section 5.01    Event of Default. An Event of Default under and as defined in the Second-Out Credit Agreement shall be an “Event of Default” under this Deed of Trust.

Section 5.02    Foreclosure and Sale.

(a)    If an Event of Default shall occur and be continuing, to the extent provided by applicable law, the Mortgagee shall have the right and option to proceed with foreclosure by directing the Trustee to proceed, with foreclosure and to sell all or any portion of such Deed of Trust Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Where the Deed of Trust Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Deed of Trust Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Deed of Trust Property is to be sold. Nothing contained in this Section 5.02 shall be construed so as to limit in any way any rights to sell the Deed of Trust Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. The Trustor hereby irrevocably appoints the Trustee and the Mortgagee, with full power of substitution, to be the attorneys-in-fact of the Trustor and in the name and on behalf of the Trustor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which the Trustor ought to execute and deliver and do and perform any and all such acts and things which the Trustor ought to do and perform under the covenants herein contained and generally, to use the name of the Trustor in the exercise of all or any of the powers hereby conferred on the Trustee and/or the Mortgagee; provided that, neither the Trustee nor the Mortgagee shall exercise any such powers unless an Event of Default shall have occurred and is continuing. At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Trustee or the Mortgagee, as appropriate, to have physically present, or to have constructive possession of, the Deed of Trust Property (the Trustor hereby covenanting and agreeing to deliver any portion of the Deed of Trust Property not actually or constructively possessed by the Trustee or the Mortgagee immediately upon his or its demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee or the Mortgagee shall contain a general warranty of title, binding upon the Trustor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Trustee or the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Trustee, the Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, the Trustor shall be completely and irrevocably divested of all of its right, title, interest,

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claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Trustor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Trustor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b)    If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral or (ii) the Trustee or the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Deed of Trust or applicable law in respect of the Collateral. To the extent permitted by applicable law, such rights, powers and remedies shall be cumulative and in addition to those granted to the Trustee or the Mortgagee under any other provision of this Deed of Trust or under any Second-Out Security Document. Written notice mailed to the Trustor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

Section 5.03    Substitute Trustees and Agents. The Trustee or Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee or Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee or Mortgagee. If the Trustee or Mortgagee shall have given notice of sale hereunder, any successor or substitute trustee or mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee or mortgagee agent conducting the sale.

Section 5.04    Judicial Foreclosure; Receivership. If any of the Secured Obligations shall become due and payable and shall not be promptly paid, the Trustee or the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy. Any money advanced by the Trustee and/or the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Trustor hereby expressly promises to pay) owing by the Trustor to the Trustee and/or the Mortgagee and shall bear interest from the date of making such advance by the Trustee and/or the Mortgagee until paid at the Post-Default Rate.

Section 5.05    Foreclosure for Installment. To the extent permitted by applicable law, the Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due either through the courts or by directing the Trustee to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Secured Obligations then due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Deed of Trust shall remain in full force and effect just as though no sale

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had been made hereunder. It is further agreed that, to the extent permitted by applicable law, several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Deed of Trust Property for any subsequently maturing portion of the Secured Obligations.

Section 5.06Separate Sales. If an Event of Default shall have occurred and be continuing, then the Collateral may be sold in one or more parcels and to the extent permitted by applicable law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.07    Possession of Deed of Trust Property. If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Trustee or the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of the Trustor, its successors or assigns, or its or their agents or servants, and may exclude the Trustor, its successors or assigns, and all persons claiming under the Trustor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Trustor, its successors or assigns, might at the time do and may exercise all rights and powers of the Trustor, in the name, place and stead of the Trustor, or otherwise as the Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by the Trustee and/or the Mortgagee in administering, managing, operating, and controlling the Deed of Trust Property shall constitute a demand obligation (which obligation the Trustor hereby expressly promises to pay) owing by the Trustor to the Trustee and/or the Mortgagee and shall bear interest from date of expenditure until paid at the Post-Default Rate.

Section 5.08    Occupancy After Foreclosur. In the event there is a foreclosure sale hereunder and at the time of such sale the Trustor or the Trustor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under the Trustor, are occupying or using any Deed of Trust Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Deed of Trust Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 5.09    Remedies Cumulative, Concurrent and Nonexclusive. Every right, power, privilege and remedy herein given to the Trustee or the Mortgagee shall, to the extent permitted by applicable law, be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof). Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Trustee or the Mortgagee and to the extent permitted by applicable law, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a

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waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy. No delay or omission by the Trustee or the Mortgagee or any Second-Out Secured Party in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

Section 5.10    Discontinuance of Proceedings. If the Trustee or the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Second-Out Security Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Secured Obligations, this Deed of Trust, the Second-Out Credit Agreement, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Trustee and the Mortgagee, as applicable, shall continue as if same had never been invoked.

Section 5.11    No Release of Obligations. To the extent permitted by applicable law, neither the Trustor, any Guarantor nor any other person hereafter obligated for payment of all or any part of the Secured Obligations shall be relieved of such obligation by reason of: (a) the failure of the Trustee to comply with any request of the Trustor, any Guarantor or any other Person so obligated, to foreclose the Lien of this Deed of Trust or to enforce any provision hereunder or under the Second-Out Credit Agreement; (b) the release, regardless of consideration, of the Deed of Trust Property or any portion thereof or interest therein or the addition of any other property to the Deed of Trust Property; (c) any agreement or stipulation between any subsequent owner of the Deed of Trust Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Deed of Trust without first having obtained the consent of, given notice to or paid any consideration to the Trustor, any Guarantor or such other Person, and in such event the Trustor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (d) by any other act or occurrence save and except if the Secured Obligations are paid in full and satisfied and any other obligations hereunder or under the Second-Out Credit Agreement are completely fulfilled.

Section 5.12    Release of and Resort to Collateral. The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Deed of Trust or its stature as a first and prior Lien in and to the Collateral, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Secured Obligations. For payment of the Secured Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee or the Trustee in such order and manner as the Mortgagee may elect.

Section 5.13    Waiver of Redemption, Notice and Marshalling of Assets, Etc. To the fullest extent permitted by law, the Trustor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Trustor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of the Mortgagee’s or any other secured Person’s intention to accelerate maturity of the Secured Obligations or of any election to exercise or any actual exercise of any right, remedy or recourse provided for hereunder or under any Second-Out Security Document or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Deed of Trust and now in force, of which the Trustor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

or to preclude the operation or application of the provisions hereof. If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

Section 5.14    Application of Proceeds. If an Event of Default shall have occurred and be continuing, any cash held by or on behalf of the Trustee or the Mortgagee and all cash proceeds received by or on behalf of the Trustee or the Mortgagee in respect of any sale of, collection from, or other realization upon any Collateral may, in the discretion of the Trustee or the Mortgagee, be held by the Trustee or the Mortgagee as collateral for, and/or then or at any time thereafter applied, in whole or in part, by the Trustee or the Mortgagee for the benefit of the Second-Out Secured Parties against, any Secured Obligation, in accordance with the final paragraph of Article XII of the Second-Out Credit Agreement.

Section 5.15    Resignation of Operator. In addition to all rights and remedies under this Deed of Trust, at law and in equity, if any Event of Default shall occur and the Trustee or the Mortgagee shall exercise any remedies under this Deed of Trust with respect to any portion of the Deed of Trust Property (or the Trustor shall transfer any Deed of Trust Property “in lieu of” foreclosure) whereupon the Trustor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Deed of Trust Property which is either the Trustor or any Affiliate of the Trustor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Trustor of any such request and to the extent permitted by such joint operating agreement, the Trustor shall resign (or cause such other Person to resign) as operator of such Collateral.

Section 5.16    Indemnity. THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE TRUSTOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE DEED OF TRUST PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE TRUSTOR. THE TRUSTOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS DEED OF TRUST OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER UNLESS SUCH LIABILITY, LOSS OR DAMAGE IS CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY. IF ANY INDEMNIFIED PARTY SHALL MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND OBLIGATION (WHICH OBLIGATION THE TRUSTOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY THE TRUSTOR TO SUCH INDEMNIFIED PARTY AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AT THE POST-DEFAULT RATE. THE TRUSTOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF EACH INDEMNIFIED PARTY WITH RESPECT TO THE DEED OF TRUST PROPERTY TAKEN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS DEED OF TRUST. THE

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

LIABILITIES OF THE TRUSTOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS DEED OF TRUST.

ARTICLE VI
THE TRUSTEE

Section 6.01    Duties, Rights, and Powers of Trustee. The Trustee shall have no duty to see to any recording, filing or registration of this Deed of Trust or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Deed of Trust Property, or any part thereof, or against the Trustor, or to see to the performance or observance by the Trustor of any of the covenants and agreements contained herein. The Trustee shall not be responsible for the execution, acknowledgment or validity of this Deed of Trust or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the Mortgagee. The Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. The Trustee shall not incur any personal liability hereunder except for the Trustee’s own willful misconduct; and the Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 6.02    Successor Trustee. The Trustee may resign by written notice addressed to the Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of the Mortgagee. In case of the death, resignation or removal of the Trustee, a successor may be appointed by the Mortgagee by instrument of substitution complying with any applicable Requirements of Law, or, in the absence of any such requirement, without formality other than appointment and designation in writing. Written notice of such appointment and designation shall be given by the Mortgagee to the Trustor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited. Upon the making of any such appointment and designation, this Deed of Trust shall vest in the successor all the estate and title in and to all of the Deed of Trust Property and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until the Secured Obligations are paid in full and satisfied. To facilitate the administration of the duties hereunder, the Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Mortgagee may designate.

Section 6.03    Retention of Moneys. All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and the Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VII
MISCELLANEOUS

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Section 7.01    Instrument Construed as Mortgage, Etc. With respect to any portions of the Deed of Trust Property located in or adjacent to any State or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of the Trustee as herein provided, the general language of conveyance hereof to the Trustee is intended and the same shall be construed as words of mortgage unto and in favor of the Mortgagee and the rights and authority granted to the Trustee herein may be enforced and asserted by the Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Deed of Trust Property is located and the same may be foreclosed at the option of the Mortgagee as to any or all such portions of the Deed of Trust Property in any manner permitted by the laws of the jurisdiction in which such portions of the Deed of Trust Property is situated. This Deed of Trust may be construed as a mortgage, deed of trust, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

Section 7.02    Releases.

(a)    Upon any sale, lease, transfer or other disposition of any Collateral of Trustor in accordance with the Credit Documents, the Mortgagee will, at Trustor’s expense, execute and deliver to Trustor such documents as Trustor shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby.

(b)    Upon, and only upon, the indefeasible payment and satisfaction in full in cash of the Secured Obligations (other than any contingent indemnification obligations) and termination of the Commitments, this Deed of Trust and the security interest created hereby shall terminate, all rights in the Collateral shall revert to the Trustors and the Mortgagee, at a Trustor’s request and at the expense of Trustor, will:
(i)return to Trustor such of Trustor’s Collateral in the Mortgagee’s possession as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and
(ii)execute and deliver to Trustor such documents as Trustor shall reasonably request to evidence such termination.

(c)    No Trustor is authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection with this Deed of Trust without the prior written consent of the Mortgagee, subject to Trustors’ rights under Sections 9-509(d)(2) and 9-518 of the UCC.

(d)    Possession of Notes. The Trustor acknowledges and agrees that possession of any promissory note (or any replacements of any said promissory note or other instrument evidencing any part of the Secured Obligations) at any time by the Borrower, the Trustor or any other guarantor shall not in any manner extinguish the Secured Obligations or this Deed of Trust, and the Borrower shall have the right to issue and reissue any of the promissory notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Secured Obligations or the Lien of this Deed of Trust.

Section 7.03    Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Trustee, the Mortgagee and the Second-Out Secured Parties in order to effectuate the provisions hereof. The invalidity or

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 7.04    Successors and Assigns. The terms used to designate any party or group of persons shall be deemed to include the respective heirs, legal representatives, successors and assigns of such Persons.

Section 7.05    Application of Payments to Certain Obligations. If any part of the Secured Obligations cannot be lawfully secured by this Deed of Trust or if any part of the Deed of Trust Property cannot be lawfully subject to the Lien hereof to the full extent of the Secured Obligations, then, to the extent permitted under applicable law, all payments made shall be applied on said Secured Obligations first in discharge of that portion thereof which is not secured by this Deed of Trust.

Section 7.06    Nature of Covenants. The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 7.07    Notices. Any notice or communication required or permitted hereunder shall be given in writing or by electronic transmission, sent in the manner provided in Section 14.2 of the Second-Out Credit Agreement, if to the Mortgagee or to a Trustor that is a party to the Second-Out Credit Agreement, to the address set forth in the Second-Out Credit Agreement and, for any other Trustor, to the address specified in Section 7.11, or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given as provided in the Second-Out Credit Agreement for notices given thereunder.

Section 7.08    Counterparts. This Deed of Trust is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Deed of Trust Property is situated in or on the Outer Continental Shelf adjacent to more than one county, descriptions of only those portions of the Deed of Trust Property located in or on the Outer Continental Shelf adjacent to the county in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. Complete copies of this Deed of Trust containing the entire Exhibit A have been retained by the Mortgagee.

Section 7.09    Governing Law. Insofar as permitted by otherwise applicable law, this Deed of Trust shall be construed under and governed by the laws of the State of New York; provided, however, that, with respect to any portion of the Deed of Trust Property located outside of the State of New York, the laws of the place in which such property is located in, or offshore area adjacent to (and State law made applicable as a matter of Federal law), shall apply to the extent of procedural and substantive matters relating only to the creation, perfection, foreclosure of Liens and enforcement of rights and remedies against the Deed of Trust Property.

Section 7.10    Financing Statement; Fixture Filing. This Deed of Trust shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Deed of Trust Property and is to be filed or filed for record in the real estate records, mortgage records or other appropriate records of each jurisdiction where any part of the Deed of Trust Property (including said fixtures) are situated.

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Section 7.11    Execution of Financing Statements. Pursuant to the Applicable UCC, the Trustor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Deed of Trust Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Deed of Trust. The Trustor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagee”, “all personal property of the Mortgagee” or words of similar effect. The Trustor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:
California Resources Elk Hills, LLC, California Resources Production Corporation, California Resources Petroleum Corporation, Southern San Joaquin Production, Inc., California Heavy Oil, Inc., and/or Socal Holding, LLC, as applicable

Address of Debtor	9200 Oakdale Ave., Suite 900 Los Angeles, CA 91311 Attention: Michael Preston
State of Formation/Location	Delaware

Principal Place of Business of Debtor:	Same as above

Name of Secured Party:	The Bank of New York Mellon Trust Company, N.A. as Collateral Agent
Address of Secured Party:	Global Corporate Trust, Corporate Unit 400 South Hope Street, Suite 400 Los Angeles, CA 90071

Owner of Record of Real Property:
California Resources Elk Hills, LLC, California Resources Production Corporation, California Resources Petroleum Corporation, Southern San Joaquin Production, Inc., California Heavy Oil, Inc., and/or Socal Holding, LLC, as applicable

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Section 7.12    Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS DEED OF TRUST; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS DEED OF TRUST; THAT IT HAS IN FACT READ THIS DEED OF TRUST AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS DEED OF TRUST; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS DEED OF TRUST; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS DEED OF TRUST; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS DEED OF TRUST RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS DEED OF TRUST ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 7.13    References. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Deed of Trust refer to this Deed of Trust as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Deed of Trust unless otherwise stated herein. Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

Section 7.14    Additional Undertaking. In the event that Trustor becomes aware of a violation or a failure to comply with the California Subdivision Map Act (the “SMA”) with respect to any of the Lands, then Trustor shall promptly undertake to resolve such SMA violation or otherwise comply with the SMA with respect to the affected portion of the Lands, and shall notify the Trustee of such violation. Trustor further hereby undertakes to use commercially reasonable efforts to conduct due diligence with respect to SMA compliance with the Borrower’s grant of Liens to the Second-Out Secured Parties over the surface property interests relating to the Power Plant and those surface leases and surface fee reasonably determined by Trustor and Collateral Agent to be material to the operation of the Pipeline System, and Trustor shall take all reasonable measures to remedy any identified material SMA compliance issues relating thereto.

Section 7.15    First Lien Intercreditor Agreement Controls.

(a)    Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the First Lien Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Mortgagee on behalf of such Person to enter into, and perform under, the First Lien Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the First Lien Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.

(b)    Notwithstanding any other provision contained herein, this Deed of Trust, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the First Lien Intercreditor Agreement. In the event of any conflict or

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

inconsistency between the provisions of this Deed of Trust and the First Lien Intercreditor Agreement, the provisions of the First Lien Intercreditor Agreement shall control.

(c)    Without limiting the foregoing, at any time prior to the Discharge of the First-Out Obligations (as defined in the First Lien Intercreditor Agreement), any provision hereof requiring any Trustor to deliver possession of any Collateral to the Mortgagee, shall be deemed to have been complied with, if and for so long as (i) the First Lien Intercreditor Agreement is in full force and effect and (ii) the First-Out Agent shall have such possession for the benefit of the Second-Out Secured Parties and as bailee or sub-agent of the Mortgagee as provided in the First Lien Intercreditor Agreement. Each Trustor shall provide prompt written notice to the Mortgagee identifying any Collateral delivered to the First-Out Agent pursuant to the First Lien First-Out Credit Documents (as defined in the First Lien Intercreditor Agreement).
ARTICLE VIII
STATE SPECIFIC PROVISIONS

Section 8.01    California Mortgage Foreclosure Law. No portion of the Secured Obligations shall be or be deemed to be offset or compensated by all or any part of any claim, cause of action, counterclaim or cross-claim, whether liquidated or unliquidated, which the Trustor may presently have or claim to have against the Trustee, the Mortgagee or the Second-Out Secured Parties. The Trustor hereby waives, to the fullest extent permitted by applicable law, the benefits of California Code of Civil Procedure § 431.70 (and any other applicable law of similar import) which provides:

Where cross-demands for money have existed between persons at any point in time when neither demand was barred by the statute of limitations, and an action is thereafter commenced by one such person, the other person may assert in the answer the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the person’s claim would at the time of filing the answer be barred by the statute of limitations. If the cross-demand would otherwise be barred by the statute of limitations, the relief accorded under this section shall not exceed the value of the relief granted to the other party. The defense provided by this section is not available if the cross-demand is barred for failure to assert it in a prior action under Section 426.30. Neither person can be deprived of the benefits of this section by the assignment or death of the other. For purposes of this section, a money judgment is a demand for money, and, as applied to a money judgment, the demand is barred by the statute of limitations when enforcement of the judgment is barred under Chapter 3 (commencing with Section 683.010 of Division 1 of Title 9).
ARTICLE IX
Concerning the Mortgagee

Section 9.01    CERCLA Liability. In the event that the Mortgagee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Mortgagee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Mortgagee reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Absent gross negligence or willful misconduct, the Mortgagee

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shall not be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Mortgagee’s actions and conduct as authorized, empowered and directed hereunder or under the other Second-Out Credit Documents or relating to the discharge, release or threatened release of hazardous materials into the environment and the Grantors shall indemnify the Mortgagee pursuant to the provisions hereof in connection with any claim, litigation, investigation or proceedings relating to any of the foregoing.

Section 9.02    Rights of Mortgagee. In acting hereunder, the Mortgagee shall have all of the rights, protections and immunities granted to the Collateral Agent under the Credit Agreement and Security Agreement, all of which are incorporated herein by reference mutatis mutandis. For the avoidance of doubt, the Mortgagee shall be under no obligation to make filings and recordings to perfect or maintain the perfection of the lien hereunder, nor shall it have any obligation to advance funds hereunder.

[SIGNATURES BEGIN NEXT PAGE]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXECUTED this ____ day of August, 2016, to be effective as of the ____ day of August, 2016.

California Resources Elk Hills, LLC
California Resources Production Corporation California Resources Petroleum Corporation Southern San Joaquin Production, Inc.
California Heavy Oil, Inc.
Socal Holding, LLC

By:
Name:Ivan Gaydarov
Title:Treasurer of each Trustor

ACKNOWLEDGMENT

State of California
County of                         )

On August ____, 2016, before me,
personally appeared Ivan Gaydarov, Treasurer of each Trustor, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                             (Seal)

EXECUTED this ____ day of August, 2016, to be effective as of the ____ day of August, 2016.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

[_]

By:
Name:
Title:

ACKNOWLEDGMENT

State of California
County of                         )

On August ____, 2016, before me,
personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                             (Seal)

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT A
Land

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT B
Power Plant

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

FORM OF CREDIT PARTY CLOSING CERTIFICATE
SECRETARY’S CERTIFICATE
[NAME OF CERTIFYING CREDIT PARTY]
[ ], 2016
Pursuant to Sections [6.2, 6.3,] To include in the CRC version of certificate. 6.5 and 6.6 the Credit Agreement, dated as of August [12], 2016 (the “Second Out Credit Agreement”) among California Resources Corporation (the [“Company”][“Borrower”]), The Bank of New York Mellon Trust Company, N.A., as administrative agent and collateral agent (the “Collateral Agent”), and the lenders party thereto from time to time, and in connection with the execution and delivery of the Fifth Amendment, dated as of August [12], 2016 (the “Fifth Amendment”, and together with the Second Out Credit Agreement, the “Credit Documents”), among the [Company][Borrower], the Guarantors, JPMorgan Chase Bank N.A., as administrative agent, swingline lender and a letter of credit issuer (the “Administrative Agent”), and the lenders party thereto, to the Credit Agreement dated as of September 24, 2014, among the Company, the subsidiaries of the [Company][Borrower] listed on the signature pages thereto (collectively, the “Guarantors”), the lenders party thereto from time to time and the Administrative Agent, the undersigned, the duly elected or appointed [Secretary][•] of [the Company][[•], a Credit Party (the “Company”)], hereby certifies, in such capacity (and not in his individual capacity), that:

1.All representations and warranties made by the Company in each of the Credit Documents to which it is a party, in each case as they relate to the Company on the date hereof, to the knowledge of the undersigned are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) as of such earlier date).

2.Attached hereto as Exhibit A are true, complete and correct copies of the [charter documents] To reflect organizational form of certifying Credit Party. of the Company. [Since the date shown on the face of the certification of the Secretary of State of the State of Delaware attached hereto, there have been no amendments to the [Certificate of Incorporation] of the Company. Since such date, no proceeding has been commenced for the merger, consolidation, dissolution or liquidation of the Company or the sale of all or substantially all of its assets and there has not been commenced any action or proceeding threatening the Company’s existence or which would result in the forfeiture of the [Certificate of Incorporation] of the Company. In addition, the Company has duly and timely paid all franchise and business taxes and other fees to, and has duly and timely filed all annual corporation franchise tax returns with, the appropriate state agencies pursuant to applicable state law.] Not to be given for Tidelands Oil Production Company. For Tidelands Oil Production Company, item 2 shall read: “Attached hereto as Exhibit A is a true, complete and correct copy of the partnership agreement of the Company, as in effect on [•] and at all times through and including the date hereof.”

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

3.Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of the Company, as in effect on [•], 2016 and at all times through and including the date hereof.

4.Attached hereto as Exhibit C is a true, correct and complete draft of the resolutions [adopted on June 24, 2016 and August 4, 2016 by the Board of Directors of the Company and drafts of the resolutions dated August [•], 2016, adopted by the pricing committee appointed by the Board of Directors of the Company, authorizing (i) the execution, delivery and performance of the Fifth Amendment, each of the Credit Documents (as defined in the Second Out Credit Agreement) to be executed by the Company and the transactions related to the foregoing][adopted by the [Board of Directors/General Partner/Sole Member/Manager] (or a duly authorized committee thereof) of the Company, authorizing (i) the execution, delivery and performance of the Fifth Amendment, each of the Credit Documents (as defined in the Second Out Credit Agreement) to be executed by the Company and the transactions related to the foregoing] and (ii) the extensions of credit contemplated by the Second Out Credit Agreement. The aforementioned resolutions have not been amended, rescinded or modified since their adoption and execution, remain in full force and effect as of the date hereof and represent the only resolutions adopted or action taken by, or on behalf of, the [Board of Directors/General Partner/Sole Member/Manager] of the Company, or any committee thereof relating to the matters described above.

5.The Fifth Amendment [and the Second Out Credit Agreement] [have][has] been duly authorized, executed and delivered by the Company.

6.Each person who, as an officer of the Company, signed the Fifth Amendment[, the Second Out Credit Agreement] and the other documents or certificates delivered by, as of or on the date hereof in connection with the transactions contemplated hereby was duly elected and qualified as an officer of the Company and held the office or offices indicated thereon on the date of, and was duly authorized to take, such action, and each signature of such signing officer is his or her genuine signature. [Each person who, as an officer of the Company, will on the Escrow Release Date (as defined in the Second Out Credit Agreement) sign each of the Credit Documents to be executed by the Company on such date and the other documents or certificates to be delivered thereby, is on the date hereof and shall be on the Escrow Release Date in connection with the transactions contemplated hereby a duly elected and qualified and qualified officer of the Company and holds and on the Escrow Release Date shall hold the office or offices indicated thereon, and is and shall continue to be on the Escrow Release Date duly authorized to take, such action, and the undersigned shall inspect each signature of such signing officer to confirm that it is his or her genuine signature.]

7.The individuals named in Exhibit D are duly elected and qualified to sign the Fifth Amendment, each of the Credit Documents to be executed by the Company and any related documents on behalf of the Company as of the date hereof (and, if applicable, shall continue to be so duly elected and qualified on the Escrow Release Date), holding the offices set forth next to their names, and the signature set forth opposite the name of each such individual is his or her genuine signature.

8.[Attached hereto as Exhibit E is a certificate of good standing of the Company.] To include in the CRC version of certificate.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Sullivan & Cromwell LLP may rely on this certificate in connection with the opinions such firm is rendering pursuant to the Fifth Amendment and the Second Out Credit Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Second Out Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:    [ ]

Title:	[ ]

The undersigned, the duly qualified [ ] of the Company DOES HEREBY CERTIFY, in such capacity, that [ ] is the duly elected or appointed [ ] of the Company and that the signature set forth above his name is his true signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:    [ ]

Title:	[ ]

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Exhibit A
[Certificate of Organization/Formation/Incorporation/Limited Partnership]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit B
[By-Laws/(LLC) Operating Agreement/Limited Partnership Agreement]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit C
Resolutions

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Exhibit D
Specimen Signatures

Name	Title	Signature
[ ]	[President/Vice President]
[ ]	[Secretary/Assistant Secretary]
[ ]	[ ]
[ ]	[ ]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases, assumes and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrower:	California Resources Corporation
4.	Administrative Agent:	The Bank of New York Mellon Trust Company, N.A., as Administrative Agent under the Credit Agreement (as defined below).
5.	Credit Agreement:
That certain Credit Agreement, dated as of August 12, 2016 (the “Credit Agreement”), among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as lead arranger and bookrunner, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).

6	Assigned Interest:

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Total Commitment for all Lenders
Amount of
Commitment/Loans
Assigned (1) The amount of the Commitment or Loans of the assigning Lender being assigned pursuant to this Assignment shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to this Assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date this Assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless the amount of the remaining Commitment or Loans of the assigning Lender, after giving effect to this Assignment, is zero or each of the Borrower otherwise consents (which consents shall not be unreasonably withheld or delayed).
		Type of Commitment/Loans Assigned	Commitment Percentage Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
$	$	[Term Commitment/Loans]	%

Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
Notices:	Notices:
Attention:	Attention:
Telecopier:	Telecopier:
with a copy to:	with a copy to:
Attention:	Attention:
Telecopier:	Telecopier:
Wire Instructions:	Wire Instructions:
[ ]	[ ]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE:
[NAME OF ASSIGNEE]
By:
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Acknowledged:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Administrative Agent and Collateral Agent
By:
Name:
Title:

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Consented to:

CALIFORNIA RESOURCES CORPORATION
By:
Name:
Title:

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ANNEX 1
Annex 1-1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT
Representations and Warranties.

Assignor.
The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee.
The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

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Payments.
From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions.
This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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EXHIBIT H

FORM OF PROMISSORY NOTE
New York, New York
[ ], 201[ ]
FOR VALUE RECEIVED, the undersigned, CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [ ] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Article I of the Credit Agreement) on the Maturity Date the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.9 of the Credit Agreement.
This Promissory Note is one of the promissory notes referred to in Section 2.6(e) of that certain Credit Agreement, dated as of August 12, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), GOLDMAN SACHS BANK USA, as lead arranger and bookrunner, THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).
This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Loans evidenced hereby are subject to prepayment prior to the Maturity Date in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

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All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.6 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.
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THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CALIFORNIA RESOURCES CORPORATION
By:
Name:
Title:

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EXHIBIT I

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

PARI PASSU INTERCREDITOR AGREEMENT
dated as of [_________] between
JPMORGAN CHASE BANK, N.A.,
as First-Out Agent
and
The Bank of New York Mellon Trust Company, N.A.,
as Second-Out Agent

THIS IS THE PARI PASSU INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE CREDIT AGREEMENT DATED AS OF [______________], AMONG CALIFORNIA RESOURCES CORPORATION, CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO AND THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AND (B) THE CREDIT AGREEMENT DATED AS OF SEPTEMBER 24, 2014, AMONG CALIFORNIA RESOURCES CORPORATION, CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT.

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PARI PASSU INTERCREDITOR AGREEMENT, dated as of [________], 2016 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), between JPMORGAN CHASE BANK, N.A., as administrative agent for the First-Out Secured Parties referred to herein (in such capacity, and together with its successors and assigns in such capacity, the “Original First-Out Agent”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the Second-Out Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original Second-Out Agent”) and acknowledged and agreed by California Resources Corporation, a Delaware corporation (the “Borrower”) and the other Grantors party hereto.
WHEREAS, the Borrower, the Original First-Out Agent, as administrative agent, and the lenders party thereto from time to time, entered into that certain Credit Agreement dated as of September 24, 2014 (as amended, restated, supplemented, modified or refinanced from time to time in accordance with the terms of this Agreement, the “Original First-Out Credit Agreement”), providing for a revolving credit facility of up to $1,400,000,000 and a term credit facility up to $1,000,000,000 (the “Original First-Out Credit Facility”);
WHEREAS, the Borrower, certain subsidiaries of the Borrower and the Original Second-Out Agent are entering into that certain First Lien Second-Out Credit Agreement, dated as of the date hereof (as amended, restated, supplemented, modified or refinanced from time to time in accordance with the terms of this Agreement, the “Original Second-Out Credit Agreement”), providing for a term credit facility in an original principal amount of $900,000,000 (the “Original Second-Out Credit Facility”);
WHEREAS, the First-Out Agent is party to that certain Intercreditor Agreement, dated as of December 15, 2015 (the “Second Lien Intercreditor Agreement”), between the First-Out Agent and The Bank of New York Mellon Trust Company, N.A. as the Second Lien Agent (as defined therein), pursuant to which the First-Out Obligations constitute “Priority Lien Obligations” under and as defined in the Second Lien Intercreditor Agreement;
WHEREAS, the First-Out Obligations are secured by the First-Out Collateral pursuant to the terms of the First-Out Documents;
WHEREAS, the Second-Out Obligations will be secured by the Second-Out Collateral pursuant to the terms of the Second-Out Documents;
WHEREAS, on the date hereof, the proceeds of the Original Second-Out Credit Facility will be used to, among other things, refinance a portion of the First-Out Debt;
WHEREAS, pursuant to Section 4.04(a) of the Second Lien Intercreditor Agreement, the Borrower has designated the Original Second-Out Credit Facility as a “Priority Substitute Credit Facility” under (and as defined in) the Second Lien Intercreditor Agreement, the Second-Out Obligations constitute (together with the First-Out Obligations) “Priority Lien Obligations” under (and as defined in) the Second Lien Intercreditor Agreement and the Original Second-Out Agent has executed a “Priority Confirmation Joinder” under (and as defined in) the Second Lien Intercreditor Agreement;

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WHEREAS, the First-Out Documents and the Second-Out Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Shared Collateral; and
WHEREAS, in order to induce the First-Out Agent and the other First-Out Secured Parties to consent to the incurring of the Second-Out Obligations and to induce the First-Out Secured Parties to continue to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower, the Second-Out Agent on behalf of the Second-Out Secured Parties, has agreed to the provisions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First-Out Agent (for itself and on behalf of the First-Out Secured Parties) and the Second-Out Agent (for itself and on behalf of the Second-Out Secured Parties) agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01    Construction; Certain Defined Terms. (a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any agreement, instrument, other document, statute or regulation shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) the term “or” is not exclusive and (vii) the term “exercise of rights and remedies” or terms of like import include remedial acts to which the Borrower or a Grantor consent or assist.

(b)    All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.
(c)    Unless otherwise indicated, capitalized terms used but not defined herein shall have the meaning given to such terms in the First-Out Credit Agreement as in effect on the date hereof (or as any such defined term may be amended in a manner not materially adverse to the holders of Second-Out Obligations).
(d)    As used in this Agreement, the following terms have the meanings specified below:

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“Accounts” has the meaning assigned to such term in Section 3.01.
“Additional Second-Out Credit Facility” means any credit agreement, indenture, note or other definitive loan agreement governing Indebtedness for which the requirements of Section 4.04(b) of this Agreement have been satisfied, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Priority Debt Document; provided that neither the Original Second-Out Credit Facility nor any Second-Out Substitute Credit Facility shall constitute an Additional Second-Out Credit Facility at any time.
“Additional Second-Out Documents” means the Additional Second-Out Credit Facility and the Additional Second-Out Security Documents.
“Additional Second-Out Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any Additional Second-Out Secured Party (or any of its Affiliates) in respect of the Additional Second-Out Documents.
“Additional Second-Out Secured Parties” means, at any time, the trustee, agent or other representative of the holders of any Series of Second-Out Debt who maintains the transfer register for such Series of Second-Out Debt (other than the Original Second-Out Credit Facility or any Second-Out Substitute Credit Facility), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Second-Out Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Series of Second Lien Debt outstanding at such time; provided that the Original Second-Out Secured Parties shall not be deemed Additional Second-Out Secured Parties.
“Additional Second-Out Security Documents” means the Additional Second-Out Credit Facility (insofar as the same grants a Lien on the Shared Collateral) and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon the Second-Out Collateral in favor of the Additional Second-Out Secured Parties.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Bankruptcy Code” means Title 11 of the United States Code (as amended, from time to time).
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law providing for the relief of debtors.
“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the Board of Directors of the general partner of the

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partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York are authorized or required by law to close.
“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Credit Facilities” means, one or more debt facilities, indentures or commercial paper facilities (including, without limitation, the First-Out Credit Facility), in each case, with banks or other financial institutions providing for revolving credit loans, term loans, capital markets financings, private placements, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“DIP Financing” has the meaning assigned to such term in Section 4.02(b).
“DIP Financing Liens” has the meaning assigned to such term in Section 4.02(b).
“Discharge of First-Out Obligations” means the occurrence of all of the following:
(a)    termination or expiration of all commitments to extend credit that would constitute First-Out Debt;
(b)    payment in full in cash of the principal of and interest and premium (if any) on all First-Out Debt (other than any undrawn letters of credit), including the payment in full in cash of all Post-Petition Interest with respect to the First-Out Debt and, for the avoidance of doubt, all amounts drawn under letters of credit constituting First-Out Obligations for which the issuing bank has not been reimbursed by the Borrower;
(c)    discharge or cash collateralization in an amount equal to 105% of the sum of the aggregate undrawn amount of all then outstanding letters of credit constituting First-Out Obligations and the aggregate fronting and similar fees which will accrue thereon through the stated expiry of such letters of credit;
(d)    payment of all obligations under Secured Hedge Agreements constituting First-Out Obligations then due and payable (or, with respect to any particular Hedge Agreement, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the First-Out Agent) pursuant to the terms of the First-Out Credit Agreement); and

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(e)    payment in full in cash of all other First-Out Obligations, including without limitation, any obligations under Secured Cash Management Agreements, that are outstanding and unpaid at the time the First-Out Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);
provided that, if, at any time after the Discharge of First-Out Obligations has occurred, the Borrower enters into any First-Out Document evidencing a First-Out Obligation which incurrence is not prohibited by the applicable Priority Debt Documents, then such Discharge of First-Out Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement with respect to such new First-Out Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First-Out Obligations), and, from and after the date on which the Borrower designates such Indebtedness as First-Out Debt in accordance with this Agreement, the obligations under such First-Out Document shall automatically and without any further action be treated as First-Out Obligations for all purposes of this Agreement, including for purposes of the priorities and rights in respect of recovery on the Shared Collateral set forth in this Agreement, any Second-Out Obligations shall be deemed to have been at all times Second-Out Obligations and at no time First-Out Obligations. For the avoidance of doubt, a Replacement as contemplated by Section 4.04(a) shall not be deemed to cause a Discharge of First-Out Obligations.
“Disposition” shall mean any sale, lease, exchange, assignment, license, contribution, transfer or other disposition. “Dispose” shall have a correlative meaning.
“Excess First-Out Obligations” means Obligations constituting First-Out Obligations for the amount of indebtedness (including letters of credit and reimbursement obligations) under the First-Out Credit Agreement and/or any other Credit Facility pursuant to which First-Out Debt has been issued to the extent that such Obligations for principal, letters of credit and reimbursement obligations are in excess of the amount in clause (a) of the definition of “First-Out Priority Cap.”
“First-Out Agent” means the Original First-Out Agent, and, from and after the date of execution and delivery of a First-Out Substitute Credit Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.
“First-Out Collateral” shall mean all “Collateral”, as defined in the First-Out Credit Agreement or any other First-Out Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure or purport to secure any First-Out Obligation.
“First-Out Credit Agreement” means the Original First-Out Credit Agreement and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any First-Out Substitute Credit Facility.
“First-Out Credit Facility” means the Original First-Out Credit Facility and any First-Out Substitute Credit Facility.
“First-Out Debt” means the indebtedness under the Original First-Out Credit Agreement and guarantees thereof (including letters of credit and reimbursement obligations with respect thereto) and indebtedness under any First-Out Substitute Credit Facility. For purposes of this Agreement, indebtedness under the Original First-Out Credit Agreement as in effect on the date hereof is permitted to be incurred under the Original Second-Out Credit Agreement.

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“First-Out Documents” means the First-Out Credit Agreement, the First-Out Security Documents, the other “Loan Documents” (as defined in the Original First-Out Credit Agreement) and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any First-Out Substitute Credit Facility.
“First-Out Liens” means a Lien granted by the Borrower or other Grantor in favor of the First-Out Agent, at any time, upon any Property of the Borrower or such Grantor or the proceeds thereof to secure First-Out Obligations (including Liens on such First-Out Collateral under the security documents associated with any First-Out Substitute Credit Facility).
“First-Out Obligations” means First-Out Debt and all other Obligations in respect thereof, including all “First-Out Obligations” under (and as defined in) the Original First-Out Credit Agreement. Notwithstanding any other provision hereof, the term “First-Out Obligations” will include accrued interest, fees, costs, and other charges incurred under the First-Out Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.
“First-Out Priority Cap” means, as of any date, the sum of (a) the positive difference, if any, between (I) the greater of (i) $4.0 billion, (ii) the Borrowing Base in effect at the time of incurrence of such indebtedness and (iii) 15% of the Consolidated Total Assets of the Borrower and the Subsidiaries and (II) the lesser of (x) the principal amount outstanding under the Second-Out Credit Agreement as of such date, including any capitalized interest paid in-kind as of such date and all interest and outstanding fees and fees, indemnifications, reimbursements and expenses as may be due pursuant to the terms of any Second-Out Credit Agreement, and (y) $1.25 billion, plus (b) the amount of all Hedge Obligations arising under Secured Hedge Agreements, plus (c) the amount of all Cash Management Obligations arising under Secured Cash Management Agreements, plus (d) the amount of accrued and unpaid interest with respect to the principal amount described in clause (a) above (excluding any interest paid-in-kind) and outstanding fees, to the extent such Obligations are secured by the First-Out Liens, plus (e) fees, indemnifications, reimbursements and expenses as may be due pursuant to the terms of any First-Out Documents.
“First-Out Secured Parties” means, at any time, the First-Out Agent, each lender or issuing bank under the First-Out Credit Agreement, each holder, provider or obligee of any Secured Hedge Agreement and Secured Cash Management Agreement that is a Cash Management Bank or Hedge Bank, as applicable, and is a secured party (or a party entitled to the benefits of the security) under any First-Out Document, the beneficiaries of each indemnification obligation undertaken by any Grantor under any First-Out Document, each other Person that provides letters of credit, guarantees or other credit support related thereto under any First-Out Document and each other holder of, or obligee in respect of, any First-Out Obligations (including pursuant to a First-Out Substitute Credit Facility).
“First-Out Security Documents” means the First-Out Credit Agreement (insofar as the same grants a Lien on the First-Out Collateral), each agreement listed in Part A of Exhibit B hereto, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon First-Out Collateral in favor of the First-Out Agent (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any First-Out Substitute Credit Facility).

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“First-Out Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 4.04(a) of this Agreement have been satisfied and that Replaces the First-Out Credit Facility then in existence. For the avoidance of doubt, no First-Out Substitute Credit Facility shall be required to be a revolving, term or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any First-Out Lien securing such First-Out Substitute Credit Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof). For purposes of this Agreement the Original Second-Out Credit Facility does not constitute a First-Out Substitute Credit Facility.
“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grantor” means the Borrower, each other subsidiary of the Borrower that shall have granted any Lien in favor of any of the First-Out Agent or the Second-Out Agent on any of its assets or properties to secure any of the Priority Secured Obligations.
“Insolvency or Liquidation Proceeding” means:
(a)    any case commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(b)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(c)    any other proceeding of any type or nature including any composition agreement in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness, including Post-Petition Interest, including any applicable

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post-default interest rate even if such interest is not enforceable, allowable or allowed as a claim in any Insolvency or Liquidation Proceeding.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person or any correlative position.
“Officers’ Certificate” means a certificate signed on behalf of the Borrower by any Officer or Officers of the Borrower.
“Original First-Out Agent” has the meaning assigned to such term in the preamble hereto.
“Original First-Out Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Original First-Out Credit Facility” has the meaning assigned to such term in the recitals hereto.
“Original Second-Out Agent” has the meaning assigned to such term in the preamble hereto.
“Original Second-Out Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Original Second-Out Credit Facility” has the meaning assigned to such term in the recitals hereto.
“Original Second-Out Documents” means the Original Second-Out Credit Agreement, the Original Second-Out Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed and delivered in connection with, the Original Second-Out Credit Agreement or any Second-Out Substitute Credit Facility.
“Original Second-Out Obligations” means, with respect to any Grantor, any Obligations of such Grantor owed to any Original Second-Out Secured Party (or any of its Affiliates) in respect of the Original Second-Out Documents.
“Original Second-Out Secured Parties” means, at any time, the Original Second-Out Agent, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Original Second-Out Document, each holder or lender pursuant to any Original Second-Out Document outstanding at such time; provided that the Additional Second-Out Secured Parties shall not be deemed Original Second-Out Secured Parties.
“Original Second-Out Security Documents” means the Original Second-Out Credit Agreement (insofar as the same grants a Lien on the Shared Collateral), each agreement listed in Part B of Exhibit B hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Shared Collateral in favor of the Original Second-Out Agent (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Second-Out Substitute Credit Facility) in connection with the Original Second-Out Obligations.

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“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Post-Petition Interest” means any interest, fees, expenses or other amounts that accrues or would have accrued after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding.
“Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit A.
“Priority Debt Documents” means the First-Out Documents and the Second-Out Documents.
“Priority Debt Representative” means the First-Out Agent and the Second-Out Agent.
“Priority Obligations” means the First-Out Obligations and the Second-Out Obligations.
“Priority Secured Parties” means the First-Out Secured Parties and the Second-Out Secured Parties.
“Proceeds” means any proceeds (as defined in the New York UCC) of, from or on account of any Shared Collateral, any interest earned thereon, any insurance proceeds, any proceeds or value resulting from the Disposition of the Shared Collateral, whether such Disposition occurs during an Insolvency or Liquidation Proceeding, any amounts to which any Priority Secured Parties are entitled to under (and as defined in) the Second Lien Intercreditor Agreement and consideration received as a result of any distribution of or in respect of any Shared Collateral (or the proceeds thereof whether or not expressly characterized as such) upon any Insolvency or Liquidation Proceeding other than any adequate protection payments for accrued post-petition fees and expenses awarded to the Second-Out Secured Parties ýthat have been approved by the court presiding in such Insolvency or Liquidation Proceeding or otherwise approved by the First-Out Agent, and any new secured debt obligations granted to the Second-Out Secured Parties under a confirmed plan of reorganization or other dispositive restructuring plan that satisfies the criteria set forth with respect thereto in Section 4.02(h) of this Agreement.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Recovery” has the meaning assigned to such term in Section 4.03.
“Replaces” means, (a) in respect of any agreement or facility with reference to the First-Out Credit Agreement, the First-Out Obligations or any First-Out Credit Facility (including a First-Out Substitute Credit Facility), that such agreement or facility refunds, refinances or replaces the First-Out Credit Agreement, the First-Out Obligations or such First-Out Credit Facility in whole (in a transaction that is in compliance with Section 4.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the First-Out Credit Agreement or such First-Out Credit Facility, in part and (b) in respect of any agreement or facility with reference to the Second-Out Credit Agreement, the Second-Out Obligations or any Second-Out Credit Facility (including a Second-Out Substitute Credit Facility), that such agreement or facility refunds, refinances or replaces the Second-Out Credit Agreement, the Second-Out Obligations or such Second-Out Credit Facility in whole (in a transaction

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that is in compliance with Section 4.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the Second-Out Credit Agreement or such Second-Out Credit Facility, in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.
“Second Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals hereto.
“Second-Out Agent” means (a) the Original Second-Out Agent, (b) from and after the date of execution and delivery of a Second-Out Substitute Credit Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby and (c) in the case of any other Series of Second-Out Debt, the trustee, agent or representative of the holders of such Series of Second-Out Debt who is appointed as a Second-Out Agent (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Second-Out Debt, in each case together with its successors in such capacity appointed pursuant to the terms of the Original Second-Out Credit Agreement, Second-Out Substitute Credit Facility or Additional Second-Out Facility, as applicable. NTD: Agreement needs to be revised generally to refer to Second-Out Agents (plural).
“Second-Out Credit Agreement” means the Original Second-Out Credit Agreement and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Second-Out Substitute Credit Facility or Additional Second-Out Credit Facility.
“Second-Out Credit Facility” means the Original Second-Out Credit Facility and any Second-Out Substitute Credit Facility or Additional Second-Out Credit Facility.
“Second-Out Collateral” shall mean all “Collateral”, as defined in the Second-Out Credit Agreement or any other Second-Out Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure or purport to secure any Second-Out Obligation.
“Second-Out Debt” means the indebtedness under the Original Second-Out Credit Facility and guarantees thereof and all additional indebtedness incurred under any Additional Second-Out Documents, and all indebtedness incurred under any Second-Out Substitute Credit Facility, in each case that was permitted to be incurred and secured under the First-Out Documents and with respect to which the requirements of Section 4.04(a) or 4.04(b), as applicable, have been satisfied.
“Second-Out Documents” means the Original Second-Out Documents and the Additional Second-Out Documents.
“Second-Out Lien” means a Lien granted by a Second-Out Document to any Second-Out Agent, at any time, upon any Second-Out Collateral by any Grantor to secure the Second-Out Obligations (including Liens on such Second-Out Collateral under the security documents associated with any Second-Out Substitute Credit Facility).
“Second-Out Obligations” means Second-Out Debt and all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Second-Out Obligations” will include accrued interest, fees, costs, and other charges incurred under the Second-Out Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.
“Second-Out Purchasers” has the meaning assigned to such term in Section 3.06(a).

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“Second-Out Secured Parties” means the Original Second-Out Secured Parties and the Additional Second-Out Secured Parties.
“Second-Out Security Documents” means Original Second-Out Security Documents and the Additional Second-Out Security Documents.
“Second-Out Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 4.04(a) of this Agreement have been satisfied and that is permitted to be incurred pursuant to the First-Out Documents, the proceeds of which are used to, among other things, Replace the Original Second-Out Credit Facility and/or any Additional Second-Out Credit Facility then in existence. For the avoidance of doubt, no Second-Out Substitute Credit Facility shall be required to be a term facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Second-Out Substitute Credit Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof) to the same extent the other Second-Out Liens securing the Second-Out Obligations are subject to this Agreement.
“Series of Second-Out Debt” means, severally, the Original Second-Out Credit Facility and each other issue or series of Second-Out Debt (including any Additional Second-Out Credit Facility or Second-Out Credit Facility) for which a single transfer register is maintained.
“Shared Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting the First-Out Collateral and/or the Second-Out Collateral.
“Standstill Period” has the meaning assigned to such term in Section 3.02.
“subsidiary” means, with respect to any specified Person: (1) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another subsidiary, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are that Person or one or more subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.
ARTICLE II
PASSU LIENS
Section 2.01    Lien Priorities.

(a)    The grant of the First-Out Liens pursuant to the First-Out Documents and the grant of the Second-Out Liens pursuant to the Second-Out Documents create two separate and distinct Liens on the Shared Collateral.
(b)    Subject in all respects to Section 6.01, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Priority Obligations granted on

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the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Priority Debt Documents or any defect or deficiencies in the Liens securing the Priority Obligations or any other circumstance whatsoever, each Priority Secured Party hereby agrees that the Liens securing each Priority Obligation on any Shared Collateral shall be of equal priority.
(c)    It is acknowledged that, subject to the First-Out Priority Cap as provided herein (i) the aggregate amount of the First-Out Obligations may be increased from time to time pursuant to the terms of the First-Out Documents, (ii) a portion of the First-Out Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed or refinanced, and (iii) (A) the First-Out Documents may be replaced, restated, supplemented, restructured refinanced or otherwise amended or modified from time to time and (B) the First-Out Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, in the case of the foregoing (A) and (B) all without affecting the payment priorities of the Second-Out Liens hereunder or the provisions of this Agreement defining the relative rights of the First-Out Secured Parties and the Second-Out Secured Parties. Subject to the First-Out Priority Cap, the lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Replacement of either the First-Out Obligations (or any part thereof) or the Second-Out Obligations (or any part thereof), by the release of any Shared Collateral or of any guarantees for any First-Out Obligations or by any action that any Priority Debt Representative or Priority Secured Party may take or fail to take in respect of any Shared Collateral.
Section 2.02    Prohibition on Marshalling, Etc. Until the Discharge of First-Out Obligations, the Second-Out Agent will not assert any marshalling, appraisal, valuation, or other similar right that may otherwise be available to a junior secured creditor.

Section 2.03    No New Liens. The parties hereto agree that, so long as the Discharge of First-Out Obligations has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its subsidiaries to, (a) grant or permit any additional Liens on any asset of a Grantor to secure any Second-Out Obligation, or take any action to perfect any additional Liens, unless it has granted, or substantially concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the First-Out Obligations and has taken all actions required to perfect such Liens; or (b) grant or permit any additional Liens on any asset of a Grantor to secure any First-Out Obligation, or take any action to perfect any additional Liens, unless it has granted, or substantially concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the Second-Out Obligations and has taken all actions required to perfect such Liens. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, or should any Lien upon any Shared Collateral be released or become unperfected due to breach of this Agreement or due to inadvertence, neglect or error by any of the Priority Secured Parties, without limiting any other right or remedy available to the First-Out Agent or the other First-Out Secured Parties, the Second-Out Agent, for itself and on behalf of the other Second-Out Secured Parties, agrees that any amounts received by or distributed to any Second-Out Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03 or any such release or lack of perfection shall be subject to Section 3.05(b).

Section 2.04    Similar Collateral and Agreements. The parties hereto acknowledge and agree that it is their intention that the First-Out Collateral and the Second-Out Collateral be identical. In furtherance of the foregoing, the parties hereto agree (a) to cooperate in good faith in order to determine,

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upon any reasonable request by the First-Out Agent or the Second-Out Agent, the specific assets included in the First-Out Collateral and the Second-Out Collateral, the steps taken to perfect the First-Out Liens and the Second-Out Liens thereon and the identity of the respective parties obligated under the First-Out Documents and the Second-Out Documents in respect of the First-Out Obligations and the Second-Out Obligations, respectively, (b) that the Second-Out Security Documents creating Liens on the Shared Collateral shall be in all material respects the same forms of documents as the respective First-Out Security Documents creating Liens on the Shared Collateral other than (i) such modifications to such Second-Out Security Documents which are less restrictive than the corresponding First-Out Security Documents and (ii) provisions in the Second-Out Security Documents which are solely applicable to the rights and duties of the Second-Out Agent and (c) that at no time shall there be any Grantor that is an obligor in respect of the Second-Out Obligations that is not also an obligor in respect of the First-Out Obligations. The intention of the parties hereto that their interests in the Shared Collateral be identical may not be construed as a condition to the grant, attachment or perfection of any Lien held by any of the Priority Secured Parties, nor shall it be construed to confer any third party any right, interest or priority superior to that which such party would hold in the absence of such intention. To the extent that, notwithstanding the intentions and obligations stated above, the interests of the parties hereto in the Shared Collateral are not identical, then the provisions of the last sentence of Section 2.03 above shall govern.

Section 2.05    No Duties of First-Out Agent. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, acknowledges and agrees that neither the First-Out Agent nor any other First-Out Secured Party shall have any duties or other obligations to any such Second-Out Secured Party with respect to any Shared Collateral, other than to transfer to the Second-Out Agent any remaining Shared Collateral and any proceeds of the sale or other Disposition of any such Shared Collateral remaining in its possession following the associated Discharge of First-Out Obligations, in each case without representation or warranty on the part of the First-Out Agent or any First-Out Secured Party. In furtherance of the foregoing, the Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, acknowledges and agrees that until the Discharge of First-Out Obligations (subject to the terms of Section 3.02, including the rights of the Second-Out Secured Parties following the expiration of the Standstill Period), the First-Out Agent shall be entitled, for the benefit of the First-Out Secured Parties, to sell, transfer or otherwise Dispose of or deal with such Shared Collateral, as provided herein and in the First-Out Documents, without regard to any Second-Out Lien or any rights to which the Second-Out Agent or any Second-Out Secured Party would otherwise be entitled as a result of such Second-Out Lien. Without limiting the foregoing, the Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, agrees that neither the First-Out Agent nor any other First-Out Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral, or to sell, Dispose of or otherwise liquidate all or any portion of such Shared Collateral, in any manner that would maximize the return to the Second-Out Secured Parties, notwithstanding that the order and timing of any such realization, sale, Disposition or liquidation may affect the amount of proceeds actually received by the Second-Out Secured Parties from such realization, sale, Disposition or liquidation. The Second-Out Agent, for itself and on behalf of each of the other Second-Out Secured Parties waives any claim such Second-Out Secured Party may now or hereafter have against the First-Out Agent or any other First-Out Secured Party arising out of any actions which the First-Out Agent or the First-Out Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Shared Collateral, and actions with respect to the collection of any claim for all or any part of the First-Out Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the First-Out Documents or the valuation, use, protection or release of any security for the First-Out Obligations.

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ARTICLE III
ENFORCEMENT RIGHTS; PURCHASE OPTIONS

Section 3.01    Limitation on Enforcement Action; Prohibition on Contesting Liens. Prior to the Discharge of First-Out Obligations, the Second-Out Agent, for itself and on behalf of each Second-Out Secured Party, hereby agrees that, subject to Section 3.05(b), none of the Second-Out Agent or any other Second-Out Secured Party shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral under any Second-Out Document, applicable law or otherwise (including but not limited to any right of setoff or under the Second Lien Intercreditor Agreement), it being agreed that only the First-Out Agent, acting in accordance with the applicable First-Out Documents, shall have the exclusive right (and whether or not any Insolvency or Liquidation Proceeding has been commenced), to take any such actions or exercise any such remedies, in each case, without any consultation with or the consent of the Second-Out Agent or any other Second-Out Secured Party. In exercising rights and remedies with respect to the Shared Collateral, the First-Out Agent and the other First-Out Secured Parties may enforce the provisions of the First-Out Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion and regardless of whether such exercise and enforcement is adverse to the interest of any Second-Out Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Shared Collateral upon foreclosure, to incur expenses in connection with any such Disposition or in connection with care or preservation of the Shared Collateral and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code (including the right to credit bid) or any other applicable or Bankruptcy Law. Without limiting the generality of the foregoing, the First-Out Agent will have the exclusive right to deal with that portion of the Shared Collateral consisting of deposit accounts and securities accounts (collectively “Accounts”), including exercising rights under control agreements with respect to such Accounts. The Second-Out Agent, for itself and on behalf of the other Second-Out Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second-Out Security Document, or any other Second-Out Document shall be deemed to restrict in any way the rights and remedies of the First-Out Agent or the other First-Out Secured Parties with respect to the Shared Collateral as set forth in this Agreement. Notwithstanding the foregoing, subject to Section 3.05, the Second-Out Agent, on behalf of the Second-Out Secured Parties, may, but will have no obligation to, take all such actions (not adverse to the First-Out Liens or the rights of the First-Out Agent and the First-Out Secured Parties) it deems necessary to perfect or continue the perfection of the Second-Out Liens in the Shared Collateral or to create, preserve or protect (but not enforce) the Second-Out Liens in the Shared Collateral. Notwithstanding the foregoing, nothing herein shall limit the right or ability of the Second-Out Secured Parties to (a) purchase (by credit bid or otherwise) all or any portion of the Shared Collateral in connection with any enforcement of remedies by the First-Out Agent to the extent that, and so long as, the Discharge of First-Out Obligations occurs immediately after giving effect thereto, (b) file a proof of claim with respect to the Second-Out Obligations, (c) take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, or (d) file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second-Out Secured Parties or the avoidance of any Lien securing such Second-Out Obligations.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Section 3.02    Standstill Period; Permitted Enforcement Action . Prior to the Discharge of First-Out Obligations and notwithstanding Section 3.01, both before and during an Insolvency or Liquidation Proceeding after a period of 150 days has elapsed (which period will be tolled during any period in which the First-Out Agent is not entitled, on behalf of the First-Out Secured Parties, to enforce or exercise any rights or remedies with respect to any Shared Collateral as a result of (a) any injunction issued by a court of competent jurisdiction or (b) the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) since the date on which the Second-Out Agent has delivered to the First-Out Agent written notice of the acceleration of any Second-Out Debt (the “Standstill Period”), the Second-Out Agent and the other Second-Out Secured Parties may enforce or exercise any rights or remedies with respect to any Shared Collateral; provided, however that notwithstanding the expiration of the Standstill Period or anything in the Second-Out Documents to the contrary, in no event may the Second-Out Agent or any other Second-Out Secured Party enforce or exercise any rights or remedies with respect to any Shared Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First-Out Agent on behalf of the First-Out Secured Parties or any other First-Out Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to the Shared Collateral (prompt written notice thereof to be given to the Second-Out Agent by the First-Out Agent); provided, further, that, at any time after the expiration of the Standstill Period, if neither the First-Out Agent nor any other First-Out Secured Party shall have commenced and be diligently pursuing (or shall have sought, and requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to any material portion of the Shared Collateral, and the Second-Out Agent shall have commenced the enforcement or exercise of any rights or remedies with respect to any material portion of the Shared Collateral or any such action or proceeding in respect of such rights and remedies, then for so long as the Second-Out Agent is diligently pursuing such rights and remedies, none of any First-Out Secured Party or the First-Out Agent shall take any action of a similar nature with respect to such Shared Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding (provided that during such period the First-Out Agent may take any of the actions the Second-Out Agent is permitted to take during the Standstill Period). Nothing contained in this Section 3.02 shall relieve the Second-Out Agent or any Second-Out Secured party of its obligations under Section 3.05(b).
Section 3.03    Insurance. Unless and until the Discharge of First-Out Obligations has occurred (subject to the terms of Section 3.02, including the rights of the Second-Out Secured Parties following expiration of the Standstill Period), the First-Out Agent shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Out Documents, to adjust and settle claims in respect of Shared Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Shared Collateral. Unless and until the Discharge of First-Out Obligations has occurred, and subject to the rights of the Grantors under the First-Out Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect to the Shared Collateral shall be paid to the First-Out Agent pursuant to the terms of the First-Out Documents (including for purposes of cash collateralization of commitments, letters of credit and Hedge Obligations). If the Second-Out Agent or any Second-Out Secured Party shall, at any time prior to the Discharge of First-Out Obligations, receive any proceeds of any such insurance policy or any such award or payment in contravention of the foregoing, it shall pay such proceeds over to the First-Out Agent. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any Grantor

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

covering any of the Shared Collateral, the Second-Out Agent or any other Second-Out Secured Party shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of First-Out Obligations has occurred, the Second-Out Agent and any such Second-Out Secured Party shall follow the instructions of the First-Out Agent, or of the Grantors under the First-Out Documents to the extent the First-Out Documents grant such Grantors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the terms of Section 3.02, including the rights of the Second-Out Secured Parties following expiration of the Standstill Period).

Section 3.04    Notification of Release of Collateral. Each Priority Debt Representative shall give the other Priority Debt Representative prompt written notice of the Disposition by it of, and Release by it of the Lien on, any Shared Collateral. Such notice shall describe in reasonable detail the subject Shared Collateral, the parties involved in such Disposition or Release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

Section 3.05    No Interference; Payment Over.

(a)    No Interference. Subject to Section 3.01, Section 3.02 and Section 4.02, the Second-Out Agent, for itself and on behalf of each Second-Out Secured Party, agrees that each Second-Out Secured Party (i) will not take or cause to be taken any action the purpose or effect of which is to give such Second-Out Secured Party any preference or priority relative to, any First-Out Lien with respect to the Shared Collateral or any part thereof, (ii) will not challenge or question in any proceeding the validity or enforceability of any First-Out Obligations or First-Out Document, or the validity, attachment or perfection of any First-Out Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement, (iii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Shared Collateral by any First-Out Secured Party or the First-Out Agent acting on their behalf, (iv) shall have no right to (A) direct the First-Out Agent or any other First-Out Secured Party to exercise any right, remedy or power with respect to any Shared Collateral or (B) consent to the exercise by the First-Out Agent or any other First-Out Secured Party of any right, remedy or power with respect to any Shared Collateral, (v) will not institute any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against the First-Out Agent or other First-Out Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the First-Out Agent nor any other First-Out Secured Party shall be liable to any of the Second-Out Secured Parties for, any action taken or omitted to be taken by the First-Out Agent or other First-Out Secured Party with respect to any Shared Collateral, (vi) will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other Disposition of such Shared Collateral, (vii) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement, (viii) will not object to forbearance by the First-Out Agent or any First-Out Secured Party, and (ix) will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Shared Collateral or any similar rights a junior secured creditor may have under applicable law; provided that nothing herein shall limit the rights of any Second-Out Secured Party to enforce the terms of this Agreement. The First-Out Agent, for itself and on behalf of each First-Out Secured Party, agrees that each First-Out Secured Party (i) will not challenge or question in any proceeding the validity or enforceability of any Second-Out

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Obligations or Second-Out Document, or the validity, attachment or perfection of any Second-Out Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement and (ii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Shared Collateral by any Second-Out Secured Party or the Second-Out Agent acting on their behalf to the extent such sale, transfer or other Disposition is permitted by the terms of this Agreement.

(b)    Payment Over. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, hereby agrees that if any Second-Out Secured Party shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any Shared Collateral, pursuant to any rights or remedies with respect to the Shared Collateral under any Second-Out Security Document or on account of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding, to the extent permitted hereunder, at any time prior to the Discharge of First-Out Obligations secured, or intended to be secured, by such Shared Collateral, then it shall hold such Shared Collateral, Proceeds or payment in trust for the First-Out Agent and the other First-Out Secured Parties and transfer such Shared Collateral, Proceeds or payment, as the case may be, to the First-Out Agent as promptly as practicable; provided that nothing herein shall limit the rights of the Second-Out Secured Parties to receive the payments of principal, interest, fees and other amounts under the Second-Out Documents so long as such payment is not the result of any exercise of remedies by any Second-Out Secured Party with respect to the Shared Collateral or a payment in respect of Shared Collateral or the Second-Out Secured Parties realizing any Proceeds in respect of Shared Collateral. For the avoidance of doubt, any Proceeds received by any of the Second-Out Secured Parties in connection with any Insolvency or Liquidation Proceeding shall be deemed to be the result of an exercise of remedies. Furthermore, the Second-Out Agent shall, at the Grantors’ expense, promptly send written notice to the First-Out Agent upon receipt of such Shared Collateral, Proceeds or payment not permitted hereunder by any Second-Out Secured Party and if directed by the First-Out Agent within five (5) days after receipt by the First-Out Agent of such written notice, shall deliver such Shared Collateral, Proceeds or payment to the First-Out Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The First-Out Agent is hereby authorized to make any such endorsements as agent for the Second-Out Agent or any other Second-Out Secured Party. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party agrees that if, at any time, it obtains written notice that all or part of any payment with respect to any First-Out Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the First-Out Agent any such Shared Collateral, Proceeds or payment not permitted hereunder received by it and then in its possession or under its direct control in respect of any such First-Out Collateral and shall promptly turn any such Shared Collateral then held by it over to the First-Out Agent, and the provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of First-Out Obligations. All Second-Out Liens will remain attached to and enforceable against all Proceeds so held or remitted, subject to the priorities set forth in this Agreement. At any time prior to the commencement of an Insolvency or Liquidation Proceeding, anything contained herein to the contrary notwithstanding, this Section 3.05(b) shall not apply to any Proceeds of Shared Collateral realized in a transaction not prohibited by the First-Out Documents and as to which the possession or receipt thereof by the Second-Out Agent or any other Second-Out Secured Party is otherwise permitted by the First-Out Documents.

Section 3.06    Purchase Option.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(a)    Notwithstanding anything in this Agreement to the contrary, on or at any time after (i) the commencement of an Insolvency or Liquidation Proceeding, (ii) the acceleration of the First-Out Obligations, (iii) a payment default under the First-Out Credit Agreement that has not been cured or waived by the First-Out Secured Parties within thirty (30) days of its occurrence or (iv) the date on which the sum of the Total Term Loan Exposure and Total Revolving Commitment is less than $100,000,000, holders of the Second-Out Obligations and each of their respective designated Affiliates (the “Second-Out Purchasers”) will have the right, at their sole option and election (but will not be obligated), at any time upon prior written notice to the First-Out Agent, to purchase from the First-Out Secured Parties (A) all (but not less than all) First-Out Obligations (including unfunded commitments then in effect) other than any First-Out Obligations constituting Excess First-Out Obligations and (B) all (but not less than all) of any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing that are outstanding on the date of such purchase. Promptly following the receipt of such notice, the First-Out Agent will deliver to the Second-Out Agent a statement of the amount of First-Out Debt, other First-Out Obligations (other than any First-Out Obligations constituting Excess First-Out Obligations) and DIP Financing provided by any of the First-Out Secured Parties, if any, then outstanding and the amount of the cash collateral requested by the First-Out Agent to be delivered pursuant to Section 3.06(b)(ii) below. The right to purchase provided for in this Section 3.06 will expire unless, within 12 Business Days after the receipt by the Second-Out Agent of such statement from the First-Out Agent, the Second-Out Agent delivers to the First-Out Agent an irrevocable commitment of the Second-Out Purchasers to purchase all (but not less than all) of the First-Out Obligations (including unfunded commitments) other than any First-Out Obligations constituting Excess First-Out Obligations and all (but not less than all) of any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing and to otherwise complete such purchase on the terms set forth under this Section 3.06.

(b)    On the date specified by the Second-Out Agent (on behalf of the Second-Out Purchasers) in such irrevocable commitment (which shall not be less than five Business Days nor more than 20 Business Days, after the receipt by the First-Out Agent of such irrevocable commitment), the First-Out Secured Parties shall sell to the Second-Out Purchasers all (but not less than all) First-Out Obligations (including unfunded commitments) other than any First-Out Obligations constituting Excess First-Out Obligations and all (but not less than all) of any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing that are outstanding on the date of such sale, subject to any required approval of any Governmental Authority then in effect, if any, and only if on the date of such sale, the First-Out Agent receives the following:

(i)    payment, as the purchase price for all First-Out Obligations sold in such sale, of an amount equal to the full amount of all First-Out Obligations (other than outstanding letters of credit as referred to in clause (ii) below) other than any First-Out Obligations constituting Excess First-Out Obligations and all (but not less than all) of the loans provided by any of the First-Out Secured Parties in connection with a DIP Financing then outstanding (including principal, pre-petition interest and Post-Petition Interest), fees, reasonable attorneys’ fees and legal expenses, but excluding contingent indemnification obligations for which no claim or demand for payment has been made at or prior to such time); provided that in the case of Hedge Obligations that constitute First-Out Obligations, the Second-Out Purchasers shall cause the applicable agreements governing such Hedge Obligations to be assigned and novated or, if such agreements have been terminated, such purchase price shall include an amount equal to the sum of any unpaid amounts then due in respect of such Hedge Obligations, calculated using the market quotation method and after giving effect to any netting arrangements;

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(ii)    a cash collateral deposit in the amount of one hundred five percent (105%) of the aggregate outstanding amount of such letters of credit at such time, which cash collateral shall be (A) held by the First-Out Agent as security solely to reimburse the issuers of such letters of credit that become due and payable after such sale and any fees and expenses incurred in connection with such letters of credit and (B) returned to the Second-Out Agent (except as may otherwise be required by applicable law or any order of any court or other Governmental Authority) promptly after the expiration or termination from time to time of all payment contingencies affecting such letters of credit; and

(iii)    any agreements, documents or instruments which the First-Out Agent may reasonably request pursuant to which the Second-Out Agent and the Second-Out Purchasers in such sale expressly assume and adopt all of the obligations of the First-Out Agent and the First-Out Secured Parties under the First-Out Documents and in connection with loans provided by any of the First-Out Secured Parties in connection with a DIP Financing on and after the date of the purchase and sale and the Second-Out Agent (or any other representative appointed by the holders of a majority in aggregate principal amount of the Second-Out Debt then outstanding) becomes a successor agent thereunder.

(c)    Such purchase of the First-Out Obligations (including unfunded commitments) and any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing shall be made on a pro rata basis among the Second-Out Purchasers giving notice to the First-Out Agent of their interest to exercise the purchase option hereunder according to each such Second-Out Purchaser’s portion of the Second-Out Debt outstanding on the date of purchase or such portion as such Second-Out Purchasers may otherwise agree among themselves. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the First-Out Agent as the First-Out Agent may designate in writing to the Second-Out Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such sale occurs if the amounts so paid by the Second-Out Purchasers to the bank account designated by the First-Out Agent are received in such bank account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Second-Out Purchasers to the bank account designated by the First-Out Agent are received in such bank account later than 12:00 noon, New York City time.

(d)    Such sale shall be expressly made without representation or warranty of any kind by the First-Out Secured Parties as to the First-Out Obligations, the Shared Collateral or otherwise and without recourse to any First-Out Secured Party, except that the First-Out Secured Parties shall represent and warrant severally as to the First-Out Obligations (including unfunded commitments) and any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing then owing to it: (i) that such applicable First-Out Secured Party owns such First-Out Obligations (including unfunded commitments) and any loans provided by any of the First-Out Secured Parties in connection with a DIP Financing; and (ii) that such applicable First-Out Secured Party has the necessary corporate or other governing authority to assign such interests.

(e)    After such sale becomes effective, the outstanding letters of credit will remain enforceable against the issuers thereof and will remain secured by the First-Out Liens upon the Shared Collateral in accordance with the applicable provisions of the First-Out Documents as in effect at the time of such sale, and the issuers of letters of credit will remain entitled to the benefit of the First-Out Liens upon the Shared Collateral and sharing rights in the proceeds thereof in accordance with the provisions of the First-Out Documents as in effect at the time of such sale, as fully as if the sale of the First-Out Debt had not been made, but, except with respect to cash collateral held by the issuer(s) of such letters of credit, only the Person or successor agent to whom the First-Out Liens are transferred in such sale will have the right to foreclose upon or otherwise enforce the First-Out Liens and only the

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Second-Out Purchasers in the sale will have the right to direct such Person or successor as to matters relating to the foreclosure or other enforcement of the First-Out Liens.

ARTICLE VI
OTHER AGREEMENTS

Section 4.01    Release of Liens. (a)    Prior to the Discharge of First-Out Obligations, the Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party agrees that, in the event the First-Out Secured Parties release their Lien on any Shared Collateral, the Second-Out Lien on such Shared Collateral shall terminate and be released automatically and without further action if (i) such release is permitted under the First-Out Documents and the Second-Out Documents, (ii) such release is effected in connection with the First-Out Agent’s foreclosure upon, or other exercise of rights or remedies with respect to, such Shared Collateral (including a Disposition of Shared Collateral to which the Borrower or Grantor consents or assists), or (iii) such release is effected in connection with a sale or other Disposition of any Shared Collateral (or any portion thereof) under Section 363 or any other provision of the Bankruptcy Code if the First-Out Secured Parties shall have consented to such sale or Disposition of such Shared Collateral; provided that, in the case of each of clauses (i), (ii) and (iii), the Second-Out Liens on such Shared Collateral shall attach to (and shall remain subject to the terms of this Agreement) any Proceeds of a sale, transfer or other Disposition of Shared Collateral not paid to the First-Out Secured Parties or that remain after the Discharge of First-Out Obligations.

(b)    The Second-Out Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the First-Out Agent to evidence and confirm any release of Shared Collateral provided for in this Section 4.01.
Section 4.02    Certain Agreements With Respect to Insolvency or Liquidation Proceedings.

(a)    The parties hereto acknowledge that this Agreement is a “subordination agreement” under New York law, New York UCC 9-339 and Section 510(a) of the Bankruptcy Code and shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Borrower or any subsidiary of the Borrower. All references in this Agreement to the Borrower or any subsidiary of the Borrower or any other Grantor will include such Person or Persons as a debtor-in-possession and any receiver or trustee for such Person or Persons in an Insolvency or Liquidation Proceeding.

(b)    If the Borrower or any of its subsidiaries shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, Second-Out Agent, for itself and on behalf of each Second-Out Secured Party, agrees that neither it nor any other Second-Out Secured Party will raise any objection, contest or oppose, and each Second-Out Secured Party will waive any claim such Person may now or hereafter have, to any such DIP Financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”), or to any use, sale or lease of cash collateral that constitutes Shared Collateral or to any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless (i) the First-Out Agent or the First-Out Secured Parties oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral, (ii) the maximum principal amount of indebtedness permitted under such DIP Financing exceeds the sum of (A) the amount of First-Out Obligations refinanced with the proceeds thereof (not including the amount of any Excess First-Out Obligations)

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

and (B) the greater of (I) $475 million and (II) 15% of the sum of (x) the aggregate amount of indebtedness for borrowed money constituting principal outstanding under the First-Out Documents plus (y) the aggregate face amount of any letters of credit issued and outstanding under First-Out Documents on the date of the commencement of such Insolvency or Liquidation Proceeding, or (iii) the terms of such DIP Financing provide for the sale of a substantial part of the Shared Collateral or require the confirmation of a plan of reorganization containing specific terms or provisions (other than repayment in cash of such DIP Financing on the effective date thereof). To the extent such DIP Financing Liens are (x) senior to the First-Out Liens on the Shared Collateral, the Second-Out Agent will, for itself and on behalf of the other Second-Out Secured Parties, subordinate the Second-Out Liens on the Shared Collateral to the DIP Financing Liens on the same terms as the First-Out Liens of the First-Out Secured Parties are subordinated thereto and (y) pari passu to the First-Out Liens on the Shared Collateral, the Second-Out Liens shall be pari passu to the DIP Facility Liens and the Second-Out Agent will, for itself and on behalf of the other Second-Out Secured Parties, confirm the priorities with respect to such Shared Collateral as set forth herein (including, without limitation, the payment priorities set forth in Section 6.01 hereof), in each case so long as the Second-Out Agent, on behalf of the Second-Out Secured Parties, retains Liens on all the Shared Collateral, including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding, with the same priority relative to the First-Out Liens as existed prior to the commencement of the case under the Bankruptcy Code.

(c)    Prior to the Discharge of First-Out Obligations, without the consent of the First-Out Agent, in its sole discretion, the Second-Out Agent, for itself and on behalf of each Second-Out Secured Party agrees not to propose, support or enter into any DIP Financing.

(d)    The Second-Out Agent, for itself and on behalf of each Second-Out Secured Party agrees that it will not object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) and if requested, will consent to a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Shared Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code, if the First-Out Secured Parties shall have consented to such sale or Disposition, such motion to sell or Dispose or such bidding procedure for such sale or Disposition of such Shared Collateral provided that (a) all First-Out Liens and Second-Out Liens will attach to the Proceeds of the sale in the same respective priorities as set forth in this Agreement or (b) the net cash Proceeds of any Disposition under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or to the First-Out Obligations.
(e)    The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party waives any claim that may be had against the First-Out Agent or any other First-Out Secured Party arising out of any DIP Financing Liens or administrative expense priority under Section 364 of the Bankruptcy Code (in each case that is granted in a manner that is consistent with this Agreement).

(f)    The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, agrees that neither the Second-Out Agent nor any other Second-Out Secured Party will file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief), including for payment of Post-Petition Interest, based upon their interest in the Shared Collateral, nor object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (i) any request by the First-Out Agent or any other First-Out Secured Party for adequate protection, including for payment of Post-Petition Interest, or (ii) any objection by the First-Out Agent or any other First-Out Secured Party to any motion, relief, action or proceeding based on the First-Out Agent or First-Out Secured Parties claiming a lack of adequate protection, except that the Second-Out Secured Parties may:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(i)    freely seek and obtain relief granting adequate protection in the form of a replacement lien or additional collateral co-extensive in all respects with, but with the same relative priority to the First-Out Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens or additional collateral granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the First-Out Secured Parties (with any such resulting collateral constituting Shared Collateral hereunder and subject to the terms of this Agreement, including Section 6.01);

(ii)    freely seek and obtain relief granting adequate protection in the form of superpriority claims to the same extent granted to the First-Out Secured Parties; and

(iii)    freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of First-Out Obligations.

(g)    To the extent the Second-Out Obligations and the First-Out Obligations are classified in the same class under a plan of reorganization, the Second-Out Agent, for itself and on behalf of each of the other of the Second-Out Secured Parties waives any claim it or any such other Second-Out Secured Party may now or hereafter have against the First-Out Agent or any other First-Out Secured Party (or their representatives) arising out of any election by the First-Out Agent or any First-Out Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

(h)    The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, agrees that in any Insolvency or Liquidation Proceeding, neither the Second-Out Agent nor any other Second-Out Secured Party shall support or vote to accept any plan of reorganization of the Borrower or any other Grantor unless (i) such plan is accepted by the First-Out Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the Discharge of First-Out Obligations on the effective date of such plan of reorganization or (ii) such plan provides on account of the First-Out Obligations for the retention by the First-Out Agent, for the benefit of the First-Out Secured Parties, of the Liens on the Shared Collateral securing the First-Out Obligations, and on all Proceeds thereof whenever received, and such plan also provides that any Liens retained by, or granted to, the Second-Out Agent are only on property securing the First-Out Obligations and shall have the same relative priority with respect to the Shared Collateral or other property (including the same relative priority with respect to proceeds of such Shared Collateral or other property), respectively, as provided in this Agreement with respect to the Shared Collateral. Except as provided herein, the Second-Out Secured Parties shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.

(i)    The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, agrees that neither the Second-Out Agent nor any other Second-Out Secured Party shall seek relief (or support any other party seeking relief), pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Shared Collateral without the prior written consent of the First-Out Agent.

(j)    The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, agrees that neither the Second-Out Agent nor any other Second-Out Secured Party shall oppose or seek to challenge any claim by the First-Out Agent or any other First-Out Secured Party for

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

allowance or payment in any Insolvency or Liquidation Proceeding of First-Out Obligations consisting of Post-Petition Interest or cash collateralization of all letters of credit to the extent of the value of the First-Out Liens (it being understood that such value will be determined without regard to the existence of the Second-Out Liens on the Shared Collateral) subject to the First-Out Priority Cap. Neither the First-Out Agent nor any other First-Out Secured Party shall oppose or seek to challenge any claim by the Second-Out Agent or any other Second-Out Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Second-Out Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second-Out Liens on the Shared Collateral; provided that if the First-Out Agent or any other First-Out Secured Party shall have made any claim for post-petition interest, fees or expenses in respect of the First-Out Obligations, such claim (i) shall have been approved or (ii) will be approved contemporaneously with the approval of any such claim by the Second-Out Agent or any Second-Out Secured Party and, to the extent the Second-Out Secured Parties receive any payment on account of such claims for post-petition interest in respect of the Second-Out Obligations and the First-Out Secured Parties are not entitled to or do not receive payment on account of its claims for post-petition interest, the amounts received by the Second-Out Secured Parties on account of post-petition interest shall be delivered to the First-Out Agent for application pursuant to Section 6.01 unless otherwise consented to the by the First-Out Agent.

(k)Without the express written consent of the First-Out Agent, none of the Second-Out Agent or any other Second-Out Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by any of First-Out Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the First-Out Secured Party of interest, fees or expenses under Section 506(b) of the Bankruptcy Code, in each case, not in excess of the First-Out Priority Cap.

(l)Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Shared Collateral is not enforceable for any reason, then the Second-Out Agent for itself and on behalf of each other Second-Out Secured Party agrees that, any distribution or recovery they may receive in respect of any Shared Collateral (including assets that would constitute Shared Collateral but for such determination) shall be segregated and held in trust and forthwith paid over to the First-Out Agent for the benefit of the First-Out Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second-Out Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party hereby appoints the First-Out Agent, and any officer or agent of the First-Out Agent, with full power of substitution, the attorney-in-fact of each Second-Out Secured Party for the limited purpose of carrying out the provisions of this Section 4.02(l) and taking any action and executing any instrument that the First-Out Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02(l), which appointment is irrevocable and coupled with an interest.

(m)The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, hereby agrees that the First-Out Agent shall have the right to credit bid the First-Out Obligations and further that none of the Second-Out Agent or any other Second-Out Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the First-Out Agent. The Second-Out Secured Parties may

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credit bid, or instruct the Second-Out Agent to credit bid the Second-Out Obligations in accordance with Sections 363(k) or 1129 of the Bankruptcy Code or any other applicable law, only if such bid includes a cash payment sufficient to provide for the Discharge of First-Out Obligations and the Discharge of First-Out Obligations occurs immediately after giving effect to such credit bid, or if the First-Out Agent otherwise consents in writing.

(n)Without the consent of the First-Out Agent in its sole discretion, the Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party agrees neither the Second-Out Agent nor any Second-Out Secured Party shall commence or join with any parties to commence an involuntary bankruptcy petition for the Borrower or any of its subsidiaries, or support entry of an order for relief in any involuntary bankruptcy proceedings against the Borrower or any of its subsidiaries, or seek the appointment of an examiner or a trustee for the Borrower or any of its subsidiaries.
(o)The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against any First-Out Secured Party or any of the Shared Collateral.

(p)The Borrower, each Grantor, the First-Out Agent (on behalf of each First-Out Secured Party) and the Second-Out Agent (on behalf of each Second-Out Secured Party) acknowledges and intends that the grants of Liens pursuant to the First-Out Documents, on the one hand, and the Second-Out Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing priority in right of recovery on the Shared Collateral with respect to the Proceeds of the Shared Collateral, each of the First-Out Obligations, on the one hand, and the Second-Out Obligations, on the other hand, are fundamentally different from one another and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of any of the First-Out Secured Parties, on the one hand, and the Second-Out Secured Parties, on the other hand, constitute claims in the same class (rather than separate classes of secured claims), then the Second-Out Secured Parties hereby acknowledge and agree (x) to vote to reject such plan of reorganization or similar dispositive restructuring plan unless the First-Out Secured Parties holding greater than half in number and two-thirds in amount of the First-Out Obligations agree to accept such plan or such plan provides for the Discharge of First-Out Obligations, (y) that all distributions from the Shared Collateral shall be made as if there were separate classes of First-Out Obligations and Second-Out Obligations against the Grantors, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the other secured parties), the First-Out Secured Parties, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, Post-Petition Interest, before any distribution is made in respect of the Second-Out Obligations (or any claims, including in respect of post-petition interest, fees or expenses, related thereto) from, or with respect to, such Shared Collateral, with each holder of the Second-Out Obligations (and/or any claim, post-petition interest, fees or expenses, related thereto) hereby acknowledging and agreeing to turn over to the First-Out Secured Parties amounts otherwise received or receivable by them from, or with respect to, such Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The First-Out Agent (on behalf of all First-Out Secured Parties) and the Second-Out Agent (on behalf of all Second-Out Secured Parties) each hereby agree it shall not object to or contest (or support any other party in objection or contesting) a plan of reorganization or other dispositive restructuring plan on the grounds that the First-Out Obligations and Second-Out Obligations are classified separately.

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Section 4.03    Reinstatement. If any First-Out Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”) for any reason whatsoever, then the First-Out Obligations shall be reinstated to the extent of such Recovery and the First-Out Secured Parties shall be entitled to a reinstatement of First-Out Obligations with respect to all such recovered amounts. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party agrees that if, at any time, a Second-Out Secured Party receives notice of any Recovery, the Second-Out Agent and each other Second-Out Secured Party, shall promptly pay over to the First-Out Agent any payment that is not permitted hereunder to be received by the Second-Out-Secured Parties received by it and then in its possession or under its control in respect of any Shared Collateral and shall promptly turn any Shared Collateral then held by it over to the First-Out Agent, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made. If this Agreement shall have been terminated prior to any such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any Shared Collateral or Proceeds thereof that is not permitted hereunder to be received by the Second-Out Secured Parties received by the Second-Out Agent or any other Second-Out Secured Party and then in its possession or under its control on account of the Second Out Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 4.03, be held in trust for and paid over to the First-Out Agent for the benefit of the First-Out Secured Parties for application to the reinstated First-Out Obligations until the discharge thereof. This Section 4.03 shall survive termination of this Agreement.

Section 4.04    Refinancings; Additional Second-Out Debt.

(a)    The First-Out Obligations and the Second-Out Obligations may be Replaced, by any First-Out Substitute Credit Facility or Second-Out Substitute Credit Facility, respectively, in each case, without notice to, or the consent of any Priority Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, that (i) the First-Out Agent and the Second-Out Agent shall receive on or prior to incurrence of a First-Out Substitute Credit Facility or Second-Out Substitute Credit Facility (A) an Officers’ Certificate from the Borrower stating that (I) the incurrence thereof is permitted by each applicable Priority Debt Document and (II) the applicable requirements of this Section 4.04, have been satisfied, and (B) a Priority Confirmation Joinder from the holders or lenders of any indebtedness that Replaces the First-Out Obligations or the Second-Out Obligations (or an authorized agent, trustee or other representative on their behalf), (ii) the aggregate outstanding principal amount of the First-Out Obligations, after giving effect to such First-Out Substitute Credit Facility, shall not exceed the First-Out Priority Cap and (iii) on or before the date of such incurrence, such First-Out Substitute Credit Facility or Second-Out Substitute Credit Facility is designated by the Borrower, in an Officers’ Certificate delivered to the First-Out Agent and the Second-Out Agent, as “First-Out Debt” or “Second-Out Debt”, as applicable, for the purposes of the Priority Debt Documents and this Agreement; provided that no series of Priority Debt may be designated as more than one of First-Out Debt or Second-Out Debt.

(b)    The Borrower will be permitted to designate as an additional holder of Second-Out Obligations hereunder each Person who is, or who becomes, the registered holder of Second-Out Debt, incurred by the Borrower after the date of this Agreement to the extent, but only to the extent, permitted and otherwise in accordance with the terms of all applicable Priority Debt Documents. The Borrower may effect such designation by delivering to the First-Out Agent and the Second-Out Agent each of the following:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

(i)    an Officer’s Certificate stating that the Borrower intends to incur Additional Second-Out Obligations which will be Second-Out Debt permitted to be incurred by each applicable Priority Debt Document and secured by a Second-Out Lien, equally and ratably with all previously existing and future Second-Out Debt;

(ii) an authorized agent, trustee or other representative on behalf of the holders or lenders of any Additional Second-Out Obligations must be designated as an additional holder of Priority Obligations hereunder and must, prior to such designation, sign and deliver on behalf of the holders or lenders of such Additional Second-Out Obligations a Priority Confirmation Joinder, and, to the extent necessary or appropriate to facilitate such transaction, a new intercreditor agreement substantially similar to this Agreement, as in effect on the date hereof.

(iii)    evidence that the Borrower has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations deemed necessary by the Borrower and the holder of such Additional Second-Out Obligations, or its Priority Debt Representative, to ensure that the Additional Second-Out Obligations are secured by the Shared Collateral in accordance with the Second-Out Security Documents (provided that such filings and recordings may be authorized, executed and recorded following any incurrence on a post-closing basis if permitted by the Second-Out Agent for such Additional Second-Out Obligations).

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Borrower or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Priority Debt Document.
(c)    Each of the then-existing First-Out Agent and the Second-Out Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to any such Replacement or any incurrence of Additional Second-Out Obligations, it being understood that the First-Out Agent and the Second-Out Agent or (if permitted by the terms of the applicable Priority Debt Documents) the Grantors, without the consent of any other Priority Secured Party or (in the case of the Grantors) one or more Priority Debt Representatives, may amend, supplement, modify or restate this Agreement to the extent necessary or appropriate to facilitate such amendments or supplements to effect such Replacement or incurrence all at the expense of the Grantors. Upon the consummation of such Replacement or incurrence and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

Section 4.05    Amendments to Priority Debt Documents . (a)     Prior to the Discharge of First-Out Obligations, without the prior written consent of the First-Out Agent, no Second-Out Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Second-Out Document would (i) adversely affect the lien priority rights of the First-Out Secured Parties or the rights of the First-Out Secured Parties to receive payments owing pursuant to the First-Out Documents, (ii) except as otherwise provided for in this Agreement, add any Liens securing any additional Property as Second-Out Collateral under the Second-Out Security Documents unless such additional Property is added as First-Out Collateral under the First-Out Security Documents, (iii) taken

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as a whole, be adverse to the First-Out Secured Parties, or (iv) contravene the provisions of this Agreement .

(b)Except as to interest rates, premiums, fees, and covenants and other provisions applicable to periods after the maturity date of the First-Out Credit Facility, the Second-Out Credit Facility shall have terms that are no more favorable to the Second-Out Secured Parties in any material respect, taken as a whole, than the First-Out Credit Facility as in effect on the date hereof.

(c)    In the event that any Second-Out Document is amended to add or make materially more restrictive on any restricted person any event of default or any covenant with respect to the Second-Out Document or make any change to any event of default or any covenant which would have the effect of making such event of default or covenant materially more restrictive on any restricted person, the Borrower will offer a corresponding amendment to any comparable provision of the First-Out Documents to the First-Out Secured Parties.

(d)    To the extent the consent of the “Priority Lien Agent” (as defined in the Second Lien Intercreditor Agreement) is required to an amendment, supplement, restatement or other modification to the Second Lien Intercreditor Agreement, such consent shall only be provided if both the First-Out Agent and the Second-Out Agent agree in writing to such amendment, supplement, restatement or other modifications.

(e)    Without the prior written consent of the Second-Out Agent, the definition of “Obligations” in the First-Out Credit Agreement may not be amended or modified to the extent such amendment or modification would result in the Second-Out Obligations not constituting a “Priority Lien Obligation” under (and as defined in) the Second Lien Intercreditor Agreement.

Section 4.07    Legends. The Second-Out Agent acknowledges with respect to the Second-Out Security Documents, that the Second-Out Documents (other than control agreements to which both the First-Out Agent and the Second-Out Agent are parties), and each associated Second-Out Security Document (other than control agreements to which both the First-Out Agent and the Second-Out Agent are parties) granting any security interest in the Shared Collateral will contain the appropriate legend set forth on Annex I or a legend in such other form acceptable to the First-Out Agent.

Section 4.07    Second-Out Secured Parties Rights as Unsecured Creditors; Judgment Lien Creditor. Both before and during an Insolvency or Liquidation Proceeding, any of the Second-Out Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, however, that the Second-Out Secured Parties may not take any of the actions prohibited by Sections 3.01, 3.05(a), 4.01 or 4.02 or any other provisions of this Agreement; provided, further that in the event that any of the Second-Out Secured Parties becomes a judgment lien creditor in respect of any Shared Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second-Out Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First-Out Obligations) as the Second-Out Liens are subject to this Agreement.

Section 4.08    Postponement of Subrogation. The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party, hereby agrees that no payment or distribution to any First-Out Secured Party pursuant to the provisions of this Agreement shall entitle any Second-Out Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First-Out Obligations shall have occurred. Following the Discharge of First-Out Obligations, but subject to the reinstatement as

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provided in Section 4.03, each First-Out Secured Party will execute such documents, agreements, and instruments as any Second-Out Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First-Out Obligations resulting from payments or distributions to such First-Out Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such First-Out Secured Party are paid by such Person upon request for payment thereof.

Section 4.09    Acknowledgment by the Secured Debt Representatives. Each of the First-Out Agent, for itself and on behalf of the other First-Out Secured Parties and the Second-Out Agent, for itself and on behalf of the other Second-Out Secured Parties, hereby acknowledges that this Agreement is a material inducement to enter into a business relationship, that each has relied on this Agreement to amend the Original First-Out Credit Agreement, to permit the incurrence of the Second-Out Debt and to enter into the Original Second-Out Credit Agreement, as applicable, and all documentation related thereto, and that each will continue to rely on this Agreement in their related future dealings.

ARTICLE V
GRATUITOUS BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Section 5.01    General. Prior to the Discharge of First-Out Obligations, the First-Out Agent agrees that if it shall at any time hold a First-Out Lien on any Shared Collateral that can be perfected by the possession or control of such Collateral or of any Account in which such Shared Collateral is held, and if such Shared Collateral or any such Account is in fact in the possession or under the control of the First-Out Agent, the First-Out Agent will serve as gratuitous bailee for the Second-Out Agent for the sole purpose of perfecting the Second-Out Lien of the Second-Out Agent on such Shared Collateral. It is agreed that the obligations of the First-Out Agent and the rights of the Second-Out Agent and the other Second-Out Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article II. Notwithstanding anything to the contrary herein, the First-Out Agent will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Second-Out Lien on any such Shared Collateral and shall have no responsibility, duty, obligation or liability to the Second-Out Agent or any other Second-Out Secured Party or any other Person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Second-Out Secured Parties to obtain a perfected Second-Out Lien in such Shared Collateral to the extent, if any, that such perfection results from the possession or control of such Shared Collateral or any such Account by the First-Out Agent. The First-Out Agent acting pursuant to this Section 5.01 shall not have by reason of the First-Out Security Documents, the Second-Out Security Documents, this Agreement or any other document or theory, a fiduciary relationship in respect of any First-Out Secured Party, the Second-Out Agent or any Second-Out Secured Party. Subject to Section 4.03, from and after the Discharge of First-Out Obligations, the First-Out Agent shall take all such actions in its power as shall reasonably be requested by the Second-Out Agent (at the sole cost and expense of the Grantors) to transfer possession or control of such Shared Collateral or any such Account (in each case to the extent the Second-Out Agent has a Lien on such Shared Collateral or Account after giving effect to any prior or concurrent releases of Liens) to the Second-Out Agent for the benefit of all Second-Out Secured Parties.

Section 5.02    Deposit Accounts. Prior to the Discharge of First-Out Obligations, to the extent that any Account is under the control of the First-Out Agent at any time, the First-Out Agent will act as gratuitous bailee on behalf of the Second-Out Agent for the purpose of perfecting the Liens of the Second-Out Secured Parties in such Accounts and the cash and other assets therein as provided in Section 5.01 (but will have no duty, responsibility or obligation to the Second-Out Secured Parties (including, without

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limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section 5.02). Unless the Second-Out Liens on such Shared Collateral shall have been or concurrently are released, after the occurrence of Discharge of First-Out Obligations, the First-Out Agent shall, at the request of the Second-Out Agent, cooperate with the Grantors and the Second-Out Agent (at the expense of the Grantors) in permitting control of any other Accounts to be transferred to the Second-Out Agent (or for other arrangements with respect to each such Accounts satisfactory to the Second-Out Agent to be made).
ARTICLE VI
APPLICATION OF PROCEEDS; DETERMINATION OF AMOUNTS

Section 6.01    Application of Proceeds. Prior to the Discharge of First-Out Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Collateral or Proceeds received or payable in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Shared Collateral or pursuant to a plan of reorganization or similar dispositive restructuring plan, will be applied:

(a)    first, to the First-Out Agent for application to the First-Out Obligations that are not Excess First-Out Obligations in accordance with the First-Out Documents, until the Discharge of the First-Out Obligations has occurred other than with respect to the Excess First-Out Obligations,
(b)    second, to the Second-Out Agent for application to the Second-Out Obligations in accordance with the Second-Out Documents, until the Second-Out Obligations are repaid in full and in cash, and

(c)    third, to the payment in full in cash of all Excess First-Out Obligations;

(d)    fourth, to the Borrower or as otherwise required by the Second Lien Intercreditor Agreement or by applicable law.

Section 6.02    Determination of Amounts. Whenever a Priority Debt Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Out Obligations (or the existence of any commitment to extend credit that would constitute First-Out Obligations), or Second-Out Obligations, or the existence of any Lien securing any such obligations, or the Shared Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Priority Debt Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Priority Debt Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Priority Debt Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Priority Debt Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Borrower or any of their subsidiaries, any Priority Secured Party or any other Person as a result of such determination.
ARTICLE VII
NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE; CONSENT OF GRANTORS; ETC.
Section 7.01    No Reliance; Information. The First-Out Secured Parties and the Second-Out Secured Parties shall have no duty to disclose to any Second-Out Secured Party or to any First-Out

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Secured Party, respectively, any information relating to the Borrower or any of the other Grantors, or any other circumstance bearing upon the risk of non-payment of any of the First-Out Obligations or the Second-Out Obligations, respectively, that is known or becomes known to any of them or any of their Affiliates. In the event any First-Out Secured Party or any Second-Out Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, any Second-Out Secured Party or any First-Out Secured Party, respectively, it shall be under no obligation (a) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (b) to provide any additional information or to provide any such information on any subsequent occasion or (c) to undertake any investigation.

Section 7.02    No Warranties or Liability.

(q)The First-Out Agent, for itself and on behalf of the other First-Out Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second-Out Agent nor any other Second-Out Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second-Out Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.

(r)The Second-Out Agent, for itself and on behalf of the other Second-Out Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First-Out Agent nor any other First-Out Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First-Out Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.

(s)The First-Out Agent and the other First-Out Secured Parties shall have no express or implied duty to the Second-Out Agent or any other Second-Out Secured Party and the Second-Out Agent and the other Second-Out Secured Parties shall have no express or implied duty to the First-Out Agent or any other First-Out Secured Party to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First-Out Document and any Second-Out Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(t)The Second-Out Agent, for itself and on behalf of each other Second-Out Secured Party hereby waives any claim that may be had against the First-Out Agent or any other First-Out Secured Party arising out of any actions which the First-Out Agent or such First-Out Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Shared Collateral, and actions with respect to the collection of any claim for all or only part of the First-Out Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the First-Out Documents or the valuation, use, protection or release of any security for such First-Out Obligations.

Section 7.03    Obligations Absolute. Subject in all respects to Sections 2.01(c) and 6.02 and the First-Out Priority Cap, the payment priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First-Out Agent and the other First-Out Secured Parties

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and the Second-Out Agent and the other Second-Out Secured Parties shall remain in full force and effect irrespective of:

(a)    any lack of validity or enforceability of any Priority Debt Document;

(b)    any change in the time, place or manner of payment of, or in any other term of (including the Replacing of), all or any portion of the First-Out Obligations, it being specifically acknowledged that a portion of the First-Out Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c)    any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Priority Debt Document;
(d)    the securing of any First-Out Obligations or Second-Out Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral or any release of any guarantee securing any First-Out Obligations or Second-Out Obligations;
(e)    the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or
(f)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First-Out Obligations or the Second-Out Obligations.

Section 7.04    Grantors Consent. Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Priority Debt Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.01    Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a)    Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)    This Agreement has been duly executed and delivered by such party.

(c)    The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority of which the failure to obtain could reasonably be expected to have a Material Adverse Effect (as defined in the First-Out Credit Agreement), (ii) will not violate any applicable law or regulation or any order of any Governmental Authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a Material Adverse Effect and (iii) will not violate the charter, by-laws or other organizational documents of such party.

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Section 8.02    Representations and Warranties of Each Representative. Each of the First-Out Agent and the Second-Out Agent represents and warrants to the other parties hereto that it is authorized under the Original First-Out Credit Agreement and the Original Second-Out Credit Agreement, as the case may be, to enter into this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the First-Out Agent, to it at:
JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, NY 10179
Fax: (917) 210-3391
Attention: Douglas Kravitz

(b)    if to the Second-Out Agent, to it at:
[contact information]
(c)    if to any other Priority Debt Representative, to such address as specified in the Priority Confirmation Joinder.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to in writing among the Borrower, the First-Out Agent and the Second-Out Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
Section 9.02    Waivers; Amendment. (a)    No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b)    Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Priority Debt Representative; provided, however, that this Agreement may be amended from time to time as provided in Section 4.04. Any amendment of this Agreement that is proposed to be effected without the consent of a Priority Debt Representative as permitted by the proviso to the preceding sentence shall be submitted to such Priority Debt Representative for its review at least ten (10) Business Days prior to the proposed effectiveness of such amendment.
Section 9.03    Actions Upon Breach; Specific Performance. (a)    Prior to the Discharge of First-Out Obligations, if any Second-Out Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Shared Collateral, such Grantor, with the prior written consent of the First-Out Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any First-Out Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b)    Prior to the Discharge of First-Out Obligations, should any Second-Out Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the First-Out Agent or any other First-Out Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor, with the prior written consent of the First-Out Agent, (A) may obtain relief against such Second-Out Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second-Out Agent on behalf of each Second-Out Secured Party that (I) the First-Out Secured Parties' damages from its actions may at that time be difficult to ascertain and may be irreparable, and (II) each Second-Out Secured Party waives any defense that the Grantors and/or the First-Out Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages, and (B) shall be entitled to damages, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement.
Section 9.04    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Section 9.05    Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 9.06    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith

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negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.08    Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW).

(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10    Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.11    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Priority Debt Documents, the provisions of this Agreement shall control.

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Section 9.12    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the distinct and separate relative rights of the First-Out Secured Parties and the Second-Out Secured Parties. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 4.01, 4.02, or 4.05) is intended to or will amend, waive or otherwise modify the provisions of the Original First-Out Credit Agreement or the Original Second-Out Credit Agreement, as applicable), and except as expressly provided in this Agreement neither the Borrower nor any other Grantor may rely on the terms hereof (other than Sections 4.01, 4.02, 4.04, or 4.05, Article V, Article VII and Article IX). Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Priority Debt Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Priority Debt Document, the Grantors shall not be required to act or refrain from acting pursuant to this Agreement, any First-Out Document or any Second-Out Document with respect to any Shared Collateral in any manner that would cause a default under any First-Out Document.

Section 9.13    Certain Terms Concerning the First-Out Agent and the Second-Out Agent. Neither of the First-Out Agent nor the Second-Out Agent shall have any liability or responsibility for the actions or omissions of any other Priority Secured Party, or for any other Priority Secured Party's compliance with (or failure to comply with) the terms of this Agreement. None of the First-Out Agent or the Second-Out Agent shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Priority Secured Party (or the Borrower) any amounts in violation of the terms of this Agreement, so long as the First-Out Agent or the Second-Out Agent, as the case may be, is acting in good faith. Each party hereto hereby acknowledges and agrees that each of the First-Out Agent and the Second-Out Agent is entering into this Agreement solely in its capacity under the First-Out Documents and the Second-Out Documents, respectively, and not in its individual capacity. The First-Out Agent shall not be deemed to owe any fiduciary duty to the Second-Out Agent or any other Second-Out Secured Party and the Second-Out Agent shall not be deemed to owe any fiduciary duty to the First-Out Agent or any other First-Out Secured Party. Nothing herein shall be deemed to modify the terms of the First-Out Documents or Second-Out Documents, as applicable, governing the standard of care as between the First-Out Agent and the other First-Out Secured Parties and the Second-Out Agent and the other Second-Out Secured Parties, respectively.

Section 9.14    Authorization of Secured Agents. By accepting the benefits of this Agreement and the other First-Out Security Documents, each First-Out Secured Party authorizes the First-Out Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Second-Out Security Documents, each Second-Out Secured Party authorizes the Second-Out Agent to enter into this Agreement and to act on its behalf as collateral agent hereunder and in connection herewith.

Section 9.15    Further Assurances. Each of the First-Out Agent, for itself and on behalf of the other First-Out Secured Party and the Second-Out Agent, for itself and on behalf of the other Second-Out Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First-Out Agent or the Second-Out Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

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Section 9.16    Relationship of Secured Parties. Nothing set forth herein shall create or evidence a joint venture, partnership or an agency or fiduciary relationship among the Priority Secured Parties. None of the Priority Secured Parties nor any of their respective directors, officers, agents or employees shall be responsible to any other Priority Secured Party or to any other Person for any Grantor's solvency, financial condition or ability to repay the First-Out Obligations or the Second-Out Obligations, or for statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of the First-Out Documents or the Second-Out Documents, or any security interests granted by any Grantor to any Priority Secured Party in connection therewith. Each Priority Secured Party has entered into its respective financing agreements with the Grantors based upon its own independent investigation, and neither of the First-Out Agent nor the Second-Out Agent makes any warranty or representation to the other Priority Debt Representatives or the Priority Secured Parties for which it acts as agent nor does it rely upon any representation of the other agents or the Priority Secured Parties for which it acts as agent with respect to matters identified or referred to in this Agreement.

Section 9.17 Incorporation of Rights, Privileges and Immunities. As between and among the Borrower, the Grantors and the Original Section-Out Agent, the Original Second-Out Agent shall have the rights, protections and immunities granted to it under the Original Second Out Documents, all of which are incorporated by reference herein mutatis mutandis. To the extent that such rights, protections and immunities conflict with any provisions of this Agreement (before giving effect to the immediately preceding sentence), this Agreement shall control.

[Signature Pages Follow][Signature Page to Pari Passu Intercreditor Agreement]

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
JPMORGAN CHASE BANK, N.A., as First-Out Agent for the First-Out Secured Parties

By:
Name:
Title:

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Second-Out Agent for the Second-Out Secured Parties

By:
Name:
Title:

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

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ANNEX I
to the Pari Passu Intercreditor Agreement

LEGEND
Reference is made to the Pari Passu Intercreditor Agreement, dated as of August __, 2016 (the “Pari Passu Intercreditor Agreement”), setting forth the respective rights and priorities of the First-Out Secured Parties and Second-Out Secured Parties with respect to payments, rights in the Collateral granted under this agreement, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions described herein. Each Second-Out Secured Party, by accepting the benefits of the security provided hereby, (i) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Pari Passu Intercreditor Agreement, (ii) authorizes (or is deemed to authorize) the Collateral Agent on behalf of such Person to enter into, and perform under, the Pari Passu Intercreditor Agreement and (iii) acknowledges (or is deemed to acknowledge) that a copy of the Pari Passu Intercreditor Agreement was delivered, or made available, to such Second-Out Secured Party.
Notwithstanding any other provision contained herein, this agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Pari Passu Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this agreement and the Pari Passu Intercreditor Agreement, the provisions of the Pari Passu Intercreditor Agreement shall control.

EXHIBIT A
to Pari Passu Intercreditor Agreement
[FORM OF]
PRIORITY CONFIRMATION JOINDER
Reference is made to the Intercreditor Agreement, dated as of [____], 2016 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Intercreditor Agreement”) between JPMORGAN CHASE BANK, N.A., as First-Out Agent for the First-Out Secured Parties (as defined therein), and The Bank of New York Mellon Trust Company, N.A., as Second-Out Agent for the Second-Out Secured Parties (as defined therein).
Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Intercreditor Agreement. This Priority Confirmation Joinder is being executed and delivered pursuant to Section 4.04[(a)][(b)] of the Intercreditor Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being [First-Out/Second-Out/Additional Second-Out] Obligations under the Intercreditor Agreement.
1. Joinder. The undersigned, [_______________], a [_______________], (the “New Representative”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [describe applicable indenture, credit agreement or other document governing the First-Out Substitute Credit Facility, Second-Out Substitute Credit Facility or Additional Second-Out Credit Facility] hereby:
(a)    represents that the New Representative has been authorized to become a party to the Intercreditor Agreement on behalf of the [First-Out Secured Parties under a First-Out Substitute Credit Facility] [Second-Out

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Secured Parties under the Second-Out Substitute Credit Facility] [Additional Second-Out Secured Parties under the Additional Second-Out Credit Facility] as [a First-Out Agent under a First-Out Substitute Credit Facility] [a Second-Out Agent under a Second-Out Substitute Facility or Additional Second-Out Credit Facility] under the Intercreditor Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof; and
(b)    agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:
[Address];
2.    Priority Confirmation.
[Option A: to be used if additional debt constitutes replacement Priority Debt Documents] The undersigned New Representative, on behalf of itself and each Priority Secured Party for which the undersigned is acting as Priority Debt Representative hereby agrees, for the benefit of all Priority Secured Parties and each future Priority Debt Representative, and as a condition to being treated as Priority Obligations under the Intercreditor Agreement, that the New Representative is bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of [Priority Liens]. [or]
[Option B: to be used if additional debt constitutes Second-Out Substitute Credit Facility or Additional Second-Out Credit Facility] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Second-Out Debt that constitutes a [Second-Out Substitute Facility][Additional Second-Out Credit Facility] for which the undersigned is acting as Second-Out Agent hereby agrees, for the benefit of all Priority Secured Parties and each future Priority Debt Representative, and as a condition to being treated as Priority Obligations under the Intercreditor Agreement, that:
(a)    all Second-Out Obligations will be and are secured equally and ratably by all Second-Out Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of such Second-Out Debt, whether or not upon property otherwise constituting Shared Collateral for such Second-Out Debt, and that all such Second-Out Liens will be enforceable by the Second-Out Agent with respect to such Second-Out Debt for the benefit of all Second-Out Secured Parties equally and ratably;
(b)    the New Representative and each holder of Obligations in respect of the Series of Second-Out Debt for which the undersigned is acting as Second-Out Agent are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First-Out Liens and Second-Out Liens and the order of application of proceeds from enforcement of First-Out Liens and Second-Out Liens; and
(c)    the New Representative and each holder of Obligations in respect of the Series of Second-Out Debt for which the undersigned is acting as Second-Out Agent appoints the Second Lien Collateral Agent and consents to the terms of the Intercreditor Agreement and the performance by the Second Lien Collateral Agent of, and directs the Second Lien Collateral Agent to perform, its obligations under the Intercreditor Agreement and the Second Lien Collateral Agency Agreement, together with all such powers as are reasonably incidental thereto.
3.    Full Force and Effect of Intercreditor Agreement. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.
4.    Governing Law and Miscellaneous Provisions. The provisions of Article IX of the Intercreditor Agreement will apply with like effect to this Priority Confirmation Joinder.

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5.    Expenses. The Borrower agrees to reimburse each Priority Debt Representative for its reasonable out of pocket expenses in connection with this Priority Confirmation Joinder, including the reasonable fees, other charges and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Priority Confirmation Joinder to be executed by their respective officers or representatives as of [______________], 20[_].

[insert name of New Representative]

By:
Name:
Title:
The First-Out Agent hereby acknowledges receipt of this Priority Confirmation Joinder:

as First-Out Agent

By:
Name:
Title:
The Second-Out Agent hereby acknowledges receipt of this Priority Confirmation Joinder:

as Second-Out Agent

By:
Name:
Title:

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Acknowledged and Agreed to by:

CALIFORNIA RESOURCES CORPORATION, as Borrower

By:
Name:
Title:

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Acknowledged by:
JPMORGAN BANK, N.A.,
as the First-Out Agent and First-Out Authorized Representative,

By:
Name:
Title:

[________], as the Second-Out Agent
and Second-Out Authorized Representative,

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

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EXHIBIT B
to Pari Passu Intercreditor Agreement
SECURITY DOCUMENTS
PART A.
List of First-Out Security Documents

1.	[_____]
PART B.
List of Original Second-Out Security Documents

1.	[_____]

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EXHIBIT K
FORM OF ESCROW AGREEMENT

-SC1:4190905.7
11

ESCROW AGREEMENT

among

CALIFORNIA RESOURCES CORPORATION, as Borrower

and

THE BANK OF NEW YORK MELLON, as Escrow Agent

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Administrative Agent and Collateral Agent

dated as of August 12, 2016

ESCROW ACCOUNT NUMBER        9789218400

TITLE OF ACCOUNT            BNY Mellon Esc AC for Cal Res Corp
ESCROW AGREEMENT dated as of August 12, 2016 (the “Agreement”), by and among THE BANK OF NEW YORK MELLON, a New York banking corporation, as escrow agent and as “Bank” (as defined in the New York Uniform Commercial Code (the “UCC”)) (in such capacities, the “Escrow Agent”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) under the Underlying Agreement described below and CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”). Capitalized terms used but not defined herein shall have the meanings given in the Underlying Agreement (defined below).

PRELIMINARY STATEMENTS:

WHEREAS, references have been made to that certain Credit Agreement dated as of August 12, 2016 (as amended, supplemented or otherwise modified from time to time, the “Underlying Agreement”), by and among the Borrower, the several lenders from time to time parties thereto (each, a “Lender” and, collectively, the “Lenders”), Goldman Sachs Bank USA (“Goldman”), as lead arranger and bookrunner, and the Administrative Agent and Collateral Agent, pursuant to which the Lenders shall extend credit to the Borrower;

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WHEREAS, the Underlying Agreement contemplates that the Borrower and Goldman will cause the Escrow Amount (as defined below) to be deposited into escrow;

WHEREAS, the Borrower wishes to grant to the Collateral Agent for the ratable benefit of all of the Lenders a security interest in the Escrow Account and the Escrow Property (in each case, as defined below);

WHEREAS, a copy of the Underlying Agreement has been delivered to the Escrow Agent;

WHEREAS, the Escrow Agent is willing to act as the Escrow Agent hereunder, and to establish a non-interest-bearing account no. 9789218400, title: BNY Mellon Esc for Cal Res Corp (the “Escrow Account”) to hold the Escrow Amount;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the Borrower hereby appoints the Escrow Agent to act as, and the Escrow Agent hereby agrees to act as, escrow agent hereunder and to hold and distribute Escrow Property in accordance with and subject to the following Instructions and Terms and Conditions, and the parties hereby agree as follows:

I. INSTRUCTIONS:

1. Escrow Property. Concurrently with the execution and delivery of this Escrow Agreement,

(a) the Borrower shall cause Goldman and/or the Lenders to deliver to the Escrow Agent the net cash proceeds of the loans extended to the Borrower pursuant to the Underlying Agreement consisting of $990,000,000.00 (nine hundred and ninety million dollars) in funds (the “Loan Amount”), and

(b) the Borrower shall deliver or cause to be delivered to the Escrow Agent an additional $19,892,638.89 (nineteen million eight hundred and ninety two thousand six hundred and thirty eight dollars and eighty nine cents) in funds, consisting of $10,000,000.00 (ten million dollars) in funds to be held for payment of any premium on the Loan Amount (the “Premium Amount”), $9,795,138.89 (nine million seven hundred and ninety five thousand one hundred and thirty eight dollars and eighty nine cents) in funds to be held for payment of any accrued interest on the Loan Amount (the “Accrued Interest Amount”) and $97,500 (ninety seven thousand five hundred dollars) in funds to be held for payment of certain fees to the Escrow Agent, the Collateral Agent and the Administrative Agent pursuant to this Agreement and the Underlying Agreement (the “Fee”, and together with the Loan Amount, the Premium Amount and the Accrued Interest Amount, the “Escrow Amount”),

in each case, to be held by the Escrow Agent in accordance with the terms hereof. The Escrow Amount, plus all interest, dividends and other distributions, payments and earnings thereon and proceeds thereof (collectively the “Distributions”) received by the Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property”. Subject to and in accordance with the terms and conditions hereof, the Escrow Agent agrees to deposit and hold the Escrow Property in the Escrow Account, and to administer the Escrow Property in accordance with the terms of this Escrow Agreement.

2. Grant of Security Interest. As collateral security for the payment and performance of all Obligations and the obligations hereunder, Borrower hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates, transfers and grants to the Collateral Agent for its benefit and the ratable benefit of the Lenders a lien on and continuing security interest in all right, title and interest of Borrower in all of the following, whether now owned or existing or hereafter acquired or created (collectively, the “Collateral”):

(a) the Escrow Account;

(b) the Escrow Property; and

(c) all funds and property from time to time held in the Escrow Account, all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account or the Escrow Property, all rights the Borrower may now have or hereafter acquire against the Escrow Agent in respect of its holding and managing all or any part of the Collateral and all proceeds (as defined in Article 9 of the UCC) of any of the foregoing.

3. Collateral Agent’s Control over the Escrow Account.

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(a) This Agreement evidences the Collateral Agent’s control (within the meaning of Article 9 of the UCC) over the Escrow Account. Subject to Section 4(b) of the Terms and Conditions, the Escrow Agent hereby acknowledges the Collateral Agent’s security interest and lien as set forth above. The Escrow Agent shall comply with the instructions provided by the Borrower until such time as the Collateral Agent delivers a written notice certifying that an Event of Default under the Underlying Agreement has occurred and instructing the Escrow Agent to terminate the Borrower’s access to the Escrow Account and to immediately cease following any instructions from the Borrower (the “Notice of Sole Control”). If at any time the Collateral Agent delivers to the Escrow Agent a Notice of Sole Control, the Escrow Agent agrees that, after receipt of such Notice of Sole Control, and until the Collateral Agent delivers a written notice to the Escrow Agent rescinding the Notice of Sole Control, the Escrow Agent shall (i) comply with all instructions with respect to the Escrow Account solely from the Collateral Agent without further consent of the Borrower or any person acting or purporting to act for the Borrower being required, (ii) terminate all instructions and orders originated by the Borrower with respect to the Escrow Account or any funds therein, and (iii) cease taking instructions from the Borrower, including, without limitation, instructions for distribution or transfer of any funds in the Escrow Account. The Escrow Agent shall comply with, and is fully entitled to rely upon, any instruction purported to be from the Collateral Agent, even if such instruction is contrary to any instruction that the Borrower may give or may have given to the Escrow Agent. The Escrow Agent shall be under no obligation to verify sources or authority of such written instructions from the Collateral Agent. All instructions given by the Collateral Agent shall be made pursuant to the Underlying Agreement, including its right to be instructed prior to acting.

(b)      The security interest of the Collateral Agent in the Collateral granted pursuant hereto is and shall at all times be valid, perfected and enforceable as a first priority security interest, subordinate only to the security interest granted to the Escrow Agent under Section 4(b) of the Terms and Conditions. The Borrower shall take all actions on its part to ensure the continuance of a perfected first priority security interest in the Collateral in favor of the Collateral Agent in order to secure all Obligations. The Borrower shall not grant or cause or permit any other person to obtain a security interest, encumbrance, lien or other claim, direct or indirect, in the Borrower’s right, title or interest in the Escrow Account or any Collateral, other than the Escrow Agent pursuant to this Agreement. The Borrower shall file any financing or continuation statements or financing change statements, as the case may be, with respect to the Collateral. The Borrower hereby appoints the Collateral Agent as attorney-in-fact with full power of substitution to do any act that the Borrower is obligated hereby to do, and the Collateral Agent may, but shall not be obligated to, upon the occurrence and during the continuation of an Event of Default, exercise such rights as the Borrower might exercise with respect to the Collateral and take any action in the Borrower’s name to protect the Collateral Agent’s security interest hereunder.

(c) The Borrower represents and warrants that as of the date hereof its legal name is that set forth on the signature pages hereof and it is duly formed and validly existing as a corporation under the laws of the State of Delaware and is not organized under the laws of any other jurisdiction. During the term of this Agreement, the Borrower will not change its legal name, identity or organizational type, jurisdiction of organization or location of the chief executive office without giving the Collateral Agent prompt written notice and within thirty (30) days, the Borrower shall have taken all actions reasonably necessary to maintain the perfection and priority of the security interest granted hereunder, if applicable.

4. No Investment of Escrow Property; Escrow Account is a Deposit Account. During the term of this Escrow Agreement, the Escrow Property shall be held in cash. For the avoidance of doubt, the Escrow Amount deposited hereunder shall remain uninvested. The parties hereto acknowledge and agree that the Escrow Account shall be, and shall be treated as, a “deposit account” (as defined in Article 9 of the UCC). The Escrow Agent represents that it is a “depository bank” (as defined in Article 9 of the UCC).

5. Distribution of Escrow Property. Subject to Sections 2 and 3 of the Instructions, the Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

(a) Promptly upon receipt of a certificate signed by an officer of the Borrower (i) certifying that (x) each of the conditions in Article VII of the Underlying Agreement and in Section 6.2 of the Fifth Amendment and Waiver to the Credit Agreement, dated August 12, 2016 (the “Fifth Amendment”), among the Borrower, JPMorgan Chase Bank, N.A. (the “First Lien Administrative Agent”), Bank of America, N.A. and the lenders party thereto (the “First Lien Lenders”) has been, or substantially concurrently with the release of Escrow Property will be, satisfied or waived, (y) the Escrow Property released on such date will be used to repay Indebtedness incurred under the First Lien First Out Facilities at par (and any accrued and unpaid interest due thereon), (z) no event of default under the Underlying Agreement shall have occurred and be continuing (or would result therefrom) and (ii) specifying the amount of such disbursement, the Escrow Agent will cause the release of Escrow Property in the amount specified in such certificate and distribute such amount to the account of the First Lien Administrative Agent on behalf of the First Lien Lenders pursuant to the wire instructions attached hereto as Schedule IV. The Borrower may deliver such certificate multiple times.

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(b) Promptly upon receipt of a certificate signed by an officer of the Borrower (i) certifying that the release of Escrow Property will comply with Section 5.2(b) of the Underlying Agreement and (ii) specifying the amount of such disbursement, the Escrow Agent will cause the release of Escrow Property in the amount specified in such certificate and distribute such amount to the account of the Administrative Agent on behalf of the Lenders pursuant to the wire instructions attached hereto as Schedule V.

(c) Promptly upon receipt of a certificate signed by an officer of the Borrower (i) certifying that no further amounts are or shall at any time in the future be required to be prepaid to the Administrative Agent on behalf of the Lenders pursuant to Section 5.2(b) of the Underlying Agreement and (ii) specifying the amount of such disbursement, the Escrow Agent will cause the release of Escrow Property in the amount specified in such certificate and distribute such amount to the account of the Borrower pursuant to the wire instructions attached hereto as Schedule VI.

Any payments will be made by the Escrow Agent as promptly as possible after the Escrow Agent verifies the payments instructions in accordance with the procedure set forth on Schedule II, which in no case shall exceed (i) if the applicable instructions are provided at or prior to 9:30 a.m. Eastern time, the end of the same Business Day on which the instructions were delivered and (ii) otherwise, one (1) Business Day following delivery of such instructions.

6. Authorized Persons. The Borrower and the Collateral Agent shall, on the date of this Escrow Agreement, deliver to the other parties a certificate in the form of Schedule I hereto as to the incumbency and specimen signature of at least two (2) officers or other representatives of such party authorized to act for and give and receive notices, requests and instructions on behalf of such party in connection with this Escrow Agreement (each such officer or other representative, an “Authorized Person”). From time to time, the Borrower or the Collateral Agent may, by delivering to the other parties a revised certificate in the form of Schedule I, change the information previously given, but each of the parties hereto shall be entitled to rely conclusively on the then-current schedule until receipt of a superseding schedule.

7. Facsimile/Email Instructions. Each of the Borrower and the Collateral Agent hereby provides to the Escrow Agent and agrees with and accepts the authorizations, limitations of liability, indemnities, security procedure and other provisions set forth on Schedule II hereto in connection with the Escrow Agent’s reliance upon and compliance with instructions and directions sent by such parties via e-mail, facsimile and other similar unsecured electronic methods.

8. Addresses. Notices, instructions and other communications shall be sent to the parties as follows:

If to the Escrow Agent:

The Bank of New York Mellon
Corporate Trust Administration
101 Barclay Street
New York, New York 10286
Attention: Escrow Unit
Telephone: (212) 815-3229
E-mail: Filippo.Triolo@bnymellon.com

If to the Borrower:

California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Attention: Chief Financial Officer
Telephone: (818) 661-6019
Facsimile: (818) 661-3750
E-mail: Mark.Smith@crc.com

With a copy to:

California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Attention: Treasurer

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Telephone: (818) 661-6030
Facsimile: (818) 661-3750
E-mail: Ivan.Gaydarov@crc.com

If to the Administrative Agent or Collateral Agent:

The Bank of New York Mellon Trust Company, N.A.
2001 Bryan Street, Suite 1000
Dallas, Texas 75201
Attention: Stacie Row
Telephone: (214) 468-5525
Facsimile: (214) 468-5539
E-mail: lpcoe-dallasagentsvcs@bnymellon.com

9. Termination. This Escrow Agreement shall terminate upon the earlier to occur of (i) distribution or disbursement by the Escrow Agent of all Escrow Property in accordance with the terms hereof, and (ii) September 12, 2016. In the event of termination under clause (ii), in conjunction with such termination, and upon receipt of a certificate signed by an officer of the Borrower, all Escrow Property remaining in the Escrow Account shall be released and distributed by the Escrow Agent (x) first, to the account of the Administrative Agent on behalf of the Lenders in an amount necessary to prepay Loans pursuant to Section 5.2(b) of the Underlying Agreement, which amount shall be specified in such certificate from the Borrower, and (y) second, to the account of the Borrower in the amount of any balance remaining in the Escrow Account following such prepayment.

10. Compensation. (a) In respect of the Escrow Agent’s services hereunder, the Borrower shall be obligated to pay the Escrow Agent the fees, expenses, charges and other amounts as set forth on the attached Schedule III. The Borrower may include payment of such amounts with the deposit of the Premium Amount and/or the Accrued Interest Amount to the Escrow Agent, and the Escrow Agent may withdraw any such amounts from the Escrow Account.

(b) The Borrower shall reimburse the Escrow Agent upon demand for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Agreement, including, without limitation, the costs, expenses and disbursements of legal counsel for the Escrow Agent.

II. TERMS AND CONDITIONS:

1. Escrow Agent’s Duties. The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, nor required to inquire as to the performance of any obligation under, any other agreement of the Borrower (including the Underlying Agreement), even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Borrower or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. Agreement for Benefit of Parties. This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. Escrow Agent’s Reliance on Orders, Etc. If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4. The Escrow Agent.

(a) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions

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or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon (and shall be fully protected in relying upon) any instruction, notice, demand, certificate or document from the Borrower, any entity acting on behalf of the Borrower or any other person or entity which it reasonably believes to be genuine, (ii) for any indirect, consequential, punitive or special damages, even if advised of the possibility thereof, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected by it in good faith, or (iv) for an amount in excess of the value of the Escrow Amount.

(b) As security for the due and punctual performance of any and all of the Borrower’s obligations to the Escrow Agent hereunder, now or hereafter arising, the Borrower hereby pledges, assigns and grants to the Escrow Agent a continuing security interest in, and a lien on and right of setoff against, the Escrow Property and all Distributions thereon, investments thereof or additions thereto (whether such additions are the result of deposits by Depositor or the investment of Escrow Property or otherwise). If any fees, expenses or costs incurred by, or any obligations owed to, the Escrow Agent hereunder are not promptly paid when due, the Escrow Agent may reimburse itself therefor from the Escrow Property, and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The security interest and setoff rights of the Escrow Agent shall at all times be valid, perfected and enforceable by the Escrow Agent against the Borrower and all third parties in accordance with the terms of this Escrow Agreement.

(c) The Escrow Agent may consult with legal counsel at the expense of the Borrower as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Collections. Unless otherwise specifically set forth herein, the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the Escrow Agent’s usual collection practices or terms regarding items received by the Escrow Agent for deposit or collection. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Limitation of Escrow Agent’s Responsibility. The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

7. Notices. Notices, instructions or other communications required or permitted to be given under this Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered by hand against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, (c) sent by facsimile or (d) sent by e-mail, in each case to the address or facsimile number, as the case may be, set forth in Section 8 of the Instructions (or to such other address as may be substituted therefor by written notification to the other parties). Notices to the Escrow Agent shall be deemed to be given when actually received by the Escrow Agent’s Escrow Unit. The Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by the Borrower or the Collateral Agent or by a person or persons authorized by the Borrower or the Collateral Agent, including persons identified on Authorized Persons schedules delivered pursuant to Section 6 of the Instructions. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time shall be extended to the next Business Day. A “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in New York, New York.

8. Indemnity. The Borrower shall be liable for and shall reimburse and indemnify the Escrow Agent and hold the Escrow Agent and its affiliates, and the Escrow Agent’s and such affiliates’ respective directors, officers, employees, agents, successors and assigns, harmless from and against any and all claims, losses, liabilities, costs, disbursements, damages or expenses (including reasonable attorneys’ fees and expenses and court costs) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being the Escrow Agent hereunder (including but not

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limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require the Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

9. Removal and Resignation of Escrow Agent; Successor Escrow Agent.

(a) The Borrower may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Borrower. The Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, the Borrower shall appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such thirty (30) day period, the Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Borrower at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and thereafter be relieved of all further duties and obligations as Escrow Agent hereunder. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Borrower.

(c) Upon receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less the amount of fees, costs and expenses or other obligations owed to the Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to the Borrower, or in accordance with the instructions of a court of competent jurisdiction pursuant to subclause (c) above, or to successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10. Escrow Agent’s Obligations in the Event of Ambiguities, Conflicting Claims, Etc.

(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless and until the Escrow Agent receives written instructions, signed by the Borrower, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by the Borrower and/or any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Borrower for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent, or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Borrower.

11. Governing Law; Jurisdiction; Waiver of Right to Trial by Jury. This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Borrower, the Collateral Agent and the Administrative Agent hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Escrow Agent may select. For purposes of the Uniform Commercial Code, New York shall be the Escrow’ Agent’s jurisdiction. Each of the Borrower, the Collateral Agent, the Administrative Agent and the Escrow Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement.

12. Amendments, Etc. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written

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amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

13. Remedies Cumulative. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

14. Representations and Warranties. Each of the Borrower, the Administrative Agent and the Collateral Agent represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other debtor relief laws and that certain equitable remedies may not be available regardless of whether enforcement is sought in equity or at law, and (b) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

15. Illegality, Etc. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

16. Entire Agreement. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

17. Survival of Certain Provisions. Section 10 of the Instructions and Sections 7-8, 11 and 20-21 of the Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

18. Headings. The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

19. Counterparts. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

20. Certain Tax Matters. Except as provided in paragraph 4(b) of the Terms and Conditions above, the Escrow Agent does not have any interest in the Escrowed Property but is serving as escrow holder only and having only possession thereof. The Borrower shall be obligated to and shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall jointly and severally indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications, and will inform the Escrow Agent as to the proper allocation of income in respect of the Escrow Property for annual and periodic tax and other reporting purposes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting.

21. Patriot Act Compliance, Etc. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Escrow Agent must obtain, verify and record information that allows the Escrow Agent to identify customers (“Applicable Law”), the Escrow Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Escrow Agent. Accordingly, the Borrower agrees to provide to the Escrow Agent upon its request from time to time such identifying information and documentation as may be available for the Borrower in order to enable the Escrow Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Escrow Agent to identify and the Borrower such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. The Borrower understands and agrees that the Escrow Agent cannot open the Escrow Account unless and until the Escrow Agent verifies the identity of the Borrower in accordance with its CIP.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

22. Information Sharing. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. The Borrower consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Borrower to the BNY Mellon Group and to its third-party service providers who are subject to customary confidentiality obligations with respect to such information, in connection with the Centralized Functions. In addition, the BNY Mellon Group may aggregate the Borrower’s data with other data collected and/or calculated by the BNY Mellon Group and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies the Borrower or the Borrower’s data with the Borrower. In addition, BNY Mellon may store the names and business addresses of the Borrower’s employees on the systems or in the records of the BNY Mellon Group or its service providers for purposes of the Centralized Functions, and the Borrower consents and is authorized to consent to such storage and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation.

23. Successors and Assigns of Escrow Agent. Any corporation or other company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation or other company succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

24. Administrative Agent and Collateral Agent. In acting hereunder, the Administrative Agent and the Collateral Agent shall be entitled to their respective rights, privileges, protections, benefits, immunities and indemnities provided them in the Underlying Agreement.
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IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

CALIFORNIA RESOURCES CORPORATION

By:____________________
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Administrative Agent and Collateral Agent

By:____________________
Name:
Title:

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:____________________
Name:
Title:

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule I

Authorized Persons of the Borrower

Name	Signature	Phone Number

Authorized Persons of the Collateral Agent

Name	Signature	Phone Number

Schedule II

ELECTRONIC METHODS AUTHORIZATION, LIMITATION OF LIABILITY AND INDEMNITY

Authorization, Limitation of Liability and Indemnity. The Borrower hereby authorizes the Escrow Agent and its affiliates (the “Bank”) to rely upon and comply with instructions and directions sent by it via e-mail, facsimile and other similar unsecured electronic methods (but excluding on-line communications systems covered by a separate agreement (such as the Bank’s Inform or CA$H-Register Plus system) (“On-Line Communications Systems”)) (“Electronic Methods”) by persons reasonably believed by the Bank to be authorized to give instructions and directions on behalf of such party. Except as set forth below with respect to funds transfers, the Bank shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of such party (other than to verify that the signature on a facsimile is the signature

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

of a person authorized to give instructions and directions on behalf of the such party); and the Bank shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Borrower as a result of such reliance upon or compliance with such instructions or directions. The Borrower agrees to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Bank, including without limitation the risk of the Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Funds Transfer Security Procedures. With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply: The Borrower’s payment instruction is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request. If the name is listed as an Authorized Person on a certificate in the form of Schedule I hereto delivered pursuant to the Agreement, the Bank will confirm the instructions by telephone call to any person listed as an Authorized Person, who may be the same person who initiated the instruction. When calling back, the Bank will request from the relevant party’s staff member his or her name. If the name is listed in the Escrow Agent’s records as an Authorized Person, the Bank will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information. The Borrower acknowledges that the Bank has offered such party other security procedures that are more secure and are commercially reasonable for such party, and that such party has nonetheless chosen the procedures described in this paragraph. The Borrower agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Bank in accordance with the above procedures. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Bank, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. This applies to beneficiaries as well as any intermediary bank. The Borrower agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Bank hereunder. The Escrow Agent shall not be obliged to make any payment or otherwise to act on any instruction notified to it under this Agreement if it is unable to validate the authenticity of the request by telephoning an Authorized Person who has not executed the relevant request or instruction of the relevant party. Payment or other action on any instruction by an Authorized Person of the relevant party will be made or taken by the Escrow Agent as promptly as possible after Escrow Agent’s verification of instructions as set forth above, which in no case shall exceed (i) if such instructions are provided at or prior to 9:30 a.m. Eastern time, the end of the same Business Day on which such instructions were delivered and (ii) otherwise, one (1) Business Day following delivery of such instructions.

Authorization. This authorization shall remain in full force and effect until the earlier of termination of this Agreement or the date it is canceled, revoked or amended by written notice received by the Escrow Agent; and replaces and supersedes any previous authorization from the Borrower to the Bank relating to the giving of instructions by facsimile, e-mail or other similar Electronic Methods (but excluding On-Line Communications Systems) in relation to this Agreement, and is in addition to all other authorizations. Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Bank pursuant to this authorization prior to the Bank’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

Indemnity. The Borrower agrees to indemnify and hold harmless the Bank against any and all claims, losses, damages liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred or sustained by the Bank as a result of or in connection with the Bank’s reliance upon and compliance with instructions or directions given by such party by Electronic Methods, provided, however, that such Losses have not arisen from the gross negligence or willful misconduct of the Bank, it being understood that the failure of the Bank to verify or confirm that the person giving the instructions or directions, is, in fact, an Authorized Person does not constitute gross negligence or willful misconduct.

Representation. The Borrower hereby represents and warrants to the Bank that this authorization is properly given and has been duly approved by a resolution of its Board of Directors.

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CALIFORNIA RESOURCES CORPORATION - Fifth Amendment

Schedule III

Schedule IV

Wire Instructions for the Account of the First Lien Administrative Agent

JPMORGAN CHASE BANK
Fed. ABA: 021 000 021
Money Transfer Account #: 9008113381H3537
Attn.: LS2 Incoming Account
Reference: CAL RESOURCES CORP 3BN 9-24-14V-1

Schedule V

Wire Instructions for the Account of the Administrative Agent

Bank: The Bank of New York Mellon
ABA#: 021-000-018
Acct. Name: BNYAS Clearing Account
Acct. #: 8900415460
Ref.: California Resources Corporation

Schedule VI

Wire Instructions for the Account of the Borrower

J.P. Morgan Chase Bank
New York, NY
ABA:     021 000 021
Account Name: California Resources Corporation
Account Number: 657-579673
Reference: BNY Mellon Escrow AC

Signature Page
CALIFORNIA RESOURCES CORPORATION - Fifth Amendment